Exhibit 3

FORBEARANCE AGREEMENT AND

FOURTH AMENDMENT TO LOAN AND SECURITY AGREEMENT

This FORBEARANCE AGREEMENT AND FOURTH AMENDMENT TO LOAN AND SECURITY AGREEMENT (this “Agreement”), dated as of October 29, 2024, is entered into by and among INVACARE HOLDINGS CORPORATION, a Delaware corporation (“Parent”), INVACARE CORPORATION, an Ohio corporation (“Invacare”), FREEDOM DESIGNS, INC., a California corporation (“Freedom Designs”), MEDBLOC, INC., a Delaware corporation (“Medbloc”), INVACARE CANADA L.P., an Ontario limited partnership (“Invacare Canada”), MOTION CONCEPTS L.P., an Ontario limited partnership (“Motion Concepts”), and PERPETUAL MOTION ENTERPRISES LIMITED, an Ontario limited partnership (“Perpetual Motion”; together with Invacare, Freedom Designs, Medbloc, Invacare Canada, and Motion Concepts, collectively, the “Original Borrowers”), INVACARE INTERNATIONAL HOLDINGS CORP., a Delaware corporation (“International Holdings”, together with the Original Borrowers, collectively, the “Borrowers”), each Guarantor party hereto (collectively, the “Guarantors”), each Lender party hereto (collectively, the “Lenders”), and WILMINGTON SAVINGS FUND SOCIETY, FSB, a Federal savings bank, as Administrative Agent and as Collateral Agent (respectively, the “Administrative Agent” and the “Collateral Agent” and collectively the “Agents”).

RECITALS

WHEREAS, the Original Borrowers, the Guarantors, the Lenders, the Administrative Agent, and the Collateral Agent are party to that certain Loan and Security Agreement dated as of May 5, 2023, among the borrowers from time to time party thereto, the guarantors from time to time party thereto, the lenders from time to time party thereto and Wilmington Savings Fund Society, FSB, as successor-in-interest to White Oak Commercial Finance, LLC, as Administrative Agent and Collateral Agent (as amended, restated, amended and restated, supplemented or otherwise modified from time to time immediately prior to giving effect to this Agreement, the “Existing Credit Agreement”);

WHEREAS, certain Defaults and Events of Default have occurred and are continuing under the Existing Credit Agreement, and the Administrative Agent, the Collateral Agent, and the Lenders are willing to temporarily forbear from accelerating the Obligations or otherwise exercising certain rights or remedies (or directing the same) under the Loan Documents or applicable law during the Forbearance Period, notwithstanding any Current Specified Defaults or Anticipated Specified Defaults, on the terms and subject to the provisions of this Agreement;

WHEREAS, immediately prior to giving effect to this Agreement, International Holdings became a party to the Existing Credit Agreement and the other Loan Documents as a “Borrower”, “Guarantor,” and/or “Loan Party”, as applicable, by delivering the Joinder Agreement (as defined below) and satisfying each of other conditions in Section 11(b) of this Agreement;

WHEREAS, the Borrowers desire that the Lenders party hereto and the other parties hereto agree to amend the Existing Credit Agreement to make certain changes to the Existing Credit Agreement as more fully set forth herein, which amendments are effective upon the Fourth Amendment Effective Time (as defined below);

WHEREAS, the Guarantors agree that all of Borrowers’ obligations under the Credit Facility are and shall continue to be guaranteed by the Guarantors, and each Guarantor has agreed to confirm the Guaranty (as defined in the Existing Credit Agreement) as set forth in the Credit Agreement (as defined below); and

WHEREAS, the Lenders party hereto are willing to make such changes as more fully set forth herein, in each case, subject to the terms and conditions set forth herein;

NOW, THEREFORE, in consideration of the premises contained herein, and for other good and valuable consideration, the sufficiency and receipt of which are hereby acknowledged, the parties hereto agree as follows:

1. Defined Terms; References. Except as otherwise defined in this Agreement, terms defined in the Credit Agreement are used herein (including the recitals hereto) as defined therein.

2. Acknowledgments.

(a) Each Loan Party acknowledges and agrees, as of the date first set forth above, and upon the Fourth Amendment Effective Time, that:

(i) such Loan Party is indebted (whether directly or through guarantees of indebtedness) to the Lenders in an aggregate amount equal to (1) the aggregate principal amount of Loans outstanding under the Credit Agreement in an amount equal to approximately $51,202,987.50, plus (2) accrued and unpaid interest thereon and letter of credit fees in respect thereof, which were due and not paid, and which shall be paid-in-kind and capitalized by adding the amount thereof to the principal balance of the Loans in accordance with the definition of “Secured Obligations” and Section 2.01(j) of the Credit Agreement, plus (3) any and all accrued but unpaid reasonable and documented costs and out-of-pocket expenses incurred by the Agents and the Lenders in connection with the preparation, negotiation, execution, and delivery of this Agreement, plus (4) any and all accrued but unpaid reasonable and documented costs and out-of- pocket expenses incurred by the Agents and the Lenders in connection with the enforcement or protection of their rights or in connection with this Agreement, the Credit Agreement, and the other Loan Documents in connection with the obligations under the Loan Documents or incurred during any workouts, restructuring, refinancing, forbearance, potential sale, or negotiation in respect of such obligations, as and to the extent set forth in the Loan Documents, plus (5) any and all amounts owing to any indemnitees, as and to the extent set forth in the Loan Documents, and such amounts are outstanding without defense, offset, or counterclaim, plus (6) any and all accrued but unpaid reasonable and documented amounts under this Agreement;

(ii) the Loan Documents are unchanged and in full force and effect, and the Loan Parties further ratify and affirm the Loan Documents, including any and all Liens and other security interests securing the same, and agree that the Loan Documents and the Liens and security interests securing the same constitute valid and binding obligations and agreements of, and security interests and Liens on, the applicable Loan Parties and the Collateral enforceable by the Agents and the Lenders, as applicable, against the applicable Loan Parties and their assets in accordance with the terms of the Loan Documents;

(iii) the Lenders and Agents have not waived, released, or compromised, and do not hereby waive, release, or compromise, any events, occurrences, acts, or omissions that may constitute or give rise to any Defaults (as defined in the Credit Agreement), including the Specified Defaults and any Events of Default (as defined in the Credit Agreement) that existed or may have existed, exist or may presently exist, or may arise in the future, nor does any Lender or Agent waive any rights or remedies that may be available to it under the Loan Documents or applicable law;

(iv) the Lenders have not waived, released, or compromised, and do not hereby waive, release, or compromise, for any period, their right to receive any additional interest (including applicable default interest), payment, or premium under the Loan Documents as a result of the Specified Defaults or any other Default or Event of Default;

(v) the Events of Default listed on Exhibit FA-B hereto have occurred and are continuing (the “Current Specified Defaults”);

(vi) upon the occurrence and during the continuance of a breach that is an Event of Default of the nature of the Current Specified Defaults, the Administrative Agent would be required, at the request of the Required DDTL Approving Lenders, by notice to the Borrower (which may be delivered via email by and to counsel in addition to the notice required herein and pursuant to the Existing Credit Agreement), to declare the Loans then outstanding to be due and payable in whole (or in part, in which case any principal not so declared to be due and payable may thereafter be declared to be due and payable), and thereupon the principal of the Loans so declared to be due and payable, together with accrued interest (including applicable default interest) thereon and all fees and other obligations of the Borrower and the other Loan Parties accrued under the Credit Agreement), shall become due and payable immediately, in each case, without presentment, demand, protest, or other notice of any kind;

(vii) the commencement of each Insolvency Proceeding (each, a “Potential Insolvency Proceeding”) for which one or more of the Loan Parties listed on Schedule FA-1 hereto (collectively, the “Potential Debtors”) is a debtor, if any, would be an Event of Default under section 8.01(f) of the Credit Agreement (the “Anticipated Bankruptcy Defaults” and, together with any Defaults that occur subsequent to the date hereof under section 6.14 of the Credit Agreement, section 5.11(b) of the Credit Agreement, section 5.20 of the Credit Agreement or section 6.01(a) of the Existing Credit Agreement (solely with respect to a “going concern” or like qualification or exception) (as made applicable by section 8.01(b) of the Existing Credit Agreement), (each as made applicable by section 8.01(c) of the Existing Credit Agreement), the “Anticipated Specified Defaults” and, together with the Current Specified Defaults, the “Specified Defaults”);

(viii) upon the occurrence and during the continuance of a breach that is an Event of Default of the nature of an Anticipated Bankruptcy Default, the principal of the Loans then outstanding, together with accrued interest thereon (including applicable default interest) and all fees, premiums, and other obligations of the Borrowers accrued under the Credit Agreement, shall immediately and automatically become due and payable, in each case, without presentment, demand, protest, or other notice of any kind;

(ix) upon the occurrence and during the continuance of a breach that is an Event of Default of the nature of any of the Anticipated Specified Defaults, the Collateral Agent, acting at the direction of the Required DDTL Approving Lenders would be entitled to, inter alia, take any action with respect to any of the Collateral set forth in any of the Collateral Agreements, including taking possession of any Collateral).

3. Forbearance; Consent; Forbearance Period.

(a) As of the Fourth Amendment Effective Time, in reliance upon the representations, warranties, and covenants of the Loan Parties contained in this Agreement, except as set forth in Section 2(a)(iv) hereof, (i) Administrative Agent, Collateral Agent, and each Lender agrees to forbear (this “Forbearance”), solely during the Forbearance Period, from exercising (or causing to be exercised) any of its rights and remedies under the Loan Documents and applicable law arising solely as a result of the occurrence or continuance of a Current Specified Default and (2) from exercising (or causing to be exercised) any of its rights and remedies under the Loan Documents and applicable law against International Holdings, and the “Forborne Subsidiaries” listed on Schedule FA-2 hereto, and their respective assets, and the Equity Interests held by Parent in any of them, arising solely as a result of the occurrence or continuance of an Anticipated Specified Default1. The Loan Parties acknowledge and agree that except to the extent specifically set forth in this Section 3(a), no other terms, covenants, or provisions of the Credit Agreement or any other Loan Document are intended to (or shall) be affected hereby, all of which remain in full force and effect, unaffected.

(b) As of the Forbearance Effective Date, in reliance upon the representations, warranties, and covenants of the Loan Parties contained in this Agreement and the other Initial Transaction documents, and upon the terms and subject to the conditions of this Agreement, Agents and Lenders consent to the following (each, a “Consent”):

(i) the transfer of certain intellectual property Acquired Rights (as defined in the IP Transfer Agreement) from Invacare to International Holdings, on the terms set forth in the Trademark Acquisition Agreement (as amended) attached hereto as Exhibit FA-C (the “IP Transfer Agreement”), which IP Transfer Agreement shall be in form and substance reasonably acceptable to the Agents and Lenders, and so long as all Liens and security interests that secure the obligations owed to the Lenders and Agents under the Loan Documents with respect to the Acquired Rights remain intact and are not in any way diminished (including with respect to the date upon which such security interests were granted) or otherwise abridged by such transfer, and so long as the consideration provided thereunder is reasonably acceptable to the Required DDTL Approving Lenders (the “IP Transfer”);

(ii) the license of the Licensed Marks (as defined in the IP North America License Agreement and collectively, the “NA Licensed Marks”) from International Holdings to Invacare and its Affiliates (as defined in the IP North America License Agreement), on the terms set forth in the Trademark License Agreement (as amended) attached hereto as

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For the avoidance of doubt, an Anticipated Bankruptcy Default shall result in the automatic acceleration of the obligations under the Loan Documents, pursuant to their terms, and nothing about such automatic acceleration is or is intended to be modified by this Agreement.

Exhibit FA-D (the “IP North America License Agreement”), which IP North America License Agreement shall be in form and substance reasonably acceptable to the Agents and Lenders, and so long as all Liens and security interests that secure the obligations owed to the Lenders and Agents under the Loan Documents with respect to the NA Licensed Marks remain intact and are not in any way diminished (including with respect to the date upon which such security interests were granted) or otherwise abridged by such license (the “IP NA License”);

(iii) the license of the Licensed Marks (as defined in the IP Europe License Agreement and collectively, the “EMEA Licensed Marks”) from International Holdings to Invacare Holdings Two B.V. and the Licensee Affiliates (as defined in the IP Europe Agreement), on the terms set forth in the Trademark License Agreement attached hereto as Exhibit FA-E (the “IP Europe License Agreement”), which IP Europe License Agreement shall be in form and substance reasonably acceptable to the Agents and Lenders, and so long as all Liens and security interests that secure the obligations owed to Lenders and Agents under the Loan Documents with respect to the EMEA Licensed Marks remain intact and are not in any way diminished (including with respect to the date upon which such security interests were granted) or otherwise abridged by such license, and so long as the consideration provided thereunder is reasonably acceptable to the Required DDTL Approving Lenders (the “IP Europe License”);

(iv) the license of the Licensed Proprietary Rights (as defined in the TDX IP License Agreement and collectively, the “TDX IP”) from Invacare to Invacare International GmbH, on the terms set forth in the License Agreement attached hereto as Exhibit FA-F (the “TDX IP License Agreement”), which TDX IP License Agreement shall be in form and substance reasonably acceptable to the Agents and Lenders, and so long as all Liens and security interests that secure the obligations owed to the Lenders and Agents under the Loan Documents with respect to the TDX IP remain intact and are not in any way diminished (including with respect to the date upon which such security interests were granted) or otherwise abridged by such license, and so long as the consideration provided thereunder is reasonably acceptable to the Required DDTL Approving Lenders (the “TDX IP License”);

(v) the license of the Licensed Proprietary Rights (as defined in the Motion IP License Agreement and collectively, the “Motion IP”) from Motion Concepts L.P. to Invacare International GmbH, on the terms set forth in the License Agreement attached hereto as Exhibit FA-G (the “Motion IP License Agreement”), which Motion IP License Agreement shall be in form and substance reasonably acceptable to the Agents and Lenders, and so long as all Liens and security interests that secure the obligations owed to Lenders and the Agents under the Loan Documents with respect to the Motion IP remain intact and are not in any way diminished (including with respect to the date upon which such security interests were granted) or otherwise abridged by such license, and so long as the consideration provided thereunder is reasonably acceptable to the Required DDTL Approving Lenders (the “Motion IP License”);

(vi) the license of the Licensed Proprietary Rights (as defined in the Dolomite IP License Agreement and collectively, the “Dolomite IP”) from Invacare Holdings Two AB to Inavacare, on the terms set forth in the License Agreement attached hereto as Exhibit FA-H (the “Dolomite IP License Agreement”), which Dolomite IP License Agreement shall be in form and substance reasonably acceptable to the Agents and Lenders, and so long as all Liens and security interests that secure the obligations owed to the Lenders and the Agents under the Loan Documents with respect to the Dolomite IP remain intact and are not in any way diminished (including with respect to the date upon which such security interests were granted) or otherwise abridged by such license (the “Dolomite IP License”);

(vii) the license of (A) the Licensed Proprietary Rights (as defined in the Aviva IP License Agreement and collectively, the “Aviva IP”) from Invacare to Invacare International GmbH and (B) Licensed Marks (as defined in the Aviva IP License Agreement and collectively, the “Aviva Marks”) from Invacare International GmbH to Invacare Corporation on the terms set forth in the Cross License Agreement attached hereto as Exhibit FA-I (the “Aviva License Agreement”), which Aviva License Agreement shall be in form and substance reasonably acceptable to the Agents and Lenders, and so long as all Liens and security interests that secure the obligations owed to the Lenders and the Agents under the Loan Documents with respect to the Aviva IP and the Aviva Marks remain intact and are not in any way diminished (including with respect to the date upon which such security interests were granted) or otherwise abridged by such license (the “Aviva IP License”);

(viii) the provision of the Supplemental Financing and Preferred Roll-Up in exchange for the cancellation of certain Holdings Preferred Equity Interests;

(ix) [reserved];

(x) the opening of one new deposit account for Parent at PNC Bank, N.A., and the opening of one new deposit account for International Holdings at PNC Bank, N.A., which consent is expressly provided subject to the conditions that (A) within 60 days of the Fourth Amendment Effective Time (or the latest of the dates that (i) the Required DDTL Approving Lenders may agree in their sole and absolute discretion; or (ii) the Forbearing Lenders or Agents (as each such term is defined under the Term Loan Forbearance Agreement) may agree in their sole and absolute discretion with respect to the corresponding control agreement(s) to be delivered under the Term Loan Forbearance Agreement), each such deposit account shall be subject to an account control agreement in favor of Collateral Agent as secured party, in form and substance reasonably satisfactory to the Required DDTL Approving Lenders (or their counsel) and the Collateral Agent, with the Collateral Agent serving as the “controlling secured party” thereunder at all times prior to the Forbearance End Date and (B) no cash or other assets shall be deposited or otherwise held in any such deposit account (other than a de minimis amount constituting the minimum balance required by PNC Bank, N.A. to be maintained in each such deposit account) at any time prior to the date that an account control agreement (in accordance with the immediately preceding clause (A)) is in effect with respect to such deposit account;

(xi) effectuation of amendments to the Holdings Preferred Equity Documents, which shall be in form and substance reasonably acceptable to the Agents and Lenders;

(xii) the payment of the Loan Repayment Bonus, the Additional Service Bonus, and any other compensation or other entitlements (each as defined in that Amended and Restated Non-Employee Director Compensation Policy of Parent) to each non-employee director pursuant and subject to the terms, priorities, and other conditions of that certain Amended and Restated Non-Employee Director Compensation Policy of Parent as in effect on the date hereof

(without any further modification, amendment, or revision, even if such modifications, amendments, or revisions are contemplated under the terms of such Amended and Restated Non- Employee Director Compensation Policy of Parent), it being understood that to the extent of any inconsistency between this Section 3(b)(xii) and the Loan Documents, this Section 3(b)(xii) shall govern (and any further modification, amendment, or revision to the Amended and Restated Non- Employee Director Compensation Policy of Parent shall require further consent of Agents and Lenders);

(xiii) the payment of the Award and Severance Payment (each as defined in the Invacare International Holdings Corp. Transaction Incentive Award Agreement, by and among Geoff Purtill, Invacare International Holdings Corp. and Invacare Holdings Corporation (the “Purtill Award Agreement”)) to Geoff Purtill pursuant and subject to the terms, priorities, and other conditions of the Purtill Award Agreement as in effect on the date hereof (without any modification, amendment, or revision, even if such modifications, amendments, or revisions are contemplated under the terms of the Purtill Award Agreement), it being understood that to the extent of any inconsistency between this Section 3(b)(xiii) and the Loan Documents, this Section 3(b)(xiii) shall govern (and any further modification, amendment, or revision to the Purtill Award Agreement and/or the addition of any participants to share in the Bonus Pool (as defined in the Purtill Award Agreement) shall require further consent of Agents and Lenders); and

(xiv) the advancement of the Supplemental Financing by certain of the Lenders and the occurrence of the Preferred Roll-Up regarding all of the Lenders and the waiver by the Term Loan Agents and the Forbearing Lenders (under the Term Loan Forbearance Agreement) of the five-Business-Day notice period set forth in the definition of Required Additional Debt Terms (as such term is defined in the Term Loan Agreement) with respect thereto.

(c) The “Forbearance Period” shall commence on the Fourth Amendment Effective Time and shall terminate immediately and automatically upon the earlier of (i) the date on which all obligations under the Credit Agreement, this Agreement, and all other Loan Documents, in each case, owed to the Lenders, Brown Rudnick LLP, and the Agents are paid in full in cash in accordance with the terms hereof and thereof and (ii) the date of occurrence of any Forbearance Termination Event (subject to Section 3(d) hereof) (any such date set forth in (i) or (ii), the “Forbearance End Date”).

(d) Upon the occurrence of any Forbearance Termination Event, and upon three Business Days’ notice of such Forbearance Termination Event (pursuant to the Credit Agreement) (the “Termination Notice Period”), and upon the continuation of such Forbearance Termination Event after the expiration of Termination Notice Period without cure by the Loan Parties, the Forbearance Period shall immediately end without the requirement of any further demand, presentment, protest, notice (or other action of any kind (other than as provided in Section 3(d) hereof), all of which the Loan Parties waive and, subject to the terms of the Loan Documents, each Agent and Lender shall be free in its sole and absolute discretion, without limitation, to proceed to enforce any or all of its rights and remedies available under the Loan Documents and/or applicable law, for example, with respect to any Specified Default.

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(e) The occurrence of any of the events or circumstances set forth on Schedule FA-3 hereto shall constitute a termination event with respect to this Agreement (each, a “Forbearance Termination Event”).

(f) This Agreement is limited in nature and, unless explicitly stated to the contrary, nothing contained herein is intended, or shall be deemed or construed, to (i) constitute a waiver of any future Defaults or Events of Default or compliance with any term or provision of the Loan Documents or applicable law or (ii) establish a custom or course of dealing between the Loan Parties, on the one hand, and the Agents and/or any Lender, on the other hand.

(g) If the Forbearance End Date occurs in accordance with section 3(b)(i) hereof, the Forbearances shall be void from that date forward and of no further legal effect, but each of the Consents shall continue to be of legal effect. If, however, a Forbearance Termination Event occurs, the Forbearances shall be void ab initio, but each of the Consents shall continue to be of legal effect. In such event, no Agent or Lender shall be held liable for any actions or omissions taken in reliance on any of the Forbearance and the Loan Parties shall indemnify and hold harmless the Agents and Lenders for any claims arising in connection therewith.

(h) In furtherance of the foregoing, and notwithstanding the occurrence of the Forbearance Effective Date, each Loan Party acknowledges and confirms that, subject to the terms of this Agreement, all rights and remedies of the Agents and Lenders under the Loan Documents and applicable law with respect to the Loan Parties shall continue to be available to the Agents and Lenders. For the avoidance of doubt, nothing herein shall impair, waive, abridge, limit, or otherwise modify the rights of the Agents or Lenders under the Loan Documents and applicable law regarding and in any Insolvency Proceeding (including the rights to (i) consent or withhold consent to the use of cash collateral, (ii) consent or withhold consent to any debtor-in-possession financing, and (iii) credit bid), which rights shall remain in full force and effect.

(i) The Parties agree that the running of all statutes of limitation and the doctrine of laches applicable to all claims or causes of action that any Agent and Lenders may be entitled to take or bring in order to enforce its rights and remedies against the Loan Parties are, to the fullest extent permitted by law, tolled and suspended during the Forbearance Period.

4. Covenants.

(a) During the Forbearance Period, each Loan Party shall comply with all obligations, limitations, restrictions, or prohibitions that would otherwise be effective or applicable under this Agreement, the Credit Agreement, and all other Loan Documents, including during the continuance of any Default or Event of Default.

(b) Notwithstanding any other provision of the Credit Agreement, during the Forbearance Period, without the express written consent of the Required DDTL Approving Lenders, each Loan Party shall not and shall cause each of its subsidiaries not to allow any Forbearance Termination Event to occur.

(c) The Lenders will reasonably cooperate with the Loan Parties to amend this Agreement to permit structural modifications for the purpose of tax efficiency with respect to the Loan Parties, so long as such modifications do not adversely affect the Agents’ and Lenders’ rights and remedies (including any economic terms or benefits in favor of the Agents or the Lenders) as determined by the Lenders in their sole and absolute discretion.

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5. Information and Financial Data.

(a) The Loan Parties shall provide the Lenders by no later than 5:00 p.m. (prevailing Eastern Time) on the Friday of each week during the Forbearance Period (i) a cash variance report showing receipts and disbursements for each of the two previous weeks and (ii) a report showing actual and current balances in any and all bank accounts (each such report, an “Account Balance Report”). The Loan Parties shall provide to the Lenders within 30 days after the end of each calendar month for Parent and its domestic subsidiaries and within 60 days after the end of each calendar month for Parent and its foreign subsidiaries, unaudited consolidated and consolidating balance sheets for Parent and its subsidiaries as at the end of such calendar month, and the related consolidated and consolidating statements of income or operations, shareholders’ (or members’) equity, and cash flows for such calendar month and the portion of the calendar year then ended (setting forth, in each case in comparative form, the figures for the corresponding portion of the previous calendar year), all in reasonable detail (and in each case, with detail by operating region, including North American operations and European operations) (the “Monthly Reporting”).

(b) On the last Friday of each month, on or before 5:00 pm (prevailing Eastern Time) on such Friday, the Loan Parties shall prepare and deliver to the Lenders, for review by the Lenders and approval by the Required DDTL Approving Lenders, an updated week-by-week operating budget for the then subsequent month (each, a “Budget” and, once approved as set forth below, the “Approved Budget”), which shall reflect the Loan Parties’ good-faith projection for the Parent and its respective subsidiaries of (i) all weekly receipts (including from asset sales) and expenditures (including ordinary course operating expenses and any other fees and expenses related to the Loan Documents) in connection with the operation of their businesses, (ii) weekly disbursements, and (iii) net cash flow, in each case, for such month. Together with delivery of the Budget, the Loan Parties shall provide the Lenders a variance report (“Variance Report”) in a form and substance reasonably acceptable to the Required DDTL Approving Lenders, comparing the actual receipts, disbursements, and net cash flow for such month through the immediately preceding week compared to the Approved Budget, both in dollar ($) and percentage (%) figures and an explanation of the variance. Each week promptly after the delivery of the Variance Report, the Loan Parties’ senior management and financial professionals shall review the Variance Report in detail during a telephonic conference with the Lenders. If the proposed Budget was timely delivered and contains the requisite information, the Required DDTL Approving Lenders shall have until 2:00 p.m. (prevailing Eastern Time) on the first Business Day of the following week to review any Budget after which time such Budget shall become an Approved Budget for all purposes hereunder; provided, no such Budget shall become an Approved Budget if reasonably objected to in writing (which may include email) during the review period by the Required DDTL Approving Lenders.

(c) The Administrative Borrower agrees to provide the Lenders by no later than 5:00 p.m. (prevailing Eastern Time) on every second Friday of each month and every last Friday of each month, beginning with the week of October 14, 2024, during the Forbearance Period (i) an updated 13-week statement of projected receipts and disbursements (each such statement, a “Rolling 13-Week Cash Flow Forecast”) and (ii) a variance report showing the variance between actual receipts and disbursements through the prior two weeks and the immediately prior Rolling 13-Week Cash Flow Forecast.

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6. Insolvency Proceeding.

(a) In connection with any Insolvency Proceeding (including any Potential Insolvency Proceeding) of Parent or any of its subsidiaries commenced after the date hereof, any and all applicable Definitive Documents (which shall be defined to comprise any and all documents in any Insolvency Proceeding that are substantially similar to the Definitive Documents set forth in the RSA (as defined in the Term Loan Agreement as of the date hereof) or are otherwise material to such proceeding (as may ultimately be defined and set forth in a new restructuring support agreement), and/or their non-U.S. equivalent for any Insolvency Proceeding commenced outside the U.S.) shall be, in form and substance, reasonably acceptable to the Required DDTL Approving Lenders.

(b) In connection with, or in contemplation of, any potential or actual Insolvency Proceeding of the Parent or any of its subsidiaries commenced after the date hereof, any and all restructuring support agreements, transaction support agreements, lock-up agreements, or other similar agreements shall be, in form and substance, reasonably acceptable to the Required DDTL Approving Lenders.

(c) In any Insolvency Proceeding of the Parent or any of its subsidiaries, the debtor in such proceeding shall, in good faith, seek relief from the bankruptcy court on a “first- day basis” to affirm and/or approve the agreements and other covenants of the Loan Parties set forth herein (including section 13 hereof), and such request shall be in form and substance reasonably acceptable to the Required DDTL Approving Lenders.

7. Effect Upon Credit Agreement; Ratification of Liability; No Waiver; Etc.

(a) From and after the date hereof, the term “Agreement” in the Credit Agreement, and all references to the Credit Agreement in any Loan Document, shall mean the Credit Agreement, as interpreted in accordance with the terms of this Agreement.

(b) Each of the Loan Parties hereby ratifies and reaffirms as of the date of this Agreement all of its obligations under each Loan Document to which it is a party in respect of payment, performance, indemnification, or otherwise, including guarantees of such obligations, and hereby ratifies and reaffirms its grant of Liens on or security interests in their properties pursuant to such Loan Documents as security for the obligations under or with respect to the Credit Agreement, and confirms and agrees that such Liens and security interests secure all of its obligations thereunder, as applicable, including any additional obligations hereafter arising or incurred pursuant to or in connection with this Agreement, the Credit Agreement, or any other Loan Document.

(c) Except as expressly provided herein, nothing in this Agreement is intended, or shall be deemed or construed, to in any way waive, alter, or impair any rights or remedies of the Agents or Lenders under the Loan Documents or applicable law. All terms and provisions of the Loan Documents remain in full force and effect, except to the extent expressly modified by this

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Agreement. Each Loan Party acknowledges that the Agents and the Lenders have made no representations as to what actions, if any, they will take after the Forbearance Period, and each Agent and Lender hereby specifically reserves any and all rights, remedies, and claims it has (after giving effect hereto) with respect to any Events of Default or Defaults that may occur.

(d) Each Loan Party acknowledges and agrees: (i) promises and actions taken or required to be taken in connection with this Agreement and the other Loan Documents or otherwise, and any obligations incurred thereunder, have been provided, taken or agreed to be taken, as applicable, in exchange for “reasonably equivalent value” (as such term is used under the Bankruptcy Code and applicable state fraudulent transfer laws) and “fair consideration” (as such term is used under applicable state fraudulent conveyance laws) and (ii) each grant of a Lien or security interest on any Collateral provided in connection with this Agreement and/or any negotiations with the Agents and/or Lenders in connection with a “workout” of the obligations under any Loan Document is intended to constitute, and does constitute, a “contemporaneous exchange for new value” (as such term is used in section 547 of the Bankruptcy Code).

8. Notice of Specified Defaults.

The Loan Parties agree and acknowledge that (a) this Agreement constitutes, as of the date hereof, written notice in accordance with the Credit Agreement of the Current Specified Defaults, (b) upon the occurrence of the Forbearance End Date, notice shall be deemed to have been given at such time in accordance with the Credit Agreement of each applicable Specified Default having occurred, and each such Specified Default having become an Event of Default under the Credit Agreement, and (c) notice shall also contemporaneously with the Forbearance End Date be deemed to have been given in accordance with (i) the Credit Agreement declaring the outstanding principal, all interest thereon (including applicable default interest), and all other amounts payable under the Credit Agreement and the other Loan Documents to be forthwith due and payable, whereupon all such amounts shall become and be forthwith due and payable, without presentment, demand, protest, or further notice of any kind, all of which have been and are hereby again expressly waived by each Loan Party and (ii) any other Loan Document in respect of any notice requirement thereunder, and, in each case of the foregoing clauses (i) and (ii), any temporal notice periods with respect thereto are deemed satisfied; provided, however, that, if a Forbearance Termination Event occurs, all notices referenced in the preceding subclauses (b)–(c) shall be deemed to have been given on the date hereof.

9. Amendment. In reliance upon the representations and warranties set forth in Section 3 below and upon satisfaction of the conditions to effectiveness set forth in Section 4 below, upon the Fourth Amendment Effective Time, the Existing Credit Agreement is hereby amended to delete the stricken text (indicated textually in the same manner as the following example: ~~stricken text~~ ) and to add the underlined text (indicated textually in the same manner as the following example: underlined text) as set forth in the pages of the Credit Agreement attached to this Agreement as Exhibit A (the “Credit Agreement”).

10. Representations and Warranties; Loan Document. Each of the Borrowers, each of the Guarantors and each other Loan Party hereby represents and warrants to the Administrative Agent and the Lenders that as of the date hereof the representations and warranties of the Borrowers, the Guarantors or such other Loan Party set forth in the Loan Documents are true and

11

correct in all material respects (except that any representation or warranty which is already qualified as to materiality or by reference to Material Adverse Effect is true and correct in all respects) on and as of such date, with the same effect as if made on and as of such date (other than those representations and warranties that by their terms expressly relate to an earlier date, in which case such representations and warranties were true and correct in all material respects as of such earlier date); provided, however, that any such representation and warranties regarding the priority of the Junior Portions of the Loans are subject to Section 2.01(g) of the Credit Agreement (as amended hereby).

11. Conditions. The effectiveness of this Agreement on the date at the time hereof (the “Fourth Amendment Effective Time”) is subject to the satisfaction of each of the following conditions precedent:

(a) The Lenders and the Administrative Agent shall have received (each in form and substance satisfactory to the Lenders):

(i) counterparts of this Agreement duly executed and delivered by the Borrowers, the Guarantors, the Lenders and the Administrative Agent;

(ii) such documents and certifications as the Lenders may reasonably require to evidence that each Loan Party is duly organized or formed, and that each Loan Party is validly existing, in good standing and qualified to engage in business in its jurisdiction of organization or formation;

(iii) such certificates of resolutions or other action, incumbency certificates or other certificates of Responsible Officers of each Loan Party as any Lender may reasonably require evidencing the identity, authority and capacity of each Responsible Officer thereof authorized to act as a Responsible Officer in connection with the Loan Documents to which such Loan Party is a party;

(iv) the initial Budgets for the months of July, August, September, and October 2024, which Required Lenders shall have approved and shall be the Approved Budget for July, August, September, and October 2024;

(v) the Mutual Lender Release;

(vi) the Exchange Agreement (as defined in the Credit Agreement);

(vii) that certain Amended and Restated Non-Employee Director Compensation Policy is approved by the board of directors of Parent; and

(viii) the Purtill Incentive Agreement, satisfactory to Geoff Purtill, is approved by the board of directors of International Holdings.

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(b) International Holdings shall have executed and delivered to the Lenders and the Administrative Agent (in each case, in form and substance satisfactory to the Required Lenders):

(i) A Joinder Agreement, in substantially the form attached as Exhibit E to the Third Amendment (the “Joinder Agreement”);

(ii) a Due Diligence Certificate in substantially the form attached as Exhibit F to the Third Amendment;

(iii) the Pledge Supplement in substantially the form attached as Exhibit G to the Third Amendment, to be attached to the Pledge Agreement; and

(iv) each such other document as the Administrative Agent or Required Lenders shall require for the purpose of causing International Holdings to become obligated as a Guarantor and to take such other action (including, without limitation, authorizing any filings that are necessary or appropriate) as shall be necessary or appropriate to establish, create, preserve, protect and perfect a first priority Lien (subject only to Permitted Liens), or a Lien with such other priority as the Required DDTL Lenders may determine in their sole and absolute discretion, in favor of Administrative Agent for the benefit of Administrative Agent and Lenders on all or substantially all assets, both real and personal, in which International Holdings has or may thereafter acquire any interest, as contemplated by the Collateral Documents, (ii) to execute such other Collateral Documents, in form and substance as the Administrative Agent and Required DDTL Lenders may determine in their sole and absolute discretion, as may be required or requested by Administrative Agent or Required Lenders in connection with the actions contemplated hereby and (iii) to deliver such proof of corporate (or comparable) action, incumbency of officers, opinions of counsel and other documents as Administrative Agent or Required Lenders shall have required or requested.

(c) International Holdings shall have executed and delivered to the Lenders and the Administrative Agent (in form and substance satisfactory to the Required Lenders) the Joinder to the Loan Agreement;

(d) The Lenders and the Administrative Agent shall have received (in form and substance satisfactory to the Required Lenders) the Amended and Restated Intercreditor Agreement;

(e) The Lenders and the Administrative Agent shall have received (in form and substance satisfactory to the Required Lenders) the following intellectual property transfer documents:

(i) the IP Transfer Agreement, as defined in Section 3(b)(i) hereof;

(ii) the IP North America License Agreement, as defined in Section 3(b)(ii) hereof;

(iii) the IP Europe License Agreement, as defined in Section 3(b)(iii) hereof;

(iv) the TDX IP License Agreement, as defined in Section 3(b)(iv) hereof;

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(v) the Motion IP License Agreement, as defined in Section 3(b)(v) hereof;

(vi) the Dolomite IP License Agreement, as defined in Section 3(b)(vi) hereof; and

(vii) the Aviva IP License Agreement, as defined in Section 3(b)(vii) hereof.

(f) The Lenders shall have received (in form and substance satisfactory to the Required Lenders) the Amended and Restated Exit Fee Letter;

(g) The Lenders and the Administrative Agent shall have received (in form and substance satisfactory to the Required Lenders) the Forbearance Agreement (the “TL Forbearance Agreement”) which TL Forbearance Agreement shall be in full force and effect, the Forbearance Effective Date (as defined therein) shall have occurred thereunder, and no “Forbearance Termination Event” (as defined therein) or “Forbearance End Date” (as defined therein) shall have occurred thereunder;

(h) The Lenders and the Administrative Agent shall have received (in form and substance satisfactory to the Required Lenders) the First Supplemental Indenture regarding the 7.50% Convertible Senior Secured Notes due 2028, Tranche I, which shall be in full force and effect;

(i) The Lenders and the Administrative Agent shall have received (in form and substance satisfactory to the Required Lenders) the First Supplemental Indenture regarding the 7.50% Convertible Senior Secured Notes due 2028, Tranche II, which shall be in full force and effect;

(j) At the time of the Fourth Amendment Effective Time and immediately after giving effect to this Agreement, there shall have been declared no Event of Default under the Term Debt or the Convertible Notes Debt, other than the “Specified Events of Default” (as defined in the TL Forbearance Agreement);

(k) At the time of the Fourth Amendment Effective Time and immediately after giving effect to this Agreement, no Default or Event of Default shall have occurred and be continuing. other than the Specified Events of Default;

(l) The representations and warranties of each Loan Party set forth in Section 3 above are true and correct on and as of the date hereof; and

(m) The Agent and Lenders and their counsel shall have received all interest, fees, costs and expenses (including, without limitation, legal fees and expenses) required to be paid on or before the date of this Agreement pursuant to this Agreement and the Lender Fee Letter, including, without limitation.

12. [Reserved].

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13. Fees and Expenses.

(a) In connection with the Existing Credit Agreement, as amended by this Agreement, the Loan Parties shall jointly and severally pay the Lenders on the Forbearance Effective Time the fee set forth on Schedule FA-4 hereto, which shall be fully earned as of the date hereof.

(b) The Loan Parties shall jointly and severally pay or reimburse the Lenders and the Agent, or pay directly, for all reasonable and documented out-of-pocket fees and expenses incurred in connection with the preparation, negotiation, execution and delivery of this Agreement and the Finance Documents, the Lenders’ and the Agent’s due diligence and other underwriting activities related to this Agreement, including, without limitation, all reasonable and documented fees and expenses of the Lenders’ counsel and the Agent’s counsel incurred in connection with the preparation, negotiation, execution and delivery of this Agreement and the related documents, and all of such counsels’ other services rendered on behalf of the Lenders and the Agent; provided (i) that the obligation to pay or reimburse Brown Rudnick LLP (counsel to the Lenders) shall be subject to the terms of the Lender Fee Letter and shall constitute Obligations, (ii) Brown Rudnick LLP is an intended third party beneficiary of the provisions in this Agreement and the Loan Documents addressing the Lender Fee Letter, and (iii) no amendment, modification, consent, or waiver in respect of such provisions will be effective without the express written consent of Brown Rudnick LLP.

14. Continuing Effect; No Other Amendments or Modifications; Reaffirmation. Except as expressly provided herein, all of the terms and provisions of the Credit Agreement and the other Loan Documents are and shall remain in full force and effect. The amendments provided for herein are limited to the specific subsections of the Credit Agreement specified herein and shall not constitute a waiver of, consent to a departure from, or an amendment or other modification of, or an indication of the Administrative Agent’s or the Lenders’ willingness to waive, consent to a departure from, amend or modify, any other provisions of the Credit Agreement or any of the other Loan Documents. Each of the Borrowers and each other Loan Party hereby acknowledges and agrees that, after giving effect to this Agreement, except as expressly set forth in this Agreement, all of its respective obligations and liabilities under the Loan Documents to which it is a party are reaffirmed, and remain in full force and effect. Except as expressly provided herein, the execution, delivery and performance of this Agreement shall not constitute a waiver of any provision of, or operate as a waiver of any right, power or remedy of the Administrative Agent, the Collateral Agent or any Lender under, the Credit Agreement or any of the other Loan Documents.

15. Headings. Section headings herein are included for convenience of reference only and shall not affect the interpretation of this Agreement.

16. Counterparts. This Agreement may be executed in one or more counterparts (and by different parties hereto on different counterparts), each of which shall constitute an original, but all of which when taken together shall constitute one and the same instrument. Delivery by telecopier or other electronic transmission of an executed counterpart of a signature page of this Agreement shall be effective as delivery of a manually executed counterpart of this Agreement.

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17. GOVERNING LAW. THIS AGREEMENT SHALL BE GOVERNED BY, AND CONSTRUED IN ACCORDANCE WITH, THE LAW OF THE STATE OF NEW YORK. SECTIONS 10.17 (GOVERNING LAW; JURISDICTION; ETC.) AND 10.18 (WAIVER OF RIGHT TO TRIAL BY JURY) OF THE CREDIT AGREEMENT ARE INCORPORATED BY REFERENCE HEREIN MUTATIS MUTANDIS.

18. Authorization. The Lenders signatory hereto (which collectively constitute all of the Lenders) authorize and direct the Administrative Agent and the Collateral Agent to execute and deliver (a) this Agreement, and (b) any other agreements or documents required in connection herewith.

19. Ratification and Incorporation of Credit Agreement and Other Loan Documents. Except as expressly modified under this Agreement, (a) the Borrowers and each other Loan Party hereby acknowledges, confirms and ratifies all of the terms and conditions set forth in, and all of its obligations under, the Credit Agreement and the other Loan Documents, and (b) all of the terms and conditions set forth in the Credit Agreement and the other Loan Documents are incorporated herein by this reference as if set forth in full herein. The Borrowers and each other Loan Party (i) represents that it has no offset, defense, counterclaim, dispute or disagreement of any kind or nature whatsoever with respect to the amount of the Existing Principal Obligations, (ii) reaffirms the giving of guarantees (other than with respect to the Borrowers) previously given and the granting of all Liens previously granted pursuant to the Loan Documents to secure all Obligations, and (iii) reaffirms the validity and enforceability of any appointment of the Collateral Agent as proxy or attorney-in-fact under the Loan Documents, and the Borrowers and each other Loan Party reappoints the Collateral Agent as its proxy and attorney-in-fact in accordance with the terms of the Loan Documents, as applicable, which appointment is irrevocable and coupled with an interest, for the purpose of carrying out the provisions of the Loan Documents, as applicable. All financing statements, including without limitation all financing statements filed pursuant to the Existing Credit Agreement in favor of the Collateral Agent, filed before the date of this Agreement to perfect the Security Interest in the Collateral were authorized by the Borrowers and each other Loan Party and are hereby ratified.

20. Loan Document. Notwithstanding anything to the contrary in any Loan Document, this Agreement shall constitute a “Loan Document,” as defined in the Credit Agreement.

21. Release. The Borrowers and each other Loan Party, and their respective successors and assigns, hereby remises, releases and forever discharges each Agent, each Lender, and their respective present and former officers, directors, stockholders, employees, agents, attorneys, successors and assigns (collectively, the “Released Parties”) from any and all claims, rights, actions, causes of action, suits, liabilities, defenses, damages and costs now existing, heretofore existing or which may heretofore accrue against any of the Released Parties and arising from or otherwise relating to the Existing Credit Agreement, the Credit Agreement, the other Loan Documents or any transaction contemplated thereby, the administration of the Loans and other financial accommodations made thereunder, the collateral security given in connection therewith, or any related discussions or negotiations, in each case whether known or unknown, suspected or unsuspected, but excluding any continuing express obligations set forth in the Existing Credit Agreement, the Credit Agreement or any other Loan Document. The Borrowers and each other Loan Party waives any and all claims, rights and benefits it may have under any law of any

16

jurisdiction that would render ineffective a release made by a creditor of claims that the creditor does not know or suspect to exist in its favor at the time of executing the release and that, if known by it, would have materially affected its settlement with the applicable debtor. Without limiting the foregoing, the Borrowers and each other Loan Party waives the provisions of California Civil Code Section 1542, which provides as follows:

A general release does not extend to claims which the creditor does not know or suspect exist in his favor at the time of executing the release, which if known by him must have materially affected his settlement with the debtor.

Each Borrower and each other Loan Party acknowledges that it has been represented by independent legal counsel of its own choice throughout all of the negotiation that preceded the execution of this Agreement and that it has executed this Agreement after receiving the advice of such independent legal counsel.

Each Borrower and each other Loan Party understands, acknowledges and agrees that the release set forth above may be pleaded as a full and complete defense and may be used as a basis for an injunction against any action, suit or other proceeding which may be instituted, prosecuted or attempted in breach of the provisions of such release.

Each Borrower and each other Loan Party and their respective successors and assigns, hereby absolutely, unconditionally and irrevocably, covenants and agrees with and in favor of each Agent, each Lender and each of the other Released Parties that it will not sue (at law, in equity, in any regulatory proceeding or otherwise) any Agent, any Lender or any other Released Party on the basis of any claim released, remised and discharged by the Borrowers or such Loan Party pursuant to this Section 15. If the Borrowers or any other Loan Party, or their respective successors or assigns, violates the foregoing covenant, the Borrowers and each other Loan Party, including on behalf of their respective successors and assigns, jointly and severally agrees to pay, in addition to such other damages as any Agent, any Lender or any other Released Party may sustain as a result of such violation, all attorneys’ fees and costs incurred by any such Agent, any such Lender or any such other Released Party.

[remainder of page intentionally left blank]

17

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed and delivered by their respective authorized officers as of the day and year first above written.

ORIGINAL BORROWERS:

INVACARE CORPORATION

By:	/s/ Kai Zhu
Name:	Kai Zhu
Title:	Senior Vice President and Chief Financial Officer

FREEDOM DESIGNS, INC.,

By:	/s/ Kai Zhu
Name:	Kai Zhu
Title:	President

MEDBLOC, INC.

By:	/s/ Kai Zhu
Name:	Kai Zhu
Title:	President

INVACARE CANADA L.P.

By	Invacare Canada General Partner Inc. its general partner

By:	/s/ Kai Zhu
Name:	Kai Zhu
Title:	Treasurer

MOTION CONCEPTS L.P.

By	Carroll Healthcare Inc. its general partner

By:	/s/ Kai Zhu
Name:	Kai Zhu
Title:	Vice President

PERPETUAL MOTION ENTERPRISES LIMITED

By:	/s/ Kai Zhu
Name:	Kai Zhu
Title:	Treasurer

GUARANTORS:

CARROLL HEALTHCARE GENERAL PARTNER, INC.

By:	/s/ Kai Zhu
Name:	Kai Zhu
Title:	Vice President

CARROLL HEALTHCARE INC.

By:	/s/ Kai Zhu
Name:	Kai Zhu
Title:	Vice President

INVACARE CANADA GENERAL PARTNER INC.

By:	/s/ Kai Zhu
Name:	Kai Zhu
Title:	Treasurer

INVAMEX HOLDINGS LLC, successor-in-interest to INVAMEX HOLDINGS INC.

By:	/s/ Kai Zhu
Name:	Kai Zhu
Title:	President

INVACARE HOLDINGS CORPORATION, and

By:	/s/ Kai Zhu
Name:	Kai Zhu
Title:	Senior Vice President and Chief Financial Officer

ADAPTIVE SWITCH LABORATORIES, INC.

By:	/s/ Kai Zhu
Name:	Kai Zhu
Title:	President

INTERNATIONAL HOLDINGS

INVACARE INTERNATIONAL HOLDINGS CORP.

By:	/s/ Kai Zhu
Name:	Kai Zhu
Title:	Senior Vice President and Chief Financial Officer

ADMINISTRATIVE AGENT:

WILMINGTON SAVINGS FUND SOCIETY, FSB, a Federal savings bank

By:	/s/ Craig Cramer
Name:	Craig Cramer
Title:	Trust Officer

COLLATERAL AGENT:

WILMINGTON SAVINGS FUND SOCIETY, FSB, a Federal savings bank

By:	/s/ Craig Cramer
Name:	Craig Cramer
Title:	Trust Officer

LENDERS:

MIDTOWN ACQUISITIONS L.P.

By: Midtown Acquisitions GP LLC, its general partner

By:	/s/ Gabriel T. Schwartz
Name:	Gabriel T. Schwartz
Title:	Co-Deputy Executive Managing Member

DG VALUE PARTNERS, LP

By: DG Capital Management, LLC,
its investment manager

By:	/s/ Dov Gertzulin
Name:	Dov Gertzulin
Title:	Managing Member

DG VALUE PARTNERS II MASTER FUND, LP

By: DG Capital Management, LLC,
its investment manager

By:	/s/ Dov Gertzulin
Name:	Dov Gertzulin
Title:	Managing Member

YAKAR ALTERNATIVES CLAT LLC

By: DG Capital Management, LLC,
its investment manager

By:	/s/ Dov Gertzulin
Name:	Dov Gertzulin
Title:	Managing Member

YAKAR ALTERNATIVES LLC

By: DG Capital Management, LLC,
its investment manager

By:	/s/ Dov Gertzulin
Name:	Dov Gertzulin
Title:	Managing Member

PPG HEDGE FUND HOLDINGS LLC

By: DG Capital Management, LLC,
its investment manager

By:	/s/ Dov Gertzulin
Name:	Dov Gertzulin
Title:	Managing Member

MACYRC LLC

By: DG Capital Management, LLC,
its investment manager

By:	/s/ Dov Gertzulin
Name:	Dov Gertzulin
Title:	Managing Member

2016 ALAN SHAMAH DISCRETIONARY TRUST

By: DG Capital Management, LLC,
its investment manager

By:	/s/ Dov Gertzulin
Name:	Dov Gertzulin
Title:	Managing Member

THE SAM AND HELENE WIEDER FAMILY TRUST

By: DG Capital Management, LLC,
its investment manager

By:	/s/ Dov Gertzulin
Name:	Dov Gertzulin
Title:	Managing Member

TITAN EQUITY GROUP LLC

By: DG Capital Management, LLC, its investment manager

By:	/s/ Dov Gertzulin
Name:	Dov Gertzulin
Title:	Managing Member

TENOR OPPORTUNITY MASTER FUND, LTD.

By:	/s/ Daniel Kochav
Name:	Daniel Kochav
Title:	Director

SILVERBACK OPPORTUNISTIC CREDIT
MASTER FUND LIMITED

By:	/s/ Laura Kleber
Name:	Laura Kleber
Title:	CCO

BLACKWELL PARTNERS LLC – SERIES B

By:	/s/ Laura Kleber
Name:	Laura Kleber
Title:	CCO

SILVERBACK CONVERTIBLE MASTER FUND LIMITED

By:	/s/ Laura Kleber
Name:	Laura Kleber
Title:	CCO

KASAD 2, LP

By:	/s/ Laura Kleber
Name:	Laura Kleber
Title:	CCO

PM MANAGER FUND, SPC-SEGREGATED
PORTFOLIO 33

By: PAAMCO Prisma, its Advisor

By:	/s/ Michael Levin
Name: Michael Levin
Title: Managing Director

ENDURANT HEALTH MASTER FUND LP

By: Endurant Capital Management LP,
its Investment Manager

By:	/s/ Quang Pham
Name: Quang Pham
Title: Managing Partner

ONE OAK MULTI-STRATEGY MASTER FUND, LTD.

By: Endurant Capital Management LP, its Sub- Advisor

By:	/s/ Quang Pham
Name: Quang Pham
Title: Managing Partner

Exhibit A to Fourth Amendment

CONFORMED THROUGH FOURTH AMENDMENT

LOAN AND SECURITY AGREEMENT

dated as of May 5, 2023

as amended pursuant to

First Amendment To Loan And Security Agreement dated as of February 26, 2024,

Second Amendment To Loan And Security Agreement dated as of March 13, 2024,

Third Amendment To Loan and Security Agreement dated as of April 8, 2024, and

Forbearance Agreement and Fourth Amendment To Loan and Security Agreement dated as of October 29, 2024 among

INVACARE HOLDINGS CORPORATION,

as Parent,

INVACARE CORPORATION,

FREEDOM DESIGNS, INC.,

MEDBLOC, INC.,

INVACARE CANADA L.P.,

MOTION CONCEPTS L.P.,

PERPETUAL MOTION ENTERPRISES LIMITED,

and

INVACARE INTERNATIONAL HOLDINGS CORP.,

as Borrowers,

THE SUBSIDIARIES OF PARENT PARTY HERETO,

as Guarantors,

THE ENTITIES FROM TIME TO TIME PARTY HERETO,

as Lenders,

and

WILMINGTON SAVINGS FUND SOCIETY, FSB,

as Administrative Agent and as Collateral Agent

i

SCHEDULES

2.01	Schedule of Lenders; Commitments; Percentage Shares

2.05	Schedule of Brokers and Financial Advisors

4.03	Schedule of Conditions Subsequent

4.05	Schedule of Locations of Loan Parties

5.05	Schedule of Certain Litigation

5.08	Schedule of Permitted Uses of Proceeds of Loans

5.15	Schedule of Intellectual Property

5.16	Schedule of Equity Interests Held by Loan Parties; Equity Interests in Loan Parties

5.17	Schedule of Insurance

5.19	Schedule of Certain Labor Issues

5.28	Schedule of Medicare/Medicaid Provider Information

6.13	Schedule of Collateral Accounts and Excluded Accounts

6.19(h)	Schedule of Deposit Accounts and Investment Accounts

7.01	Schedule of Existing Debt

7.01(a)(xxv)	Schedule of Surviving LCs

7.03	Schedule of Existing Liens 7.04(f) Schedule of Existing Investments

7.07	Schedule of Existing Restrictions

7.09	Schedule of Existing Affiliate Transactions

10.02	Administrative Agent’s Office; Certain Addresses for Notices

v

EXHIBITS

A	Form of Compliance Certificate

B	Form of Joinder Agreement

C	[Reserved]

D	Form of Assignment and Assumption Agreement

E	[Reserved]

F	Form Letter of Credit Request

G	Closing Checklist

H	[Reserved]

LOAN AND SECURITY AGREEMENT

This LOAN AND SECURITY AGREEMENT, dated as of May 5, 2023 is among INVACARE HOLDINGS CORPORATION, a Delaware corporation (“Parent”) INVACARE CORPORATION, an Ohio corporation (“Invacare”), FREEDOM DESIGNS, INC., a California corporation (“Freedom Designs”), MEDBLOC, INC., a Delaware corporation (“Medbloc”), INVACARE CANADA L.P., an Ontario limited partnership (“Invacare Canada”), MOTION CONCEPTS L.P., an Ontario limited partnership (“Motion Concepts”), and PERPETUAL MOTION ENTERPRISES LIMITED, an Ontario limited partnership (“Perpetual Motion”; together with Invacare, Freedom Designs, Medbloc, Invacare Canada, and Motion Concepts, each an “Original Borrower”, and collectively the “Original Borrowers”), Invacare International Holdings Corp., a Delaware corporation (“International Holdings”, together with the Original Borrowers, the “Borrowers”), the entities from time to time party hereto as Guarantors, the several financial institutions from time to time party to this Agreement as Lenders, and WILMINGTON SAVINGS FUND SOCIETY, FSB, a Federal savings bank, as Administrative Agent and as Collateral Agent.

RECITALS

WHEREAS, on January 31, 2023 (the “Filing Date”), Invacare, Freedom Designs and Adaptive Switch Laboratories, Inc., a Texas corporation (“Adaptive Switch”; together with Invacare and Freedom Designs, the “Debtors” and each a “Debtor”) filed voluntary petitions for relief under Chapter 11 of the Bankruptcy Code in the United States Bankruptcy Court for the Southern District of Texas, Houston Division, bearing case number 23-90068 (CML) (each case of the Debtors, a “Case” and, collectively, the “Cases”);

WHEREAS, in connection with the Cases, the Debtors and the Consenting Stakeholders entered into the Restructuring Support Agreement (as defined in the RSA (as defined below)), dated as of January 31, 2023 (as amended and supplemented from time to time, the “RSA”);

WHEREAS, the Original Borrowers requested that the Original Lenders (as defined below) provide a revolving credit facility to the Original Borrowers in order to (i) fund certain of the Original Borrowers’ ongoing working capital needs, (ii) enable the Debtors to repay a portion of the DIP Claims (as defined in the Plan of Reorganization) and (iii) pays fees and expenses related to the transactions contemplated thereby; and

WHEREAS, the Lenders have agreed severally to make such extensions of credit available to Borrowers on the terms and conditions contained herein.

NOW, THEREFORE, in consideration of the mutual agreements, provisions and covenants contained herein and for other good and valuable consideration (the receipt and sufficiency of which are hereby acknowledged), the parties agree as follows:

AGREEMENT

ARTICLE I

CERTAIN DEFINED TERMS; CERTAIN RULES OF CONSTRUCTION

SECTION 1.01CERTAIN DEFINED TERMS.

As used herein:

“ABR Index Rate” means, as of any SOFR Index Adjustment Date, a rate per annum equal to the highest of: (a) the Federal Funds Rate plus 1/2 of 1.00%; (b) the rate of interest last quoted by The Wall Street Journal as the “Prime Rate” in the U.S. or, if The Wall Street Journal ceases to quote such rate, the highest per annum interest rate published by the Federal Reserve Board in Federal Reserve Statistical Release H.15 (519) (Selected Interest Rates) as the “bank prime loan” rate or, if such rate is no longer quoted therein, any similar rate quoted therein (as determined by the Administrative Agent) or any similar release by the Federal Reserve Board (as determined by the Administrative Agent); and (c) 2.0% per annum.

“Account Debtor” means any Person who is or may become obligated with respect to, or on account of, an Account, Chattel Paper or General Intangible (including a payment intangible (as that term is defined in the Uniform Commercial Code)).

“Accounts” means, as to any Person, all accounts (as that term is defined in the Uniform Commercial Code or the PPSA, as applicable) now owned or hereafter acquired by such Person (or in which such Person has rights or the power to transfer rights to a secured party), including: (a) all “accounts” (as that term is defined in the Uniform Commercial Code or the PPSA, as applicable), “payment intangibles” (as that term is defined in the Uniform Commercial Code), other receivables, book debts, all other rights to payment and/or reimbursement of every kind and description, including under governmental entitlement programs, and all other forms of obligations (other than forms of obligations evidenced by Chattel Paper or Instruments) (including any such obligations that may be characterized as an account or contract right under the Uniform Commercial Code or the PPSA, as applicable); (b) all of such Person’s rights in, to and under all purchase orders or receipts for goods or services; (c) all of such Person’s rights to any goods represented by any of the foregoing (including unpaid sellers’ rights or rescission, replevin, reclamation and stoppage in transit and rights to returned, reclaimed or repossessed goods); (d) all rights to payment due to such Person for Goods or other property sold, leased, licensed, assigned or otherwise disposed of, for a policy of insurance issued or to be issued, for a secondary obligation incurred or to be incurred, for energy provided or to be provided, for the use or hire of a vessel under a charter or other contract, arising out of the use of a credit card or charge card, or for services rendered or to be rendered by such Person or in connection with any other transaction (whether or not yet earned by performance on the part of such Person); and (e) all collateral security of any kind given by any Account Debtor or any other Person with respect to any of the foregoing.

“Act” means the USA Patriot Act (Title III of Pub. L. 107 56 (signed into law October 26, 2001)). “Administrative Agent” means, at any time, the administrative agent for the Lending Parties under each of the Loan Documents.

“Administrative Agent’s Account” means, individually and collectively, Administrative Agent’s Canadian Account and Administrative Agent’s U.S. Account.

“Administrative Agent’s Canadian Account” means that certain Deposit Account of Administrative Agent maintained at Wells Fargo Bank and numbered Account Number 4591287792, or such other Deposit Account as Administrative Agent may designate as such from time to time.

“Administrative Agent’s U.S. Account” means that certain Deposit Account of Administrative Agent maintained at Wells Fargo Bank and numbered Account Number 4591287792, or such other Deposit Account as Administrative Agent may designate as such from time to time.

“Administrative Agent’s Office” means Administrative Agent’s address and, as appropriate, account as set forth on Schedule 10.02, or such other address or account as Administrative Agent may from time to time notify Administrative Borrower and each other Lending Party.

“Administrative Borrower” has the meaning provided in Section 10.19. “Administrative Detail Form” means an administrative detail form in a form supplied by, or otherwise acceptable to, Administrative Agent.

“Affected Financial Institution” means (a) any EEA Financial Institution or (b) any UK Financial Institution.

“Affiliate” means, with respect to any Person, another Person that directly, or indirectly through one or more intermediaries, Controls or is Controlled by or is under common Control with the Person specified.

“Agent” means, individually and collectively, Administrative Agent and Collateral Agent. “Agent Assignee” has the meaning provided in Section 10.21.

“Agreement” means this Loan and Security Agreement, as the same may be amended, amended and restated, or supplemented from time to time.

“Anti-Corruption Laws” means the FCPA, the U.K. Bribery Act of 2010, as amended, the Corruption of Foreign Public Officials Act (Canada), the Criminal Code (Canada), and all other applicable laws and regulations or ordinances concerning or relating to bribery or corruption in any jurisdiction in which any Loan Party or any of its Subsidiaries or Affiliates is located or is doing business.

“Anti-Money Laundering Laws” means the applicable laws or regulations in any jurisdiction in which any Loan Party or any of its Subsidiaries or Affiliates is located or is doing business that relates to money laundering, any predicate crime to money laundering, or any financial record keeping and reporting requirements related thereto, including without limitation all Money Laundering Laws.

“Anti-Terrorism Laws” means, collectively: (a) the Act; (b) the Executive Order; (c) the Trading With the Enemy Act (50 U.S.C. § 1 et seq.); and (d) any similar Law enacted in the United States following the date of this Agreement.

“Applicable Margin” means eight percent (8.0%).

“Approved Credit Insurance” means, as of any date, insurance issued to a Borrower by an insurance company acceptable to Administrative Agent, which (a) is in full force and effect, (b) insures the collection of one or more of such Borrower’s Eligible Accounts on terms acceptable to Administrative Agent, and (c) is the subject of a prior assignment in favor of Administrative Agent so that Administrative Agent is the first (and exclusive) loss payee thereof.

“Approved Credit Insurance Document” means collectively, (a) all collateral assignments and endorsements relating to the Approved Credit Insurance and (b) all other documents, instruments, and other agreements executed and/or delivered by any Borrower to Administrative Agent in connection with the Approved Credit Insurance.

“Approved Credit Insurance Insured Accounts” means, as of any date, otherwise Eligible Accounts which, in each instance, are insured by Approved Credit Insurance but solely to the extent insured under such Approved Credit Insurance (e.g., net of applicable deductibles, country limitations, policy limits, co-insurance and Account Debtor limitations).

“Approved Fund” means any Person (other than a natural person) that is (or will be) engaged in making, purchasing, holding or otherwise investing in commercial loans and similar extensions of credit in the ordinary course of its activities, which Person is administered or managed by (a) a Lending Party, (b) an Affiliate of a Lending Party or (c) an entity, or an Affiliate of an entity, that administers or manages a Lending Party; provided, that an “Approved Fund” shall not include any Loan Party or any equity owner of any of its Affiliates.

“Assignment and Assumption” means an assignment and assumption entered into by a Lending Party and an Eligible Assignee (with the consent of any party whose consent is required by Section 10.06(b)), and accepted by Administrative Agent, substantially in the form of Exhibit D.

“Attributable Debt” means, on any date of determination: (a) in respect of any Capital Lease of any Person, the capitalized amount thereof that would appear on a balance sheet of such Person prepared as of such date in accordance with GAAP; and (b) in respect of any Synthetic Lease Obligation, the capitalized amount of the remaining lease payments under the relevant lease that would appear on a balance sheet of such Person prepared as of such date in accordance with GAAP if such lease were accounted for as a Capital Lease.

“Audited Financial Statements” means the audited consolidated financial statements of Parent and its Subsidiaries for the calendar year ended December 31, 2022, comprised of a balance sheet, statement of income or operations, shareholders’ equity and cash flows for such calendar year, including the notes thereto, together with the opinion issued thereon by the independent accountants that prepared such financial statements.

“Bail-In Action” means the exercise of any Write-Down and Conversion Powers by the applicable Resolution Authority in respect of any liability of an Affected Financial Institution.

“Bail-In Legislation” means, (a) with respect to any EEA Member Country implementing Article 55 of Directive 2014/59/EU of the European Parliament and of the Council of the European Union, the implementing law, regulation, rule or requirement for such EEA Member Country from time to time which is described in the EU Bail-In Legislation Schedule and (b) with respect to the United Kingdom, Part I of the United Kingdom Banking Act 2009 (as amended from time to time) and any other law, regulation or rule applicable in the United Kingdom relating to the resolution of unsound or failing banks, investment firms or other financial institutions or their affiliates (other than through liquidation, arrangement, administration or other insolvency proceedings).

“Bankruptcy Code” means Title 11 of the United States Code, as in effect from time to time.

“Bankruptcy Court” means United States Bankruptcy Court for the Southern District of Texas, Houston Division.

“Base Rate” means an interest rate equal to (a) the sum of: (x) the SOFR Index Rate, as adjusted as of each SOFR Index Adjustment Date, plus (y) the Applicable Margin in effect from time to time per annum or (b) with respect to the affected Loans, during the existence of a Market Disruption Event (commencing on the first day of the first month following such Market Disruption Event and for each subsequent month occurring during such Market Disruption Event with respect to any outstanding affected Loans), the sum (x) of the ABR Index Rate, as adjusted as of each SOFR Index Adjustment Date, plus (y) the Applicable Margin in effect from time to time per annum

“Blocked Account Bank” has the meaning ascribed thereto in Section 6.19(h). “Blocked Accounts” has the meaning ascribed thereto in Section 6.19(h).

“Books and Records” means, as to any Person, all of such Person’s books and records including ledgers, federal, state, and/or provincial tax returns, records regarding such Person’s assets or liabilities, business operations or financial condition, and all computer programs or storage or any equipment containing such information.

“Borrower” and “Borrowers” means individually, each Original Borrower and International Holdings and collectively, the Original Borrowers and International Holdings.

“Borrowing” means a borrowing consisting of Loans made on the same day by the Lenders (or Administrative Agent on behalf thereof).

“Bumped-Over Junior Portion of the Loans” means that portion of the Loans advanced on or prior to May 10, 2024 that is, when added to the then-funded amount of the Mid-July Delayed Draw, the Fourth Amendment Draw, and the Incremental Delayed Draw, in excess of Forty-Nine Million Dollars ($49,000,000), provided, however, that, subject to such Forty-Nine Million Dollar ($49,000,000) cap, no portion of the Third Amendment First Delayed Draw, the Mid-July Delayed Draw, the Fourth Amendment Draw, or the Incremental Delayed Draw shall constitute a Bumped-Over Junior Portion of the Loans.

“Business Day” means (i) any day other than a Saturday, Sunday or other day on which commercial banks are authorized to close under the Laws of, or are in fact closed in, New York, New York, or any city and state where Administrative Agent’s Office is located, (ii) any day that any of the Federal Reserve Bank of New York or the New York Stock Exchange is closed, and (iii) any other day included in the recommended holiday Schedule of the Loan Syndications and Trading Association for calculating delayed compensation; provided, that, if such day relates to any interest rate settings as to a Loan that is based on SOFR, any fundings, disbursements, settlements, and payments in respect of any Loan accruing interest based upon the SOFR Index Rate, or any other dealings in Dollars to be carried out pursuant to this Agreement in respect of any such Loan, the term “Business Day” means any such day that is also a U.S. Government Securities Business Day.

“Canadian Benefit Plan” shall mean any benefit or compensation plan, policy, program, practice, arrangement or agreement, including any equity, equity-based, pension, retirement, saving, supplemental retirement, salary continuation, vacation, supplemental unemployment benefits, education assistance, profit-sharing, mortgage assistance, employee loan, employee assistance, bonus, incentive, severance, separation, change in control, retention, deferred compensation, fringe benefit, paid time off, medical, dental, life or disability plan, program, policy or arrangement and similar plans, programs, policies or arrangements, whether oral or written, formal or informal, funded or unfunded, insured or uninsured, under which any Loan Party has any liability with respect to any employee or former employee employed in Canada other than Canadian Statutory Plans. For greater certainty, Canadian Benefit Plans include Canadian Pension Plans.

“Canadian Defined Benefit Pension Plan” means any Canadian Pension Plan which contains a “defined benefit provision”, as defined in subsection 147.1(1) of the Income Tax Act (Canada).

“Canadian Dollars” means the lawful currency of Canada.

“Canadian Loan Party” shall mean Invacare Canada, Motion Concepts, Perpetual Motion, and each other Loan Party that is organized or incorporated under the laws of Canada or any province or territory thereof, and “Canadian Loan Parties” means all such Persons, collectively.

“Canadian Multi-Employer Pension Plan” means a Canadian Pension Plan that is a “multi- employer pension plan” as that term is defined in the Pension Benefits Act (Ontario) or as defined in a similar term in applicable pension benefits standards legislation of another jurisdiction in Canada.

“Canadian Pension Plan” shall mean each Canadian Benefit Plan that is a “pension plan” as defined in the Pension Benefits Act (Ontario) or similar applicable pension benefits standards legislation of another jurisdiction in Canada.

“Canadian Statutory Plans” means statutory benefit plans that any Canadian Loan Party is required to participate in or comply with, including the Canada Pension Plan or Quebec Pension Plan as maintained by the Government of Canada or Province of Quebec, respectively, and plans administered pursuant to applicable workplace safety insurance or workers’ compensation and employment insurance legislation.

“Capital Expenditure Cap” means $15,000,000.00.

“Capital Expenditures” means, with respect to any Person, all expenditures (whether paid in cash or other consideration or accrued as a liability and including that portion of Capital Leases that is capitalized on the balance sheet of such Person including in connection with a sale leaseback transaction) by such Person for the acquisition or leasing of fixed or capital assets or additions to equipment (including replacements, capitalized repairs and improvements during such period) that are required to be capitalized under GAAP on a balance sheet of such Person. For purposes of this definition: (a) the purchase price of equipment that is purchased simultaneously with the trade-in of existing equipment owned by such Person thereof or with insurance proceeds shall be included in Capital Expenditures only to the extent of the gross amount of such purchase price minus the credit granted by the seller of such equipment for such equipment being traded in at such time, or the amount of such proceeds, as the case may be; and (b) an acquisition to the extent made with the proceeds of a Disposition in accordance with Section 7.05(c) shall not constitute a “Capital Expenditure.”

“Capital Lease” means any lease which, in accordance with GAAP, is required to be capitalized for financial reporting purposes.

“Capital Lease Obligation” means an obligation that is a Capital Lease; and the amount of Debt represented thereby at any time shall be the amount of the liability in respect thereof that would at that time be required to be capitalized on a balance sheet in accordance with GAAP.

“Cases” or “Case” has the meaning assigned to such term in the recitals hereto.

“Cash Equivalents” means, as to any Person:

(a) Dollars, Canadian Dollars and such other currencies held by it from time to time in the ordinary course of business;

(b) readily marketable obligations issued or directly and fully guaranteed or insured by the government or any agency or instrumentality of (i) the United States, (ii) Canada or (iii) any member nation of the European Union rated A-2 (or the equivalent thereof) or better by S&P or P-2 (or the equivalent thereof) or better by Moody’s, having average maturities of not more than 24 months from the date of acquisition thereof; provided that the full faith and credit of the United States, Canada or such member nation of the European Union is pledged in support thereof;

(c) time deposits with, or insured certificates of deposit or bankers’ acceptances of, any commercial bank that (i) [reserved] or (ii) has combined capital and surplus of at least (x) $250,000,000 in the case of U.S. banks and (y) $100,000,000 (or the Dollar Equivalent as of the date of determination) in the case of non-U.S. banks (any such bank meeting the requirements of clause (i) or (ii) above being an “Approved Bank”), in each case with average maturities of not more than 12 months from the date of acquisition thereof;

(d) commercial paper and variable or fixed rate notes issued by an Approved Bank (or by the parent company thereof) or any variable or fixed rate note issued by, or guaranteed by, a corporation rated A-2 (or the equivalent thereof) or better by S&P or P-2 (or the equivalent thereof) or better by Moody’s, in each case with average maturities of not more than 24 months from the date of acquisition thereof;

(e) repurchase agreements entered into by any Person with an Approved Bank, a bank or trust company or recognized securities dealer, in each case, having capital and surplus in excess of (x) $250,000,000 in the case of U.S. banks and (y) $100,000,000 (or the Dollar Equivalent as of the date of determination) in the case of non-U.S. banks, in each case, for direct obligations issued by or fully guaranteed or insured by the government or any agency or instrumentality of (i) the United States, or (ii) Canada or (iii) any member nation of the European Union rated A (or the equivalent thereof), better by S&P and A2 (or the equivalent thereof) or better by Moody’s, in which such Person shall have a perfected first priority security interest (subject to no other Liens) and having, on the date of purchase thereof, a Fair Market Value of at least 100% of the amount of the repurchase obligations;

(f) marketable short-term money market and similar highly liquid funds either having assets in excess of (x) $250,000,000 in the case of U.S. banks or other U.S. financial institutions and (y) $100,000,000 (or the Dollar Equivalent as of the date of determination) in the case of non-U.S. banks or other non-U.S. financial institutions or (ii) having a rating of at least A-2 or P-2 from either S&P or Moody’s (or, if at any time neither S&P nor Moody’s shall be rating such obligations, an equivalent rating from another nationally recognized rating service);

(g) securities with average maturities of 24 months or less from the date of acquisition issued or fully guaranteed by any state, commonwealth or territory of the United States, or by any political subdivision or taxing authority of any such state, commonwealth or territory or by a foreign government having an investment grade rating from either S&P or Moody’s (or the equivalent thereof);

(h) investments with average maturities of 12 months or less from the date of acquisition in mutual funds rated AAA-(or the equivalent thereof) or better by S&P or Aaa3 (or the equivalent thereof) or better by Moody’s;

(i) instruments equivalent to those referred to in clauses (a) through (h) above denominated in any other foreign currency comparable in credit quality and tenor to those referred to above and customarily used by corporations for cash management purposes in any jurisdiction outside the United States to the extent reasonably required in connection with any business conducted by any Person organized in such jurisdiction;

(j) investments, classified in accordance with GAAP as current assets, in money market investment programs that are registered under the Investment Company Act of 1940 or that are administered by financial institutions having capital of at least $250,000,000, and, in either case, the portfolios of which are limited such that substantially all of such investments are of the character, quality and maturity described in clauses (a) through (i) of this definition;

(k) with respect to any Foreign Subsidiary: (i) obligations of the national government of the country or jurisdiction in which such Foreign Subsidiary maintains its chief executive office and principal place of business; provided such country or jurisdiction is a member of the Organization for Economic Cooperation and Development, in each case maturing within one year after the date of investment therein, (ii) certificates of deposit of, bankers acceptances of, or time deposits with, any commercial bank which is organized and existing under the laws of the country in which such Foreign Subsidiary maintains its chief executive office and principal place of business; provided such country or jurisdiction is a member of the Organization for Economic Cooperation and Development, and whose short-term commercial paper rating from S&P is at least “A-2” or the equivalent thereof or from Moody’s is at least “P-2” or the equivalent thereof (any such bank being an “Approved Foreign Bank”), and in each case with maturities of not more than 24 months from the date of acquisition and (iii) the equivalent of demand deposit accounts which are maintained with an Approved Foreign Bank;

(l) interest bearing instruments with a maximum maturity of 180 days in respect of which the obligor is a G8 government or other G8 governmental agency or a G8 financial institution with credit ratings from S&P of at least “A-2” or the equivalent thereof or from Moody’s of at least “P-2” or the equivalent thereof; and

(m) investment funds investing at least 90% of their assets in securities of the types described in clauses (a) through (l) above.

“Cash Management Obligations” means (a) obligations in respect of any treasury management services, overdraft and related liabilities arising from treasury, depository, cash pooling arrangements and cash management services or any automated clearing house transfers of funds and (b) other obligations in respect of netting services, employee credit, commercial credit card, debit card, stored value card or purchase card programs and similar arrangements.

“CF Debt Priority Obligations” has the meaning set forth in the Intercreditor Agreement.

“CF Transition Date” means the earliest date that: (a) the CF Debt Obligations (as defined in the Intercreditor Agreement) are Paid in Full (as defined in the Intercreditor Agreement); or (b) the Required DDTL Approving Lenders, the Term Loan Agent, and the Convertible Notes Agent otherwise agree in writing that the CF Transition Date has occurred.

“CFC” means a controlled foreign corporation within the meaning of Section 957 of the Code in which any Loan Party or direct or indirect Subsidiary of a Loan Party is a “United States shareholder” within the meaning of Section 951(b) of the Code, other than any such entity formed in any jurisdiction in Canada.

“Change in Law” means the occurrence, after the date of this Agreement, of any of the following: (a) the adoption or taking effect of any law, rule, regulation or treaty; (b) any change in any law, rule, regulation or treaty or in the administration, interpretation, implementation or application thereof by any Governmental Authority; or (c) the making or issuance of any request, rule, guideline or directive (whether or not having the force of law) by any Governmental Authority; provided, that, notwithstanding anything to the contrary contained herein: (i) the Dodd-Frank Wall Street Reform and Consumer Protection Act and all requests, rules, guidelines or directives thereunder or issued in connection therewith and (ii) all requests, rules, guidelines or directives promulgated by the Bank for International Settlements, the Basel Committee on Banking Supervision (or any successor or similar authority) or the United States or foreign regulatory authorities, in each case pursuant to Basel III, shall in each case be deemed to be a “Change in Law” regardless of the date enacted, adopted or issued.

“Change of Control” means the occurrence of:

(a) Parent becomes aware (by way of a report or any other filing pursuant to Section 13(d) of the Exchange Act, proxy, vote, written notice or otherwise) of any Person or “group” (within the meaning of Section 13(d)(3) or Section 14(d)(2) of the Exchange Act as in effect on the date of this Agreement, but excluding Parent, the Administrative Borrower, any Subsidiaries of Parent, any employee benefit plan and/or Person acting as the trustee, agent or other fiduciary or administrator therefor) that has acquired direct or indirect beneficial ownership of voting power of the outstanding Voting Stock or economic interests in Parent having more than 50% of the outstanding Voting Stock or economic interests of Parent;

(b) the consummation of any sale, lease or other transfer in one transaction or a series of transactions of all or substantially all of the consolidated assets of Parent and its Subsidiaries, taken as a whole, to any Person other than one of Parent or its Subsidiaries;

(c) the failure of Parent to directly own all of the Equity Interests in each of the Administrative Borrower and International Holdings, other than (in the case of International Holdings) pursuant to International Business Disposition in accordance with the terms of this Agreement;

(d) Administrative Borrower fails to own directly or indirectly, beneficially and of record, 100% of the aggregate ordinary voting power and economic interests represented by the issued and outstanding Equity Interests of each other Borrower (other than International Holdings), except as otherwise expressly provided herein;

(e) Continuing Directors shall not constitute at least a majority of the board of directors of Parent;

(f) Continuing Special Committee Members shall not constitute at least a majority of the Special Committee;

(g) The Special Committee shall at any time cease to exist, the Special Committee Charter adopted as of December 1, 2023 shall be amended or modified, or the responsibilities of the Special Committee as of February 21, 2024 shall be diminished;

(h) Substantially all the operations of the Parent and its Subsidiaries within North America cease to be conducted solely through Subsidiaries that are directly or indirectly owned by the Administrative Borrower; or

(i) Substantially all the operations of the Parent and its Subsidiaries outside North America cease to be conducted solely through Subsidiaries that are directly or indirectly owned by International Holdings.

For purposes of this definition, (i) “beneficial ownership” shall be as defined in Rules 13(d)-3 and 13(d)-5 under the Exchange Act as in effect on the date of this Agreement and (ii) the phrase Person or “group” is within the meaning of Section 13(d) or 14(d) of the Exchange Act as in effect on the date of this Agreement, but excluding any employee benefit plan of such Person or “group” and its subsidiaries and any Person acting in its capacity as trustee, agent or other fiduciary or administrator of any such plan.

For the avoidance of doubt, the conversion of (x) any preferred stock issued in accordance with the Plan of Reorganization or (y) any Convertible Notes shall not constitute a “Change in Control”.

“Chattel Paper means, as to any Person, all chattel paper (as that term is defined in the Uniform Commercial Code or the PPSA, as applicable), including electronic chattel paper and tangible chattel paper (as those terms are defined in the Uniform Commercial Code or the PPSA, as applicable), now owned or hereafter acquired by such Person (or in which such Person has rights or the power to transfer rights to a secured party).

“Claims” means, collectively, any claim or cause of action based upon or arising out of this Agreement, the other Loan Documents or any of the transactions contemplated hereby or thereby, including contract claims, tort claims, breach of duty claims, and all other common law or statutory claims.

“CME Term SOFR Page” means, as of any time on any SOFR Index Adjustment Date, the display designated as “CME Term SOFR Rates” on the website of CME Group Benchmark Administration Limited at such time on such date (or, if such display is unavailable, then on any successor or substitute page of such service, or any successor to, or substitute for, such service, providing rate quotations comparable to those currently provided on such page of such service, as reasonably determined by Agent from time to time for purposes of providing forward-looking term rates for SOFR).

“Code” means the Internal Revenue Code of 1986.

“Collateral” means, collectively, (A) with respect to the assets and property of International Holdings, all right, title and interest of International Holdings, whether now owned or hereafter acquired or arising (or in which International Holdings has rights or the power to transfer rights to a secured party), in, to, or upon, (i) all Intellectual Property and all Proceeds (in whatever form or nature) of the foregoing; and (ii) all Proceeds (in whatever form or nature) of an International Business Disposition, and (B) with respect to the assets and property of each Loan Party (other than International Holdings), collectively, all right, title and interest of each Loan Party, whether now owned or hereafter acquired or arising (or in which such Loan Party has rights or the power to transfer rights to a secured party), in, to or upon all Accounts, Chattel Paper, Collateral Accounts, commercial tort claims, Documents, Documents of Title (as such term is defined in the PPSA), Equipment, General Intangibles, Intangibles (as such term is defined in the PPSA), Goods, Instruments, Inventory, Investment Property, Letter-of-Credit Rights, Permits, Securities (as such term is defined in the PPSA), Supporting Obligations, Books and Records, and all other assets (other than real property interests) of such Loan Party and all Proceeds (in whatever form or nature) of the foregoing; provided, that, notwithstanding the foregoing, “Collateral” shall not include (a) amounts contained in the following accounts (collectively, the “Excluded Accounts”) to the extent properly contained therein or credited thereto: (i) such Loan Party’s payroll accounts; and (ii) such Loan Party’s employee benefit account(s); provided, that, notwithstanding the foregoing limitations, any amounts deposited in the Excluded Accounts contrary to the provisions of this Agreement shall constitute Collateral); (b) any rights or interest in any contract, lease, permit, license, charter or license agreement covering real or personal property of any Loan Party if, under the terms of such contract, lease, permit, license, charter or license agreement, or applicable Laws with respect thereto, the grant of a Lien therein is prohibited as a matter of law or under the terms of such contract, lease, permit, license, charter or license agreement (provided, that the foregoing exclusions of this clause (b) shall in no way be construed to apply to the extent (i) any described prohibition or restriction is unenforceable under Section 9-406, 9-407, 9-408 or 9-409 of the Uniform Commercial Code or other applicable Laws, or (ii) any consent or waiver has been obtained that would permit the Lien notwithstanding the prohibition or restriction on the pledge of such asset); (c) property that is subject to a Lien that is otherwise permitted by Section 7.02(a)(vii) or Section 7.02(a)(xi); provided, that the governing documents granting such Lien prohibit the granting of Liens securing the Obligations on such property and upon the release of any such Lien, such property shall automatically become part of the Collateral; (d) Excluded Equity Interests; (e) assets of any (i) direct or indirect Excluded Subsidiary and (ii) direct or indirect Domestic Subsidiary of an Excluded Subsidiary; (f) any fee-owned real property with a Fair Market Value of less than $1,000,000 as determined on the Effective Date for existing real property and on the date of acquisition for after-acquired real property, (g) all leasehold interests in real property, (h) any governmental licenses or state or local franchises, charters or authorizations, to the extent a security interest in any such license, franchise, charter or authorization would be prohibited or restricted thereby (including any legally effective prohibition or restriction, but excluding any prohibition or restriction that is ineffective under the PPSA or Uniform Commercial Code of any applicable jurisdiction), (i) any asset if, to the extent that and for so long as the grant of a Lien thereon to secure the Obligations is prohibited by any requirements of Law (other than to the extent that any such prohibition would be rendered ineffective pursuant to any other applicable requirements of Law, including the PPSA or the Uniform Commercial Code of any applicable jurisdiction), or would require consent or approval of any Governmental Authority, (j) the Equity Interests of any (i) captive insurance company or (ii) not-for-profit subsidiary of Parent owned by Invacare, (k) margin stock and, to the extent (i) prohibited by the terms of, creating an enforceable right of termination in favor of any other party thereto (other than any Loan Party) or requiring the consent of one or more third parties (other than any Loan Party and unless such consent has been obtained) under and/or (ii) any pledge could give rise to a “right of first refusal”, a “right of first offer” or a similar right that may be exercised by any third party (other than any Loan Party and unless such right has lapsed or been waived) pursuant to, any applicable Organizational Documents, joint venture agreement or shareholders’ agreement (in each case as in effect on the date hereof), (l) Equity Interests in any Person other than (x) any Borrower and (y) any Subsidiary of a Borrower that is a wholly- owned subsidiary (other than a Subsidiary of International Holdings), (m) Foreign Intellectual Property (except with respect to any Intellectual Property governed by or arising or existing under, pursuant to or by virtue of the laws of Canada (including any province and territory thereof)) and any intent-to-use trademark application prior to the filing of a “Statement of Use” or “Amendment to Allege Use” with respect thereto, (n) any lease, license or other agreement or any property subject thereto (including pursuant to a purchase money security interest, capital lease or similar arrangement) to the extent that a grant of a security interest therein would violate or invalidate such lease, license or agreement or purchase money arrangement or capital lease or create a breach, default or right of termination in favor of any other party thereto (other than any Loan Party) after giving effect to the applicable anti-assignment provisions of the PPSA or Uniform Commercial Code of any applicable jurisdiction or other similar applicable law, other than proceeds and receivables thereof, the assignment of which is expressly deemed effective under the PPSA or Uniform Commercial Code of any applicable jurisdiction or other similar applicable law notwithstanding such prohibition, (o) [reserved], and (p) cash or cash equivalents maintained in any deposit account that are comprised solely of (i) funds used or to be used for payroll and payroll taxes and other employee benefit payments to or for the benefit of the employees of Parent and/or any of Parent’s Subsidiaries, (ii) funds used or to be used to pay any taxes required to be collected, remitted or withheld and (iii) other funds which any Loan Party holds as an escrow or fiduciary for the benefit of any third person (other than to the extent no additional action needs to be taken with respect to any such assets to create or perfect a security interest in any such assets in favor of Collateral Agent); and (q) with respect with respect to the Canadian Loan Parties, any Consumer Goods (as such term is defined in the PPSA).

“Collateral Accounts” means all commodity accounts, deposit accounts and securities accounts (in each case, as defined in the Uniform Commercial Code or the PPSA, as applicable) of any Loan Party other than the Excluded Accounts.

“Collateral Agent” means, at any time, the collateral agent for the Lending Parties under each of the Loan Documents.

“Collateral Documents” means, collectively: (a) this Agreement; (b) each Control Agreement entered into in connection with this Agreement; (c) each Intellectual Property assignment or security agreement, each in form and substance satisfactory to Administrative Agent, entered into in connection with this Agreement; (d) any security agreement or other document similar to the documents referred to in clauses (a) through (c) of this definition executed on or after the Effective Date pursuant to the terms hereof or otherwise in connection with the transactions contemplated hereby; and (e) all financing statements (or comparable documents now or hereafter filed or registered in accordance with the Uniform Commercial Code, the PPSA or other comparable Law) against a Borrower or any Loan Party or any other Loan Document as debtor in favor of Collateral Agent, for the benefit of itself and each other Lending Party (or any of the foregoing), as secured party.

“Collateralization” and “Collateralize” each means, with respect to Letters of Credit, the deposit by Borrowers in a cash collateral account established and controlled by or on behalf of Administrative Agent of an amount equal to 105% of the aggregate Letter of Credit Usage.

“Collection Account” means, individually and collectively, each Blocked Account established by a Loan Party at a Blocked Account Bank, over which Collateral Agent has control for withdrawal purposes pursuant to a Deposit Account Control Agreement.

“Common Equity” of any Person means Equity Interests of such Person that is generally entitled (a) to vote in the election of directors of such Person or (b) if such Person is not a corporation, to vote or otherwise participate in the selection of the governing body, partners, managers or others that will control the management or policies of such Person.

“Compliance Certificate” means a certificate substantially in the form of Exhibit A.

“Confirmation Hearing” means the hearing(s) before the Bankruptcy Court under Section 1128 of the Bankruptcy Code at which the Debtors (as defined in the Plan of Reorganization) seek entry of the Confirmation Order.

“Confirmation Order” means that certain Order Confirming the Debtors’ First Amended Joint Chapter 11 Plan of Invacare Corporation and its Debtor Affiliates (Technical Modifications), entered in the Cases on April 28, 2023.

“Connection Income Taxes” means Other Connection Taxes which are imposed on or measured by net income (however denominated) or which are franchise Taxes or branch profits Taxes.

“Consent Decree” shall mean that certain Consent Decree and Permanent Injunction dated as of December 21, 2012 with the United States of America.

“Consent Decree Event” means Administrative Borrower’s agreement, pursuant to the Consent Decree, to not design, manufacture, process, pack, repack, label or hold for distribution certain products from or at its locations at One Invacare Way, Elyria, OH 44035 and 1200 Taylor Street, Elyria, OH 44035, subject to satisfaction by Administrative Borrower of certain requirements more particularly set forth therein and the receipt of related governmental approvals.

“Consolidated EBITDA” means, for any period, for Borrowers and their Subsidiaries on a consolidated basis, the sum for such period of (without duplication): (a) Consolidated Net Income; plus (b) Consolidated Interest Expense (net of interest income) to the extent included in the determination of such Consolidated Net Income for such period; plus (c) all amounts treated as expenses for depreciation and the amortization of intangibles of any kind, but in each case only to the extent included in the determination of such Consolidated Net Income for such period; plus all accrued taxes on or measured by income, but in each case only to the extent included in the determination of such Consolidated Net Income for such period, plus (e) interest paid with respect to Intercompany Loans during such period; provided, that, for purposes of the calculation of Consolidated EBITDA for any period, Consolidated Net Income for such period shall be computed without giving effect to any non-cash extraordinary, non-recurring, transactional or unusual gains that would otherwise be added, or non-cash losses or expenses that would otherwise be deducted, in calculating Consolidated Net Income for such period as approved in writing by Administrative Agent and Collateral Agent in their Permitted Discretion. For avoidance of doubt, all calculations will be consistent with GAAP principles and guidance as in effect as of the Effective Date.

“Consolidated Fixed Charge Coverage Ratio” means, as of the last day of any period for such period, the ratio of: (a) the sum for such period of (without duplication): (i) Consolidated EBITDA, plus (ii) Specified Repatriated Cash; minus (iii) all payments in cash or cash distributions for taxes to the extent permitted hereunder; minus (iv) all cash payments in respect of earn outs; minus (v) all non-tax related distributions or dividends paid in cash; minus (vi) Capital Expenditures of each Borrower and its Subsidiaries (net of any insurance proceeds, condemnation award or proceeds relating to any financing with respect to such expenditures); minus (vii) Restricted Payments paid in cash by any Borrower or any Subsidiary of a Borrower; to (b) the sum for such period of: (i) Consolidated Interest Expense and regularly scheduled fees in respect of Debt (other than non-cash interest (including debt issuance costs amortization and original issue discount amortization); plus (ii) the aggregate amount of mandatory principal payments actually made or required to be made on the Loans; plus (iii) mandatory or voluntary principal payments actually made or required to be made under the Term Loan Documents or the Convertible Notes Documents; plus (iv) all required or voluntary principal payments made or require to be made with respect to Capital Leases and other Debt (other than the Loans), plus (v) interest paid with respect to Intercompany Loans during such period.

“Consolidated Interest Expense” means, for any period, for Borrowers and their Subsidiaries on a consolidated basis, the sum for such period of (without duplication): (a) all interest, premium payments, debt discount, fees, charges and related expenses in connection with borrowed money (including capitalized interest) or in connection with the deferred purchase price of assets; plus (b) all payments made under interest rate Swap Contracts to the extent not included in clause (a) of this definition; plus (c) the portion of rent expense under Capital Leases that is treated as interest in accordance with GAAP principles and guidance as in effect as of the Effective Date.

“Consolidated Net Income” means, for any period, for Borrowers and their Subsidiaries on a consolidated basis, net income (or loss) for such period, but excluding (without duplication): (a) any income of any Person if such Person is not a Subsidiary, except that any Borrower’s direct or indirect equity in the net income of any such Person for such period shall be included in such computation of net income (or loss) up to the aggregate amount of cash actually distributed by such Person during such period to a Borrower or a Subsidiary thereof as a dividend or other distribution; and (b) the net income of any Subsidiary to the extent that the declaration or payment of dividends or similar distributions by such Subsidiary of that income is prohibited by operation of the terms of its Organizational Documents or any Contractual Obligation or Laws applicable to such Subsidiary or by which Subsidiary is bound.

“Consolidated Working Capital” means, at any date, the excess of (a) the sum of all amounts (other than cash) that would, in conformity with GAAP, be set forth opposite the caption “total current assets” (or any like caption) on a consolidated balance sheet of Parent and its Subsidiaries at such date, excluding the current portion of current and deferred income taxes over (b) the sum of all amounts that would, in conformity with GAAP, be set forth opposite the caption “total current liabilities” (or any like caption) on a consolidated balance sheet of Parent and its Subsidiaries on such date, including deferred revenue but excluding, without duplication, (i) the current portion of any funded indebtedness, (ii) all Indebtedness consisting of Loans and obligations under letters of credit to the extent otherwise included therein, (iii) the current portion of interest and (iv) the current portion of current and deferred income taxes; provided that, for purposes of calculating Excess Cash Flow, increases or decreases in working capital (A) arising from acquisitions or dispositions by Parent and its Subsidiaries shall be measured from the date on which such acquisition or disposition occurred until the first anniversary of such acquisition or disposition with respect to the Person subject to such acquisition or disposition and (B) shall exclude (I) the impact of noncash adjustments contemplated in the Excess Cash Flow calculation, (II) the impact of adjusting items in the definition of “ECF Consolidated Net Income” and (III) any changes in current assets or current liabilities as a result of (x) the effect of fluctuations in the amount of accrued or contingent obligations, assets or liabilities under hedging agreements or other derivative obligations, (y) any reclassification in accordance with GAAP of assets or liabilities, as applicable, between current and noncurrent or (z) the effects of acquisition method accounting.

“Continuing Director” means, at any date, (x) an individual who was a member of the board of directors of Parent as of February 21, 2024 or (y) an individual who has been nominated or designated to be, or designated as, a member of the board of directors of Parent by a majority of the other Continuing Directors then in office.

“Continuing Special Committee Member” means, at any date, an individual who was a member of the Special Committee as of February 21, 2024.

“Contractual Obligation” means, as to any Person, any document or other agreement or undertaking to which such Person is a party or by which it or any of its property is bound.

“Control” means (other than when used in the terms “Change of Control” and “Control Agreement”) the possession, directly or indirectly, of the power to direct or cause the direction of the management or policies of a Person, whether through the ability to exercise voting power, by contract or otherwise. The terms “Controlling” and “Controlled” have meanings correlative thereto. Without limiting the generality of the foregoing, a Person shall be deemed to be Controlled by another Person if such other Person possesses, directly or indirectly, the power to vote 50% or more of the securities having ordinary voting power for the election of directors, managing general partners or the equivalent.

“Control Agreement” means any agreement entered into among a depository institution at which a Loan Party maintains a Collateral Account, such Loan Party and Collateral Agent, pursuant to which Collateral Agent obtains control (within the meaning of the Uniform Commercial Code, the PPSA or the STA) or the equivalent under applicable foreign Law over such Collateral Account.

“Converted Debt Draw” means that amount of Loans that are deemed to have been made to the Borrowers by the Lenders in exchange for certain of the Parent Series A Preferred Equity Interests held by the Lenders or their Affiliates in accordance with the Exchange Agreement.

“Convertible Notes” means the “Notes” as defined in the Intercreditor Agreement.

“Convertible Notes Agent” means each of the “Notes Agents” as such term is defined in the Intercreditor Agreement.

“Convertible Notes Debt” means the Debt incurred by the Loan Parties under the Convertible Notes Documents.

“Convertible Notes Documents” means the “Notes Documents” as such term is defined in the Intercreditor Agreement.

“Copyright License” means, as to any Person, all rights under any written document now owned or hereafter acquired by such Person (or in which such Person has rights or the power to transfer rights to a secured party) granting the right to use any Copyright or Copyright registration.

“Copyrights” means, as to any Person, all rights in any works of authorship, including the following now owned or hereafter adopted or acquired by such Person: (a) all copyrights and moral rights in any original work of authorship fixed in any tangible medium of expression, now known or later developed, all registrations and applications for registration and recordings of any such copyrights in the United States, Canada or any other country, including registrations, recordings and applications, and supplemental registrations, recordings, and applications in the United States Copyright Office or the Canadian Intellectual Property Office, or in any similar office or Agency; all proceeds of the foregoing, and all income, license fees, royalties, damages and payments now and hereafter due or payable under and with respect thereto, including payments under all licenses entered into in connection therewith, and damages and payments for past, present or future infringements thereof; (c) the right to sue for past, present and future infringements thereof, and all rights corresponding thereto throughout the world and all renewals and extensions thereof.

“Corporate Allocation Agreement” means that certain Cost-Sharing Agreement to be entered into after the Effective Date by and among Parent, Administrative Borrower and certain of the Foreign Subsidiaries of Parent to allocate costs for corporate services such as finance, tax, treasury, internal audit, legal, IT and risk management, as may be amended, restated, supplemented or otherwise modified from time in accordance with the terms hereof.

“Covered Party” has the meaning ascribed thereto in Section 10.20.

“Credit Extensions” means all of the following: (a) the Loans, (b) all Extraordinary Advances and (c) all Letters of Credit.

“Credit Outstandings” means, as of any date of determination, the then Outstanding Amount of all Credit Extensions, the Prepayment Premium (if any, that is due and payable as of such date of determination), and the Make-Whole Amount (if any, that is due and payable as of such date of determination) owing with respect thereto.

“Daily Balance” means, with respect to each day during the term of this Agreement, the amount of Loans owed at the end of such day.

“De Lage Program” means the sale of customer accounts receivables in the ordinary course of business by Parent or any of its Subsidiaries to De Lage Landen Financial Services, Inc. under the vendor financing program in existence on the Effective Date and any amendments, extensions, renewals or replacements thereof, copies of which shall have been provided to Administrative Agent.

“Debt” means, as to any Person as of any date of determination, without duplication, all of the following, whether or not included as indebtedness or liabilities in accordance with GAAP: (a) all obligations of such Person for borrowed money and all obligations of such Person evidenced by bonds, debentures, notes, loan agreements or other similar instruments; (b) all direct or contingent obligations of such Person arising under letters of credit (including standby and commercial letters of credit), bankers’ acceptances, bank guaranties, surety bonds and similar instruments; (c) the swap termination value under all Swap Contracts or hedge contracts to which such Person is a party; (d) all obligations of such Person to pay the deferred purchase price of property or services (other than trade accounts payable in the ordinary course of business not past due for more than sixty days after the date on which such trade account payable was created); (e) indebtedness (excluding prepaid interest thereon) secured by a Lien on property owned or being purchased by such Person (including indebtedness arising under conditional sales or other title retention agreements), whether or not such indebtedness shall have been assumed by such Person or is limited in recourse; (f) the amount of Attributable Debt in respect of all Capital Lease Obligations and Synthetic Lease Obligations of such Person; (g) all obligations of such Person to purchase, redeem, retire, defease or otherwise make any payment in respect of any Disqualified Equity Interest, valued, in the case of a Disqualified Equity Interest that is a redeemable preferred interest, at the greater of its voluntary or involuntary liquidation preference plus accrued and unpaid dividends; and (h) all Guarantees of such Person in respect of any Debt referred to in the immediately preceding clauses (a) through (g). For all purposes hereof, the Debt of any Person shall include the Debt of any partnership or joint venture (other than a joint venture that is itself a corporation or limited liability company) in which such Person is a general partner or a joint venturer, unless such Debt is expressly made nonrecourse to such Person.

“Debtor” or “Debtors” has the meaning assigned to such term in the recitals hereto.

“Debtor Relief Laws” means, collectively: (a) the Bankruptcy Code; (b) the Bankruptcy and Insolvency Act (Canada), the Companies’ Creditors Arrangement Act (Canada), the Winding-Up and Restructuring Act (Canada), the debt and/or securities reorganization provisions of the Canada Business Corporations Act, the Business Corporations Act (Ontario) or any other comparable and applicable Canadian provincial or territorial legislation; and (c) all other liquidation, provisional liquidation, conservatorship, bankruptcy, assignment for the benefit of creditors, moratorium, rearrangement, arrangement or plan of arrangement, scheme, receivership, insolvency, reorganization, or similar debtor- relief Laws of the United States, Canada or other applicable jurisdictions from time to time in effect and affecting the rights of creditors generally.

“Default” means any Event of Default or any event or condition that, with the giving of notice, the passage of time, or both, would constitute an Event of Default.

“Default Rate” means an interest rate equal to the sum of: (a) the Base Rate; plus (b) (i) prior to the CF Transition Date, 2.0% per annum; and (ii) from and after the CF Transition Date, for the first month following CF Transition Date, 2.0% per annum, and escalating by 50 basis point each month thereafter up to 5.0% per annum.

“Defaulting Lender” means any Lender whose acts or failure to act, whether directly or indirectly, cause it to meet any part of the definition of “Lender Default.” Failure of the Administrative Agent to conclude that a Lender is a Defaulting Lender shall not limit the rights and remedies of the Obligors in regards to any Lender that constitutes a Defaulting Lender.

“Deposit Account” means any deposit account (as that term is defined in the Uniform Commercial Code).

“Deposit Account Control Agreement” has the meaning ascribed thereto in Section 6.19(h).

“Disbursement Account” means that certain Deposit Account of Administrative Borrower maintained at PNC Bank and numbered Account Number 1019827918.

“Disposition” has the meaning ascribed thereto in Section 7.05. The term “Dispose” has a meaning correlative thereto.

“Disqualified Equity Interest” means any Equity Interest of any Person that, by its terms (or by the terms of any Equity Interest or other security into which it is convertible or for which it is exchangeable at the option of the holder thereof), or upon the happening of any event or circumstance, matures or is mandatorily redeemable, pursuant to a sinking fund obligation or otherwise, or is redeemable at the option of the holder thereof, in whole or in part, or requires or mandates payments or distributions in cash, on or prior to the date that is one year after the Maturity Date; provided, however, that the Parent Series A Preferred Equity Interests and Parent Series B Preferred Equity Interests shall not constitute Disqualified Equity Interests.

“Documents” means, as to any Person, all documents (as that term is defined in the Uniform Commercial Code or the PPSA, as applicable) now owned or hereafter acquired by such Person (or in which such Person has rights or the power to transfer rights to a secured party), wherever located, including all bills of lading, dock warrants, dock receipts, warehouse receipts, and other documents of title, whether negotiable or nonnegotiable.

“Dollar” and “$” mean lawful money of the United States.

“Dollar Equivalent” means, at any time, (a) with respect to any amount denominated in Dollars, such amount, and (b) with respect to any amount denominated in a currency other than Dollars, the equivalent amount thereof in Dollars as determined by the Administrative Agent at such time (rounded to the nearest currency unit, with 0.5 or more of a currency unit being rounded upward) based on the Exchange Rate; provided that each provision of this Agreement shall be subject to such reasonable changes of construction as Administrative Agent, acting at the direction of the Required DDTL Approving Lenders, may from time to time specify with Administrative Borrower’s consent (such consent not to be unreasonably withheld) to appropriately reflect a change in currency of any country and any relevant market conventions or practices relating to such change in currency.

“Domestic Subsidiary” means any Subsidiary that is not a Foreign Subsidiary.

“Due Diligence Certificate” means the due diligence certificate dated as of the Effective Date in form and substance acceptable to Administrative Agent.

“Dutch/Danish Tax Refund” means each and every payment made by or on behalf of the tax authorities of the government of Denmark to, for, or at the direction or for the benefit of Invacare Holdings Two B.V. (or any other successor-in-interest to Scandinavian Mobility International ApS), in accordance with the Danish Tax Tribunal ruling of 4 March 2024, Tribunal case no. 21-0074778 and/or the Copenhagen City Court case no. BS-28804/2024-KBH—Skatteministeriet Departementet versus Invacare Holdings Two B.V., relating to a refund in connection with taxes, and/or the interest thereupon, paid under the laws of Denmark, anticipated to be in the approximate amount of DKK 17,166,192, plus interest thereon.

“ECF Consolidated Net Income” shall mean “Consolidated Net Income” as defined on the date hereof in the Term Loan Agreement, as of May 5, 2023, without giving effect to any amendments after the date thereof, and reference to the sentences, items, clauses, or provisions of the ECF Consolidated Net Income shall be references to the sentences, items, clauses, and provisions, respectively, in such definition of Consolidated Net Income.

“EEA Financial Institution” means (a) any credit institution or investment firm established in any EEA Member Country which is subject to the supervision of an EEA Resolution Authority, (b) any entity established in an EEA Member Country which is a parent of an institution described in clause (a) of this definition, or (c) any financial institution established in an EEA Member Country which is a subsidiary of an institution described in clauses (a) or (b) of this definition and is subject to consolidated supervision with its parent.

“EEA Member Country” means any of the member states of the European Union, Iceland, Liechtenstein, and Norway.

“EEA Resolution Authority” means any public administrative authority or any person entrusted with public administrative authority of any EEA Member Country (including any delegee) having responsibility for the resolution of any EEA Financial Institution.

“Effective Date” means the first date on which all of the conditions precedent in Section 4.01 are satisfied (or waived in accordance with Section 10.01).

“Electronic Platform” means an electronic system for the delivery of information (including documents), such as IntraLinks On Demand WorkspacesTM or DXSyndicateTM, that may or may not be provided or administered by Administrative Agent or an Affiliate thereof.

“Eligible Assignee” means any of the following: (a) a Lender; (b) an Affiliate of a Lender; (c) an Approved Fund; (d) [reserved]; (e) a commercial bank organized or licensed under the laws of the United States or a state thereof having total assets in excess of $250,000,000; (f) a finance company, insurance company or other financial institution or fund, which is regularly engaged in making, purchasing or investing in loans and having total assets in excess of $250,000,000; or (g) a savings and loan association or savings bank organized under the laws of the United States or a state thereof which has a net worth, determined in accordance with GAAP, in excess of $250,000,000; provided that “Eligible Assignee” shall not include any Defaulting Lender.

“Environmental Claims” means all claims, however asserted, by any Governmental Authority or other Person alleging Environmental Liabilities.

“Environmental Laws” means all Laws relating to pollution, the protection of the environment or the release of any materials into the environment, including those related to Hazardous Materials or wastes, air emissions and discharges to waste or public systems.

“Environmental Liability” means any liability, contingent or otherwise (including any liability for damages, costs of environmental remediation, fines, penalties or indemnities), of Borrower, any other Loan Party or any of their respective Subsidiaries directly or indirectly resulting from or based upon: (a) violation of any Environmental Law; (b) the generation, use, handling, transportation, storage, treatment or disposal of any Hazardous Materials; (c) exposure to any Hazardous Materials; (d) the release or threatened release of any Hazardous Materials into the environment; or (e) any contract, agreement or other consensual arrangement pursuant to which liability is assumed or imposed with respect to any of the foregoing.

“Equipment” means, as to any Person, all equipment (as that term is defined in the Uniform Commercial Code or the PPSA, as applicable) now owned or hereafter acquired by such Person (or in which such Person has rights or the power to transfer rights to a secured party), wherever located, including any and all machinery, apparatus, equipment, fittings, furniture, fixtures, motor vehicles and other similar tangible personal property (other than Inventory) of every kind and description, and all parts, attachments, additions, improvements, accessories and accessions thereto and substitutions and replacements therefor.

“Equity Interests” means, with respect to any Person, all of the shares of capital stock of (or other ownership or profit interests in) such Person, all of the warrants, options or other rights for the purchase or acquisition from such Person of shares of capital stock of (or other ownership or profit interests in) such Person, all of the securities convertible into or exchangeable for shares of capital stock of (or other ownership or profit interests in) such Person or warrants, rights or options for the purchase or acquisition from such Person of such shares (or such other interests), and all of the other ownership or profit interests in such Person (including partnership, member or trust interests therein), whether voting or nonvoting, and whether or not such shares, warrants, options, rights or other interests are outstanding on any date of determination.

“ERISA” means the Employee Retirement Income Security Act of 1974.

“ERISA Affiliate” means any trade or business (whether or not incorporated) under common control with any Loan Party or any Subsidiary thereof within the meaning of Section 414(b) or (c) of the Code (and Sections 414(m) and (o) of the Code for purposes of provisions relating to Section 412 of the Code).

“ERISA Event” means any of the following: (a) a Reportable Event with respect to a Pension Plan; (b) the incurrence by any Borrower or any ERISA Affiliate of any liability with respect to a withdrawal by any Borrower or any ERISA Affiliate from a Pension Plan subject to Section 4063 of ERISA during a plan year in which it was a substantial employer (as defined in Section 4001(a)(2) of ERISA) or a cessation of operations that is treated as such a withdrawal under Section 4062(e) of ERISA; (c) the incurrence by any Borrower or any ERISA Affiliate of any liability with respect to a complete or partial withdrawal by any Borrower or any ERISA Affiliate from a Multiemployer Plan or the receipt by any Borrower or an ERISA Affiliate of notification that a Multiemployer Plan is insolvent, or in critical or endangered status within the meaning of Section 432 of the Code; (d) the filing of a notice of intent to terminate, the treatment of a plan amendment as a termination under Sections 4041 or 4041A of ERISA, or the commencement of proceedings by the PBGC to terminate a Pension Plan or Multiemployer Plan; (e) an event or condition that constitutes grounds under Section 4042 of ERISA for the termination of, or the appointment of a trustee to administer, any Pension Plan or Multiemployer Plan; or (f) the imposition of any liability under Title IV of ERISA, other than for PBGC premiums due but not delinquent under Section 4007 of ERISA, upon any Borrower or any ERISA Affiliate.

“Erroneous Payment” has the meaning ascribed thereto in Section 10.21.

“Erroneous Payment Deficiency Assignment” has the meaning ascribed thereto in Section 10.21.

“Erroneous Payment Impacted Loans” has the meaning ascribed thereto in Section 10.21.

“Erroneous Payment Return Deficiency” has the meaning ascribed thereto in Section 10.21.

“Escrow Account” has the meaning ascribed thereto in Section 6.23. “Escrow Agreement” has the meaning ascribed thereto in Section 6.23. “Escrow Funds” has the meaning ascribed thereto in Section 6.23.

“Escrow Release Date” means the date that is 120 days after the Parent’s receipt of the International Net Proceeds.

“EU Bail-In Legislation Schedule” means the EU Bail-In Legislation Schedule published by the Loan Market Association (or any successor Person), as in effect from time to time.

“Event of Default” has the meaning ascribed thereto in Section 8.01.

“Event of Loss” means, with respect to any property of any Loan Party, any of the following: (a) any loss, destruction or damage of such property; or (b) any actual condemnation, seizure or taking, by exercise of the power of eminent domain or otherwise, of such property, or confiscation of such property or the requisition of the use of such property.

“Exchange Agreement” means that certain Amended and Restated Exchange Agreement by and between Parent and certain of holders of the Parent Series A Preferred Equity Interests, dated as of the Fourth Amendment Effective Time.

“Excess Cash Flow” means, for any Excess Cash Flow Period, an amount (if positive) equal to the excess of:

(a) the sum (in each case, for Parent and its Subsidiaries on a consolidated basis), without duplication, of:

(i) ECF Consolidated Net Income for such Excess Cash Flow Period,

(ii) an amount equal to the amount of all non-cash charges to the extent deducted in arriving at such ECF Consolidated Net Income (provided, in each case, that if any non-cash charge represents an accrual or reserve for cash items in any future Excess Cash Flow Period, the cash payment in respect thereof in such future Excess Cash Flow Period shall be subtracted from Excess Cash Flow in such future Excess Cash Flow Period),

(iii) decreases in Consolidated Working Capital,

(iv) an amount equal to the aggregate net non-cash loss on Dispositions by Parent and its Subsidiaries during such Excess Cash Flow Period (other than dispositions in the ordinary course of business) to the extent deducted in arriving at such ECF Consolidated Net Income, less:

(b) the sum (in each case, for Parent and its Subsidiaries on a consolidated basis), without duplication (including in any subsequent Excess Cash Flow Periods), of:

(i) an amount equal to the amount of all non-cash credits included in arriving at such ECF Consolidated Net Income and cash charges included in clauses (a) through (o) of the definition of “ECF Consolidated Net Income”, except to the extent such cash charges were financed with long-term Indebtedness (other than revolving Indebtedness) (including any amounts included in ECF Consolidated Net Income pursuant to the last sentence of the definition of “ECF Consolidated Net Income” to the extent such amounts are due but not received during such Excess Cash Flow Period),

(ii) the amount of Capital Expenditures made or accrued in cash during such Excess Cash Flow Period or, at the option of the respective Loan Party, made prior to the date the Loan Parties are required to make a payment of Excess Cash Flow in respect of such Excess Cash Flow Period, except to the extent that such Capital Expenditures were financed with Indebtedness; provided that the amount of Capital Expenditures deducted pursuant to this clause (ii) shall not exceed the Capital Expenditure Cap in any Excess Cash Flow Period,

(iii) the aggregate amount of all principal payments of Indebtedness, including (A) the principal component of payments in respect of Capital Leases, (B) the amount of any mandatory prepayment of Loans to the extent required due to a Disposition that resulted in an increase to ECF Consolidated Net Income and not in excess of the amount of such increase and (C) the aggregate amount of any premium, make-whole or penalty payments actually paid in cash by Parent and the Restricted Subsidiaries during such Excess Cash Flow Period that are required to be made in connection with any prepayment of Indebtedness, to the extent not financed with long-term Indebtedness but excluding (I) all other prepayments of the Loans, (II) all prepayments of revolving loans and swingline loans made during such Excess Cash Flow Period (other than in respect of any revolving credit facility to the extent there is an equivalent permanent reduction in commitments thereunder) and (III) all such principal payments of Indebtedness to the extent financed with long- term Indebtedness,

(iv) an amount equal to the aggregate net non-cash gain on Dispositions by Parent and its Subsidiaries during such Excess Cash Flow Period (other than Dispositions in the ordinary course of business) to the extent included in arriving at such ECF Consolidated Net Income,

(v) increases in Consolidated Working Capital,

(vi) the amount of Investments and acquisitions not prohibited by this Agreement made in cash during such Excess Cash Flow Period (including Investments made after the end of an applicable Excess Cash Flow Period), to the extent that such Investments and acquisitions were not financed with long-term Indebtedness; provided that the amount of Investments deducted pursuant to this clause (vi) shall not exceed $1,000,000 in any Excess Cash Flow Period,

(vii) the amount of taxes (including penalties and interest) paid in cash and/or tax reserves set aside, payable, or reasonably estimated to be payable (without duplication) in such Excess Cash Flow Period to the extent they exceed the amount of tax expense deducted in determining ECF Consolidated Net Income for such Excess Cash Flow Period,

(viii) cash payments by Parent and the Restricted Subsidiaries during such Excess Cash Flow Period in respect of long-term liabilities of the Parent and its Subsidiaries other than Indebtedness, to the extent such payments are not expensed during such Excess Cash Flow Period or are not deducted in calculating ECF Consolidated Net Income and were not financed with long term Indebtedness; provided that the amount of payments deducted pursuant to this clause (viii) shall not exceed $1,500,000 in any Excess Cash Flow Period, and

(ix) the aggregate amount of expenditures actually made by the Parent and its Subsidiaries in cash during such Excess Cash Flow Period (including expenditures for the payment of financing fees) to the extent that such expenditures are not expensed during such Excess Cash Flow Period or are not deducted (and not added back) in calculating Consolidated Net Income, to the extent that such expenditures were financed with internally generated cash flow of the Parent and its Subsidiaries.

“Excess Cash Flow Period” means each 12-month period ending each June 30, commencing with the fiscal period during which the CF Transition Date occurs.

“Exchange Act” means the Securities Exchange Act of 1934.

“Exchange Rate” means on any day, for purposes of determining the Dollar Equivalent of any currency other than Dollars, the rate at which such other currency may be exchanged into Dollars at the time of determination on such day as reported by Bank of America for such currency. In the event that such rate is not reported by Bank of America, the Exchange Rate shall be determined by reference to such other publicly available service for displaying exchange rates as may be agreed upon by Administrative Agent and Administrative Borrower or, in the absence of such an agreement, Administrative Agent may use any reasonable method it deems appropriate to determine such rate, and such determination shall be conclusive absent manifest error.

“Excluded Accounts” has the meaning ascribed thereto in the definition of “Collateral” contained in Section 1.01.

“Excluded Equity Interests” means the Equity Interests of any CFC in excess of 65% of the voting equity stock (for the purposes of Treasury Regulation 1.956-2) if a pledge of such a greater amount could reasonably be expected to have an adverse tax impact on any Loan Party.

“Excluded Subsidiary” means (i) any Foreign Subsidiary and (ii) any Domestic Subsidiary all of the material assets of which consist of Equity Interests in CFCs if the direct guaranty of the Loans by such CFCs could reasonably be expected to give rise to an adverse tax impact on any Loan Party; provided that at all times prior to the CF Transition Date, the direct and indirect Subsidiaries of International Holdings shall be deemed to be Excluded Subsidiaries hereunder; provided further, that for the avoidance of doubt the preceding proviso shall not limit or impair any obligations arising under Sections 6.23, 7.18, or 7.19 of this Agreement.

“Excluded Taxes” means, with respect to Administrative Agent, any other Lending Party or any other recipient of any payment to be made by or on account of any obligation of any Borrower or any Loan Party hereunder or under any Loan Document: (a) Taxes imposed on or measured by overall net income (however denominated), franchise Taxes and branch profits taxes, in each case (i) imposed as a result of such Person being organized under the laws of, or having its principal office or, in the case of any Lender, its applicable Lending Office located in, the jurisdiction imposing such Tax (or any political subdivision thereof) or (ii) which are Other Connection Taxes; (b) U.S. federal withholding Taxes imposed on amounts payable to or for the account of such Person with respect to an applicable interest in the Loans or its Commitment pursuant to the applicable Law in effect on the date on which (i) such Person acquires such interest in the Loans or its Commitment or (ii) such Person changes its Lending Office, except in each case to the extent that, pursuant to Section 2.08, amounts with respect to such Taxes were payable either to such Person’s assignor immediately before such Person became a party hereto or to such Person immediately before it changed its Lending Office; (c) United States or Canadian Taxes attributable to such Person’s failure to comply with Section 2.08(f); and (d) any U.S. federal withholding Taxes imposed under FATCA.

“Executive Order” means Executive Order No. 13224 of September 23, 2001 (effective September 24, 2001), Blocking Property and Prohibiting Transactions With Persons Who Commit, Threaten To Commit, or Support Terrorism.

“Existing Guaranteed Obligations” has the meaning ascribed thereto in Section 10.14(j).

“Extraordinary Advances” has the meaning set forth in Section 2.01(b).

“Fair Market Value” means with respect to any asset or group of assets on any date of determination, the value of the consideration obtainable in a sale of such asset at such date of determination assuming a sale by a willing seller to a willing purchaser dealing at arm’s length and arranged in an orderly manner over a reasonable period of time having regard to the nature and characteristics of such asset. Except as otherwise expressly set forth herein, such value shall be determined in good faith by Administrative Borrower.

“FATCA” means Sections 1471 through 1474 of the Code as of the date of this Agreement (or any amended or successor version that is substantively comparable and not materially more onerous to comply with), any current or future regulations or official interpretations thereof, any agreements entered into pursuant to Section 1471(b)(1) of the Code and any intergovernmental agreements entered into in connection with the implementation of such current Sections of the Code (or any such amended or successor version described above).

“Federal Funds Rate” means, for any day, the rate per annum equal to the weighted average of the rates on overnight federal funds transactions with members of the Federal Reserve System arranged by federal funds brokers on such day, as published by the Federal Reserve Bank of New York on the Business Day next succeeding such day; provided, that (a) if such day is not a Business Day, then the Federal Funds Rate for such day shall be such rate on such transactions on the next preceding Business Day as so published on the next succeeding Business Day and (b) if no such rate is so published on such next succeeding Business Day, then the Federal Funds Rate for such day shall be the average rate (rounded upward, if necessary, to a whole multiple of one hundredth of 1.00%) charged to major money center banks on such day on such transactions as determined by Administrative Agent.

“Fee Letter” means that certain Fee Letter, dated as of the Effective Date, by and among Agents and Borrowers.

“First Amendment” means that certain First Amendment to Loan and Security Agreement dated as of February 26, 2024 by and among the Lenders, the Loan Parties, the Administrative Agent and the Collateral Agent.

“First Amendment Effective Time” has the meaning given in that certain First Amendment to Loan and Security Agreement dated as of February 26, 2024 by and among the Lenders, the Loan Parties, the Administrative Agent and the Collateral Agent.

“Floor” means a rate of interest equal to two percent (2%) per annum.

“Foreign Intellectual Property” means any right, title or interest in or to any Intellectual Property governed by or arising or existing under, pursuant to or by virtue of the laws of any jurisdiction other than the United States of America or any state thereof.

“Foreign Lender” means any Lender that is not a “United States Person” (as such term is defined in Section 7701(a)(30) of the Code).

“Foreign Plan” means any employee pension benefit plan, program, policy, arrangement or agreement maintained or contributed to by a Loan Party or any Subsidiary thereof with respect to employees or former employees employed outside of the United States or Canada (other than any governmental arrangement.)

“Foreign Subsidiary” means a Subsidiary of Parent organized outside of the United States of America, or Canada.

“Fourth Amendment” means that certain Forbearance Agreement and Fourth Amendment to Loan and Security Agreement dated as of October 29, 2024 by and among the Lenders, the Loan Parties, the Administrative Agent and the Collateral Agent.

“Fourth Amendment Draw” has the meaning given such term in Section 2.01(c) hereof.

“Fourth Amendment Effective Time” has the meaning given in the Fourth Amendment.

“FRB” means the Board of Governors of the Federal Reserve System of the United States.

“Funding Date” means the Business Day on which a Borrowing occurs.

“GAAP” means generally accepted accounting principles in the United States set forth in the opinions and pronouncements of the Accounting Principles Board and the American Institute of Certified Public Accountants and statements and pronouncements of the Financial Accounting Standards Board or such other principles as may be approved by a significant segment of the accounting profession in the United States, that are applicable to the circumstances as of the date of determination, consistently applied.

“General Intangibles” means, as to any Person, all general intangibles (as that term is defined in the Uniform Commercial Code) now owned or hereafter acquired by such Person (or in which such Person has rights or the power to transfer rights to a secured party), including all right, title and interest that such Person may now or hereafter have under any contract, all payment intangibles (as that term is defined in the Uniform Commercial Code), customer lists, licenses, Intellectual Property, interests in partnerships, joint ventures and other business associations, permits, proprietary or confidential information, inventions (whether or not patented or patentable), technical information, procedures, designs, knowledge, know-how, Software, databases, data, skill, expertise, experience, processes, models, drawings, materials, Books and Records, Goodwill (including Goodwill associated with any Intellectual Property), all rights and claims in or under insurance policies (including insurance for fire, damage, loss, and casualty, whether covering personal property, real property, tangible rights or intangible rights, all liability, life, key-person, and business interruption insurance, and all unearned premiums), uncertificated securities, choses-in-action, rights to receive tax refunds and other payments, rights to receive dividends, distributions, cash, Instruments and other property in respect of or in exchange for Equity Interests and other Investment Property, and rights of indemnification.

“Global Liquidity” means “Liquidity” as such term is defined in the Term Loan Agreement as in effect on the Effective Date.

“Global Consolidated EBITDA” means, for any period, for Parent and its Subsidiaries on a consolidated basis, the sum for such period of (without duplication): (a) Global Consolidated Net Income; plus (b) Global Consolidated Interest Expense (net of interest income) to the extent included in the determination of such Global Consolidated Net Income for such period; plus (c) all amounts treated as expenses for depreciation and the amortization of intangibles of any kind, but in each case only to the extent included in the determination of such Global Consolidated Net Income for such period; plus (d) all accrued taxes on or measured by income, but in each case only to the extent included in the determination of such Global Consolidated Net Income for such period; provided, that, for purposes of the calculation of Global Consolidated EBITDA for any period, Global Consolidated Net Income for such period shall be computed without giving effect to any non-cash extraordinary, non-recurring, transactional or unusual gains that would otherwise be added, or non-cash losses or expenses that would otherwise be deducted, in calculating Global Consolidated Net Income for such period as approved in writing by Administrative Agent and Collateral Agent in their Permitted Discretion. For avoidance of doubt, all calculations will be consistent with GAAP principles and guidance as in effect as of the Effective Date.

“Global Consolidated Fixed Charge Coverage Ratio” means, as of the last day of any period for such period, the ratio of: (a) the sum for such period of (without duplication): (i) Global Consolidated EBITDA; minus (ii) all payments in cash or cash distributions for taxes to the extent permitted hereunder; minus (iii) all cash payments in respect of earn outs; minus (iv) all non-tax related distributions or dividends paid in cash; minus (v) Capital Expenditures of Parent and its Subsidiaries (net of any insurance proceeds, condemnation award or proceeds relating to any financing with respect to such expenditures); minus (vi) Restricted Payments paid in cash by Parent or any Subsidiary of Parent; to (b) the sum for such period of: (i) Global Consolidated Interest Expense (other than non-cash interest (including debt issuance costs amortization and original issue discount amortization) and regularly scheduled fees in respect of Debt; plus (ii) the aggregate amount of mandatory principal payments actually made or required to be made on the Loans; plus (iii) mandatory or voluntary principal payments actually made or required to be made under the Term Loan Documents or the Convertible Notes Documents; plus (iv) all required or voluntary principal payments made or require to be made with respect to Capital Leases and other Debt (other than the Loans).

“Global Consolidated Interest Expense” means, for any period, for Parent and its Subsidiaries on a consolidated basis, the sum for such period of (without duplication): (a) all interest, premium payments, debt discount, fees, charges and related expenses in connection with borrowed money (including capitalized interest) or in connection with the deferred purchase price of assets; plus (b) all payments made under interest rate Swap Contracts to the extent not included in clause (a) of this definition; plus (c) the portion of rent expense under Capital Leases that is treated as interest in accordance with GAAP principles and guidance as in effect as of the Effective Date.

“Global Consolidated Net Income” means, for any period, for Parent and its Subsidiaries on a consolidated basis, net income (or loss) for such period, but excluding (without duplication): (a) any income of any Person if such Person is not a Subsidiary, except that any Borrower’s direct or indirect equity in the net income of any such Person for such period shall be included in such computation of net income (or loss) up to the aggregate amount of cash actually distributed by such Person during such period to Parent or a Subsidiary thereof as a dividend or other distribution; and (b) the net income of any Subsidiary to the extent that the declaration or payment of dividends or similar distributions by such Subsidiary of that income is prohibited by operation of the terms of its Organizational Documents or any Contractual Obligation or Laws applicable to such Subsidiary or by which Subsidiary is bound.

“Global Fundamental Change” means, other than (i) any transaction permitted under the Forbearance Agreement (as defined in the Term Loan Agreement) as of the Fourth Amendment Effective Time and any transaction consummated pursuant to any sale or similar process permitted under the Forbearance Agreement (as defined in the Term Loan Agreement) as of the Fourth Amendment Effective Time and (ii) any transaction consummated as a result of the exercise of rights or remedies under the Term Loan Documents and/or Convertible Notes Documents in accordance with the Intercreditor Agreement, the consummation of (A) any transaction immediately following the consummation of which International Holdings ceases to be a wholly-owned Subsidiary of Parent; (B) the voluntary or involuntary liquidation, winding-up or dissolution of International Holdings, (C) any consolidation, merger, binding share exchange, or other combination pursuant to which the International Holdings common stock will be converted into, or exchanged for, stock, other securities, or other property or assets (including cash), or a combination thereof, in each case after which International Holdings will no longer be a Wholly-Owned Subsidiary of Parent; or (D) any sale, lease, or other transfer or disposition in one transaction or a series of transactions of a material portion of the consolidated assets of International Holdings and/or its Subsidiaries, taken as a whole, to any Person other than the Parent or any of the Parent’s wholly-owned Subsidiaries.

“Goods” means, as to any Person, all goods (as that term is defined in the Uniform Commercial Code or the PPSA, as applicable) now owned or hereafter acquired by such Person (or in which such Person has rights or the power to transfer rights to a secured party), wherever located, including embedded software to the extent included in goods (as that term is defined in the Uniform Commercial Code or the PPSA, as applicable) and fixtures (as that term is defined in the Uniform Commercial Code or the PPSA, as applicable).

“Goodwill” means, as to any Person, all goodwill, trade secrets, proprietary or confidential information, technical information, procedures, formulae, quality control standards, designs, operating and training manuals, customer lists, and distribution agreements now owned or hereafter acquired by such Person (or in which such Person has rights or the power to transfer rights to a secured party).

“Governmental Authority” means the government of the United States, Canada, or any other nation, or of any political subdivision thereof, whether state, provincial, territorial or local, and any agency, authority, instrumentality, regulatory body, court, central bank or other entity exercising executive, legislative, judicial, taxing, regulatory or administrative powers or functions of or pertaining to government.

“Guarantee” means, as to any Person, any obligation, contingent or otherwise, of such Person guaranteeing or having the economic effect of guaranteeing any Debt or other obligation payable or performable by another Person (the “primary obligor”) in any manner, whether directly or indirectly, and including any obligation of such Person, whether direct or indirect: (a) to purchase or pay (or advance or supply funds for the purchase or payment of) such Debt or other obligation; (b) to purchase or lease property, securities or services for the purpose of assuring the obligee in respect of such Debt or other obligation of the payment or performance of such Debt or other obligation; (c) to maintain working capital, equity capital or any other financial statement condition or liquidity or level of income or cash flow of the primary obligor so as to enable the primary obligor to pay such Debt or other obligation; or (d) entered into for the purpose of assuring in any other manner the obligee in respect of such Debt or other obligation of the payment or performance thereof or to protect such obligee against loss in respect thereof (in whole or in part). The amount of any Guarantee shall be deemed to be an amount equal to the stated or determinable amount of the related primary obligation, or portion thereof, in respect of which such Guarantee is made or, if not stated or determinable, the maximum reasonably anticipated liability in respect thereof as determined by the guaranteeing Person in good faith. The term “Guarantee” as a verb has a corresponding meaning.

“Guaranteed Obligations” has the meaning ascribed thereto in Section 10.14(a).

“Guarantors” means, collectively: (a) Parent, (b) all Subsidiary Guarantors from time to time party hereto, and (c) each other Person who, on or following the date hereof pursuant to the terms of any Loan Document, has executed or is required to execute a Guaranty of all or any portion of the Obligations or a third-party pledge agreement (or similar document), as pledgor or in a pledgor capacity, in favor of Administrative Agent or the Lending Parties with respect to all or any portion of the Obligations; provided that no Excluded Subsidiary shall be required to be a Guarantor.

“Guarantor Subordinated Debt” has the meaning ascribed thereto in Section 10.14(i).

“Guarantor Subordinated Debt Payments” has the meaning ascribed thereto in Section 10.14(i).

“Guaranty” means any guaranty or third-party pledge agreement (or similar document) made by a Person for the benefit of the Lending Parties, Collateral Agent or Administrative Agent on behalf of the Lending Parties (or any one or more of them), in form and substance satisfactory to Administrative Agent, including the guaranty set forth in Section 10.14.

“Hazardous Materials” means all explosive or radioactive substances or wastes and all hazardous or toxic substances, wastes or other pollutants, including petroleum or petroleum distillates, asbestos or asbestos containing materials, polychlorinated biphenyls, radon gas, infectious or medical wastes and all other substances or wastes of any nature regulated pursuant to any Environmental Law.

“Hedging Obligations” means, with respect to any Loan Party, all liabilities of such Person under Swap Contracts entered into with any Lender or an Affiliate of any Lender in connection with all or any portion of the Loans; provided that such liabilities under any Swap Contract with an Affiliate of a Lender shall not constitute “Hedging Obligations” hereunder unless and until such liabilities are certified as such in writing to Administrative Agent by Borrowers and such Affiliate of a Lender.

“Incremental Delayed Draw” has the meaning given such term in Section 2.01(e) hereof.

“Incremental Delayed Draw Exit Fee” means the Incremental Delayed Draw Exit Fee set forth in that certain Amended and Restated Exit Fee Letter entered into among the Borrowers, the Lenders, and the Administrative Agent as of the Fourth Amendment Effective Time.

“Incremental Lenders” means those Lenders that advance the Incremental Delayed Draw.

“Indebtedness Currency” has the meaning ascribed thereto in Section 10.16(a).

“Indemnified Taxes” means (a) Taxes, other than Excluded Taxes, imposed on or with respect to any payment made by or on account of any obligation of any Loan Party under any Loan Document and (b) to the extent not otherwise described in the immediately preceding clause (a), Other Taxes.

“Indemnitees” means, collectively, each Lending Party and each Related Party of any of the foregoing Persons.

“Information” has the meaning ascribed thereto in Section 10.07.

“Insolvency Proceeding” means any proceeding commenced by or against any Person under any provision of any Debtor Relief Laws.

“Instrument” means, as to any Person, all instruments (as that term is defined in the Uniform Commercial Code or the PPSA, as applicable) now owned or hereafter acquired by such Person (or in which such Person has rights or the power to transfer rights to a secured party), wherever located, including all promissory notes and other evidences of indebtedness, other than instruments that constitute, or are part of a group of writings that constitute, Chattel Paper.

“Intellectual Property” means, as to any Person, all Copyrights, Licenses, Patents, Trademarks, trade secrets, inventions, designs, industrial designs, trade secrets and customer lists now owned or hereafter acquired by such Person (or in which such Person has rights or the power to transfer rights to a secured party), wherever located.

“Intercompany Loan” means the loans owing from Parent, any Original Borrower or any Subsidiary of an Original Borrower (or any combination thereof) to International Holdings or any Subsidiary of International Holdings (or any combination thereof), as identified in Schedule 7.09 or incurred in accordance with Section 7.01(a)(iv).

“Intercreditor Agreement” mean that certain Intercreditor Agreement, dated as of the Effective Date, among Administrative Agent, as the “Revolving Agent”, GLAS Trust Company LLC, as the “Term Loan Agent”, GLAS Trust Company LLC, as the “Tranche I Notes Agent”, and GLAS Trust Company LLC, as the “Tranche II Notes Agent”, as the same may be amended, modified, supplemented, renewed, restated or replaced in accordance with the terms thereof.

“Interest Payment Date” means (a) the first Business Day of each calendar month during the term hereof commencing with June 1, 2023; and (b) the Maturity Date.

“International Business Disposition” means any sale, transfer or other Disposition of (a) all or any material portion of the assets or equity of International Holdings, or (b) all or any material portion of the assets or equity interests in International Holdings’ direct or indirect Subsidiaries the purchase price of which results in International Net Proceeds (calculated without giving effect to clause (f) of such definition) in an amount equal to or greater than the outstanding CF Debt Priority Obligations as of the date thereof.

“International Holdings” means Invacare International Holdings Corp., a Delaware corporation.

“International Net Proceeds” means, in respect of any International Business Disposition, the cash proceeds received by Parent, International Holdings, or any Subsidiary or Affiliate thereof with respect to or on account of such International Business Disposition, net of: (a) the direct costs, fees, expenses and other monetary obligations of the Parent, International Holdings, or any Subsidiary or Affiliate thereof paid or payable in connection with such International Business Disposition (including, without limitation, attorney’s fees, investment banking fees, survey costs, title insurance premiums, and related search and recording charges, transfer taxes, deed or mortgage recording taxes, underwriting discounts and commissions, other customary expenses and brokerage, consultant, accountant and other customary fees), excluding amounts payable to Parent, International Holdings, or any Subsidiary or Affiliate thereof; (b) the amount of any liabilities directly associated with such asset and retained by Parent, International Holdings, or any Subsidiary thereof; (c) the amount of all payments made by Parent, International Holdings, or any Subsidiary as a result of such event to repay Debt permitted to be incurred hereunder and secured by such asset or otherwise subject to mandatory prepayment as a result of such event, (d) all Taxes paid or payable by Parent, International Holdings, or any Subsidiary thereof as a result thereof (including the amount, if any, estimated by Parent, International Holdings, or any Subsidiary thereof in good faith at the time of such sale, transfer or other Disposition for taxes payable by Parent, International Holdings, or any Subsidiary thereof on or measured by net income or gain resulting from such sale, transfer or other Disposition, but determined after taking into account all applicable deductions and income tax credits available to Parent, International Holdings or any such Subsidiary thereof under applicable law in the taxable year of such International Business Disposition that may reduce the amount of such net income or grain or applicable Tax liability); (e) the amount of any reserves established by Parent, International Holdings, or any Subsidiary or Affiliate thereof, which have been disclosed to Administrative Agent in writing and agreed to by Administrative Agent, in its Permitted Discretion, to fund contingent liabilities reasonably estimated to be payable, that are directly attributable to such International Business Disposition, and (f) amounts, if any, applied to repay the CF Debt Priority Obligations.

“Inventory” means, as to any Person, all inventory (as that term is defined in the Uniform Commercial Code or the PPSA, as applicable) now owned or hereafter acquired by such Person (or in which such Person has rights or the power to transfer rights to a secured party), wherever located, including all inventory, merchandise, goods and other personal property that are held by or on behalf of such Person for sale or lease or are furnished or to be furnished under a contract of service or that constitute raw materials, work in process, finished goods, returned goods or materials or supplies of any kind.

“Investment” means, as to any Person, any direct or indirect acquisition or investment by such Person in another Person, whether by means of: (a) the purchase or other acquisition of capital stock or other securities of another Person; (b) a loan, advance or capital contribution to, Guarantee or assumption of debt of, or purchase or other acquisition of any other debt or equity participation or interest in, another Person, including any partnership or limited liability company interest in such other Person and any arrangement pursuant to which the investor Guarantees Debt of such other Person; or (c) the purchase or other acquisition (in one transaction or a series of transactions) of assets of another Person that constitute a business unit. For purposes of covenant compliance, the amount of any Investment shall be the amount actually invested, without adjustment for subsequent increases or decreases in the value of such Investment.

“Investment Property” means, as to any Person, all investment property (as that term is defined in the Uniform Commercial Code or the PPSA, as applicable) now owned or hereafter acquired by such Person (or in which such Person has rights or the power to transfer rights to a secured party), wherever located.

“Impacted Loans” has the meaning ascribed thereto in Section 2.02(e).

“Insurance Subsidiary” means Invatection Insurance Company, a Vermont corporation, which as of the Effective Date has been dissolved.

“IRS” means the United States Internal Revenue Service.

“Issuing Bank” has the meaning ascribed thereto in the definition of “Letter of Credit Agreement” contained in this Section 1.01.

“Joinder Agreement” means an agreement entered into by a Subsidiary of any Borrower following the date hereof to join in the Guaranty set forth in Section 10.14, in substantially the form of Exhibit B or any other form approved by Administrative Agent.

“Judgment Currency” has the meaning ascribed thereto in Section 10.16(a).

“Junior Financing” means any Debt (other than any permitted intercompany Debt owing to any Borrower or any Subsidiary of any Borrower and, for the avoidance of doubt, other than (a) Debt incurred under Section 7.01(a)(xxiii)(A), (v) Debt incurred under Section 7.01(a)(xxiii)(B) solely to the extent such Debt has the same lien priorities as the Debt under the Convertible Notes Documents, and (b) Debt incurred under Section 7.01(a)(xxii)(A), (x) Debt incurred under Section 7.01(a)(xxii)(B) solely to the extent such Debt has the same lien priorities as the Debt under the Term Loan Agreement; provided that no such Junior Financing incurred or assumed on or after the Effective Date shall provide for any payments of principal, interest, fees or other amounts (other than customary third party agent or trustee fees) in cash on or prior to the date that is 91 days after the Maturity Date.

“Junior Portion of the Loans” means that portion of the Loans (inclusive of the Junior Portion of the Third Amendment First Delayed Draw, the Junior Portion of the Mid-July Delayed Draw, the Junior Portion of the Fourth Amendment Draw, and the Converted Debt Draw and not exceeding $172,326,991.69) that at any time constitutes Revolving Credit Excess Principal Obligations under the Intercreditor Agreement (provided, however, that no portion of the Incremental Delayed Draw shall constitute a Junior Portion of the Loans). The Junior Portion of the Loans shall be comprised solely of the Junior Portion of the Third Amendment First Delayed Draw, the Bumped-Over Junior Portion of the Loans, and the Converted Debt Draw.

“Junior Portion of the Fourth Amendment Draw” means that portion of the Fourth Amendment Draw that constitutes Revolving Credit Excess Principal Obligations under the Intercreditor Agreement.

“Junior Portion of the Mid-July Delayed Draw” means that portion of the Mid-July Delayed Draw that constitutes Revolving Credit Excess Principal Obligations under the Intercreditor Agreement.

“Junior Portion of the Third Amendment First Delayed Draw” means that portion of the Third Amendment First Delayed Draw that constitutes Revolving Credit Excess Principal Obligations under the Intercreditor Agreement.

“Laws” means, collectively, all international, foreign, federal, state, provincial, territorial and local laws, statutes, treaties, rules, authorities, guidelines, regulations, ordinances, codes and administrative or judicial precedents or judgments, orders, decrees, permits and other governmental restrictions, including the interpretation or administration thereof by any Governmental Authority charged with the enforcement, interpretation or administration thereof, and all applicable administrative orders, directed duties, requests, licenses, authorizations, concessions, grants, franchises and permits of, and agreements with, any Governmental Authority, in each case whether or not having the force of law.

“LC Cash Collateral” mean an amount initially equal to One Million Six Hundred Seventy-Four Thousand Two Hundred Dollars ($1,674,200), representing 110% of the undrawn face amount of the Letters of Credit issued under the Loan Agreement as of the First Amendment Effective Time for the benefit of the Borrowers, less any amounts applied therefrom to reimburse the Administrative Agent and Collateral Agent in connection with draws on such Letters of Credit.

“Lender” means, from and after the First Amendment Effective Time, each Person that has a Commitment or that has an outstanding Loan.

“Lender Default” means (a) the failure to fund all or any portion of its Loans within two Business Days of the date such Loans were required to be funded hereunder unless such Lender notifies the Administrative Agent and the Administrative Borrower in writing that such failure is the result of such Lender’s determination that one or more conditions precedent to funding (each of which conditions precedent, together with any applicable default, shall be specifically identified in such writing) has not been satisfied, (b) the failure of any Lender to pay over to the Administrative Agent, any Issuing Bank or any other Lender any other amount required to be paid by it hereunder within two Business Days of the date when due, (c) a Lender has notified the Administrative Borrower or the Administrative Agent that it does not intend or expect to comply with one or more of its funding obligations or has made a public statement to that effect with respect to its funding obligations under this Agreement (unless such writing or public statement relates to such Lender’s obligation to fund a Loan hereunder and states that such position is based on such Lender’s good faith determination that a condition precedent to funding (which condition precedent, together with any applicable default, shall be specifically identified in such writing or public statement) cannot be satisfied), (d) the failure by a Lender to confirm in a manner reasonably satisfactory to the Administrative Agent that it will comply with its obligations under this Agreement, (e) any Lender or a direct or indirect parent company of such Lender becoming subject to a Bail-In Action or (f) a Distressed Person has admitted in writing that it is insolvent or such Distressed Person becomes subject to a Lender-Related Distress Event.

“Lender Fee Letter” means that certain Confirmation of Fee Reimbursement Agreement dated as of or about the Third Amendment Effective Date, between and among one or more of the Loan Parties and Brown Rudnick LLP, as counsel to the Lenders.

“Lender-Related Distress Event” means, with respect to any Lender, that such Lender or any Person that directly or indirectly controls such Lender (each, a “Distressed Person”), as the case may be, is or becomes subject to a voluntary or involuntary case with respect to such Distressed Person under any debt relief law, or a custodian, conservator, receiver or similar official is appointed for such Distressed Person or any substantial part of such Distressed Person’s assets, or such Distressed Person or any person that directly or indirectly controls such Distressed Person is subject to a forced liquidation or winding up, or such Distressed Person makes a general assignment for the benefit of creditors or is otherwise adjudicated as, or determined by any governmental authority having regulatory authority over such Distressed Person or its assets to be, insolvent or bankrupt; provided that a Lender-Related Distress Event shall not be deemed to have occurred solely by virtue of the ownership or acquisition of any Stock in any Lender or any Person that directly or indirectly controls such Lender by a governmental authority or an instrumentality thereof; provided, further, that such ownership interest does not result in or provide such person with immunity from the jurisdiction of courts within the United States or from the enforcement of judgments or writs of attachment on its assets or permit such person (or such governmental authority or instrumentality) to reject, repudiate, disavow or disaffirm any contract or agreements made by such person or its parent entity.

“Lending Office” means, as to any Lender, the office of such Lender described as such in such Lender’s Administrative Detail Form, or such other office or offices as a Lender may from time to time notify Administrative Borrower and Lending Parties.

“Lending Parties” means, collectively, Agents, Lenders, and any Issuing Bank.

“Letter of Credit Rights” means, as to any Person, all letter of credit rights (as that term is defined in the Uniform Commercial Code) now owned or hereafter acquired by such Person (or in which such Person has rights or the power to transfer rights to a secured party), including rights to payment or performance under a letter of credit, whether or not such Person, as beneficiary, has demanded or is entitled to demand payment or performance thereunder.

“Letter of Credit Agreement” means the collective reference to any and all agreements from time to time entered into by Collateral Agent and a bank acceptable Collateral Agent (each, an “Issuing Bank”) pursuant to which an Issuing Bank issues Letters of Credit for the account of Borrowers in accordance with the terms of this Agreement.

“Letter of Credit Disbursement” means any payment made by Issuing Bank pursuant to a Letter of Credit.

“Letter of Credit Request” has the meaning ascribed thereto in Section 2.12(b).

“Letter of Credit Sublimit” means $6,000,000.

“Letter of Credit Usage” means, as of any date of determination, the sum of (a) the aggregate undrawn amount of all outstanding Letters of Credit, plus (b) the aggregate amount of outstanding reimbursement obligations with respect to Letters of Credit which remain unreimbursed or which have not been paid through a Loan.

“Letters of Credit” mean all letters of credit issued for the account of Borrowers under Section2.12 and all amendments, renewals, extensions or replacements thereof.

“Licenses” means, as to any Person, all Copyright Licenses, Patent Licenses, Trademark Licenses or other licenses of rights or interests now held or hereafter acquired by such Person.

“Lien” means any mortgage, pledge, hypothecation, assignment, deposit arrangement, encumbrance, lien (statutory or other), charge, debenture, hypothec, or preference, priority or other security interest or preferential arrangement in the nature of a security interest of any kind or nature whatsoever (including any conditional sale or other title retention agreement and any easement, right of way or other encumbrance on title to real property).

“Lien Instrument” means any document (or other instrument) evidencing any Lien securing the Obligations pursuant to any Negotiable Collateral.

“Loan” means any Loan made, or to be made, hereunder, under the First Amendment, under the Second Amendment, under the Third Amendment and under the Fourth Amendment. The Additional Advance (as defined in the First Amendment), the Remaining Advance (as defined in the First Amendment), the Pre-Assignment Principal Balance (as defined in the First Amendment), the Second Amendment Advance (as defined in the Second Amendment), the Third Amendment First Delayed Draw (as defined in the Third Amendment), the Mid-July Delayed Draw, the Fourth Amendment Draw, and the Incremental Delayed Draw are deemed to have been made, or to be made, in the aggregate as a Loan to the Borrowers under this Agreement and to constitute the principal balance of the Loans.

“Loan Account” has the meaning ascribed thereto in Section 2.06(d).

“Loan Documents” means, collectively, this Agreement, the First Amendment, the Second Amendment, the third Amendment, the Fourth Amendment, each Note, each Guaranty, each Collateral Document, each Letter of Credit, the Fee Letter, the Intercreditor Agreement, all subordination agreements respecting any other subordinated Debt permitted hereunder (if any) and all other present or future documents entered into by any Loan Party for the benefit of Lending Parties (or any of them), in connection with this Agreement.

“Loan Parties” means, collectively, Borrowers and Guarantors, as the context requires.

“Make-Whole Amount” means, in connection with any Prepayment Event, as of any date of determination occurring during the Make-Whole Period, an amount equal to the sum of (i) the aggregate interest (at the rate then applicable to the Loans), (ii) the fees due under Section 2.04 of this Agreement, the Structuring Fee (as set forth in Section 1 of the Fee Letter), the Collateral Monitoring Fee (as set forth in Section 2 of the Fee Letter), and (iv) the Unused Line Fee (as set forth in Section 3 of the Fee Letter) that would have been payable to Administrative Agent and Lenders (as applicable) if an amount equal to the greater of (A) the Average Daily Credit Extensions calculated from the Effective Date through the date of the occurrence of the Prepayment Event and (B) $10,000,000 had been outstanding from the period commencing on the date of determination and continuing through (and including) the last day of the Make- Whole Period. For any date of determination occurring after the Make-Whole Period, the Make-Whole Amount shall be zero.

“Make-Whole Period” means the period commencing on the Effective Date and ending on the date that is 18 months following the Effective Date.

“Market Disruption Event” means any of the following: (a) any Lender notifies Administrative Agent that the SOFR Index Rate does not adequately and fairly reflect the cost to such Lender of funding its respective Loans, or any Lender reasonably determines that any Law has made it unlawful, or that any Governmental Authority has asserted that it is unlawful, for such Lender or its applicable lending office to make, maintain or fund Loans whose interest is determined by reference to the SOFR Index Rate or to determine or charge interest rates based upon such SOFR Index Rate or any Governmental Authority has imposed material restrictions on the authority of such Lender to do any of the foregoing; or (b) the circumstances set forth in Section 2.02(e)(i) exist or the Scheduled Unavailability Date has occurred, and no SOFR Successor Rate has been determined in accordance with Section 2.02(e).

“Material Adverse Effect” means any of the following: (a) a material adverse change in or a material adverse effect upon (in either case, irrespective of whether occurring as a result of a specific event or circumstance or otherwise) the business condition financial or otherwise or results of operations of either: (i) Borrowers; or (ii) Borrowers and the other Loan Parties taken as a whole; (b) a material impairment (irrespective of whether occurring as a result of a specific event or circumstance or otherwise) of the ability of Borrowers or the Loan Parties, taken as a whole, to perform their respective obligations under the Loan Documents; or (c) except if caused by actions or inactions of any Lending Party, a material adverse effect (irrespective of whether occurring as a result of a specific event or circumstance or otherwise) upon: (i) the legality, validity, binding effect or enforceability of any Loan Document to which any Loan Party is a party against either: (A) any Borrower; or (B) the Borrowers and the Loan Parties taken as a whole; or (ii) the rights and remedies of either Agent or any other Lending Party under or in respect of any Loan Document.

“Maturity Date” means:

(1)	except with respect to the Junior Portion of the Loans:

(a) prior to the CF Transition Date (or if the CF Transition Date has not occurred prior to May 5, 2026), May 5, 2026, or

(b) from and after the CF Transition Date (but only if the CF Transition Date occurs prior to May 5, 2026), the later of: (i) the CF Transition Date; or (ii) the earlier of (A) June 30, 2025 or (B) the occurrence of the International Business Disposition; and

(2)	with respect to the Junior Portion of the Loans:

(a) prior to the CF Transition Date (or if the CF Transition Date has not occurred prior to November 5, 2027), November 5, 2027, or

(b) from and after the CF Transition Date (but only if the CF Transition Date occurs prior to November 5, 2027), the later of: (i) the CF Transition Date; or (ii) the earlier of (A) June 30, 2025 or (B) the occurrence of the International Business Disposition.

“Maximum Rate” means, at any time, the maximum rate of non-usurious interest permitted by applicable Laws.

“Measurement Period” shall mean each four (4) consecutive calendar quarter period ending on the last day of a calendar quarter; provided, that prior to and including June 30, 2024, the Measurement Period shall be the period commencing on the Plan Effective Date and ending on the last day of the applicable calendar quarter.

“Medicaid” means that entitlement program under Title XIX of the Social Security Act that provides federal grants to states for medical assistance programs based on specific eligibility criteria.

“Medicaid Provider Agreement” means an agreement entered into between a state agency or other such entity administering the Medicaid program and a health care provider or supplier under which the health care provider or supplier agrees to provide services for Medicaid patients in accordance with the terms of the agreement and Medicaid Regulations.

“Medicaid Regulations” means, collectively, (a) all federal statutes (whether set forth in Title XIX of the Social Security Act or elsewhere) with respect to Medicaid and any statutes succeeding thereto, (b) all applicable provisions of all federal rules, regulations, manuals and orders and administrative, reimbursement and other guidelines having the force of Law of any Governmental Authority promulgated pursuant to or in connection with the statutes described in clause (a), (c) all state statutes and plans for medical assistance enacted in connection with such statutes and provisions described in clauses (a) and (b), and (d) all applicable provisions of all other guidelines having the force of Law of all Governmental Bodies promulgated pursuant to or in connection with the statutes described in clause (c) and all state administrative, reimbursement and other guidelines of all Governmental Bodies having the force of Law promulgated pursuant to or in connection with the statutes described in clause (b), in each case as may be amended, supplemented or otherwise modified from time to time.

“Medical Reimbursement Programs” means the Medicare, Medicaid and TRICARE programs and any other healthcare program operated by or financed in whole or in party by any foreign, domestic, federal, state, local or provincial government and any other non-government funded third party payor programs.

“Medicare” means that government-sponsored entitlement program under Title XVIII of the Social Security Act that provides for a health insurance system for eligible elderly and disabled individuals.

“Medicare Provider Agreement” means an agreement entered into between CMS or other such entity administering the Medicare program on behalf of CMS, and a health care provider or supplier under which the health care provider or supplier agreed to provide services for Medicare patients in accordance with the terms of the agreement and Medicare Regulations.

“Medicare Regulations” means, collectively, all federal statutes (whether set forth in Title XVIII of the Social Security Act or elsewhere) with respect to the health insurance program for the aged and disabled established by Title XVIII of the Social Security Act and any statutes succeeding thereto, together with all applicable provisions of all rules, regulations, manuals and orders and administrative, reimbursement and other guidelines having the force of Law of all Governmental Bodies (including, without limitation, HHS, CMS, the OIG or any person succeeding to the functions of any of the foregoing) promulgated pursuant to or in connection with any of the foregoing having the force of Law, as each may be amended, supplemented or otherwise modified from time to time.

“Mid-July Delayed Draw” means the Third Amendment Second Delayed Draw in the amount of $3,000,000 that was advanced by the Lenders to the Borrowers on July 16, 2024 and July 17, 2024.

“Money Laundering Laws” means, collectively: (a) the Currency and Foreign Transactions Reporting Act (31 U.S.C. §§ 5311-5330 and 12 U.S.C. §§ 1818(s), 1820(b) and 1951-1959); (b) the Proceeds of Crime Act; (c) the Proceeds of Crime (Money Laundering) and Terrorist Financing Act (Canada); (d) the Criminal Code (Canada); (e) the United Nations Act (Canada); and (d) the applicable money laundering statutes of all jurisdictions, the rules and regulations thereunder and any related or similar rules, regulations or guidelines issued, administered or enforced by any Governmental Authority.

“Multiemployer Plan” means any employee benefit plan of the type described in Section 4001(a)(3) of ERISA to which Borrower or any ERISA Affiliate makes or is obligated to make contributions, or during the preceding five plan years, has made or been obligated to make contributions.

“Negotiable Collateral” means all of Borrower’s now owned and hereafter acquired right, title, and interest with respect to letters of credit, letter of credit rights, instruments, promissory notes, drafts, documents, documents of title, and Chattel Paper (including electronic Chattel Paper and tangible Chattel Paper), and all supporting obligations in respect of any of the foregoing.

“Net Proceeds” means, in respect of any Disposition or Event of Loss, the proceeds in cash or Cash Equivalents received by a Loan Party or any Subsidiary thereof with respect to or on account of such Disposition or Event of Loss, net of: (a) in the case of a Disposition, the direct costs of such Disposition then payable by the recipient of such proceeds, or, in the case of an Event of Loss, the direct costs of collecting insurance or other proceeds, in each case excluding amounts payable to any Loan Party or any Affiliate of a Loan Party; (b) all Taxes paid or payable by such recipient as a result thereof; and (c) amounts required to be applied to repay principal, interest and prepayment premiums and penalties on Debt secured by a Permitted Lien on the properties subject to such Disposition.

“Ninety Percent Lenders” means Lenders holding at least 90% of the Commitments or, if the Commitments have terminated, Lenders holding at least 90% of the Credit Outstandings.

“Note” means each promissory note (if any) executed and delivered by Borrower in favor of a Lender evidencing that portion of the Credit Extensions owed to such Lender, such note being in form and substance acceptable to Administrative Agent.

“Obligations” means, collectively, all advances, debts, liabilities, obligations, covenants and duties of each Loan Party to any Lending Party, in each of the foregoing cases, under or in respect of any Loan Document, whether with respect to the Loans, Overadvances, any Prepayment Premium (if applicable), any Make-Whole Amount (if applicable), Swap Contracts (if any) or otherwise (including all Hedging Obligations), whether direct or indirect (including those acquired by assumption), absolute or contingent, due or to become due, now existing or hereafter arising and including interest and fees that accrue after the commencement by or against any Loan Party or any Affiliate thereof of any proceeding under any Debtor Relief Law naming such Person as the debtor in such proceeding, regardless of whether such interest and fees are allowed claims in such proceeding.

“Operating Accounts” means those certain Deposit Accounts of Borrowers identified as operating accounts on Schedule 6.19(h) attached hereto.

“OFAC” means the United States Office of Foreign Assets Control.

“OIG” shall mean the Office of Inspector General of HHS and any successor thereof.

“OIG Investigation” shall mean the investigation initiated pursuant to a subpoena received by Administrative Borrower in 2006 from the U.S. Department of Justice seeking documents relating to three (3) long-standing and well-known promotional and rebate programs maintained by Administrative Borrower and its Subsidiaries.

“Organizational Documents” means: (a) with respect to any corporation, the certificate or Articles of incorporation and the bylaws (or equivalent or comparable constitutive documents with respect to any non U.S. jurisdiction) of such Person; (b) with respect to any limited liability company, the certificate or Articles of formation or organization and operating agreement of such Person; (c) with respect to any limited partnership, partnership, joint venture, trust or other form of business entity, the partnership, joint venture or other applicable agreement of formation or organization of such Person and any agreement, instrument, filing or notice with respect thereto filed in connection with such Person’s formation or organization with the applicable Governmental Authority in the jurisdiction of its formation or organization and, if applicable, any certificate or Articles of formation or organization of such Person.

“Original Borrower” and “Original Borrowers” have the meanings ascribed thereto in the introductory paragraph hereof.

“Other Connection Taxes” means, with respect to Administrative Agent, any other Lending Party or any other recipient of any payment to be made by or on account of any obligation of any Loan Party under any Loan Document, Taxes imposed as a result of a present or former connection between such Person and the jurisdiction imposing such Tax (other than connections arising from such Person having executed, delivered, become a party to, performed its obligations under, received payments under, received or perfected a security interest under, engaged in any other transaction pursuant to or enforced any Loan Document, or sold or assigned an interest in any Loan or Loan Document).

“Other Taxes” means all present or future stamp, excise, value added, GST, HST, PST, court or documentary, intangible, recording, filing or similar Taxes that arise from any payment made under, from the execution, delivery, performance, enforcement or registration of, from the receipt or perfection of a security interest under, or otherwise with respect to, any Loan Document, except any such Taxes that are Other Connection Taxes imposed with respect to an assignment by a Lender of an interest in a Loan or Commitment after the date hereof (other than such an assignment made at the request of any Loan Party, or during an Event of Default described in Section 8.01(a), (f), (j) or (k)).

“Outstanding Amount” means, as of any date of determination, (a) with respect to any Loans or Extraordinary Advances, the aggregate outstanding principal amount thereof after giving effect to prepayments or repayments of such Loans occurring on such date or the making, or prepayments or repayments, of Extraordinary Advances, as the case may be, occurring on such date, and (b) with respect to any Letters of Credit, the aggregate Letter of Credit Usage.

“Parent” has the meaning ascribed thereto in the introductory paragraph hereof.

“Parent Series A Certificate of Designations” means the Amended and Restated Certificate of Designations of 9.00% Series A Convertible Participating Preferred Stock of Parent.

“Parent Series A Preferred Equity Documents” means the Parent Certificate of Designations and each other document or certificate executed or delivered in connection therewith.

“Parent Series A Preferred Equity Interests” means the 9.00% Series A Convertible Participating Preferred Stock issued by Parent.

“Parent Series B Certificate of Designations” means the Certificate of Designations of Series B Redeemable Preferred Stock of Parent.

“Parent Series B Preferred Equity Documents” means the Parent Certificate of Designations and each other document or certificate executed or delivered in connection therewith.

“Parent Series B Preferred Equity Interests” means the Series B Redeemable Preferred Stock issued by Parent.

“Participant” has the meaning ascribed thereto in Section 10.06(d).

“Participant Register” has the meaning ascribed thereto in Section 10.06(d).

“Patent License” means, as to any Person, all rights under any written agreement now owned or hereafter acquired by such Person (or in which such Person has rights or the power to transfer rights to a secured party) granting any right with respect to any invention on which a Patent is in existence.

“Patents” means, as to any Person, all of the following in which such Person now holds or hereafter acquires any interest: (a) all letters patent of the United States or any other country, all registrations and recordings thereof, and all applications for letters patent of the United States or any other country, including registrations, recordings and applications in the United States Patent and Trademark Office or in any similar office or agency of the United States, any State or Territory thereof, the Canadian Intellectual Property Office or in any similar office or agency of Canada, any province or territory thereof, or any other country; and (b) all reissues, continuations, continuations in part or extensions thereof.

“Payment Recipient” has the meaning provided in Section 10.21.

“PBGC” means the Pension Benefit Guaranty Corporation.

“Pension Plan” means any “employee pension benefit plan” (as that term is defined in Section 3(2) of ERISA), other than a Multiemployer Plan, that is subject to Title IV of ERISA and is sponsored or maintained by any Borrower or any ERISA Affiliate or to which any Borrower or any ERISA Affiliate contributes or has an obligation to contribute, or in the case of a multiple employer or other plan described in Section 4064(a) of ERISA, has made contributions at any time during the immediately preceding five plan years, but for greater certainty shall exclude Canadian Benefit Plans.

“Percentage Share” means, as to any Lender, at any time, subject to the terms hereof, the percentage (expressed as a decimal carried out to the second decimal place) of: (a) in the case of unfunded Commitments of the Lenders, such Lender’s Commitment; and (b) in the case of outstanding Loans, Protective Advances or Letter of Credit Usage, the Credit Outstandings represented by the Credit Outstandings owing to such Lender. The initial Percentage Share of each Lender is set forth opposite the name of such Lender on Schedule 2.01 or in the Assignment and Assumption pursuant to which such Lender became a party hereto, as applicable.

“Permit” means any permit, approval, authorization, certification, license, variance, accreditation or permission required from a Governmental Authority under an applicable Law or any accrediting organization.

“Permitted Discretion” means Administrative Agent’s commercially reasonable judgment (from the standpoint of a secured asset-based lender) exercised in good faith.

“Permitted Liens” means:

(a) Liens for Taxes that are not overdue for a period of more than 30 days or that are being contested in good faith and by appropriate proceedings diligently conducted, if adequate reserves with respect thereto are maintained on the books of the applicable Person in accordance with GAAP, in each case, the nonpayment of which could not reasonably be expected to result in a Material Adverse Effect;

(b) Liens imposed by law, such as carriers’, warehousemen’s, mechanics’, materialmen’s, repairmen’s or construction contractors’ Liens and other similar Liens, arising in the ordinary course of business that secure amounts not overdue for a period of more than 30 days or, if more than 30 days overdue, are unfiled and no other action has been taken to enforce such Liens or that are being contested in good faith and by appropriate proceedings diligently conducted, if adequate reserves with respect thereto are maintained on the books of the applicable Person in accordance with GAAP, in each case so long as such Liens could not reasonably be expected to individually or in the aggregate have a Material Adverse Effect;

(c) Liens incurred or deposits made in the ordinary course of business (i) in connection with workers’ compensation, unemployment insurance and other social security legislation or (ii) securing liability for reimbursement or indemnification obligations of (including obligations in respect of letters of credit or bank guarantees or similar instruments for the benefit of) insurance carriers providing property, casualty or liability insurance to Administrative Borrower or any of its Subsidiaries or otherwise supporting the payment of items of the type set forth in the foregoing clause (i);

(d) Liens incurred or deposits made to secure the performance of tenders, bids, trade contracts (other than for the payment of Debt), governmental contracts and leases (other than Capital Lease Obligations), statutory obligations, surety, stay, customs and appeal bonds, performance bonds, bankers acceptance facilities and other obligations of a like nature (including those to secure health, safety and environmental obligations) and obligations in respect of letters of credit, bank guarantees or similar instruments that have been posted to support the same, in each case incurred in the ordinary course of business or consistent with past practices;

(e) easements, rights-of-way, restrictions, encroachments, protrusions, zoning restrictions and other similar encumbrances and minor title defects affecting real property that, in the aggregate, do not in any case materially interfere with the ordinary conduct of the business of Administrative Borrower and its Subsidiaries, taken as a whole;

(f) (i) Liens securing, or otherwise arising from, judgments, awards attachments and/or decrees and notices of lis pendens and associated rights relating to litigation being contested in good faith not constituting an Event of Default under Section 8.01(h) and (ii) any pledge and/or deposit securing any settlement of litigation;

(g) Liens on goods the purchase price of which is financed by a documentary letter of credit issued for the account of Administrative Borrower or any its Subsidiaries or Liens on bills of lading, drafts or other documents of title arising by operation of law or pursuant to the standard terms of agreements relating to letters of credit, bank guarantees and other similar instruments; provided that such Lien secures only the obligations of Administrative Borrower or such Subsidiaries in respect of such letter of credit, bank guarantee or other similar instrument to the extent such obligations are permitted by Section 7.01;

(h) rights of setoff, banker’s lien, netting agreements and other Liens arising by operation of law or by of the terms of documents of banks or other financial institutions in relation to the maintenance of administration of deposit accounts, securities accounts or cash management arrangements or in connection with the issuance of letters of credit, bank guarantees or other similar instruments;

(i) Liens arising from precautionary Uniform Commercial Code financing statements or any similar filings made in respect of operating leases or consignment or bailee arrangements entered into by Administrative Borrower or any of its Subsidiaries;

(j) solely to the extent the Surviving LCs remain outstanding and undrawn, cash collateral in an aggregate amount not to exceed the Dollar Equivalent (as calculated on the Effective Date) of $3,411,838.19 in respect of the Surviving LCs; and

(k) (x) cash collateral in an amount not to exceed $500,000 securing Cash Management Obligations and (y) if the Required DDTL Approving Lenders shall have consented, additional cash collateral securing Cash Management Obligations up to the amount so agreed by the Required DDTL Approving Lenders.

“Permitted Refinancing” means, with respect to any Person, any modification, refinancing, refunding, renewal or extension of any Debt of such Person; provided that (a) the principal amount (or accreted value, if applicable) thereof does not exceed the principal amount (or accreted value, if applicable) of the Debt so modified, refinanced, refunded, renewed or extended except (i) by an amount equal to unpaid accrued interest and premium (including tender premiums) thereon plus underwriting discounts, other amounts paid, and fees, commissions and expenses (including upfront fees, original issue discount or initial yield payments) incurred, in connection with such modification, refinancing, refunding, renewal or extension and (ii) by an amount equal to any existing revolving commitments unutilized thereunder to the extent that the portion of any existing and unutilized revolving commitment being refinanced was permitted to be drawn under Section 7.01 immediately prior to such refinancing (other than by reference to a Permitted Refinancing) and such drawing shall be deemed to have been made, (b) other than with respect to a Permitted Refinancing in respect of Debt permitted pursuant to Sections 7.01(a)(v) and Sections 7.01(a)(xiv), Debt resulting from such modification, refinancing, refunding, renewal or extension (x) has a final maturity date equal to or later than the final maturity date of the Debt being modified, refinanced, refunded, renewed or extended and (y) other than with respect to a Permitted Refinancing in respect of Debt permitted pursuant to Section 7.01(a)(xxii), has a final maturity date later than 180 days after the Maturity Date, (c) if the Debt being modified, refinanced, refunded, renewed or extended is subordinated in right of payment to the Obligations, Debt resulting from such modification, refinancing, refunding, renewal or extension is subordinated in right of payment to the Obligations on terms at least as favorable to Agents and the other Lending Parties as those contained in the documentation governing the Debt being modified, refinanced, refunded, renewed or extended, (d) [reserved], (e) immediately after giving effect thereto, no Event of Default shall have occurred and be continuing, and (f) if the Debt being modified, refinanced, refunded, renewed or extended is permitted pursuant to Sections 7.01(a)(ii), (a)(xii) or (a)(xxiii), (i) the terms and conditions (including Lien priority, but excluding as to subordination, interest rate (including whether such interest is payable in cash or in kind), rate floors, fees, discounts and premiums) of Debt resulting from such modification, refinancing, refunding, renewal or extension are, taken as a whole, not materially more favorable to the investors providing such Debt than the terms and conditions of the Debt being modified, refinanced, refunded, renewed or extended (except for covenants or other provisions applicable to periods after the Maturity Date at the time such Debt is incurred) (it being understood that, to the extent that any financial maintenance covenant is added for the benefit of any such Permitted Refinancing, the terms shall not be considered materially more favorable if such financial maintenance covenant is either (A) also added for the benefit of any Loans remaining outstanding after the issuance or incurrence of such Permitted Refinancing or (B) only applicable after the Maturity Date at the time of such refinancing); provided that the primary obligor in respect of, and/or the Persons (if any) that Guarantee, the Debt resulting from such modification, refinancing, refunding, renewal or extension is the primary obligor in respect of, and/or Persons (if any) that Guaranteed the Debt being modified, refinanced, refunded, renewed or extended; provided further that such Debt resulting from such modification, refinancing, refunding, renewal or extension shall not be secured by any assets other than Collateral and the lien securing such Debt shall not have greater priority than the lien securing the Debt that is being modified, refinanced, refunded, renewed or extended (and if the Debt being refinanced is unsecured, such Debt resulting from such modification, refinancing, refunding, renewal or extension shall be unsecured). For the avoidance of doubt, it is understood that a Permitted Refinancing may constitute a portion of an issuance of Debt in excess of the amount of such Permitted Refinancing; provided that such excess amount is otherwise permitted to be incurred under Section 7.01. For the avoidance of doubt, it is understood and agreed that a Permitted Refinancing includes successive Permitted Refinancings of the same Debt.

“Permitted Sale/Leaseback Transactions” means any Sale/Leaseback of a Sale/Leaseback Property consummated by Parent, the Administrative Borrower or any of the Subsidiaries of the Administrative Borrower after the Effective Date; provided, that (a) any such Sale/Leaseback is on market terms and is consummated for fair market value as determined at the time of consummation in good faith by such entity (which such determination may take into account any retained interest or other Investment of such entity in connection with, and any other material economic terms of, such Sale/Leaseback, (b) no Event of Default exists, and (c) the Net Proceeds thereof that are not required to prepay the CF Debt Priority Obligations pursuant to Section 2.11(e) of the Term Loan Agreement resulting from the Permitted Sale/Leaseback Transaction are deposited into a Blocked Account.

“Permitted Transferees” means, with respect to any Person that is a natural person (and any Permitted Transferee of such Person), (a) such Person’s immediate family, including his or her spouse, ex- spouse, children, step-children and their respective lineal descendants, (b) any trust or other legal entity the beneficiary of which is such Person’s immediate family, including his or her spouse, ex-spouse, children, stepchildren or their respective lineal descendants and (c) without duplication with any of the foregoing, such Person’s heirs, executors and/or administrators upon the death of such Person and any other Person who was an Affiliate of such Person upon the death of such Person and who, upon such death, directly or indirectly owned Equity Interests in any Borrower.

“Person” means any natural person, corporation, limited liability company, unlimited liability corporation, unlimited liability company, trust, joint venture, association, company, partnership, Governmental Authority or other entity.

“Plan” means any “employee benefit plan” (as such term is defined in Section 3(3) of ERISA) that provides benefits to any employees of any Loan Party or with respect to which any Loan Party has an obligation to make contributions or with respect to any such plan that is subject to Section 412 of the Code or Title IV of ERISA, any ERISA Affiliate, but for greater certainty shall exclude Canadian Benefit Plans.

“Plan Effective Date” means the “Effective Date” as defined in the Plan of Reorganization.

“Plan of Reorganization” shall mean that certain First Amended Joint Chapter 11 Plan of Invacare Corporation and its Debtor Affiliates (Technical Modifications), dated as of April 28, 2023, as amended, modified or supplemented, and as confirmed by the Confirmation Order.

“PPSA” shall mean the Personal Property Security Act (Ontario), or any other applicable Canadian federal or provincial statute pertaining to the granting, perfecting, priority or ranking of security interests, liens or hypothecs on movable property, and any successor statutes, together with any regulations thereunder, in each case as in effect from time to time. References to Sections of the PPSA shall be construed to also refer to any successor Sections.

“Prepayment Event” has the meaning ascribed thereto in Section 2.03(e).

“Prepayment Premium” means, in connection with any Prepayment Event, (a) on or prior to the date that is the one-year anniversary of the Effective Date, three percent (3.00%) of the aggregate amount of all Commitments, (ii) after the date that is the one-year anniversary of the Effective Date and prior to the date that is the two-year anniversary of the Effective Date, two percent (2.00%) of the aggregate amount of all Commitments, and (iii) after the date that is the two-year anniversary of the Effective Date, one percent (1.00%) of the aggregate amount of all Commitments.

“Proceeds” means proceeds (as that term is defined in the Uniform Commercial Code or the PPSA, as applicable).

“Protective Advances” has the meaning ascribed thereto in Section 8.02(c).

“Public Lender” has the meaning ascribed thereto in Section 10.02(b)(ii).

“QFC Credit Support” has the meaning ascribed thereto in Section 10.20.

“Qualified Equity Interests” means Equity Interests other than Disqualified Equity Interests.

“Rate of Exchange” has the meaning ascribed thereto in Section 10.16(a).

“Register” means a register for the recordation of the names and addresses of Lenders and, as applicable, the Commitments of, and Credit Outstandings owing to, each Lender pursuant to the terms hereof from time to time.

“Related Business” means any business that is the same, similar or otherwise reasonably related, ancillary or complementary to the businesses of Borrower and its Subsidiaries on the Effective Date.

“Related Parties” means, with respect to any Person, such Person’s Affiliates and the partners, members, directors, officers, employees, agents and advisors of such Person and of such Person’s Affiliates, and specifically includes, in the case of the Lending Parties, WSFS in its capacity as Administrative Agent and as Collateral Agent.

“Reorganization Documents” means the Loan Documents, the Term Loan Documents, the Convertible Notes Documents, the Plan of Reorganization, and the Parent Series A Preferred Equity Documents.

“Reorganization Transactions” means, collectively, transactions that are contemplated by the Loan Documents, the Plan of Reorganization and the RSA to occur on the Effective Date, including (a) the execution, delivery and performance of the Loan Documents to be entered into on the Effective Date, (b) the issuance and deemed funding of the Term Loan Debt on the Effective Date, (c) the consummation of the other transactions contemplated by this Agreement, the Term Loan Agreement, the Convertible Notes Documents, the Parent Series A Preferred Equity Documents, the Plan of Reorganization and the RSA and (d) the payment of the fees and expenses incurred in connection with any of the foregoing.

“Reportable Event” means any of the events set forth in Section 4043(c) of ERISA, other than events for which the thirty day notice period has been waived.

“Required Accounts” means, (A) all deposit accounts or securities accounts of the Loan Parties, other than (except with respect to Parent and International Holdings) (i) accounts having a de minimis balance and (ii) accounts that are zero balance accounts; provided that the aggregate balance in all accounts excluded by the de minimis threshold set forth in clause (i) shall not exceed $50,000 at any time, (B) all deposit accounts and securities accounts that are subject to control agreements in favor of the Term Loan Agent and/or Convertible Notes Agent and (C) notwithstanding anything to the contrary under clause (A) above, all deposit accounts or securities accounts of Parent or International Holdings. Notwithstanding the foregoing, accounts (other than accounts of Parent or International Holdings) used solely for payroll or benefits related disbursements or in which trust or the Insurance Subsidiary funds are maintained shall not constitute “Required Accounts” and the account of the former Insurance Subsidiary at PNC Bank, National Association shall not constitute a “Required Account”.

“Required Additional Debt Terms” means, with respect to any Debt, (a) such Debt does not mature earlier than 180 days after the Maturity Date, (b) such Debt does not have mandatory prepayment or redemption provisions (other than customary asset sale proceeds events, insurance and condemnation proceeds events, change of control offers or events of default) that could result in the prepayment or redemption of such Debt prior to the Maturity Date, (c) such Debt is not guaranteed by any entity that is not a Loan Party, (d) such Debt that is secured (i) is not secured by any assets not securing the Obligations, (ii) is secured on a junior basis to the Liens securing the Obligations and is subject to a Subordination Agreement and (iii) is subject to security agreements relating to such Debt that are substantially the same as the Collateral Documents (with such differences as are reasonably satisfactory to the Required DDTL Approving Lenders), (e) [reserved] and (f) the terms and conditions of such Debt (excluding pricing, interest rate margins, rate floors, discounts, fees, premiums and, subject to clauses (a) and (b) above, prepayment or redemption provisions, are not materially more favorable (when taken as a whole) to the lenders or investors providing such Debt than the terms and conditions of this Agreement (when taken as a whole) are to the Lender Parties (except for covenants or other provisions applicable only to periods after the Maturity Date at such time) (it being understood that, to the extent that any financial maintenance covenant is added for the benefit of any such Debt, no consent shall be required by Administrative Agent or any of the other Lender Parties if such financial maintenance covenant is either (i) also added for the benefit of the Loans in connection therewith or (ii) only applicable after the Maturity Date at such time); provided that a certificate of a Responsible Officer of the Administrative Borrower delivered to Administrative Agent at least ten (10) Business Days prior to the incurrence of such Debt, together with a reasonably detailed description of the material terms and conditions of such Debt or drafts of the documentation relating thereto, stating that Administrative Borrower has determined in good faith that such terms and conditions satisfy the foregoing requirement, shall be conclusive evidence that such terms and conditions satisfy the foregoing requirement unless Administrative Agent, acting at the direction of the Required DDTL Approving Lenders, notifies Administrative Borrower within such five Business Day period that it disagrees with such determination (including a reasonable description of the basis upon which it disagrees).

“Required DDTL Approving Lenders” and “Required MIP Approving Lenders” means Required Lenders that are comprised of not less than three (3) groups of Lenders for which no Lender within any such group is affiliated with any Lender in the two (2) other groups comprising the Required Lenders and Required MIP Approving Lenders, as applicable (although such a Lender may be affiliated with other Lenders in its same group). This definition is based on there being five (5) separate groups of Lenders for which no Lender within any such group is affiliated with any Lender in any other group; if there are fewer than five (5) separate groups, then the terms Required DDTL Approving Lenders and Required MIP Approving Lenders shall have the same meaning as Required Lenders.

“Required Lenders” means Lenders holding in excess of 50.01% of the Credit Outstandings; provided that, if there are two or more Lenders, then “Required Lenders” must include more than one Lender; provided, further, that any Lenders that are Affiliates of one another shall be deemed to constitute a single Lender for purposes of this definition.

“Responsible Officer” means: (a) (i) with respect to any Borrower or any of its Subsidiaries in connection with any request for Credit Extension, any Compliance Certificate or any other certificate or notice pertaining to any financial information required to be delivered by Borrower or any of its Subsidiaries hereunder or under any other Loan Document, the chief executive officer or the chief financial officer of such Person or of the managing member or manager of such Person; and (ii) otherwise, with respect to any Loan Party that is not a natural person, the chief executive officer or chief financial officer of such Person or of the managing member or manager of such Person; and (b) with respect to any Loan Party who is a natural person, such natural person.

“Resolution Authority” means an EEA Resolution Authority or, with respect to any UK Financial Institution, a UK Resolution Authority.

“Restricted Debt Payments” has the meaning ascribed thereto in Section 7.08(b).

“Restricted Payment” means, as to any Person: (a) any dividend or other distribution by such Person (whether in cash, securities or other property) with respect to any Equity Interests of such Person; (b) any payment (whether in cash, securities or other property), including any sinking fund or similar deposit, on account of the purchase, redemption, retirement, acquisition, cancellation or termination of any such Equity Interest; (c) any payment of principal or interest or any purchase, redemption, retirement, acquisition or defeasance with respect to any Debt of such Person which is subordinated to the payment of the Obligations; (d) the acquisition for value by such Person of any Equity Interests issued by such Person or any other Person that Controls such Person; (e) any management, servicing or other similar fees payable to any Loan Party or any Affiliate thereof; and (f) any other transaction that has a similar effect as clauses (a) through (e) of this definition.

“Restricted Subsidiary” means each Subsidiary of a Borrower (other than, at all times prior to the CF Transition Date, a Subsidiary of International Holdings), other than an Unrestricted Subsidiary.

“Revolving Credit Priority Collateral” has the meaning set forth in the Intercreditor Agreement. “Royalty Allocation Agreement” means that certain Trademark License Agreement to be entered into after the Effective Date by and among Administrative Borrower and certain of the Foreign Subsidiaries of Parent with royalty bearing license for use of the INVACARE brand names, as may be amended, restated, supplemented or otherwise modified from time in accordance with the terms hereof.

“RSA” has the meaning assigned to such term in the recitals hereto.

“Sale/Leaseback” means any arrangement with any Person (other than Parent or any of its Subsidiaries or Affiliates) providing for the leasing by Parent, the Administrative Borrower or any of the Subsidiaries of the Administrative Borrower of any real property, which property has been or is to be sold or transferred by Parent, the Administrative Borrower or any of the Subsidiaries of the Administrative Borrower to such Person in contemplation of such leasing.

“Sale/Leaseback Property” means that certain property located at Carretera Reynosa-Matamoros Km. 102, Parque Industrial Manimex, Cd. Reynosa, Tamaulipas, Mexico (Invamex).

“Sanctioned Entity” means (a) a country or a government of a country, (b) an agency of the government of a country, (c) an organization directly or indirectly controlled by a country or its government, (d) a Person resident in or determined to be resident in a country, in each case, that is subject to a country sanctions program administered and enforced by OFAC, Foreign Affairs, Trade and Development Canada, Public Safety Canada or other relevant Governmental Authority.

“Sanctioned Person” means a Person named on the list of Specially Designated Nationals maintained by OFAC, or a Person named on a similar list maintained by Foreign Affairs, Trade and Development Canada or Public Safety Canada.

“Sanctions” means any sanctions administered or enforced by the OFAC, the United Nations Security Council, Foreign Affairs, Trade and Development Canada, Public Safety Canada or any other relevant sanctions authority.

“Scheduled Unavailability Date” has the meaning ascribed thereto in Section 2.02(e).

“SEC” means the Securities and Exchange Commission or any Governmental Authority succeeding to any of its principal functions.

“Second Amendment” means that certain Second Amendment to Loan and Security Agreement dated as of March 13, 2024 by and among the Lenders, the Loan Parties, the Administrative Agent and the Collateral Agent.

“Second Amendment Effective Time” has the meaning given in the Second Amendment.

“Secured Obligations” means (i) prior to the CF Transition Date, (A) Loans in an aggregate principal amount not exceeding $49,000,000, minus (B) the aggregate principal amount of the Loans prepaid pursuant to Section 2.03(c)(i) hereof, plus (C) the accrued letter of credit fees as of the Fourth Amendment Effective Time paid-in-kind and capitalized by adding the amount thereof to the principal balance of the Loans on the Fourth Amendment Effective Time, plus (D) the unpaid interest as of the Fourth Amendment Effective Time paid-in-kind and capitalized by adding the amount thereof to the principal balance of the Loans on the Fourth Amendment Effective Time, plus (E) the 2% fee referenced in Section 13(a) of the Fourth Amendment paid-in-kind and capitalized by adding the amount thereof to the principal balance of the Loans on the Fourth Amendment Effective Time, plus (F) without duplication, all accrued and unpaid interest, fees, costs and expenses on account of the principal amount of the Loans described in the preceding clauses (A) through (E) (and amounts added to such Loans as described in such clauses), including (x) any accrued letter of credit fees described in Section 2.04(b) and (y) any such amounts accruing or becoming due after the commencement of any Insolvency Proceeding and irrespective of whether any claim for such amounts is allowed as a claim in such Insolvency Proceeding, at any time outstanding; and (ii) from and after the CF Transition Date, all Obligations.

“Servicing Agreements” means, collectively, the Corporate Allocation Agreement, the Royalty Allocation Agreement, and any other agreements in effect from time to time after the Effective Date pursuant to which any Loan Party provides corporate or other services for the benefit of International Holdings and/or any direct or indirect Subsidiaries of International Holdings.

“Settlement” has the meaning ascribed thereto in Section 2.09. “Settlement Date” has the meaning ascribed thereto in Section 2.09.

“SOFR” means, a rate equal to the secured overnight financing rate as administered by the Federal Reserve Bank of New York (or a successor administrator of the secured overnight financing rate).

“SOFR Index Adjustment Date” means (a) the Effective Date and (b) thereafter, the last Business Day of each calendar month as long as any Obligations remain outstanding.

“SOFR Index Rate” means, as of any SOFR Index Adjustment Date, the greater of (a) the Floor, and (b) the rate per annum for the forward-looking term rate for SOFR for a period of one month, which appears on the CME Term SOFR Page on or about 5:00 a.m. (central time) on the SOFR Index Adjustment Date; provided, that, to the extent that the rate described in this clause is not ascertainable pursuant to the foregoing provisions of this definition, then the rate described in this clause (b) shall be the interest rate per annum determined by Administrative Agent in Administrative Agent’s reasonable discretion in accordance with Section 2.02(e).

“SOFR Screen Rate” means the SOFR quote on an applicable screen page that the Administrative Agent designates to determine SOFR pursuant to Section 2.02 (or such other commercially available source providing such quotations as may be designated by the Administrative Agent from time to time).

“SOFR Successor Rate” has the meaning specified therefor in Section 2.02(e).

“SOFR Successor Rate Conforming Changes” means, with respect to any proposed SOFR Successor Rate, any conforming changes to the definition of Base Rate, SOFR Index Rate, ABR Index Rate, SOFR Screen Rate, CME Term SOFR Page, Business Day, U.S. Government Securities Business Day, or any related, similar or analogous definitions, timing and frequency of determining rates, making payments of interest, the applicability and length of lookback periods, and other technical, administrative and operational matters as may be appropriate, in the reasonable discretion of the Administrative Agent, in consultation with Administrative Borrower, to reflect the adoption of such SOFR Successor Rate and to permit the administration thereof by the Administrative Agent in a manner substantially consistent with market practice (or, if the Administrative Agent determines that adoption of any portion of such market practice is not administratively feasible or that no market practice for the administration of such SOFR Successor Rate exists, in such other manner of administration as the Administrative Agent determines is reasonably necessary in connection with the administration of this Agreement.

“Software” means, as to any Person, all software (as that term is defined in the Uniform Commercial Code) now owned or hereafter acquired by such Person (or in which such Person has rights or the power to transfer rights to a secured party), including all computer programs and all supporting information provided in connection with a transaction related to any program.

“Solvent” means, as to any Person at any time of determination, that: (a) the fair value of the property of such Person on a going concern basis is greater than the amount of such Person’s liabilities (including contingent liabilities), as such value is established and such liabilities are evaluated for purposes of Section 101(32) of the Bankruptcy Code and, in the alternative, for purposes of any similar provision under any Debtor Relief Law applicable to such Person or any Subsidiary thereof; (b) the present fair saleable value of the property of such Person is not less than the amount that will be required to pay the probable liability of such Person on its debts as they become absolute and matured; (c) such Person is able to realize upon its property and pay its debts and other liabilities (including contingent liabilities) as they mature in the normal course of business; (d) such Person does not intend to, and does not believe that it will, incur debts or liabilities beyond such Person’s ability to pay as such debts and liabilities mature; and (e) such Person is not engaged in business or a transaction, and is not about to engage in business or a transaction, for which such Person’s property would constitute unreasonably small capital.

“Special Committee” means the Ad Hoc Special Committee of the board of directors of Parent established by the board of directors of Parent at its November 16, 2023 meeting.

“Specified Holding Companies” means, collectively, Invacare Credit Corporation and Invacare Holdings LLC, each an Ohio corporation.

“Specified Materials” means, collectively, all materials or information provided by or on behalf of any Loan Party, as well as all documents and other written materials relating to the Loan Parties (or any of them) or their respective Affiliates or any other materials or matters relating to the Loan Documents (including any amendments or waivers of the terms thereof or supplements thereto).

“Specified Repatriated Cash” means (i) equity contributions or intercompany loans made by Parent to Administrative Borrower with proceeds of funds contemporaneously received by Parent from International Holdings or one or more Foreign Subsidiaries, whether in the form of dividends or intercompany loans, or (ii) intercompany loans made by International Holdings or any Subsidiary of International Holdings to Administrative Borrower (excluding, for purposes of clauses (i) and (ii), for the avoidance of doubt, any payments in respect of the Servicing Agreements).

“STA” means the Securities Transfer Act (Ontario); provided that if the Collateral Agent’s security interest in any Collateral is governed by the securities transfer laws of any jurisdiction other than Ontario, STA shall mean the securities transfer laws in such other jurisdiction, as from time to time in effect.

“Subsidiary” of a Person means any other Person of which a majority of the Equity Interests having ordinary voting power for the election of directors or other governing body (other than securities or interests having such power only by reason of the happening of a contingency) are at the time beneficially owned, or the management of which is otherwise controlled, directly, or indirectly through one or more intermediaries, or both, by such Person. Unless otherwise specified, all references herein to a “Subsidiary” or to “Subsidiaries” shall refer to a Subsidiary or Subsidiaries of a Borrower (other than International Holdings).

“Subordination Agreement” means a lien and payment subordination agreement in form and substance acceptable to Administrative Agent.

“Subsidiary Guarantors” means, collectively, each Subsidiary of a Borrower that is not also a Borrower, other than any Subsidiary of International Holdings.

“Supermajority Lenders” means, at any time, Lenders having Commitments representing at least 75% of the aggregate Commitments at such time (excluding the Commitment of any such Lender that is a Defaulting Lender); provided further, however, that if the Commitments have been terminated, the term “Supermajority Lenders” means Lenders holding Loans representing at least 75% of the aggregate principal amount of Loans outstanding at such time (excluding Loans of any such Lender that is a Defaulting Lender).

“Supported QFC” has the meaning ascribed thereto in Section 10.20.

“Supporting Obligations” means all supporting obligations (as that term is defined in the Uniform Commercial Code), including letters of credit and guaranties issued in support of Accounts, Chattel Paper, Documents, General Intangibles, Instruments, or Investment Property.

“Surviving LCs” shall have the meaning ascribed thereto in Section 7.01(a)(xxv).

“Swap Contract” means: (a) any and all rate swap transactions, basis swaps, credit derivative transactions, forward rate transactions, commodity swaps, commodity options, forward commodity contracts, equity or equity index swaps or options, bond or bond price or bond index swaps or options or forward bond or forward bond price or forward bond index transactions, interest rate options, forward foreign exchange transactions, cap transactions, floor transactions, collar transactions, currency swap transactions, cross currency rate swap transactions, currency options, spot contracts, or any other similar transactions or any combination of any of the foregoing (including any options to enter into any of the foregoing), whether or not any such transaction is governed by or subject to any master agreement; and (b) any and all transactions of any kind, and the related confirmations, that are subject to the terms and conditions of, or governed by, any form of master agreement published by the International Swaps and Derivatives Association, Inc., any International Foreign Exchange Master Agreement, or any other master agreement including any such obligations or liabilities under any such master agreement (in each case, together with any related Schedules).

“Synthetic Lease Obligation” means the monetary obligation of a Person under either: (a) a so called synthetic, off-balance sheet or tax retention lease; or (b) an agreement for the use or possession of property creating obligations that do not appear on the balance sheet of such Person but which, upon the insolvency or bankruptcy of such Person, would be characterized as the indebtedness of such Person (without regard to accounting treatment).

“Taxes” means all present or future taxes, levies, imposts, duties, deductions, withholdings, assessments, fees or other charges imposed by any Governmental Authority, including any interest, additions to tax or penalties applicable thereto.

“Term Loan Agent” means each of the “Term Loan Agent” as such term is defined in the Intercreditor Agreement.

“Term Loan Agreement” means the “Term Loan Agreement” as such term is defined in the Intercreditor Agreement.

“Term Loan Debt” means the Debt incurred by the Loan Parties under the Term Loan Documents.

“Term Loan Documents” means the “Term Loan Documents” as such term is defined in the Intercreditor Agreement.

“Third Amendment” means that certain Third Amendment to Loan and Security Agreement dated as of April 8, 2024 by and among the Lenders, the Loan Parties, the Administrative Agent and the Collateral Agent.

“Third Amendment Effective Time” has the meaning given in the Third Amendment.

“Third Amendment First Delayed Draw” has the meaning given in the Third Amendment, and refers to the advance of $5,000,000 from the Lenders to the Borrowers made on May 10, 2024.

“Trademark License” means, as to any Person, all rights under any written document now owned or hereafter acquired by such Person (or in which such Person has rights or the power to transfer rights to a secured party) granting any right to use any Trademark or Trademark registration.

“Trademarks” means, as to any Person, all of the following now owned or hereafter adopted or acquired by such Person: (a) all trademarks, trade names, corporate names, business names, trade styles, service marks, logos, other source or business identifiers, prints and labels on which any of the foregoing have appeared or appear, designs and general intangibles of like nature (whether registered or unregistered), all registrations and recordings thereof, and all applications in connection therewith, including all registrations, recordings and applications in the United States Patent and Trademark Office or in any similar office or agency of the United States, any State or Territory thereof, the Canadian intellectual Property Office or in any similar office or agency of Canada, or any other country or any political subdivision thereof; (b) all reissues, extensions or renewals thereof; any province or territory thereof, and (c) all Goodwill associated with or symbolized by any of the foregoing.

“Unfunded Pension Liability” means the excess of a Pension Plan’s benefit liabilities under Section 4001(a)(16) of ERISA, over the current value of that Pension Plan’s assets, determined in accordance with the assumptions used for funding the Pension Plan pursuant to Section 412 of the Code for the applicable plan year.

“Uniform Commercial Code” means the Uniform Commercial Code as in effect in any applicable jurisdiction.

“United Kingdom” means the United Kingdom of Great Britain and Northern Ireland.

“United States” and “U.S.” mean the United States of America.

“UK Financial Institution” means any BRRD Undertaking (as such term is defined under the PRA Rulebook (as amended from time to time) promulgated by the United Kingdom Prudential Regulation Authority) or any person falling within IFPRU 11.6 of the FCA Handbook (as amended from time to time) promulgated by the United Kingdom Financial Conduct Authority, which includes certain credit institutions and investment firms, and certain affiliates of such credit institutions or investment firms.

“UK Resolution Authority” means the Bank of England or any other public administrative authority having responsibility for the resolution of any UK Financial Institution.

“Unrestricted Subsidiary” means each Subsidiary of International Holdings.

“U.S. Government Securities Business Day” means any day except for (a) a Saturday, a Sunday or (c) a day on which the Securities Industry and Financial Markets Association recommends that the fixed income departments of its members be closed for the entire day for purposes of trading in United States government securities.

“U.S. Loan Party” shall mean Freedom Designs, Medbloc, Invacare, and each other Loan Party that is organized or incorporated under the laws of the United States or any state thereof, and “U.S. Loan Parties” means all such Persons, collectively.

“U.S. Special Resolution Regimes” has the meaning ascribed thereto in Section 10.20.

“Voting Stock” means, with respect to any Person, such Person’s Equity Interests having the right to vote for the election of directors of such Person under ordinary circumstances.

“Withholding Agent” means any Loan Party and Administrative Agent.

“Write-Down and Conversion Powers” means, (a) with respect to any EEA Resolution Authority, the write-down and conversion powers of such EEA Resolution Authority from time to time under the Bail- In Legislation for the applicable EEA Member Country, which write-down and conversion powers are described in the EU Bail-In Legislation Schedule, and (b) with respect to the United Kingdom, any powers of the applicable Resolution Authority under the Bail-In Legislation to cancel, reduce, modify or change the form of a liability of any UK Financial Institution or any contract or instrument under which that liability arises, to convert all or part of that liability into shares, securities or obligations of that person or any other person, to provide that any such contract or instrument is to have effect as if a right had been exercised under it or to suspend any obligation in respect of that liability or any of the powers under that Bail-In Legislation that are related to or ancillary to any of those powers.

“WSFS” means Wilmington Savings Fund Society, FSB, a Federal savings bank.

SECTION 1.02 CERTAIN RULES OF CONSTRUCTION.

(a)	General Rules.

(i) Unless the context otherwise clearly requires, the meaning of a defined term is applicable equally to the singular and plural forms thereof.

(ii) The words “hereof,” “herein,” “hereunder” and similar words refer to this Agreement as a whole and not to any particular provision of this Agreement.

(iii) The word “documents” includes instruments, documents, agreements, certificates, indentures, notices and other writings, however evidenced.

(iv) The words “include” and “including” are not limiting and, unless the context otherwise clearly requires, the word “or” is not exclusive.

(v) In the computation of periods of time from a specified date to a later specified date, the word “from” means “from and including”; the words “to” and “until” each mean “to but excluding” and the word “through” means “to and including.”

(vi) Unless the context otherwise clearly requires, the words “property,” “properties,” “asset” and “assets” refer to both personal property (whether tangible or intangible) and real property.

(vii) As used herein, “ordinary course of business” means, in respect of any transaction involving any Loan Party, the ordinary course of business of such Loan Party, as undertaken by such Loan Party in accordance with past practices or reasonable extensions of such past practices, as applicable, or otherwise undertaken by such Loan Party in good faith and not for purposes of evading any covenant or restriction in any Loan Document.

(viii) Unless the context otherwise clearly requires: (A) Article, Section, subsection, clause, Schedule and Exhibit references are to this Agreement; (B) references to documents (including this Agreement) shall be deemed to include all subsequent amendments and other modifications thereto, but only to the extent such amendments and other modifications are not prohibited by the terms of any Loan Document; (C) references to any statute or regulation are to be construed as including all statutory and regulatory provisions consolidating, amending, replacing, supplementing or interpreting the statute or regulation; and (D) or unless prohibited by the terms of any Loan Document, references to any Person shall be deemed to include such Person’s successors and assigns.

(ix) A “Default” or “Event of Default” hereunder or under any other Loan Document referenced as “continuing” (or any variation thereof) shall (A) with respect to a Default that has not yet matured into an Event of Default, be deemed to be continuing unless and until cured within any applicable cure period set forth in this Agreement (if susceptible to cure), and (B) with respect to an Event of Default, be deemed to be continuing unless and until waived in writing by Administrative Agent.

(b)	Time References. Unless the context otherwise clearly requires, all references herein to times of day shall be references to New York City time.

(c)	Captions. The captions and headings of this Agreement are for convenience of reference only and shall not affect the interpretation of this Agreement.

(d)

Cumulative Nature of Certain Provisions. This Agreement and the other Loan Documents may use several different limitations, tests or measurements to regulate the same or similar matters. All such limitations, tests and measurements are cumulative and shall be performed in accordance with their respective terms.

(e)

No Construction Against Any Party. This Agreement and the other Loan Documents are the result of negotiations among, and have been reviewed by counsel to, the Loan Parties, Administrative Agent and the other Lending Parties and are the products of all parties. Accordingly, they shall not be construed against Administrative Agent or any other Lending Party merely because of the involvement of any or all of the preceding Persons in their preparation.

(f)

GAAP. Unless the context otherwise clearly requires, all accounting terms not expressly defined herein shall be construed, and all financial computations required under this Agreement shall be made, in accordance with GAAP applied in a consistent manner, except as otherwise specifically prescribed herein. If at any time any change in GAAP would affect the computation of any financial ratio, financial covenant or other requirement set forth in any Loan Document, and either Borrowers or Required DDTL Approving Lenders shall so request, Administrative Agent, Lending Parties and Borrowers shall negotiate in good faith to amend such ratio or requirement to preserve the original intent thereof in light of such change in GAAP (subject to the approval of Required DDTL Approving Lenders); provided, that until so amended: (i) such financial ratio, financial covenant or other requirement shall continue to be computed in accordance with GAAP prior to such change therein; and (ii) Borrowers shall provide or cause to be provided to Administrative Agent and the other Lending Parties financial statements and other documents required under this Agreement or as reasonably requested hereunder setting forth a reconciliation between calculations of such financial ratio, financial covenant or other requirement made before and after giving effect to such change in GAAP. Notwithstanding anything to the contrary contained herein, (A) all financial statements delivered hereunder shall be prepared, and all financial covenants contained herein shall be calculated, without giving effect to any election under the Statement of Financial Accounting Standards No. 159 (or any similar accounting principle) permitting a Person to value its financial liabilities or Debt at the fair value thereof, and (B) for purposes of determining compliance with any provision of this Agreement and any related definitions, the determination of whether a lease is to be treated as an operating lease or capital lease shall be made without giving effect to any change in GAAP that becomes effective on or after November 30, 2016 that would require operating leases to be treated similarly to capital leases.

(g)

Rounding. Any financial ratios required to be maintained by the Loan Parties or any of them pursuant to the Loan Documents shall be calculated by dividing the appropriate component by the other component, carrying the result to one place more than the number of places by which such ratio is expressed herein and rounding the result up or down to the nearest number using the common – or symmetric arithmetic – method of rounding (in other words, rounding up if there is no nearest number).

(h)

Documents Executed by Responsible Officers. Any document delivered hereunder that is signed by a Responsible Officer of a Loan Party shall be conclusively presumed to have been authorized by all necessary corporate or other organizational action on the part of such Loan Party and such Responsible Officer shall be conclusively presumed to have acted on behalf of such Loan Party.

(i)

Payment in Full. Any reference herein or in any other Loan Document to the satisfaction, repayment, or payment in full of the Obligations shall mean (a) the payment or repayment in full in immediately available funds of (i) the principal amount of, and interest accrued and unpaid with respect to, all outstanding Loans, together with the payment of any premium applicable to the repayment of the Loans (if any), (ii) all costs and expenses required to be reimbursed hereunder or under any other Loan Document that have accrued and are unpaid regardless of whether any prior demand has been made therefor, and (iii) all fees or charges that have accrued hereunder or under any other Loan Document and are unpaid, (b) in the case of contingent reimbursement obligations with respect to Letters of Credit, providing cash collateral in respect thereof pursuant to Section 2.12, (c) the receipt by Collateral Agent of cash collateral in order to secure any other contingent Obligations for which a claim or demand for payment has been made on or prior to such time or in respect of matters or circumstances known to Agents or any other Lender Party at such time that are reasonably expected to result in any loss, cost, damage, or expense (including attorneys’ fees and legal expenses), in each case, that would be required to be reimbursed or indemnified hereunder, such cash collateral to be in such amount as Administrative Agent reasonably determines is appropriate to secure such contingent Obligations, the payment or repayment in full in immediately available funds of all other outstanding Obligations (including the payment of any termination amount then applicable (or which would become applicable as a result of the repayment of the other Obligations) under Swap Contracts) other than (i) unasserted contingent indemnification Obligations, and (ii) any Swap Contracts that, at such time, are allowed by the applicable counterparty to remain outstanding without being required to be repaid, and (e) the termination of all of the Commitments of Lenders.

(j)

Québec Terms. For purposes of any assets, liabilities or entities located in the Province of Québec and for all other purposes pursuant to which the interpretation or construction of this Agreement or any other Loan Document may be subject to the laws of the Province of Québec or a court or tribunal exercising jurisdiction in the Province of Québec, (a) “personal property” shall include “movable property”, (b) “real property” or “real estate” shall include “immovable property”, (c) “tangible property” shall include “corporeal property”, (d) “intangible property” shall include “incorporeal property”, (e) “security interest”, “mortgage” and “lien” shall include a “hypothec”, “right of retention”, “prior claim”, “reservation of ownership” and a resolutory clause, (f) all references to filing, perfection, priority, remedies, registering or recording under the Uniform Commercial Code or a Personal Property Security Act shall include publication under the Civil Code of Québec, (g) all references to “perfection” of or “perfected” liens or security interest shall include a reference to an “opposable” or “set up” hypothec as against third parties, (h) any “right of offset”, “right of setoff” or similar expression shall include a “right of compensation”, (i) “goods” shall include “corporeal movable property” other than chattel paper, documents of title, instruments, money and securities, (j) an “agent” shall include a “mandatary”, (k) “construction liens” or “mechanics, materialmen, repairmen, construction contractors or other like Liens” shall include “legal hypothecs” and “legal hypothecs in favour of persons having taken part in the construction or renovation of an immovable”, (l) “joint and several” shall include “solidary”, (m) “gross negligence or wilful misconduct” shall be deemed to be “intentional or gross fault”, (n) “beneficial ownership” shall include “ownership on behalf of another as mandatary”, (o) “easement” shall include “servitude”, (p) “priority” shall include “rank” or “prior claim”, as applicable (q) “survey” shall include “certificate of location and plan”, (r) “state” shall include “province”, (s) “fee simple title” shall include “absolute ownership” and “ownership” (including ownership under a right of superficies), (t) “accounts” shall include “claims”, (u) “legal title” shall be including “holding title on behalf of an owner as mandatary or prete-nom”, (v) “ground lease” shall include “emphyteusis” or a “lease with a right of superficies, as applicable, (w) “leasehold interest” shall include “rights resulting from a lease”, (x) “lease” shall include a “leasing contract” and (y) “foreclosure” shall include “the exercise of hypothecary recourse”, and (z) “guarantee” and “guarantor” shall include “suretyship” and “surety”, respectively. The parties hereto confirm that it is their wish that this Agreement and any other document executed in connection with the transactions contemplated herein be drawn up in the English language only and that all other documents contemplated thereunder or relating thereto, including notices, may also be drawn up in the English language only. Les parties aux présentes confirment que c’est leur volonté que cette convention et les autres documents de credit soient rédigés en langue anglaise seulement et que tous les documents, y compris tous avis, envisagés par cette convention et les autres documents peuvent être rédigés en langue anglaise seulement.

SECTION 1.03 DIVISIONS.

For all purposes under the Loan Documents, in connection with any division or plan of division under Delaware law (or any comparable event under a different jurisdiction’s laws): (i) if any asset, right, obligation or liability of any Person becomes the asset, right, obligation or liability of a different Person, then it shall be deemed to have been transferred from the original Person to the subsequent Person, and (ii) if any new Person comes into existence, such new Person shall be deemed to have been organized on the first date of its existence by the holders of its Equity Interests at such time.

SECTION 1.04 SOFR.

The Agents do not warrant or accept any responsibility for, and shall not have any liability with respect to, (a) the continuation of, administration of, submission of, calculation of or any other matter related to SOFR or any SOFR Successor Rate, any component definition thereof or rates referenced in the definition thereof, or with respect to any alternative, successor or replacement rate thereto (including SOFR or any SOFR Successor Rate), including whether the composition or characteristics of any such alternative, successor or replacement rate (including any SOFR Successor Rate), will be similar to, or produce the same value or economic equivalence of, or have the same volume or liquidity as, SOFR or any SOFR Successor Rate, prior to its discontinuance or unavailability, or (b) the effect, implementation or composition of any SOFR Successor Rate Conforming Changes. Each Agent and its affiliates or other related entities may engage in transactions that affect the calculation of SOFR or any SOFR Successor Rate, any alternative, successor or replacement rate (including any SOFR Successor Rate) or any relevant adjustments thereto and such transactions may be adverse to a Borrower. Each Agent may select information sources or services in its reasonable discretion to ascertain any Benchmark, any component definition thereof or rates referred to in the definition thereof, in each case pursuant to the terms of this Agreement, and shall have no liability to Borrowers, any Lender or any other person or entity for damages of any kind, including direct or indirect, special, punitive, incidental or consequential damages, costs, losses or expenses (whether in tort, contract or otherwise and whether at law or in equity), for any error or calculation of any such rate (or component thereof) provided by any such information source or service. The Agents shall not be liable for any inability, failure or delay on their part to perform any of their duties set forth in this Agreement as a result of the unavailability of SOFR or the applicable SOFR Successor Rate and absence of a designated SOFR Successor Rate, including as a result of any inability, delay, error or inaccuracy on the part of any other transaction party, including without limitation the Required DDTL Approving Lenders, in providing any direction, instruction, notice or information required or contemplated by the terms of this Agreement and reasonably required for the performance of such duties.

ARTICLE II

CREDIT EXTENSIONS

SECTION 2.01 LOANS; BORROWING PROCEDURES.

Notwithstanding anything herein or in the other Loan Documents to the contrary, the Loan Parties, the Administrative Agent, the Collateral Agent, and the Lenders hereby acknowledge and agree that:

(a)

immediately prior to the Fourth Amendment Effective Time, the total principal amount of the Loans is $51,202,987.50, allocated among Lenders in the amounts set forth on Schedule 2.01 hereto (the “Pre-Fourth Amendment Principal Balance”);

(b)

Upon the Fourth Amendment Effective Time, the Borrowers are hereby deemed to borrow the Converted Debt Draw in the amount of $156,846,991.69 from the Lenders, and to be liable for the repayment thereof as a Loan in accordance with the Loan Documents, allocated among the Lenders in the amounts set forth on Schedule 2.01 hereto, such that the total principal among of the Loans upon and immediately following the Fourth Amendment Effective Time is and shall be $210,906,758.08;

(c)

Upon the Fourth Amendment Effective Time, the Borrowers are hereby deemed to have requested a single draw in the amount of Four Million Four Hundred Eighty Thousand Dollars ($4,480,000) (the “Fourth Amendment Draw”), and each Lender shall severally, but neither jointly nor jointly and severally, advance to the Administrative

Borrower its respective pro rata share of the Fourth Amendment Draw, in the amount reflected in Schedule 2.01(a), as an additional advance of the Loan to the Borrowers under this Agreement, and each Lender is directed by the Borrowers to make such advance to Borrowers by delivering a wire transfer to Administrative Borrower at the bank account that Administrative Borrower’s counsel designates for such purpose to counsel for Lenders and Agent;

(d)

As of and following the Fourth Amendment Effective Time, the Lenders have no obligation to extend additional Loans, advances, or other financial accommodations, other than (i) to make Loans as of the Fourth Amendment Effective Time consisting of the Fourth Amendment Draw of up to $4,480,000 in the aggregate in accordance with Section 2.01(c) hereof; (ii) to make Loans deemed made following the Fourth Amendment Effective Time pursuant to Section 2.12(c) of this Agreement, of up to $1,522,000 in the aggregate, in respect of Letter of Credit Disbursements; and (ii) to accept capitalization of the interest on the Loan in accordance with Section 2.01(j) hereof if the Required DDTL Approving Lenders have consented thereto; all other Commitments (as previously defined in this Agreement) have been terminated in their entirety prior to the Fourth Amendment Effective Time and are no longer in effect, valid, or enforceable;

(e)

the Administrative Borrower may at any time until the Maturity Date, by written notice to the Administrative Agent and each Lender (or such Lender’s counsel), request a single draw in the amount of Three Million Dollars ($3,000,000) (the “Incremental Delayed Draw”) of the Loan to the Borrowers under this Agreement. Such notice from the Administrative Borrower shall be given in writing at least three (3) Business Days (but not more than five (5) Business Days) prior to the requested date for Borrowing the Incremental Delayed Draw. The election to participate in such Incremental Delayed Draw may be granted or not granted by any then-existing Lender in its sole and absolute discretion (it being understood that no Lender will have an obligation to extend the Incremental Delayed Draw); provided that:

(A) each then-existing Lender shall be offered the opportunity to participate in the Incremental Delayed Draw on a pro rata basis based on such Lender’s Percentage Share of such Lender’s Loans prior to the making of such Incremental Delayed Draw;

(B) if fewer than all then-existing Lenders elect to advance the Incremental Delayed Draw, then with respect to the remaining portion that was not initially elected by the Lenders, those Lenders that did initially elect in writing to participate therein may in their sole and absolute discretion elect to participate in such remaining portion, and the Required DDTL Approving Lenders shall allocate such remaining portion among such Lenders in a manner satisfactory to such Lenders in their sole and absolute discretion; and

(C) the Incremental Delayed Draw shall further be subject to satisfaction of the Incremental Delayed Draw Pre-Conditions.

In the sole and absolute discretion of any Lender advancing a portion of the Incremental Delayed Draw, a portion of the Incremental Delayed Draw advanced by such Lender may be delivered to counsel to such Lender for the purpose of paying legal fees and expenses in accordance with the Lender Fee Letter and such Incremental Delayed Draw shall nevertheless be considered advances of the Incremental Delayed Draw even if such funds are not advanced to the Borrowers but are applied as provided therein.

(f)

The Incremental Delayed Draw (if and when advanced), together with the Pre-Fourth Amendment Principal Balance, the Fourth Amendment Draw and the Converted Debt Draw are and shall be deemed to have been made in the aggregate as a Loan to the Borrowers under this Agreement and to constitute the principal balance of the Loans pursuant to the same terms as the other advances constituting the Loans.

(g)

Notwithstanding anything contained herein, in the Fourth Amendment, or in any other Loan Document to the contrary, it is the intention of the parties hereto that the Incremental Delayed Draw, when made, constitutes Secured Obligations and Revolving Priority Obligations (as defined in the Intercreditor Agreement):

(1) solely to the extent of the Junior Portion of the Loans, at any time or from time to time that a portion of the Loans constitutes a Junior Portion of the Loans, such Junior Portion of the Loans are intended to constitute Revolving Credit Excess Principal Obligations (as defined in the Intercreditor Agreement) and the remainder of the Loans (including for the avoidance of doubt the Incremental Delayed Draw) that are not Junior Portions of the Loan are intended to constitute Revolving Priority Obligations (as defined in the Intercreditor Agreement); and

(2) at all times prior to the CF Transition Date, solely to the extent required to avoid a Default under the Term Loan Documents and the Convertible Notes Documents, the Bumped-Over Junior Portion of the Loans shall not constitute Secured Obligations.

(h)

The penultimate sentence of Section 2(a) of the Third Amendment and the proviso in Section 4 of the Third Amendment shall no longer be given effect from and after the Fourth Amendment Effective Time. Advances in aggregate amount of $3,000,000 were made under the Third Amendment Second Delayed Draw on July 16, 2024 and July 17, 2024 and there is no remaining obligation or right to advance any further portion of the Third Amendment Second Delayed Draw.

(i)

Each Borrower is and shall be jointly and severally obligated for all Obligations, and all Loans shall be deemed to have been advanced to and for the benefit of each Borrower, except that with respect only to International Holdings, to the extent that any court of competent jurisdiction shall impose by final judgment under applicable Laws (including Sections 544 and 548 of the Bankruptcy Code) any limitations on the amount of International Holdings’ liability with respect to the Obligations (other than the Converted Debt Draw) that any Agent or any other Lending Party can enforce under the Loan Documents, Agents and the other Lending Parties by their acceptance hereof accept such limitation on the amount of International Holdings’ liability under the Loan Documents to the extent needed to make the Loan Documents and the Loan Parties’ obligations thereunder fully enforceable and non-avoidable.

(j)

At any time and from time to time, except with respect to interest payable on that portion of the Loan comprised of the Converted Debt Draw (as to which Section 2.02(b) hereof shall apply instead of this Section 2.01(j)), the Required DDTL Approving Lenders may elect, in their sole and absolute discretion, with the Administrative Borrower that any payment of interest or fee that has become due or is becoming due may be paid-in-kind instead of in cash, in whole or in part, by capitalizing and adding the amount paid-in-kind to the principal balance of the Loans, thereby increasing the principal amount of such Loans, and such election by the Required DDTL Approving Loans shall apply to the

Loans of all Lenders, whether or not such other Lenders have consented to such capitalization. In furtherance thereof, the Required DDTL Approving Lenders hereby elect to capitalize, and add to the principal amount of the Loans, as of the Fourth Amendment Effective Time, the unpaid interest and fees that were scheduled to become due and payable, but were not paid, from and after July 1, 2024 and through and including the Fourth Amendment Effective Time (the “PIK’ed Deferred Interest/Fees”).

SECTION 2.02 INTEREST.

(a)

Interest. Subject to the provisions hereof (including Section 2.02(c)), (i) all Loans shall bear interest on the greater of: (A) $10,000,000, and (B) the Daily Balance, at a per annum rate equal to the Base Rate.

(b)

Payment Dates. Interest on each Loan shall be due and payable in arrears, in cash, on each Interest Payment Date and at such other times as may be specified herein; provided, however, that (x) prior to the earlier of the Maturity Date or the acceleration of the Loan in accordance with Section 8.02, interest on the portion of the Loan comprised of the Converted Debt Draw shall be paid-in-kind by capitalizing such amount on each Interest Payment Date and adding it to and increasing the outstanding principal balance of the portion of the Loan comprised of the Converted Debt Draw and (y) interest on any or all other portions of the Loan may also be paid-in-kind by being capitalized and added to the outstanding principal balance of such portion of the Loan in accordance with Section 2.01(j). Interest hereunder shall be due and payable in accordance with the terms hereof both before and after judgment, and both before and after the commencement of any Insolvency Proceeding. Subject to the provisions hereof, Borrowers shall pay accrued and unpaid interest under Section 2.02(a) to Administrative Agent, on behalf of Lenders, for delivery to Lenders as follows: (i) on a monthly basis in arrears on each Interest Payment Date; (ii) upon payment or prepayment of the principal balance of the Loans or any portion thereof, on the amount so paid or prepaid; and (iii) on the Maturity Date.

(c)

Default Rate. Notwithstanding anything to the contrary contained in Section 2.02(a), at any time that an Event of Default exists (including with respect to an Overadvance) and the Required DDTL Approving Lenders have directed the Administrative Agent to apply the Default Rate to all or a portion of the Obligations (which election shall be automatic with respect to all Obligations upon the occurrence of an Event of Default under Section 8.01(f)), then, such portion of the Obligations shall bear interest at the Default Rate, such interest to be payable in cash upon demand therefor by Administrative Agent. If elected by the Required DDTL Approving Lenders, the Default Rate shall accrue retroactively from the initial date of the Event of Default giving rise to imposition of the Default Rate.

(d)

Compounding. Subject to the other provisions of this Section 2.02, without affecting any of Administrative Agent’s or any Lender’s rights and remedies hereunder or in respect hereof, all interest (including interest at the Default Rate) on any Loan that is not paid when due shall be added to the outstanding principal balance thereof and thereafter bear interest at the rate then applicable to the outstanding principal balance of such Loan.

(e)	Inability to Determine Rates.

(i) If, in connection with any request for a Loan based on the SOFR Index Rate, (A) Administrative Agent determines, that (x) adequate and reasonable means do not exist for determining the SOFR Index Rate with respect to any such proposed or existing Loan, and (y) the circumstances described in clause (iii)(A) below do not apply (in each case with respect to this clause (i)(A), “Impacted Loans”), or (B) Administrative Agent determines, for any reason, that the SOFR Index Rate with respect to such a proposed Loan does not adequately and fairly reflect the cost to the Lenders of funding such Loan, Administrative Agent will promptly so notify Administrative Borrower and each Lender, in each case, in writing. Thereafter, (1) the obligation of Lenders to make or maintain Loans based on the SOFR Index Rate shall be suspended (to the extent of the affected Loans), and (2) in the event of a determination described in the preceding sentence with respect to the SOFR Index Rate component of the Base Rate, the utilization of the SOFR Index Rate component in determining the Base Rate shall be suspended, in each case until Administrative Agent revokes such notice in writing. Upon receipt of such notice, Administrative Borrower may revoke any pending request for a Borrowing of Loans based on the SOFR Index Rate (to the extent of the affected Loans).

(ii) Notwithstanding the foregoing, if Administrative Agent has made the determination described in clause (i)(A) above, Administrative Agent, in consultation with Administrative Borrower, may establish an alternative interest rate for the Impacted Loans, in which case, such alternative rate of interest shall apply with respect to the Impacted Loans until (A) Administrative Agent revokes the notice delivered in writing with respect to the Impacted Loans under clause (i)(A) above, (B) Administrative Agent notifies Administrative Borrower in writing that such alternative interest rate does not adequately and fairly reflect the cost to the Lenders of the Impacted Loans, or (C) any Lender determines that any law has made it unlawful, or that any Governmental Authority has asserted that it is unlawful, for such Lender or its applicable Lending Office to make, maintain or fund Loans whose interest is determined by reference to such alternative rate of interest, or to determine or charge interest rates based upon such rate or any Governmental Authority has imposed material restrictions on the authority of such Lender to do any of the foregoing, and provides Administrative Agent, the other Lenders, and Administrative Borrower written notice thereof.

(iii) Notwithstanding anything to the contrary in this Agreement or any other Loan Documents, if the Required DDTL Approving Lenders or Administrative Agent determines (which determination shall be conclusive absent manifest error) that:

(A) adequate and reasonable means do not exist for ascertaining the SOFR Index Rate, including, without limitation, because the SOFR Screen Rate is not available or published on a current basis and such circumstances are unlikely to be temporary;

(B) the administrator of the SOFR Screen Rate or a Governmental Authority having jurisdiction over either Agent or any Lender has made a public statement identifying a specific date after which SOFR or the SOFR Screen Rate shall no longer be made available, or used for determining the interest rate of loans (such specific date, the “Scheduled Unavailability Date”); or

(C) syndicated loans currently being executed, or that include language similar to that contained in this Section 2.02(e), are being executed or amended (as applicable) to incorporate or adopt a new benchmark interest rate to replace SOFR;

then, reasonably promptly after such determination by Administrative Agent or Required DDTL Approving Lenders, Administrative Agent, Required DDTL Approving Lenders and Administrative Borrower may amend this Agreement to replace SOFR with an alternate benchmark rate (including any mathematical or other adjustments to the benchmark (if any) incorporated therein) (any such proposed rate, a “SOFR Successor Rate”), together with any proposed SOFR Successor Rate Conforming Changes, and any such amendment shall become effective at 5:00 p.m. on the fifth (5th) Business Day after Administrative Agent shall have notified all Lenders and Administrative Borrower of such proposed amendment unless Administrative Borrower or Required DDTL Approving Lenders shall have objected thereto by written notice to Administrative Agent prior to such effective time. Such SOFR Successor Rate shall be applied in a manner consistent with market practice; provided, that, to the extent such market practice is not administratively feasible for an Agent, such SOFR Successor Rate shall be applied in a manner as otherwise reasonably determined by Administrative Agent.

(iv) If no SOFR Successor Rate has been determined and either the circumstances under clause (iii)(A) above exist or the Scheduled Unavailability Date has occurred (as applicable), Administrative Agent will promptly so notify Administrative Borrower and each Lender in writing. Thereafter, (x) the obligation of the Lenders to make or maintain Loans based in the SOFR Index Rate shall be suspended (to the extent of the affected Loans), and (y) the SOFR Index Rate component shall no longer be utilized in determining the Base Rate. Upon receipt of such notice, Administrative Borrower may revoke any pending request for a Borrowing of Loans based on the SOFR Index Rate (to the extent of the affected Loans).

(f)	Notwithstanding anything else herein, any definition of SOFR Successor Rate shall provide that in no event shall such SOFR Successor Rate be less than the Floor for purposes of this Agreement.

(g)

Maximum Interest. In the event that any provision of this Agreement or any other Loan Document would oblige a Borrower or any other Loan Party to make any payment of interest or any other payment which is construed by a court of competent jurisdiction to be interest in an amount or calculated at a rate which would be prohibited by Law, including receipt by the Administrative Agent or any Lender of interest at a criminal rate (as such terms are construed under the Criminal Code (Canada)), then notwithstanding such provision, such amount or rate shall be deemed to have been adjusted nunc pro tunc to the maximum amount or rate of interest, as the case may be, as would not be so prohibited by applicable Law or so result in a receipt by the Administrative Agent or applicable Lender of interest at a criminal rate, such adjustment to be effected, to the extent necessary as follows: (a) first, by reducing the amount or rate of interest required to be paid under this Agreement, and (b) thereafter, by reducing any fees, commissions, premiums or other amounts required to be paid to the Administrative Agent or such Lender which would constitute interest for the purposes of Section 347 of the Criminal Code (Canada). If, notwithstanding the provisions of this section and after giving effect to all adjustments contemplated thereby, the Administrative Agent or any Lender shall have received an amount in excess of the maximum permitted by applicable Law, then such excess shall be applied to the reduction of the principal balance of the outstanding principal of the applicable a and not to the payment of interest, or if such excessive interest exceeds such principal balance, such excess shall be refunded to the applicable Loan Party.

SECTION 2.03 PAYMENTS; PREPAYMENTS.

Subject to the provisions hereof:

(a)

Payment on Maturity Date. Borrowers shall repay in full (or Collateralize, as applicable) the Credit Outstandings and all other Obligations on the Maturity Date (or, if earlier, on the date on which they are declared due and payable pursuant to the terms of this Agreement).

(b)	Optional Prepayments. Borrowers may prepay the principal of any Loan at any time in whole or in part.

(c)	Mandatory Prepayments.

(i) In the event that any Borrower or any Subsidiary thereof receives proceeds of the Dutch/Danish Tax Refund, the Borrowers shall prepay the portion of the Loan constituting the Fourth Amendment Draw in an amount equal to the gross cash proceeds of the Dutch/Danish Tax Refund actually received by such Borrower or such Subsidiary, such repayments to be made promptly but in no event more than ten (10) Business Days following receipt of such gross cash proceeds, or such later date that may be designated by the Required DDTL Approving Lenders; provided, however, that the Administrative Borrower may elect not to make all or any portion of such payment in the event that both of the following occur on or prior to the fifth (5th) Business Day prior to due date of the payment set forth in this Section 2.03(c)(i): (A) the Borrower delivers to the Administrative Agent and the Lenders written projections demonstrating in reasonable detail the basis for the determination by a Responsible Officer of the Administrative Borrower that, if such portion of the payment is made when due, then at any test date during the period of six (6) months following the receipt of such Dutch/Danish Tax Refund, the Borrower will not satisfy the provisions of Section 6.14(d) hereof; and (B) a majority of the Special Committee has determined by majority vote not to make such payment.

(ii) Dispositions. In the event of receipt of Net Proceeds resulting from any Disposition or series of Dispositions by any Loan Party, subject to the terms of the Intercreditor Agreement, Borrowers shall prepay the Loans in an amount equal to the sum of 100% of such Net Proceeds; provided that this Section 2.03(c)(ii) shall not apply to any Collateral that is not Revolving Credit Priority Collateral so long as (A) no Event of Default exists and (B) the amount of Net Proceeds in respect thereof is less than $1,000,000. Nothing contained in this Section 2.03(c)(ii) shall permit Loan Parties to sell or otherwise Dispose of any assets other than in accordance with Section 7.05.

(d)

Exit Fee. Notwithstanding anything to the contrary contained herein, Borrowers shall jointly and severally pay to the Agent and the Agent shall deliver to the Lenders the Exit Fee set forth in that certain Exit Fee Letter dated as of the Second Amendment Effective Time when such fee becomes payable pursuant to the terms thereof. Notwithstanding anything to the contrary contained herein, Borrowers shall jointly and severally pay to the Agent and the Agent shall deliver to the Lenders the Incremental Delayed Draw Exit Fee set forth in that certain amended and restated Exit Fee Letter dated as of the Fourth Amendment Effective Time when such fee becomes payable pursuant to the terms thereof.

(e)

Payments Under Certain Circumstances. Notwithstanding anything to the contrary contained herein, upon (i) any payment of principal as the result of a refinancing of the Obligations, or (ii) the acceleration of the Obligations or any portion thereof as a result of or upon the occurrence of an Event of Default (including without limitation, automatic acceleration upon the occurrence of an Event of Default under Section 8.01(f)) (each of clauses (i) through (ii) being referred to herein as a “Prepayment Event”), Borrowers agree that (without notice or demand of any kind from any Lending Party, such notice and demand being hereby expressly waived) Borrowers shall be required to pay and shall pay the sum of: (x) the Outstanding Amount of all Credit Extensions; plus (y) the applicable Make-Whole Amount (if any); plus (z) the applicable Prepayment Premium (if any). In connection with any such payment or prepayment of the Loans, Borrowers acknowledge that such payment or prepayment may result in Lenders incurring additional costs, expenses or liabilities, and that, as of the date hereof, it is difficult to ascertain the full extent of such costs, expenses or liabilities. Accordingly, Borrowers agree that the applicable Make-Whole Amount payable (if any) and Prepayment Premium (if any) in connection with any such Prepayment Event represents a reasonable estimate of the costs, expenses or liabilities of Lenders in connection with any such prepayment. Without affecting any of any Lending Party’s rights and remedies hereunder or in respect hereof, if Borrowers fail to pay the applicable Make-Whole Amount or Prepayment Premium when due, then the amount thereof shall thereafter bear interest until paid in full at the Default Rate. Each Borrower expressly acknowledges that its agreement to pay the Make- Whole Amount and the Prepayment Premium as herein described is a material inducement to the Lenders to provide the Commitment and make the Loans.

(f)

From and after the CF Transition Date, following the end of each Excess Cash Flow Period, the Loan Parties shall prepay the Term Loans in an aggregate amount equal to 50% of Excess Cash Flow for such Excess Cash Flow Period. Each prepayment pursuant to this paragraph shall be made on or before the date that is ten (10) Business Days after the date on which a calculation of Excess Cash Flow is required to be delivered pursuant to Section 6.01(f) with respect to the fiscal quarter ending on the last day of the applicable Excess Cash Flow Period for which Excess Cash Flow is being calculated.

SECTION 2.04 CERTAIN FEES.

(a)

Audit and Other Related Fees. Borrowers shall pay to Administrative Agent audit, appraisal, inventory testing, and valuation fees and charges as follows: (i) the then applicable fees, for each analyst, plus out-of-pocket expenses for each financial or collateral audit of Borrowers performed by personnel employed by Administrative Agent, and (ii) the actual charges and expenses paid or incurred by Administrative Agent, or any third Persons engaged by Administrative Agent, to perform financial or collateral audits of Borrowers, to appraise the Collateral, or any portion thereof, or to assess Borrowers’ business valuation; provided, that all such fees and charges shall be reasonable and documented and provided further, that so long as no Event of Default exists, Borrowers shall not be obligated to reimburse or pay Administrative Agent for the fees, expenses or charges associated with more than two field examinations during any calendar year.

(b)

Letter of Credit Fees. Borrowers shall pay to Administrative Agent, for the benefit of Lenders in accordance with their Percentage Shares, a letter of credit fee with respect to each Letter of Credit, computed for each day from the date of issuance of such Letter of Credit to the date that is the last day a drawing is available under such Letter of Credit, at a rate per annum equal to the Applicable Margin (or, subject to Section 2.02(c), the Default Rate) then applicable to the Loans. Such fee shall be payable in arrears on the last day of each calendar month prior to the Maturity Date and on the Maturity Date. In addition, Borrowers agree to pay promptly to the Issuing Bank any fronting or other fees or other charges, costs and/or expenses, that it may charge in connection with any Letter of Credit. For the avoidance of doubt, no other interest, costs, expenses, fees or charges of any kind shall be payable by Borrowers with respect to any issued but undrawn Letter of Credit.

(c)

Fees Generally. Without limiting any other provision set forth in this Agreement, Borrowers shall also pay to each Agent, for its own account, fees in the amounts and at the times specified in the Fee Letter.

(d)

Other Provisions. Except as otherwise expressly set forth herein or in the Fee Letter, once paid, each fee (or portion thereof) referenced in this Section 2.04 shall not be refundable under any circumstances and will not subject to counterclaim or setoff or otherwise affected. At the sole discretion of each Lender, all or any portion of any of the fees referenced herein that are payable to such Lender may be allocated or paid to any of its Affiliates or any other Lender(s).

SECTION 2.05 BROKERS AND FINANCIAL ADVISORS.

Except as set forth on Schedule 2.05, Loan Parties have not engaged any advisors (financial or otherwise), brokers or arrangers in connection with the transactions contemplated hereby (including the making of the Loans). Each Loan Party hereby agrees, jointly and severally, to pay, and hereby indemnifies each Indemnitee from and against, all fees, costs and expenses of any advisors (financial or otherwise), brokers or arrangers in connection with the transactions contemplated hereby (including the making of the Loans).

SECTION 2.06 MANNER OF PAYMENTS.

(a)

Payments Generally. Each payment or prepayment of principal, interest, fees and other amounts required to be paid to Administrative Agent or Lenders under the Loan Documents shall be made to Administrative Agent on account of Administrative Agent or Lenders, as applicable, at the Administrative Agent’s Office in Dollars and in immediately available funds without setoff, recoupment, deduction or counterclaim of any kind before 11:00 a.m. on the date such payment is due. Administrative Agent agrees to endeavor to provide Borrowers with an invoice setting forth the Outstanding Amount of the Loans and stating the amount of interest due on any Interest Payment Date in reasonable detail; provided, that: (i) Administrative Agent shall have no liability for failing to do so; and (ii) any failure by Administrative Agent to provide any such invoice shall not affect any Borrower’s (or any other Loan Party’s) obligation to pay when due any amounts owing hereunder in accordance with the provisions hereof.

(b)

Payments on Business Days. If any payment hereunder becomes due and payable on a day (including an Interest Payment Date) that is not a Business Day, then such due date shall be extended to the next succeeding Business Day; provided, that interest and fees shall continue to accrue during the period of any such extension.

(c)

Computations. All interest and fees owing hereunder shall be computed on the basis of a year of 360 days and calculated in each case for the actual number of days elapsed. For purposes of the Interest Act (Canada) in respect of each Canadian Loan Party only, (i) wherever any interest to be paid under this Agreement or any other Loan Document is to be calculated on the basis of any period of time that is less than a calendar year (a “deemed year”), such rate of interest shall be expressed as a yearly rate by multiplying such rate of interest for the deemed year by the actual number of days in the calendar year in which the rate is to be ascertained and dividing it by the number of days in the deemed year; and (ii) each of the Loan Parties confirms that it fully understands and is able to calculate the rate of interest applicable to the Credit Extensions based on the methodology for calculating per annum rates provided for in this Agreement. The Administrative Agent agrees that, if requested in writing by any Loan Party, it shall calculate the nominal and effective per annum rate of interest on the Credit Extensions in the amount outstanding at any time and provide such information to such Loan Party promptly following such request; provided that any error in any such calculation, or any failure to provide such information on request, shall not relieve any Borrower or any other Loan Party of any of its obligations under this Agreement or any other Loan Document, nor result in any liability to the Administrative Agent or any other Lender. Each Credit Party hereby irrevocably agrees not to plead or assert, whether by way of defence or otherwise, in any proceeding relating to this Agreement or any other Loan Document, that the interest payable under this Agreement and the other Loan Documents and the calculation thereof has not been adequately disclosed to the Loan Party, whether pursuant to Section 4 of the Interest Act (Canada) or any other applicable law or legal principle.

(d)

Evidence of Debt. Administrative Agent shall maintain an account on its books in the name of Borrowers (the “Loan Account”) on which Borrowers will be charged, as applicable, with all Loans (including Protective Advances) made for the account of Borrowers and all other payment Obligations under the Loan Documents. The Loan Account will be credited, as applicable, with all payments received by Administrative Agent from Borrowers or for Borrowers’ account, in each case in accordance with Section 2.10(a). Any failure to so record or any error in doing so shall not, however, limit or otherwise affect the obligation of any Borrower hereunder to pay any amount owing with respect to the Obligations owing by such Borrower and, absent manifest error, the Loan Account shall be conclusively presumed to be correct and accurate and constitute an account stated between Borrowers and the Lending Parties. Upon the request of any Lender made through Administrative Agent, Borrowers shall execute and deliver to such Lender a Note, which shall evidence such Lender’s Loans to Borrowers in addition to such accounts or records. Each Lender may attach Schedules to its Note and endorse thereon the date, amount and maturity of its Loans and payments with respect thereto.

SECTION 2.07 INCREASED COSTS.

(a)	Increased Costs Generally. If any Change in Law shall:

(i) impose, modify or deem applicable any reserve, special deposit, compulsory loan, insurance charge or similar requirement against assets of, deposits with or for the account of, or credit extended or participated in by, any Lender;

(ii) subject any Lending Party to any Taxes (other than (A) Indemnified Taxes, (B) Taxes described in clauses (b) through (d) of the definition of Excluded Taxes contained herein and (C) Connection Income Taxes) on any Credit Extension made by it, its Commitment or other obligations, or its deposits, reserves, other liabilities or capital attributable thereto; or

(iii) impose on any Lender any other condition, cost or expense (other than Taxes) affecting this Agreement and the Loans made by such Lender; and the result of any of the foregoing shall be to increase the cost to such Lender or such other Person of making, converting to, continuing or maintaining any Loan or to increase the cost to such Lender, or to reduce the amount of any sum received or receivable by such Lender hereunder (whether of principal, interest or any other amount), then, upon request of such Lending Party, Borrower shall pay to such Lending Party such additional amount or amounts as will compensate such Lending Party for such additional costs incurred or reduction suffered.

(b)

Capital Requirements. If any Lender determines that any Change in Law affecting such Lender or such Lender’s holding company, if any, regarding capital requirements has or would have the effect of reducing the rate of return on such Lender’s capital or on the capital of such Lender’s holding company, if any, as a consequence of this Agreement, the Commitments of such Lender or the Credit Extensions made by such Lender to a level below that which such Lender or such Lender’s holding company could have achieved but for such Change in Law (taking into consideration such Lender’s policies and the policies of such Lender’s holding company with respect to capital adequacy), then from time to time Borrowers shall pay to such Lender, as the case may be, such additional amount or amounts as will compensate such Lender or such Lender’s holding company for any such reduction suffered.

(c)

Certificates for Reimbursement. A certificate of a Lender setting forth the amount or amounts necessary to compensate such Lender or its holding company, as the case may be, as specified in subsection (a) or (b) of this Section 2.07, as well as the basis for determining such amount or amounts, and delivered to Administrative Borrower shall be conclusive absent manifest error. Borrowers shall pay such Lender the amount shown as due on any such certificate within ten days after receipt thereof.

(d)

Delay in Requests. Failure or delay on the part of any Lender to demand compensation pursuant to the foregoing provisions of this Section 2.07 shall not constitute a waiver of such Lender’s right to demand such compensation; provided, that Borrowers shall not be required to compensate a Lender pursuant to the foregoing provisions of this Section 2.07 for any reductions suffered more than nine months prior to the date that such Lender notifies Borrower of the Change in Law giving rise to such increased costs or reductions and of such Lender’s intention to claim compensation therefor (except that, if the Change in Law giving rise to such increased costs or reductions is retroactive, then the nine month period referred to in this subsection (d) shall be extended to include the period of retroactive effect thereof).

(e)	Survival. All obligations of each Loan Party under this Section 2.07 shall survive termination of the Commitments and the payment in full of all other Obligations.

SECTION 2.08 PAYMENTS FREE OF TAXES.

(a)

Payments Free of Taxes. Any and all payments by or on account of any obligation of any Loan Party under any Loan Document shall be made free and clear of and without reduction or withholding for any Taxes, except as required by applicable Laws. If any applicable Laws (as determined in the good faith discretion of an applicable Withholding Agent) require the deduction or withholding of any Tax from any such payment by a Withholding Agent, then the applicable Withholding Agent shall be entitled to make such deduction or withholding and shall timely pay the full amount deducted or withheld to the relevant Governmental Authority in accordance with applicable Laws and, if such Tax is an Indemnified Tax, then the sum payable by the applicable Loan Party shall be increased as necessary so that, after such deduction or withholding has been made (including such deductions and withholdings applicable to additional sums payable under this Section 2.08), each Lending Party receives an amount equal to the sum it would have received had no such deduction or withholding been made.

(b)

Payment of Other Taxes by Loan Parties. Without duplication of any obligation under paragraph (a) above, each Loan Party shall timely pay to the relevant Governmental Authority in accordance with applicable Laws, or, at the option of Administrative Agent, timely reimburse it for the payment of, any Other Taxes.

(c)

Indemnification by Loan Parties. Each Loan Party shall jointly and severally indemnify Administrative Agent and each other Lending Party, within ten days after written demand therefor, for the full amount of any Indemnified Taxes (including Indemnified Taxes imposed or asserted on or attributable to the amounts payable under this Section 2.08) payable or paid by such Lending Party or required to be withheld or deducted from a payment to such Lending Party and any reasonable and documented expenses arising therefrom (including reasonable and documented attorneys’ and tax advisors’ fees and expenses) or with respect thereto, whether or not such Indemnified Taxes were correctly or legally imposed or asserted by the relevant Governmental Authority. A certificate as to the amount of such payment or liability delivered to any Borrower by any Lending Party (with a copy to Administrative Agent), or by Administrative Agent on its own behalf or on behalf of a Lending Party, shall be conclusive absent manifest error.

(d)

Indemnification by Lenders. Each Lender hereby agrees to severally indemnify Administrative Agent, within ten days after demand therefor, for (i) any Indemnified Taxes attributable to such Lender (but only to the extent that any Loan Party has not already indemnified Administrative Agent for such Indemnified Taxes and without limiting the obligation of any Loan Party to do so), (ii) any Taxes attributable to such Lender’s failure to comply with the provisions of Section 10.06(d) relating to the maintenance of a Participant Register and (iii) any Excluded Taxes attributable to such Lender, in each case, that are payable or paid by Administrative Agent in connection with any Loan Document, and any reasonable expenses arising therefrom or with respect thereto, whether or not such Taxes were correctly or legally imposed or asserted by the relevant Governmental Authority. A certificate as to the amount of such payment or liability delivered to any Lender by Administrative Agent shall be conclusive absent manifest error. Each Lender hereby authorizes Administrative Agent to set off and apply any and all amounts at any time owing to such Lender under any Loan Document or otherwise payable by Administrative Agent to such Lender from any other source against any amount due to Administrative Agent under this Section 2.08(d).

(e)

Evidence of Payments. As soon as practicable after any payment of Taxes by any Loan Party to a Governmental Authority pursuant to this Section 2.08, such Loan Party shall deliver to Administrative Agent the original or a certified copy of a receipt issued by such Governmental Authority evidencing such payment, a copy of the return reporting such payment or other evidence of such payment reasonably satisfactory to Administrative Agent.

(f)	Status of Lenders.

(i) Any Lender which is entitled to an exemption from or reduction of withholding Tax with respect to payments made under any Loan Document shall deliver to Administrative Borrower and Administrative Agent, at the time or times reasonably requested by Administrative Borrower or Administrative Agent, such properly completed and executed documentation reasonably requested by Administrative Borrower or Administrative Agent as will permit such payments to be made without withholding or at a reduced rate of withholding. In addition, any Lender, if reasonably requested by Administrative Borrower or Administrative Agent, shall deliver such other documentation prescribed by applicable Laws or reasonably requested by Administrative Borrower or Administrative Agent as will enable Administrative Borrower or Administrative Agent to determine whether or not such Lender is subject to backup withholding or information reporting requirements. Notwithstanding anything to the contrary in the preceding two sentences, the completion, execution and submission of such documentation (other than such documentation set forth in Sections 2.08(f)(ii)(A), (ii)(B) and (ii)(D)) shall not be required if, in such Lender’s reasonable judgment, such completion, execution or submission would subject such Lender to any material unreimbursed cost or expense or would materially prejudice the legal or commercial position of such Lender or its Affiliates. Each Lender hereby authorizes the Administrative Agent to deliver to the Loan Parties and to any successor Administrative Agent any documentation provided by such Lender to the Administrative Agent pursuant to this Section 2.08.

(ii) Without limiting the generality of the foregoing, with respect to the Obligations of the Loan Parties:

(A) any Lender that is not a Foreign Lender shall deliver to Administrative Borrower and Administrative Agent on or prior to the date on which such Lender becomes a Lender under this Agreement (and from time to time thereafter upon the reasonable request of Administrative Borrower or Administrative Agent), executed copies of IRS Form W-9 certifying that such Lender is exempt from U.S. federal backup withholding tax;

(B) any Foreign Lender shall, to the extent it is legally entitled to do so, deliver to Administrative Borrower and Administrative Agent (in such number of copies as shall be requested by the recipient) on or prior to the date on which such Foreign Lender becomes a Lender under this Agreement (and from time to time thereafter upon the reasonable request of Administrative Borrower or Administrative Agent), whichever of the following is applicable:

(1) in the case of a Foreign Lender claiming the benefits of an income tax treaty to which the United States is a party (I) with respect to payments of interest under any Loan Document, executed copies of IRS Form W-8BEN or W-8BEN E establishing an exemption from, or reduction of, U.S. federal withholding Tax pursuant to the “interest” Article of such tax treaty and (II) with respect to any other applicable payments under any Loan Document, IRS Form W- 8BEN or W-8BEN E establishing an exemption from, or reduction of, U.S. federal withholding Tax pursuant to the “business profits” or “other income” Article of such tax treaty;

(2) executed copies of IRS Form W-8ECI;

(3) in the case of a Foreign Lender claiming the benefits of the exemption for portfolio interest under Section 881(c) of the Code, (I) a U.S. Tax compliance certificate in form and substance satisfactory to Administrative Agent to the effect that such Foreign Lender is not a “bank” within the meaning of Section 881(c)(3)(A) of the Code, a “10 percent shareholder” of any Borrower within the meaning of Section 881(c)(3)(B) of the Code, or a “controlled foreign corporation” described in Section 881(c)(3)(C) of the Code and (II) executed copies of IRS Form W-8BEN; or

(4) to the extent a Foreign Lender is not the beneficial owner, executed copies of IRS Form W-8IMY, accompanied by IRS Form W-8ECI, IRS Form W-8BEN or W-8BEN E, a U.S. Tax compliance certificate in form and substance satisfactory to Administrative Agent, IRS Form W-9, and/or other certification documents from each beneficial owner, as applicable; provided, that if the Foreign Lender is a partnership and one or more direct or indirect partners of such Foreign Lender are claiming the portfolio interest exemption, such Foreign Lender may provide a U.S. Tax compliance certificate in form and substance acceptable to Administrative Agent on behalf of each such direct and indirect partner;

(C) any Foreign Lender shall, to the extent it is legally entitled to do so, deliver to Administrative Borrower and Administrative Agent (in such number of copies as shall be requested by the recipient) on or prior to the date on which such Foreign Lender becomes a Lender under this Agreement (and from time to time thereafter upon the reasonable request of Administrative Borrower or Administrative Agent), executed copies of any other form prescribed by applicable Laws as a basis for claiming exemption from or a reduction in U.S. federal withholding Tax, duly completed, together with such supplementary documentation as may be prescribed by applicable Laws to permit Administrative Borrower or Administrative Agent to determine the withholding or deduction required to be made; and

(D) if a payment made to a Lender under any Loan Document would be subject to U.S. federal withholding Tax imposed by FATCA if such Lender were to fail to comply with the applicable reporting requirements of FATCA (including those contained in Section 1471(b) or 1472(b) of the Code, as applicable), such Lender shall deliver to Administrative Borrower and Administrative Agent at the time or times prescribed by law and at such time or times reasonably requested by Administrative Borrower or Administrative Agent such documentation prescribed by applicable Laws (including as prescribed by Section 1471(b)(3)(C)(i) of the Code) and such additional documentation reasonably requested by Administrative Borrower or Administrative Agent as may be necessary for Borrowers and Administrative Agent to comply with their obligations under FATCA and to determine that such Lender has complied with such Lender’s obligations under FATCA or to determine the amount to deduct and withhold from such payment. Solely for purposes of this clause (D), “FATCA” shall include any amendments made to FATCA after the date of this Agreement.

(E) If the Administrative Agent is not a “United States person” within the meaning of Section 7701(a)(30) of the Code, it shall provide to the Administrative Borrower on or prior to the date on which it becomes an Administrative Agent under this Agreement (and from time to time thereafter upon the reasonable request of the Administrative Borrower) executed copies of IRS Form W-9 certifying that the Administrative Agent is exempt from U.S. federal backup withholding tax. If the Administrative Agent is not a “United States person” within the meaning of Section 7701(a)(30) of the Code, it shall provide to the Administrative Borrower on or prior to the date on which it becomes an Administrative Agent under this Agreement (and from time to time thereafter upon the reasonable request of the Administrative Borrower): (A) executed copies of IRS Form W-8ECI with respect to any amounts payable to the Administrative Agent for its own account, and (B) executed copies of IRS Form W-8IMY with respect to any amounts payable to the Administrative Agent for the account of others, certifying that it is a “U.S. branch” and that the payments it receives for the account of others are not effectively connected with the conduct of its trade or business within the United States and that it is using such form as evidence of its agreement with the Administrative Borrower to be treated as a U.S. Person with respect to such payments (and the Administrative Borrower and the Administrative Agent agree to so treat the Administrative Agent as a “United States person” with respect to such payments as contemplated by Section 1.1441-1(b)(2)(iv) of the United States Treasury Regulations).

Each Lender or Administrative Agent agrees that if any form or certification it previously delivered expires or becomes obsolete or inaccurate in any respect, it shall update such form or certification or promptly notify Administrative Borrower and Administrative Agent in writing of its legal inability to do so.

(g)

Treatment of Certain Refunds. If any party determines, in its Permitted Discretion exercised in good faith, that it has received a refund of any Taxes as to which it has been indemnified pursuant to this Section 2.08 (including by the payment of additional amounts pursuant to this Section 2.08), it shall pay to the indemnifying party an amount equal to such refund (but only to the extent of indemnity payments made under this Section 2.08 with respect to the Taxes giving rise to such refund), net of all out-of-pocket expenses (including Taxes) of such indemnified party and without interest (other than any interest paid by the relevant Governmental Authority with respect to such refund). Such indemnifying party, upon the request of such indemnified party, shall repay to such indemnified party the amount paid over pursuant to this subsection (g) (plus any penalties, interest or other charges imposed by the relevant Governmental Authority) in the event that such indemnified party is required to repay such refund to such Governmental Authority. Notwithstanding anything to the contrary in this subsection (g), in no event will the indemnified party be required to pay any amount to an indemnifying party pursuant to this subsection (g) the payment of which would place the indemnified party in a less favorable net after-Tax position than the indemnified party would have been in if the Tax subject to indemnification and giving rise to such refund had not been deducted, withheld or otherwise imposed and the indemnification payments or additional amounts with respect to such Tax had never been paid. This subsection (g) shall not be construed to require any indemnified party to make available its Tax returns (or any other information relating to its Taxes that it deems confidential) to the indemnifying party or any other Person.

(h)	Survival. Each party’s obligations under this Section 2.08 shall survive termination of the Commitments and the payment in full of all other Obligations.

(i)	Mitigation Obligations; Replacement of Lenders.

(i) If any Lender requests compensation under Section 2.02(e), or if any Loan Party is required to pay any additional amount to any Lender or any Governmental Authority for the account of any Lender pursuant to Section 2.08, or if any event occurs giving rise to the operation of clause (C) of 2.02(e)(ii), then such Lender shall (at the request of Administrative Borrower) use reasonable efforts to designate a different lending office for funding or booking its Loans hereunder affected by such event, or to assign and delegate its rights and obligations hereunder to another of its offices, branches or Affiliates, if, in the judgment of such Lender, such designation or assignment and delegation (x) would eliminate or reduce amounts payable pursuant to Section 2.02(e) or Section 2.08, as the case may be, and (y) would not subject such Lender to any unreimbursed cost or expense and would not be inconsistent with the internal policies of, or otherwise be disadvantageous in any economic, legal or regulatory respect to, such Lender.

(ii) If (x) any Lender requests compensation under Section 2.02(e) or gives notice under clause (C) of Section 2.02(e)(ii) or (y) Borrowers are required to pay any additional amount to any Lender or to any Governmental Authority for the account of any Lender pursuant to Section 2.08, and, in each case, such Lender has declined or is unable to designate a different lending office in accordance with paragraph (i) of this Section 2.08(i), then Borrowers may, at their sole expense and effort, upon notice to such Lender and Administrative Agent, require such Lender to assign and delegate (and such Lender shall be obligated to assign and delegate), without recourse (in accordance with and subject to the restrictions contained in Section 10.06), all its interests, rights (other than its existing rights to payments pursuant to Section 2.07 or Section 2.08) and obligations under this Agreement and the other Loan Documents to an Eligible Assignee that shall assume such obligations (which assignee may be another Lender, if a Lender accepts such assignment and delegation), provided that (A) Borrowers shall have received the prior written consent of Administrative Agent to the extent such consent would be required under Section 10.06(b) for an assignment of Loans or Commitments, as applicable, which consents, in each case, shall not unreasonably be withheld or delayed, (B) such Lender shall have received payment of an amount equal to the outstanding principal of its Loans, accrued but unpaid interest thereon, accrued but unpaid fees and all other amounts payable to it hereunder from the assignee (to the extent of such outstanding principal and accrued interest and fees) or Borrowers (in the case of all other amounts), (C) Borrowers or such assignee shall have paid (unless waived) to Administrative Agent the processing and recordation fee specified in Section 10.06(b)(iv) and (D) in the case of any such assignment resulting from a claim for compensation under Section 2.02(e), payments required to be made pursuant to Section 2.08 or a notice given under clause (C) of Section 2.02(e)(ii), such assignment will result in a material reduction in such compensation or payments. A Lender shall not be required to make any such assignment and delegation if, prior thereto, as a result of a waiver by such Lender or otherwise (including as a result of any action taken by such Lender under paragraph (i) of this Section 2.08(i)), the circumstances entitling Borrowers to require such assignment and delegation cease to apply.

SECTION 2.09 SETTLEMENT.

(a)

Settlement. Administrative Agent and each Lender agree that each Lender’s funded portion of the Loans is intended by the Lenders to equal, at all times, such Lender’s Percentage Share of the outstanding Loans. Such agreement notwithstanding, Administrative Agent and the Lenders agree (which agreement shall not be for the benefit of Borrowers) that in order to facilitate the administration of this Agreement and the other Loan Documents, settlement among the Lenders as to the Loans (including any Extraordinary Advances) shall take place on a periodic basis in accordance with the following provisions:

(i) Administrative Agent shall request settlement (“Settlement”) with the Lenders on a weekly basis (or on a more frequent basis if so determined by Administrative Agent in its sole discretion) by notifying the applicable Lenders by telecopy, telephone, or other similar form of transmission, of such requested Settlement, no later than 2:00 p.m. on the Business Day immediately prior to the date of such requested Settlement (the date of such requested Settlement being the “Settlement Date”). Such notice of a Settlement Date shall include a summary statement of the amount of outstanding Loans and Extraordinary Advances for the period since the prior Settlement Date. Subject to the terms and conditions contained herein: (y) if the aggregate amount of the Loans and Extraordinary Advances made by a Lender exceeds such Lender’s Percentage Share of Loans and Extraordinary Advances as of a Settlement Date, then Administrative Agent shall, by no later than 12:00 p.m. on the Settlement Date, transfer in immediately available funds to a Deposit Account of such Lender (as such Lender may designate), an amount such that each such Lender shall, upon receipt of such amount, have as of the Settlement Date, its Percentage Share of the Loans and Extraordinary Advances; and (z) if the aggregate amount of the Loans and Extraordinary Advances made by a Lender is less than such Lender’s Percentage Share of the Loans and Extraordinary Advances as of a Settlement Date, such Lender shall no later than 12:00 p.m. on the Settlement Date transfer in immediately available funds to Administrative Agent’s Applicable Account, an amount such that each such Lender shall, upon transfer of such amount, have as of the Settlement Date, its Percentage Share of Loans and Extraordinary Advances. Such amounts made available to Administrative Agent under clause (z) of the immediately preceding sentence shall be applied against the amounts of the Extraordinary Advances, and shall constitute Loans of such Lenders.

(ii) In determining whether a Lender’s balance of the applicable Loans and Extraordinary Advances is less than, equal to, or greater than such Lender’s Percentage Share thereof as of a Settlement Date, Administrative Agent shall, as part of the relevant Settlement, apply to such balance the portion of payments applicable to such Obligations actually received in good funds by Administrative Agent with respect to principal, interest, fees payable by Borrowers and allocable to the Lenders hereunder, and proceeds of Collateral.

(iii) To the extent Extraordinary Advances are outstanding between Settlement Dates, the Administrative Agent may retain any payments or other amounts received by Administrative Agent, that, in accordance with the terms of this Agreement, would be applied to the reduction of Loans, for application to such Extraordinary Advances. During the period between Settlement Dates, Administrative Agent with respect to Extraordinary Advances, and each Lender with respect to the Loans other than Extraordinary Advances, shall be entitled to interest at the applicable rate or rates payable under this Agreement on the daily amount of funds employed Administrative Agent or such Lender, as applicable.

(iv) Anything in this Section 2.09(a) to the contrary notwithstanding, in the event that a Lender is a Defaulting Lender, Administrative Agent shall be entitled to refrain from remitting settlement amounts to the Defaulting Lender and, instead, shall be entitled to elect to implement the provisions set forth in Section 2.11.

(b)

Sharing of Payments. If any Lender shall, by exercising any right of setoff, recoupment or counterclaim or otherwise, obtain payment in respect of any Credit Outstandings or accrued and unpaid interest thereon resulting in such Lender receiving payment of a proportion of the Credit Outstandings or accrued and unpaid interest thereon greater than its Percentage Share (or other applicable share) thereof as provided herein, then such Lender receiving such greater proportion shall: (i) notify Administrative Agent of such fact; and (ii) purchase (for cash at face value) participations in that portion of the Credit Outstandings or accrued and unpaid interest thereon held by the other applicable Lenders, or make such other adjustments as shall be equitable, so that the benefit of all such payments shall be shared by Lenders ratably in accordance with their respective Percentage Shares thereof; provided that: (A) if any such participations are purchased and all or any portion of the payment giving rise thereto is recovered, such participations shall be rescinded and the purchase price restored to the extent of such recovery, without interest; and (B) the provisions of this Section 2.09(b) shall not be construed to apply to:

(1) any payment made by Borrowers pursuant to and in accordance with the express terms of this Agreement; or (2) any payment obtained by a Lender as consideration for the assignment of or sale of a participation in any portion of the Credit Outstandings held by it to any assignee or participant, other than to any Loan Party (as to which the provisions of this Section 2.09(b) shall apply). Each Loan Party consents to the foregoing and agrees, to the extent it may effectively do so under applicable Laws, that any Lender acquiring a participation pursuant to the foregoing arrangements may, except to the extent otherwise specified in such Lender’s participation agreement, exercise against such Loan Party rights of setoff, recoupment and counterclaim with respect to such participation as fully as if such Lender were a direct creditor of such Loan Party in the amount of such participation.

SECTION 2.10 PAYMENTS GENERALLY.

(a)	Payments Generally.

(i) All payments to be made by any Loan Party hereunder shall be made without condition or deduction for any counterclaim, defense, recoupment or setoff. Except as otherwise expressly provided herein, all payments by any Loan Party hereunder shall be made to Administrative Agent, for the account of the respective Lenders to which such payment is owed, at the Administrative Agent’s Office in Dollars and in immediately available funds not later than 11:00 a.m. on the date specified herein. Administrative Agent will promptly distribute to each Lender its applicable Percentage Share (or other applicable share as provided herein), if any, of such payment in like funds as received by wire transfer to such Lender’s Lending Office. All payments received by Administrative Agent after 11:00 a.m. shall be deemed received on the next succeeding Business Day and any applicable interest or fee shall continue to accrue. If any payment to be made by any Loan Party has come due on a day other than a Business Day, payment shall be made on the next following Business Day, and such extension of time shall be reflected in computing interest or fees, as the case may be.

(ii) Each Borrower hereby authorizes Administrative Agent to deduct automatically from any account of any Borrower maintained with or for the benefit of Administrative Agent, or to charge to the Loan Account, all principal, interest, fees, costs, expenses, or other amounts payable hereunder or under any other Loan Document (including any reimbursable legal fees or expenses) owing by any Borrower when due (or, if not made when due, at any time thereafter). Administrative Agent agrees to provide written notice to Borrowers of any automatic deduction made pursuant to this Section 2.10(a)(ii) showing in reasonable detail the amounts of such deduction. Each Lender agrees to reimburse Borrowers based on its respective Percentage Share of the Commitments with respect to Borrowers for any amounts deducted from such accounts in excess of any amount due hereunder and under any other Loan Documents. All amounts charged to the Loan Account pursuant to this Section 2.10(a)(ii) shall thereupon constitute Loans for the account of Borrowers hereunder, shall constitute Obligations hereunder, and shall initially accrue interest at the rate then applicable to Loans.

(b)	Clawback Rights.

(i) Unless Administrative Agent shall have received notice from a Lender prior to the proposed date of the making of the Loans that such Lender will not make available to Administrative Agent such Lender’s Percentage Share thereof, Administrative Agent may assume that such Lender has made such share available on such date in accordance with Section 2.01(a) and shall make available to Borrowers a corresponding amount. In such event, if any applicable Lender has not in fact made its Percentage Share of the Loans available to Administrative Agent, then each such Lender agrees to pay to Administrative Agent forthwith on demand such corresponding amount in immediately available funds with interest thereon, for each day from the date such amount is made available to Borrowers to the date of payment to Administrative Agent, at the Federal Funds Rate. Once such Lender pays its Percentage Share of the Loans to Administrative Agent, the amount so paid shall constitute such Lender’s Loans included within all Loans.

(ii) Unless Administrative Agent shall have received notice from Administrative Borrower prior to the date on which any payment owing by Borrowers is due hereunder to Administrative Agent for the account of Lenders that Borrowers will not make such payment, Administrative Agent may assume that Borrowers has made such payment on such date in accordance herewith and may, in reliance upon such assumption, distribute to the Lenders the amount due. In such event, if Borrowers have not in fact made such payment, then each Lender severally agrees to repay to Administrative Agent forthwith on demand the amount so distributed to such Lender in immediately available funds with interest thereon, for each day from the date such amount is distributed to it to the date of payment to Administrative Agent, at the Federal Funds Rate.

(iii) A notice of Administrative Agent to any Lender or Borrowers with respect to any amount owing under this subsection (b) shall be conclusive, absent manifest error.

(c)

Failure to Satisfy Conditions Precedent. If any Lender makes available to Administrative Agent funds for any Loan to be made by such Lender as provided in the foregoing provisions of this Article II, and such funds are not made available to Borrowers by Administrative Agent because the conditions to the applicable Credit Extension set forth in Article IV are not satisfied or waived in accordance with the terms hereof, then Administrative Agent shall promptly return such funds (in like funds as received from such Lender) to such Lender, without interest.

(d)

Obligations of Lenders Several. The obligations of Lenders hereunder to make Loans and to make payments under Section 10.04(c) are several and not joint. The failure of any Lender to make any Loans or to make any payment under Section 10.04(c) on any date required hereunder shall not relieve any other Lender of its corresponding obligation to do so on such date, and no Lender shall be responsible for the failure of any other Lender to so make its Loans or to make its payments under Section 10.04(c).

(e)

Funding Sources. Nothing herein shall be deemed to obligate any Lender to obtain the funds for any Loan in any particular place or manner or to constitute a representation by any Lender that it has obtained or will obtain the funds for any Loan in any particular place or manner.

(f)

Cash Management. Each Loan Party shall establish and maintain a lockbox collection service reasonably acceptable to Administrative Agent, to process the collection of Accounts and cash sales of such Loan Party. Each Loan Party shall instruct all of its account debtors to make payments either directly to such lockbox for deposit into the applicable Collection Account or instruct them to deliver such payments to the applicable Collection Account by wire transfer, or by ACH transfer. All cash receipts in the lockbox of any or by any U.S. Loan Party, including without limitation, all checks, ACH transfers, and wire transfers received by such U.S. Loan Party, will be deposited into the Collection Account of such U.S. Loan Party, which account shall be subject to be an irrevocable instruction by such U.S. Loan Party (which may be altered only by Administrative Agent) to forward by daily sweep, all amounts in such account to Administrative Agent’s U.S. Account, which amounts shall be applied against the Credit Outstandings, as applicable, on the second Business Day after such funds are received by Administrative Agent in the Administrative Agent’s U.S. Account. All cash receipts in the lockbox of any or by any Canadian Loan Party, including without limitation, all checks, ACH transfers, and wire transfers received by such Canadian Loan Party, will be deposited into the Collection Account of such Canadian Loan Party, which account shall be subject to be an irrevocable instruction by such Canadian Loan Party (which may be altered only by Administrative Agent) to forward by daily sweep, all amounts in such account to Administrative Agent’s Canadian Account, which amounts shall be applied against the Credit Outstandings, as applicable, on the second Business Day after such funds are received by Administrative Agent in the Administrative Agent’s Canadian Account. Unless otherwise agreed by Administrative Agent and Administrative Borrower, any Loan requested by Administrative Borrower and made by Administrative Agent hereunder shall be disbursed to the Disbursement Account. Administrative Agent shall have full access rights to the Collection Accounts and the Disbursement Account (collectively, the “FRB Deposit Accounts”), including without limitation, (i) direct access to the FRB Deposit Accounts, (ii) copy/online review access to the FRB Deposit Accounts, and (iii) at Administrative Agent’s discretion, the institution of automatic notifications to Administrative Agent with respect to the FRB Deposit Accounts. The FRB Deposit Accounts shall be cash collateral accounts subject to Control Agreements, and each Loan Party hereby grants a Lien in the FRB Deposit Accounts to Collateral Agent to secure payment of the Obligations.

SECTION 2.11 DEFAULTING LENDERS.

(a)

Adjustments. Notwithstanding anything to the contrary contained in this Agreement, if any Lender becomes a Defaulting Lender, then, until such time as that Lender is no longer a Defaulting Lender, to the extent permitted by applicable Laws:

(i) Waivers and Amendments. That Defaulting Lender’s right to approve or disapprove any amendment, waiver or consent with respect to this Agreement shall be restricted as set forth in Section 10.01.

(ii) Reallocation of Payments. Any payment of principal, interest, fees or other amounts received by Administrative Agent for the account of that Defaulting Lender (whether voluntary or mandatory, at maturity, pursuant to Section 8.02 or otherwise) shall be applied at such time or times as may be determined by Administrative Agent as follows: first, to the payment of any amounts owing by that Defaulting Lender to Administrative Agent hereunder; second, as Borrowers may request (so long as no Default then exists), to the funding of any Loan in respect of which that Defaulting Lender has failed to fund its portion thereof as required by this Agreement, as determined by Administrative Agent; third, if so determined by Administrative Agent and Borrowers, to be held in a non-interest bearing deposit account and released in order to satisfy obligations of that Defaulting Lender to fund Loans under this Agreement; fourth, to the payment of any amounts owing to Lenders, as a result of any judgment of a court of competent jurisdiction obtained by any Lender against that Defaulting Lender as a result of that Defaulting Lender’s breach of its obligations under this Agreement; fifth, so long as no Default exists, to the payment of any amounts owing to Borrowers as a result of any judgment of a court of competent jurisdiction obtained by Borrowers against that Defaulting Lender as a result of that Defaulting Lender’s breach of its obligations under this Agreement; and sixth, to that Defaulting Lender or as otherwise directed by a court of competent jurisdiction; provided that if (i) such payment is a payment of the principal amount of any Loans in respect of which that Defaulting Lender has not fully funded its appropriate share and (ii) such Loans were made at a time when the conditions set forth in Section 4.01 were satisfied or waived, such payment shall be applied solely to pay the Loans of all non-Defaulting Lenders on a pro rata basis prior to being applied to the payment of any Loan of that Defaulting Lender. Any payments, prepayments or other amounts paid or payable to a Defaulting Lender that are applied (or held) to pay amounts owed by a Defaulting Lender shall be deemed paid to and redirected by that Defaulting Lender, and each Lender irrevocably consents hereto.

(iii) Certain Fees. That Defaulting Lender shall not be entitled to receive any fee pursuant to Section 2.04 (and Borrowers shall not be required to pay any such fee that otherwise would have been required to have been paid to that Defaulting Lender) for any period during which that Lender is a Defaulting Lender.

(b)

Defaulting Lender Cure. If the Administrative Borrower and Administrative Agent agree in writing in their reasonable discretion (not to be unreasonably withheld or delayed) that a Defaulting Lender should no longer be deemed to be a Defaulting Lender, Administrative Agent will so notify the parties hereto, whereupon, as of the effective date specified in such notice and subject to any conditions set forth therein, that Lender will, to the extent applicable, purchase that portion of the outstanding Loans of the other Lenders or take such other actions as Administrative Agent may determine to be necessary to cause the Loans to be held on a pro rata basis by the applicable Lenders in accordance with their Percentage Shares of the Loans; provided that no adjustments will be made retroactively with respect to fees accrued or payments made by or on behalf of Borrowers while that Lender was a Defaulting Lender; provided further that, except to the extent otherwise expressly agreed by the affected parties, no change hereunder from Defaulting Lender to Lender will constitute a waiver or release of any claim of any party hereunder arising from that Lender’s having been a Defaulting Lender.

(c)

Replacement of Defaulting Lenders. If any Lender shall become a Defaulting Lender, then Administrative Agent or Borrowers may replace such Lender (the “affected Lender”), or cause such affected Lender to be replaced, with another lender (the “replacement Lender”) satisfying the requirements of an Eligible Assignee of a Lender under Section 10.06(a) by having the affected Lender sell and assign all of its rights and obligations under this Agreement and the other Loan Documents to the replacement Lender pursuant to Section 10.06(b); provided that, if Borrowers seeks to exercise such right, it must do so within one hundred eighty (180) days after it first knows of the occurrence of the event or events giving rise to such right, and neither Administrative

Agent nor any Lender shall have any obligation to identify or locate a replacement Lender for Borrowers (it being expressly agreed that in such circumstances it is Borrowers’ obligation to identify or locate a replacement Lender that is an Eligible Assignee and is reasonably acceptable to Administrative Agent).

SECTION 2.12 LETTERS OF CREDIT.

(a)

Subject to the terms and conditions of this Agreement, and during the term of this Agreement, Administrative Agent, upon the request of Administrative Borrower, shall cause an Issuing Bank to issue for the account of any Borrower Letters of Credit of a tenor and containing terms acceptable to Administrative Agent and the applicable Issuing Bank, in a maximum aggregate face amount outstanding at any time not to exceed the Letter of Credit Sublimit; provided that, (i) Administrative Agent shall have no obligation to cause to be issued any Letter of Credit with an expiration date after the Maturity Date or if after giving effect to the requested issuance Letter of Credit Usage would exceed the Letter of Credit Sublimit and (ii) if a Letter of Credit is issued with an expiration date after the Maturity Date, Borrowers shall Collateralize such Letter of Credit in full immediately. The term of any Letter of Credit shall not exceed three hundred sixty (360) days from the date of issuance, subject to renewal in accordance with the terms thereof, but in no event to a date beyond the Maturity Date. All Letters of Credit shall be subject to the limitations set forth in Section 2.03(c)(i), and a sum equal to the aggregate Letter of Credit Usage shall be included in calculating outstanding amounts for purposes of determining compliance with Section 2.03(c)(i). Upon any Letter of Credit Disbursement, the amount of such Letter of Credit Disbursement for all purposes under this Agreement shall become and be deemed to be, without any further action on the part of any Person, a Loan made by Lenders on the date of such Letter of Credit Disbursement (but without any requirement for compliance with the conditions precedent to the making of Loans contained in this Agreement).

(b)

Whenever Administrative Borrower desires the issuance of a Letter of Credit, Administrative Borrower shall deliver to Administrative Agent a written notice no later than 12:00 noon at least ten (10) Business Days in advance of the proposed date of issuance of a letter of credit request substantially in the form of Exhibit F (a “Letter of Credit Request”). Subject to the terms hereof, Administrative Agent shall endeavor to cause an Issuing Bank to issue a Letter of Credit pursuant to each Letter of Credit Request promptly, but for the avoidance of doubt, Administrative Agent shall have no liability for any delays. The transmittal by Administrative Borrower of each Letter of Credit Request shall be deemed to be a representation and warranty by Borrowers that the Letter of Credit may be issued in accordance with and will not violate any of the requirements of this Section 2.12. Prior to the date of issuance of each Letter of Credit, Administrative Borrower shall provide to Administrative Agent a precise description of the documents and the text of any certificate to be presented by the beneficiary of such Letter of Credit which, if presented by such beneficiary on or prior to the expiration date of such Letter of Credit, would require the issuing bank to make payment under such Letter of Credit. Administrative Agent, in its reasonable judgment, may require changes in any such documents and certificates. No Letter of Credit shall require payment against a conforming draft to be made thereunder prior to the second Business Day after the date on which such draft is presented.

(c)

Upon any Letter of Credit Disbursement, (i) Administrative Borrower shall be deemed to have timely given a Borrowing Request to Administrative Agent for a Loan on the date on which such drawing is honored in an amount equal to the amount of such Letter of Credit Disbursement and (ii) without regard to satisfaction of the applicable conditions specified in Section 4.02 and the other terms and conditions of borrowings contained herein, Lenders shall, on the date of such drawing, make a Loan (in accordance with their Percentage Shares) in the amount of such Letter of Credit Disbursement, the proceeds of which shall be applied directly by Administrative Agent to reimburse the applicable Issuing Bank for the amount of such Letter of Credit Disbursement.

(d)

By the issuance of a Letter of Credit (or an amendment or extension of a Letter of Credit) and without any further action on the part of Issuing Bank or Lenders, Issuing Bank shall be deemed to have granted to each Lender, and each Lender shall be deemed to have purchased, a participation in each Letter of Credit issued by Issuing Bank, in an amount equal to its Percentage Share of such Letter of Credit, and each such Lender agrees to pay to Administrative Agent, for the account of Issuing Bank, such Lender’s Percentage Share of any Letter of Credit Disbursement made by Issuing Bank under the applicable Letter of Credit. In consideration and in furtherance of the foregoing, each Lender hereby absolutely and unconditionally agrees to pay to Administrative Agent, for the account of Issuing Bank, such Lender’s Percentage Share of each Letter of Credit Disbursement made by Issuing Bank and not reimbursed by Borrowers in accordance with the terms of this Agreement, or of any reimbursement payment that is required to be refunded (or that Administrative Agent or Issuing Bank elects, based upon the advice of counsel, to refund) to Borrowers for any reason. Each Lender acknowledges and agrees that its obligation to deliver to Administrative Agent, for the account of Issuing Bank, an amount equal to its respective Percentage Share of each Letter of Credit Disbursement pursuant to this Section 2.12(d) shall be absolute and unconditional and such remittance shall be made notwithstanding the occurrence or continuation of an Event of Default or Default or the failure to satisfy any condition set forth in Section 4. If any such Lender fails to make available to Administrative Agent the amount of such Lender’s Percentage Share of a Letter of Credit Disbursement as provided in this Section, such Lender shall be deemed to be a Defaulting Lender and Administrative Agent (for the account of Issuing Bank) shall be entitled to recover such amount on demand from such Lender together with interest thereon at the Base Rate until paid in full.

(e)

As between Borrowers and any Lending Party, Borrowers assume all risks of the acts and omissions of such Lending Party and the applicable Issuing Bank (other than for the gross negligence or willful misconduct of such Lending Party or such Issuing Bank) or misuse of the Letters of Credit by the respective beneficiaries of such Letters of Credit. In furtherance and not in limitation of the foregoing, Lending Parties shall not be responsible (i) for the accuracy, genuineness or legal effects of any document submitted by any party in connection with the application for and issuance of or any drawing honored under such Letters of Credit even if it should in fact prove to be in any or all respects invalid, inaccurate, fraudulent or forged, (ii) for the validity or sufficiency of any instrument transferring or assigning or purporting to transfer or assign any such Letter of Credit, or the rights or benefits thereunder or proceeds thereof, in whole or in part, which may prove to be invalid or ineffective for any reason, (iii) for errors, omissions, interruptions or delays in transmission or delivery of any messages, by mail, cable, telegraph, telex, telecopy or otherwise, whether or not they be in cipher, (iv) for errors in interpretation of technical terms, (v) for any loss or delay in the transmission or otherwise of any document required to make a drawing under any such Letter of Credit, or of the proceeds thereof, (vi) for the misapplication by the beneficiary of any such Letter of Credit, of the proceeds of any drawing honored under such Letter of Credit, and (vii) for any consequences arising from causes beyond the control of the issuing bank or the Lender; provided that, the foregoing shall not release any Lending Party or the applicable Issuing Bank for any liability for its gross negligence or willful misconduct. None of the above shall affect, impair, or prevent the vesting of any of Lending Parties’ rights or powers hereunder. Any action taken or omitted to be taken by any Lending Party under or in connection with any Letter of Credit, if taken or omitted in the absence of gross negligence or willful misconduct of such Lending Party, shall not create any liability of any Lending Party to Borrowers.

(f)

The obligations of Borrowers to reimburse Administrative Agent and Lenders for drawings honored under the Letters of Credit shall be unconditional and irrevocable and shall be paid strictly in accordance with the terms of this Agreement under all circumstances including, without limitation, the following circumstances: (i) any lack of validity or enforceability of this Agreement, any Letter of Credit, any Letter of Credit Agreement or any other agreement or instrument relating thereto; (ii) the existence of any claim, setoff, defense or other right which any Borrower or any Affiliate of any Borrower may have at any time against a beneficiary or any transferee of any Letter of Credit (or any Persons or entities for whom any such beneficiary or transferee may be acting), Administrative Agent, any Lender or any other Person, whether in connection with this Agreement, the other Loan Documents, the transactions contemplated herein or therein or any unrelated transaction; (iii) any draft, demand, certificate or other documents presented under any Letter of Credit proving to be forged, fraudulent or invalid in any respect or any statement therein being untrue or inaccurate in any respect; (iv) the surrender or impairment of any security for the performance or observance of any of the terms of any of the Loan Documents; (v) failure of any drawing under a Letter of Credit or any non-application or misapplication by the beneficiary of the proceeds of any drawing; or (vi) that a Default or Event of Default shall have occurred and be continuing; provided that, the foregoing shall not release any Lending Party or the applicable Issuing Bank for any liability for its gross negligence or willful misconduct (as determined by a court of competent jurisdiction in a final non-appealable judgment).

(g) Notwithstanding anything herein or in the other Loan Documents to the contrary, the Loan Parties, the Administrative Agent, the Collateral Agent, and the Lenders hereby acknowledge and agree that, as of and following the First Amendment Effective Time, (i) Lender Parties have no, and shall have no, further obligation to cause an Issuing Bank to issue any Letters of Credit hereunder, (ii) the LC Cash Collateral shall constitute a deposit by the respective Lender subject to the first-priority security interest of the Administrative Agent to secure the Lenders’ obligation to make Loans in accordance with their respective Percentage Shares pursuant to Section 2.12(c) of this Agreement, (iii) the Loan Parties have no interest or right, and shall have no interest or right, in respect of the LC Cash Collateral and no right to direct its application, and (iv) any application of a Lender’s LC Cash Collateral shall be deemed to be a Loan to Borrowers made by such Lender on the date of such application (but without requirement for compliance with the conditions precedent to the making of Loans contained in this Agreement), including pursuant to Section 2.12(c) of this Agreement.

ARTICLE III

THE COLLATERAL

SECTION 3.01 GRANT OF SECURITY INTEREST.

Each Loan Party hereby grants, pledges and assigns a security interest in the Collateral to Collateral Agent, on behalf of itself and each other Lending Party, to secure the prompt payment in full and performance when due of all of the Secured Obligations. Each Loan Party represents, warrants and covenants to the Lending Parties that: (a) the security interest granted by it herein is and shall at all times continue to be a perfected, first priority (except to the extent set forth in the Intercreditor Agreement or otherwise expressly agreed to in writing by Administrative Agent) security interest in the Collateral (subject only to Permitted Liens); (b) it has rights in and the power to transfer each item of the Collateral upon which it purports to grant a Lien pursuant to the Loan Documents, free and clear of any and all Liens or claims of others, other than Permitted Liens; and (c) no effective security agreement, financing statement (as that term is defined in the Uniform Commercial Code and the PPSA, as applicable), or other security or Lien instrument covering all or any part of the Collateral is or will be on file or of record in any public office, except those relating to Permitted Liens. If any Loan Party (other than International Holdings) shall acquire a commercial tort claim (as that term is defined in the Uniform Commercial Code), such Loan Party shall promptly notify Administrative Agent in a writing signed by such Loan Party of the details thereof and grant to Collateral Agent, on behalf of itself and Lenders, a security interest therein and in the proceeds thereof, all upon the terms of this Agreement, with such writing to be in form and substance reasonably satisfactory to Administrative Agent. If this Agreement is terminated, Collateral Agent’s Lien in the Collateral shall continue until all Secured Obligations are repaid in full (other than any contingent indemnification obligations arising out of facts and circumstances that are not reasonably identified by Administrative Agent, any Lender, or any Participant at the time of such repayment). At such time as the Secured Obligations have been paid in full and the Lending Parties shall have received a release of all Claims from the Loan Parties, Collateral Agent shall, at Borrowers’ sole cost and expense, release its Liens on the collateral the subject of all Collateral Documents.

SECTION 3.02 AGENTS’ RIGHTS REGARDING THE COLLATERAL.

(a)

Each Agent may, at any time in such Agent’s own name or on behalf of any Loan Party, communicate with Account Debtors and obligors in respect of Accounts to verify to such Agent’s satisfaction, the existence, amount and terms of, and any other matter relating to Accounts. If an Event of Default then exists, each Agent may, (i) in such Agent’s own name or on behalf of any Loan Party, communicate with Account Debtors and obligors in respect of Accounts, Instruments, Chattel Paper or other Collateral to verify to such Agent’s satisfaction, the existence, amount and terms of, and any other matter relating to, Accounts, Instruments, Chattel Paper or other Collateral, and (ii) notify Account Debtors or other Persons obligated on any Collateral that Collateral Agent has a security interest therein and that payments shall be made directly to Collateral Agent. Upon the request of either Agent, each Loan Party shall so notify such Account Debtors and other Persons. Each Loan Party hereby appoints Collateral Agent or Collateral Agent’s designee as such Person’s attorney at any time after an Event of Default exists, with power to endorse such Person’s name upon any notes, acceptance drafts, money orders or other evidences of payment of Collateral.

(b)

Each Loan Party shall remain liable under any evidence of Collateral to observe and perform all the conditions and obligations to be observed and performed by it thereunder, and neither Agents nor any Lender shall have any obligation or liability whatsoever to any Person under any such Collateral by reason of or arising out of the execution, delivery or performance of this Agreement or the other Loan Documents, and neither Agents nor any Lender shall be required or obligated in any manner (i) to perform or fulfill any of the obligations of any Loan Party that is a party thereto, (ii) to make any payment or inquiry thereunder, or (iii) to take any action of any kind to collect, compromise or enforce any performance or the payment of any amounts that may have been assigned to it or to which it may be entitled at any time or times under or pursuant to any Collateral.

(c)

Subject to the terms of the Intercreditor Agreement, in the event that any Collateral, including proceeds, is evidenced by or consists of Negotiable Collateral, and if and to the extent that perfection or priority of Collateral Agent’s security interest is dependent on or enhanced by possession or control (as such term is used in the PPSA), the Loan Party that is the holder and payee of such Negotiable Collateral, immediately upon the request of either Agent, shall endorse and deliver physical possession of such Negotiable Collateral and all agreements and documents related thereto, to Collateral Agent or to a custodian to hold on behalf of Collateral Agent and take all other steps necessary to ensure that the Collateral Agent has control (as such term is used in the PPSA) of such Negotiable Collateral. Subject to the terms of the Intercreditor Agreement, all Negotiable Collateral shall be delivered to Collateral Agent or a custodian for the benefit of Collateral Agent, duly endorsed by the payee thereof to the order of Collateral Agent.

(d)

Either Agent (through any of its officers, employees, or agents) shall have the right, from time to time hereafter (i) to inspect and examine the Books and Records and the Collateral, (ii) to communicate directly with any and all Account Debtors to verify the existence and terms of Collateral, and (iii) to check, test, and appraise the Collateral, or any portion thereof, in order to verify each Loan Party’s financial condition or the amount, quality, value, condition of, or any other matter relating to, the Collateral, and Borrower shall permit any designated representative of either Agent to visit and inspect any of the properties of any Loan Party to inspect and to discuss its finances and properties and Collateral, during normal business hours. Without limiting the provisions of Section 6.10, each Loan Party shall, with respect to any Collateral owned, leased or otherwise controlled by it, upon prior appointment during normal business hours:

(i) provide access to such Collateral to each Agent and its officers, employees and agents, as frequently as is commercially reasonable or, at any time an Event of Default exists, as frequently as such Agent determines to be appropriate;

(ii) permit each Agent or any of its officers, employees and agents to inspect, audit and make extracts and copies (or take originals if reasonably necessary) from all of such Loan Party’s Books and Records;

(iii) permit each Agent to inspect, review, evaluate and make physical verifications and appraisals of the Inventory and other Collateral in any manner and through any means that such Agent considers reasonably advisable, and such Loan Party agrees to render to each Agent, at Borrower’s sole cost and expense, such clerical and other assistance as may be reasonably requested with regard thereto; and

(iv) facilitate such testing of Accounts and verification of invoices by each Agent to such extent and in such form such Agent may require; provided, that, if a Default shall have occurred and be continuing, the rights in this clause (d) shall extend to each Lending Party and the Agents shall have such access at any and all times.

(e)

At any time that an Event of Default exists, Borrowers, at their sole cost and expense, shall cause the certified public accountant(s) then engaged by Borrower to prepare and deliver to Agents at any time and from time to time, promptly upon either Agent’s request therefor, the following reports: (i) a reconciliation of all Accounts; (ii) an aging of all Accounts; (iii) trial balances with respect to all Accounts; and (iv) test verifications of such Accounts as Administrative Agent may request. Borrower, at its sole cost and expense, shall also cause such certified independent public accountants to deliver to Administrative Agent the results of any physical verifications of all or any portion of the Inventory made or observed by such accountants when and if such verification is conducted. Administrative Agent shall be permitted to observe and consult with such accountants in the performance of these tasks.

(f)

Beyond the exercise of reasonable care to assure the safe custody of Collateral in either Agents’ possession and the accounting for moneys actually received by either Agent or any Lender hereunder, neither Agents nor any Lender shall have any duty or liability to exercise or preserve any rights, privileges or powers pertaining to the Collateral.

SECTION 3.03	GRANT OF LICENSE TO USE INTELLECTUAL PROPERTY COLLATERAL; ADDITIONAL INTELLECTUAL PROPERTY.

Each Loan Party hereby grants to Collateral Agent an irrevocable, non-exclusive license, exercisable upon the occurrence and during the continuance of an Event of Default without payment of royalty or other compensation to such Loan Party, to use, transfer, license or sublicense any Intellectual Property now owned, licensed to, or hereafter acquired by such Loan Party, and wherever the same may be located, and including in such license access to all media in which any of the licensed items may be recorded or stored and to all computer software and programs used for the compilation or printout thereof (including, without limitation, access to any cloud-based software), and represents, promises and agrees that any such license or sublicense is not and will not be in conflict with the contractual or commercial rights of any third Person or applicable Laws; provided, that such license will terminate on the date on which all Secured Obligations are paid in full; provided further that, upon the request of Collateral Agent (acting reasonably), the applicable Loan Party will use reasonable commercial efforts to obtain from any third party a security interest in any license of Intellectual Property granted by such third party to such Loan Party. In addition, on such periodic basis as either Agent shall require, Borrower shall (i) provide Agents with a report of all new patentable, copyrightable, or trademarkable materials acquired or generated by any Loan Party during the prior period, (ii) cause all Intellectual Property acquired or generated by any Loan Party that is not already the subject of a registration with the appropriate filing office (or an application therefor diligently prosecuted) to be registered with such appropriate filing office in a manner sufficient to impart constructive notice of such Loan Party’s ownership thereof, and (iii) cause to be prepared, executed, and delivered to Agents supplemental schedules to the applicable Collateral Documents to identify such Intellectual Property as being subject to the security interests created thereunder; provided, that neither Parent, nor any Borrower nor any Subsidiary of a Borrower shall register with the U.S. Copyright Office (or similar or equivalent register in any other jurisdiction) any unregistered Copyrights (whether in existence on the Effective Date or thereafter acquired, arising, or developed) unless (A) such Loan Party provides Administrative Agent with written notice of its intent to register such Copyrights not less than thirty (30) days prior to the date of the proposed registration, and (B) prior to such registration, the applicable Person executes and delivers to Collateral Agent a copyright security agreement in form and substance satisfactory to Administrative Agent, supplemental Schedules to any existing copyright security agreement or such other documentation as Administrative Agent reasonably deems necessary in order to perfect and continue perfected Collateral Agent’s Liens on such Copyrights following such registration.

SECTION 3.04 AUTHORIZATION TO FILE FINANCING STATEMENTS.

Each Loan Party hereby authorizes Collateral Agent to file, without notice to any Loan Party, financing statements under the Uniform Commercial Code, the PPSA or other applicable Laws (including notices filed with the United States Copyright Office and the United States Patent and Trademark Office, the Canadian Intellectual Property Office and any other office, registrar or similar body with which such filings may be made) with all appropriate jurisdictions to create, perfect, maintain, preserve or protect Collateral Agent’s and Lenders’ interest or rights hereunder or any Collateral Document in the Collateral the subject hereof or thereof, including a notice that any disposition of all or any such collateral that is not otherwise permitted hereunder, whether by any Loan Party or any other Person, shall be deemed to violate the rights of Collateral Agent and Lenders hereunder and under applicable Laws. Without limiting the generality of the foregoing, each Loan Party hereby: (a) authorizes Collateral Agent to file, without notice to any such Loan Party, financing statements under the Uniform Commercial Code with all appropriate jurisdictions listing (1) with respect to International Holdings, all right, title and interest of International Holdings, whether now owned or hereafter acquired or arising (or in which International Holdings has rights or the power to transfer rights to a secured party), in, to, or upon, (i) all Intellectual Property and all Proceeds (in whatever form or nature) of the foregoing; and (ii) all Proceeds (in whatever form or nature) of an International Business Disposition, and/or appropriate summaries descriptions thereof; and (2) with respect to any Loan Party (other than International Holdings), all assets or all personal property of such Loan Party as the collateral covered by such financing statements; and (b) ratifies and approves the filing of any financing statements by or on behalf of Collateral Agent or any Lender (or any such Person’s predecessor(s)-in-interest) prior to the Effective Date against such Loan Party and listing the Collateral or all assets or all personal property of such Loan Party as the collateral covered by such financing statements. All financing statements, including without limitation all financing statements filed pursuant to the Original Credit Agreement in favor of the Collateral Agent, filed before the date of the Fourth Amendment Effective Time to perfect the Security Interest in the Collateral were authorized by the Borrowers and each other Loan Party and are hereby ratified.

Each Loan Party hereby waives, for and on behalf of itself and each of their Subsidiaries, all rights to receive from the Collateral Agent or any other Lender a copy of any financing statement, financing change statement or verification statement filed under the PPSA at any time or from time to time in respect of the Loan Document.

ARTICLE IV

CONDITIONS TO EFFECTIVENESS

SECTION 4.01 CONDITIONS PRECEDENT TO INITIAL LOANS.

This Agreement shall become binding on the parties hereto upon, and the obligation of each Lender to make any Loans hereunder is subject to, the satisfaction of the following conditions precedent (all Loan Documents and other documents to be delivered to any Agent or any other Lending Party pursuant to this Section 4.01 shall be subject to prior approval as to form and substance (including as to results) by Lenders, with delivery by a Lender of its signature page to this Agreement evidencing such Person’s acknowledgement that the conditions set forth in this Section 4.01 have been satisfied, unless otherwise waived in writing):

(a)

Receipt of Certain Documents and Assurances. Administrative Agent shall have had delivered to it all of the following, each of which shall be, unless otherwise specified herein or otherwise required by Lenders, originals (or facsimiles or portable document format versions thereof (in either such case, promptly followed by originals thereof), each, to the extent to be executed by a Loan Party, properly executed by a Responsible Officer of such Loan Party, each dated the Effective Date (or, in the case of certificates of governmental officials, a recent date before the Effective Date), all in sufficient number as Administrative Agent shall separately identify (including, if specified by Administrative Agent, for purposes of the distribution thereof to Administrative Agent, Lenders and Administrative Borrower):

(i) counterparts of (A) this Agreement, duly executed by each of the parties hereto and (B) a disbursement letter (with attached funds flow), duly executed by Borrowers, which disbursement letter shall evidence an initial Borrowing on the Effective Date of not less than $10,000,000;

(ii) if requested by any Lender, a Note duly executed by Borrowers in favor of such Lender evidencing any Loans made by such Lender to Borrowers;

(iii) counterparts of each of the other Loan Documents to be executed on the Effective Date, duly executed by each of the parties thereto, together with, as requested by Administrative Agent:

(A) subject to the terms of the Intercreditor Agreement, any certificated securities representing shares of Equity Interests owned by or on behalf of any Loan Party that constitute Collateral as of the Effective Date, together with undated stock powers (or their equivalent) with respect thereto executed in blank;

(B) subject to the terms of the Intercreditor Agreement, any promissory notes and other instruments evidencing all loans, advances and other debt owed or owing to any Loan Party that constitute Collateral as of the Effective Date, together with undated instruments of transfer with respect thereto executed in blank;

(C) all other documents, including Uniform Commercial Code and PPSA financing statements, required by applicable Laws or reasonably requested by any Lending Party to be filed, registered or recorded to create or perfect the Liens intended to be created under the Collateral Documents existing on the Effective Date; and

(D) a Due Diligence Certificate with respect to each Loan Party, dated the Effective Date, together with results of a search of the Uniform Commercial Code and PPSA (or equivalent) filings made and tax and judgment lien searches with respect to each of the Loan Parties in the jurisdictions required by Lenders and copies of the financing statements (or similar documents) disclosed by such searches and evidence reasonably satisfactory to Administrative Agent that the Liens indicated by such financing statements (or similar documents) are permitted by Section 7.02 or have been otherwise appropriately released or terminated;

(iv) such certificates of resolutions or other action, incumbency certificates or other certificates of Responsible Officers of each Loan Party as any Lending Party may reasonably require evidencing the identity, authority and capacity of each Responsible Officer thereof authorized to act as a Responsible Officer in connection with the Loan Documents to which such Loan Party is a party;

(v) such documents and certifications as Administrative Agent may reasonably require to evidence that each Loan Party is duly organized or formed, and that each Loan Party is validly existing, in good standing and qualified to engage in business in: (A) its jurisdiction of organization or formation; and (B) each jurisdiction where its ownership, lease or operation of properties or the conduct of its business requires such qualification, except to the extent that failure to do so could not reasonably be expected to have a Material Adverse Effect;

(vi) favorable opinions of counsel to the Loan Parties reasonably acceptable to Administrative Agent on behalf of Lending Parties, addressed to Administrative Agent and Lenders, as to such matters as are reasonably required by Administrative Agent with respect to the Loan Parties, the Collateral and the Loan Documents;

(vii) a certificate of a Responsible Officer of each Loan Party either: (A) attaching copies of all consents, licenses and approvals required in connection with the execution, delivery and performance by such Loan Party and the validity against such Loan Party of the Loan Documents to which it is a party, and such consents, licenses and approvals shall be in full force and effect; or (B) stating that no such consents, licenses or approvals are so required;

(viii) a copy, certified by an appropriate Responsible Officer of Administrative Borrower, of the financial statements of Borrowers referred to in Section 5.11;

(ix) the Audited Financial Statements, and a certificate signed by a Responsible Officer of each Loan Party certifying that there has been no event or circumstance since the date of the Audited Financial Statements that has had or could be reasonably expected to have, either individually or in the aggregate, a Material Adverse Effect;

(x) a certificate, in form and substance reasonably satisfactory to Administrative Agent and Lenders, from a Responsible Officer of Administrative Borrower dated as of the Effective Date stating that, to the best of his or her knowledge after due inquiry that, immediately after giving effect to the transactions contemplated hereunder, Borrowers and the other Loan Parties, on a consolidated basis, are, upon consummation of the Reorganization Transactions, Solvent;

(xi) (A) evidence in form and substance satisfactory to Administrative Agent that the Loan Parties party to this Agreement maintain in full force and effect the insurance policies required by Section 6.07, (B) insurance certificates issued by such Loan Parties’ insurance broker containing such information regarding such policies as Administrative Agent shall request, naming Collateral Agent as an additional insured, lenders loss payee and/or mortgagee, as applicable, and (C) loss payable endorsements issued by such Loan Parties’ insurer, naming Collateral Agent as lenders loss payee and mortgagee, as applicable;

(xii) evidence that: (A) all commitments under any secured facilities not otherwise permitted under Section 7.01 have been terminated not later than the Effective Date, and all outstanding amounts thereunder paid in full or discharged pursuant to the Plan of Reorganization; and (B) all Liens securing obligations under any secured facilities not otherwise permitted under Section 7.01 have been released and terminated not later than the Effective Date;

(xiii) all documentation and other information required by regulatory authorities under “know your customer” and all Anti-Terrorism Laws, Anti-Money Laundering Laws and all “know your customer” Laws shall have been supplied to Administrative Agent and Lenders, including a duly executed W-9 tax form (or other applicable tax form) for each Loan Party;

(xiv) Administrative Agent shall have completed and been satisfied with the results of its financial and legal due diligence review of the Loan Parties and their respective assets;

(xv) such other assurances, certificates, documents, consents, reports or opinions as Administrative Agent or any other Lending Party may reasonably require;

(xvi) a Control Agreement with respect to each Collections Account, each Blocked Account, and the Disbursement Account, each of which shall be in form and substance acceptable to Agents;

(xvii) a Borrowing Base Certificate, prepared no earlier than 10 Business Days prior to the Effective Date, evidencing Availability of not less than $18,000,000; and

(xviii) all other items set forth on the closing checklist attached hereto as Exhibit G.

(b)

No Material Adverse Change. Lending Parties, in their Permitted Discretion, shall be satisfied that there has been no material adverse change in the business, condition (financial, business or otherwise), revenues, sales volume, assets, liabilities or operations of Borrowers and their Subsidiaries since December 31, 2022 (except for the events and conditions related to, resulting from, and/or leading up to the commencement of the Cases and/or the Reorganization Transactions, and any defaults under agreements leading up to and/or as a result of the commencement of a proceeding under the Bankruptcy Code or implementation of the Reorganization Transactions).

(c)

Truth and Correctness of Representations and Warranties; No Default. The representations and warranties of each Borrower and each other Loan Party contained in Article V or any other Loan Document, or that are contained in any document furnished at any time under or in connection herewith or therewith, shall be true and correct on and as of the Effective Date, except to the extent that such representations and warranties specifically refer to an earlier date, in which case they shall be true and correct as of such earlier date. No Default or Event of Default shall then exist or shall result, or could reasonably be expected to result, from the funding and use of proceeds of the Loans on the Effective Date.

(d)

Payment of Fees. Borrowers shall have paid: (i) all fees required to be paid to Administrative Agent and Lenders on or before the Effective Date; and (ii) unless any Lending Party shall have agreed in writing to any delay in such payment, all reasonable and documented fees, charges and disbursements of counsel to Administrative Agent to the extent invoiced prior to or on the Effective Date, plus such additional amounts of such fees, charges and disbursements as shall constitute such Person’s reasonable estimate of such fees, charges and disbursements incurred or to be incurred by it through the closing proceedings (provided, that such estimate shall not thereafter preclude any subsequent billing by such Lending Party or any Agent).

(e)

Reorganization Documents. Administrative Agent shall have received (i) copies of the Reorganization Documents, in each case, in form and substance satisfactory to Administrative Agent, duly executed, and in full force and effect and (ii) satisfactory evidence that the Loan Parties have obtain all required consents and approvals for the execution, delivery and performance of the Reorganization Documents and the consummation of the Reorganization Transactions.

(f)

Consummation of Reorganization Transactions. Administrative Agent shall have received fully executed copies of each of the Reorganization Documents to be entered into on or before the Effective Date (other than the Loan Documents). The Reorganization Transactions (other than the funding of the Loans) shall have been consummated (or, substantially contemporaneously with the initial funding of the Loans hereunder, will be consummated) in accordance with the terms of the Reorganization Documents (in each case without giving effect to any waiver or other modification thereto which is adverse to the interests of Administrative Agent or any Lender in their capacities as such).

(g)	Plan of Reorganization.

(i) Administrative Agent shall have received evidence of substantially contemporaneous (A) cancellation of all commitments from the DIP Lenders (as defined in the Plan of Reorganization), (B) satisfaction or cancellation, as applicable, of all indebtedness with respect to the ABL Claims, the Secured Notes Claims, the Term Loan Claims and the DIP Claims (as each term is defined in the Plan of Reorganization) in accordance with the terms of the Plan of Reorganization, and (iii) termination of all existing Liens in favor of the ABL Agent, the collateral agent for the holders of the Secured Notes Claims, and DIP Agents (as each term is defined in the Plan of Reorganization) in accordance with the terms of the Plan of Reorganization and any other creditor with a Lien on the Collateral (except for Liens permitted by this Agreement) (subject to arrangements reasonably satisfactory to Administrative Agent having been made for the applicable filings of terminations);

(ii) The order confirming the Plan of Reorganization shall have become a Final Order (as defined in the Plan of Reorganization) and such order shall not have been amended, modified, vacated, stayed or reversed in a manner materially adverse to Administrative Agent or Lenders, except pursuant to a written agreement or instrument which has heretofore been delivered to Administrative Agent;

(iii) The conditions precedent to the confirmation of the Plan of Reorganization set forth in the Plan of Reorganization shall have occurred or have been waived in accordance with the Plan of Reorganization (in each case, none of the conditions precedent shall have been waived absent prior written consent of Administrative Agent except for any waiver which is not materially adverse to the Loan Parties or the Administrative Agent or Lenders, in such capacities under the Loan Documents) and the conditions precedent to the Plan Effective Date set forth in the Plan of Reorganization shall have occurred or have been waived in accordance with the Plan of Reorganization (in each case, none of the conditions precedent shall have been waived absent prior written consent of Administrative Agent except for any waiver which is not materially adverse to the Loan Parties or to the Administrative Agent or Lenders, in such capacities under the Loan Documents); with respect to such conditions precedent to the confirmation of the Plan of Reorganization and Plan Effective Date, Borrowers shall have confirmed to Administrative Agent in writing that such conditions precedent have been satisfied or waived (in accordance with the Plan of Reorganization) and that the Plan Effective Date has occurred. All other actions, documents and agreements necessary to implement the Plan of Reorganization shall have been effected or executed and delivered, as the case may be, to the required parties and, to the extent required, filed with the applicable governmental units in accordance with applicable laws; and

(iv) There is no adversary proceeding pending in the Bankruptcy Court, or litigation commenced outside of the bankruptcy proceedings that has not been stayed pursuant to Section 362 of the Bankruptcy Code, seeking to enjoin or prevent the financing or the transactions contemplated hereby.

(h)

Term Loan Debt. Administrative Agent shall have received final executed copies of each of the Term Loan Documents (including the Intercreditor Agreement), and all related agreements, documents and instruments as in effect on the Effective Date, all of which shall be satisfactory in form and substance to Administrative Agent and the transactions contemplated by such documentation shall be consummated prior to or simultaneously with the Effective Date, which Term Loan Documents shall provide for a term loan facility in an amount of $85,000,000.

(i)

Convertible Notes Debt. Administrative Agent shall have received final executed copies of each of the Convertible Documents (including the Intercreditor Agreement), and all related agreements, documents and instruments as in effect on the Effective Date, all of which shall be satisfactory in form and substance to Administrative Agent and the transactions contemplated by such documentation shall be consummated prior to or simultaneously with the Effective Date, including, without limitation, the receipt by Administrative Borrower cash proceeds of the Convertible Notes Debt in an amount of $46,475,000 (net of any fees and expenses due thereunder on the Effective Date) pursuant thereto.

(j)

Capital Structure. In connection with the Reorganization Transactions, Parent shall have received aggregate cash equity proceeds of the Rights Offering (as defined in the Plan of Reorganization) of not less than $75,000,000, which amount shall have been contributed in full to Administrative Borrower.

(k)	Global Cash. On the Effective Date, after giving effect to the Reorganization Transactions, Global Cash shall be at least $30,000,000.

(l)

North America Cash. On the Effective Date, after giving effect to the Reorganization Transactions, Loan Parties shall have not less than $4,000,000 of unrestricted, unreserved cash in Deposit Accounts subject to a first priority Lien in favor of Collateral Agent and upon which Collateral Agent has a Control Agreement.

(m)	Corporate Allocation Agreement. Borrowers shall have provided Administrative Agent with a draft of the Corporate Allocation Agreement that is acceptable to Administrative Agent in all respects.

(n)	Royalty Allocation Agreement. Borrowers shall have provided Administrative Agent with a draft of the Royalty Allocation Agreement that is acceptable to Administrative Agent in all respects.

(o)

Other Matters. Administrative Agent shall have received, in form and substance reasonably satisfactory to it, such other assurances, documents or consents related to the foregoing as Administrative Agent or Required DDTL Approving Lenders may reasonably require.

Administrative Agent shall promptly notify each Loan Party and each Lender of the occurrence of the Effective Date, and such notice shall be conclusive and binding on all parties hereto. For purposes of determining compliance with the conditions specified in this Section 4.01 (but without limiting the generality of the provisions of Section 9.04), each Lending Party that has signed this Agreement shall be deemed to have consented to, approved or accepted or become satisfied with, each document or other matter required hereunder to be consented to or approved by or to be acceptable or satisfactory to a Lending Party unless Administrative Agent shall have received notice from such Lending Party prior to the Effective Date specifying its objection thereto.

SECTION 4.02 CONDITIONS PRECEDENT TO ALL LOANS.

The obligation of each Lender to make any Loan (other than Protective Advances) hereunder (or to extend any other credit hereunder (other than Protective Advances)) is subject to the satisfaction of the following conditions precedent:

(a)

Representations and Warranties. The representations and warranties contained in this Agreement and the other Loan Documents shall be true and correct on and as of the date of such Loan, as though made on and as of such date (except to the extent that such representations and warranties relate solely to an earlier date, in which case such representations and warranties shall be true and correct as of such earlier date); and

(b)	No Default or Event of Default. No Default or Event of Default shall have occurred and be continuing on the date of the making of such Loan, nor shall either result from the making thereof.

(c)	No International Business Disposition. No International Business Disposition shall have occurred.

SECTION 4.03 CONDITIONS SUBSEQUENT.

The Loan Parties shall fulfill, on or before the date applicable thereto, each of the conditions subsequent set forth on Schedule 4.03 hereto (the failure by Loan Parties to so perform or cause to be performed such conditions subsequent as and when required by the terms hereof (unless such date is extended, in writing, by Administrative Agent, which Administrative Agent may do without obtaining the consent of the other Lenders), shall constitute an Event of Default.

ARTICLE V

REPRESENTATIONS AND WARRANTIES

Each Loan Party represents and warrants to each Lending Party that, as of the Effective Date, and as of the date of the making of each Loan (or other extension of credit) made thereafter, as though made on and as of the date of such Loan (or other extension of credit) (except to the extent that such representations and warranties relate solely to an earlier date, in which case each Loan Party represents and warrants that as of such earlier date):

SECTION 5.01 CORPORATE EXISTENCE AND POWER.

Each of Parent, the Borrowers and Subsidiaries of the Borrowers: (a) is a corporation, partnership or limited liability company duly organized, validly existing and in good standing under the laws of the jurisdiction of its incorporation, organization or formation (subject to such changes after the date hereof as are permitted under the Loan Documents); (b) has the power and authority and all governmental licenses, authorizations, consents and approvals: (i) to own its assets and carry on its business, except to the extent that any failure to have any of the foregoing could not reasonably be expected to have a Material Adverse Effect; and (ii) to execute, deliver, and perform its obligations under the Loan Documents to which each is a party; and (c) is duly qualified as a foreign corporation, partnership or limited liability company, as applicable, and is licensed and in good standing under the laws of each jurisdiction where its ownership, leasing or operation of property or the conduct of its business requires such qualification or license, except to the extent that the failure to do so could not reasonably be expected to have a Material Adverse Effect.

SECTION 5.02 CORPORATE AUTHORIZATION; NO CONTRAVENTION.

The execution and delivery by each of the Loan Parties and their respective Subsidiaries (to the extent any such Subsidiary is party hereto or to any other Loan Document), and the performance by each of the Loan Parties and such Subsidiaries of its obligations under, each Loan Document, each Term Loan Document and each Convertible Notes Document to which such Person is party have been duly authorized by all necessary corporate or other organizational action, and do not and will not: (a) contravene the terms of any of such Person’s Organizational Documents; (b) conflict with or result in any breach or contravention of, or the creation of any Lien under, or require any payment to be made under: (i) any Contractual Obligation to which such Person is a party or affecting such Person or the properties of such Person or any Subsidiary thereof or (ii) any order, injunction, writ or decree of any Governmental Authority or any arbitral award to which such Person or its property is subject; or (c) violate any Law, except (in the case of each of clauses (b) and (c) to the extent that the failure to obtain or make such consent, approval, registration, filing or action or such violation, default or right, as the case may be, individually or in the aggregate, could not reasonably be expected to have a Material Adverse Effect. Each of the Loan Parties and their respective Subsidiaries are in compliance with all Contractual Obligations referred to in clause (b)(i), except to the extent that any failure to be in compliance could not reasonably be expected to have a Material Adverse Effect. No Loan Party nor any Subsidiary thereof is a party to or is bound by any Contractual Obligation, or is subject to any restriction in any Organizational Document, or any requirement of Laws, which could reasonably be expected to have a Material Adverse Effect.

SECTION 5.03 GOVERNMENTAL AUTHORIZATION; COMPLIANCE WITH LAWS.

(a)

Governmental Authorizations. No approval, consent, exemption, authorization, or other action by, or notice to, or filing with, any Governmental Authority is necessary or required in connection with the execution and delivery by any Loan Party of, or the performance by any Loan Party of its obligations under, any Loan Document to which it is a party other than (i) such as have been obtained or made and are in full force and effect, (ii) filings necessary to perfect Liens created by the Loan Documents or (iii) where the failure to obtain such approval, consent, exemption, authorization or other action could not reasonably be expected to have a Material Adverse Effect

(b)

Compliance with Laws. Each Borrower and each Subsidiary thereof and each other Loan Party is in compliance in all respects with the requirements of all Laws (including the Act) and all orders, writs, injunctions and decrees applicable to it or to its properties, except in such instances in which: (i) such requirement of Law or order, writ, injunction or decree is being contested in good faith by appropriate proceedings diligently conducted; or (ii) the failure to comply therewith, either individually or in the aggregate, could not reasonably be expected to have a Material Adverse Effect (it being acknowledged that the Consent Decree Event, on its own, and assuming Administrative Borrower’s compliance with the Consent Decree, is not a Material Adverse Effect as to Administrative Borrower and its Subsidiaries). Notwithstanding the foregoing:

(i) no Loan Party: (A) is, or is controlled by or is acting on behalf of, a Sanctioned Person or Sanctioned Entity; (B) has received funds or other property from a Sanctioned Person or a Sanctioned Entity; or (C) is in breach of or, to Loan Parties’ knowledge, is the subject of any action or investigation under any Anti-Terrorism Laws;

(ii) Borrowers and each Subsidiary thereof and each other Loan Party have taken reasonable measures to ensure compliance with the Anti-Terrorism Laws;

(iii) the operations of Borrowers and their Subsidiaries and each other Loan Party are and have been conducted at all times in compliance with applicable Anti-Terrorism Laws and Money Laundering Laws and without violation of the Sanctions, and Borrowers and their Subsidiaries and Parent have instituted and maintain policies and procedures designed to ensure, and which are reasonably expected to continue to ensure, continued compliance therewith; and

(iv) neither Borrowers, any of their Subsidiaries, nor any other Loan Party (or, to the knowledge of Loan Parties, any director, officer, employee, agent, affiliate or representative of Borrowers or any of their Subsidiaries or any other Loan Party) is a Person currently the subject of any Sanctions, and neither Borrowers, any of their Subsidiaries, nor Parent is located, organized or resident in a country or territory that is the subject of any Sanctions. Each Loan Party represents that it will not directly or indirectly use the proceeds of any Credit Extension to fund any activities of or business with any Sanctioned Person or Sanctioned Entity or in any other manner that would result in a violation by any Person (including any Person participating in the transaction, whether as underwriter, advisor, investor or otherwise) of any Sanctions.

(c)

Certain Actions. No Loan Party is engaged in or has engaged in any course of conduct that could reasonably be expected to subject any material portion of their respective properties to any Lien, seizure or other forfeiture under any racketeer influenced and corrupt organizations law, whether civil or criminal, or other similar Laws.

(d)

Licenses. Each Borrower and its Subsidiaries and each other Loan Party has, and will maintain, all permits, approvals, authorizations, consents, licenses, franchises, registrations and other rights and privileges necessary for the operation of its business without any violation of law or the rights of any other Person, except in each case as could not reasonably be expected to have a Material Adverse Effect. To the knowledge of the Loan Parties, no slogan or other advertising device, product, process, method, substance, part or other material now employed, or now contemplated to be employed, by any Borrower, any Subsidiary or a Borrower, or Parent that is material to the ability of the Loan Parties, taken as a whole, to operate their business infringes upon any rights held by any other Person in violation of applicable law. No claim or litigation regarding any of the foregoing is pending or, to the knowledge of any Loan Party, threatened, which could reasonably be expected to have a Material Adverse Effect.

SECTION 5.04 BINDING EFFECT.

This Agreement has been, and each other Loan Document (when delivered hereunder) will have been, duly executed and delivered by each Loan Party. This Agreement and each other Loan Document to which any Loan Party is a party constitute the legal, valid and binding obligations of such Loan Party, enforceable against such Loan Party in accordance with their respective terms, except as enforceability may be limited by applicable bankruptcy, insolvency, reorganization, moratorium, or other Laws of general application affecting enforcements of creditors’ rights or general principles of equity, regardless of whether considered in a proceeding in equity or at law.

SECTION 5.05 LITIGATION.

Except as specifically disclosed on Schedule 5.05, there are no actions, suits, proceedings, claims or disputes pending, or to the knowledge of Borrowers, threatened or contemplated, at law, in equity, in arbitration or before any Governmental Authority, against any Loan Party or any Subsidiary of any Borrower that: (a) purports to affect or pertain to any Loan Document or any of the transactions contemplated thereby; or (b) could reasonably be expected to have a Material Adverse Effect (it being acknowledged that the Consent Decree Event, on its own, and assuming Administrative Borrower’s compliance with the Consent Decree, is not a Material Adverse Effect as to Administrative Borrower and its Subsidiaries). No injunction, writ, temporary restraining order or any order of any nature has been issued by any court or other Governmental Authority purporting to enjoin or restrain the execution, delivery or performance of this Agreement or any other Loan Document, or directing that the transactions provided for therein not be consummated as therein provided. No Loan Party is in default with respect to any order, injunction or judgment of any Governmental Authority, except as could not reasonably be expected to have a Material Adverse Effect.

SECTION 5.06 NO DEFAULTS.

No Default exists or could reasonably be expected to result from the incurring of any Obligations by any Loan Party or from the grant and perfection of the Liens upon the collateral the subject of any Loan Document in favor of Administrative Agent. As of the Effective Date, no Loan Party is in default under or with respect to any Contractual Obligation in any respect that, individually or together with all such defaults, could reasonably be expected to have a Material Adverse Effect, or that would, if such default had occurred after the Effective Date, create an Event of Default under Section 8.01(e).

SECTION 5.07 EMPLOYEE BENEFIT PLANS.

(a)

Compliance with ERISA Generally. Each Plan is in compliance with, and has been operated in accordance with, the applicable provisions of ERISA, the Code and other applicable Laws, except to the extent that the failure to so comply could not reasonably be expected to (individually or in the aggregate) result in a Material Adverse Effect. Except as could not reasonably be expected to have a Material Adverse Effect, each Plan which is intended to qualify under subsection 401(a) of the Code either (i) has obtained from the IRS a favorable determination letter from the IRS as to its qualified status under the Code, or the expiration of the requisite period under applicable regulations promulgated by the IRS under the Code or IRS pronouncements in which to apply for such determination letter and to make any amendments necessary to obtain a favorable determination has not occurred, or (ii) has been established under a prototype plan for which an IRS opinion letter has been obtained by the plan sponsor and is valid as to the adopting employer, and nothing has occurred that would cause the loss of such qualification.

(b)

No Actions. There are no pending or, to the knowledge of Borrowers, threatened claims, actions or lawsuits, or action by any Governmental Authority, with respect to any Plan or Canadian Benefit Plan which could be reasonably expected to have a Material Adverse Effect. There has been no prohibited transaction or violation of the fiduciary responsibility rules with respect to any Plan or Canadian Benefit Plan that has resulted in or that would reasonably be expected to result in a Material Adverse Effect. Except as could not reasonably be expected to have a Material Adverse Effect, no Loan Party has any liability for a fine, excise Tax, penalty or damage with respect to, or arising from the operation of a Plan.

(c)

Certain Events. (i) No ERISA Event has occurred or is reasonably expected to occur; (ii) no Pension Plan has any Unfunded Pension Liability; and (iii) no event or circumstance has occurred or exists that, if in each case such event or circumstance had occurred or arisen after the Effective Date, would create an Event of Default under Section 8.01(i).

(d)

To the extent applicable, each Foreign Plan has been maintained in compliance with its terms and with the requirements of any and all applicable requirements of Law and has been maintained, where required, in good standing with applicable regulatory authorities, except to the extent that the failure so to comply could not reasonably be expected, either individually or in the aggregate, to have a Material Adverse Effect. Neither any Borrower, any Subsidiary of any Borrower nor Parent has incurred any material obligation in connection with the termination of or withdrawal from any Foreign Plan. The present value of the accrued benefit liabilities (whether or not vested) under each Foreign Plan that is funded, determined as of the end of the most recently ended calendar year of any Borrower, any Subsidiary thereof, or Parent, as applicable, on the basis of actuarial assumptions, each of which is reasonable, did not exceed the current value of the property of such Foreign Plan by a material amount, and for each Foreign Plan that is not funded, the obligations of such Foreign Plan are properly accrued.

(e)

None of the Canadian Benefit Plans is a Canadian Defined Benefit Pension Plan or Canadian Multi-Employer Pension Plan. None of the Loan Parties has administered, maintained, been a party to or participating employer in, or had any liability in respect of a Canadian Defined Benefit Pension plan or a Canadian Multi-Employer Pension Plan within the preceding five years. All. Except as would not reasonably be expected to result in a Material Adverse Effect, all Canadian Benefit Plans are established, registered, funded, invested, administered, operated and maintained under, and in compliance with, all requirements of applicable Laws. None of the Canadian Benefit Plans provides for benefits after the retirement, death or termination of employment of any participant therein, except for retirement benefits provided pursuant to any Canadian Pension Plan. There are no actions, claims or proceedings existing, pending or threatened against any Canadian Benefit Plan (except for claims for benefits in the ordinary course) which could be reasonably expected to have a Material Adverse Effect.

SECTION 5.0 8 USE OF PROCEEDS.

Borrowers shall use the proceeds of the Loans solely in accordance with Schedule 5.08.

SECTION 5.09 TITLE TO PROPERTIES.

Borrowers, each Subsidiary of a Borrower, and Parent have (a) good record and marketable title in fee simple to, or valid leasehold interests in, or valid rights to use (including easements) all real property necessary to the ordinary conduct of their respective businesses, except for such defects in title as could not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect, and (b) good title to all personal property material to its business, including all property reflected in any financial statements delivered to Administrative Agent and Lenders, in each case, free of Liens except for Permitted Liens, and except for minor defects in title that do not interfere with its ability to conduct its business as currently conducted or proposed to be conducted or to utilize such properties for their intended purposes.

SECTION 5.10 TAXES.

Each Loan Party and each Subsidiary of a Borrower has filed all Tax returns and reports required to be filed, and have paid prior to delinquency all federal income Taxes and all other material Taxes, assessments, fees and other governmental charges levied or imposed upon them or their properties, operations, income or assets otherwise due and payable, except those that are being contested in good faith by appropriate proceedings timely instituted and diligently conducted and for which such Person has set aside adequate reserves, if any, on its financial statements in accordance with GAAP, and with respect to which no notice of Lien has been filed in any filing office. There is no proposed Tax assessment against any Loan Party or any Subsidiary of a Borrower that, if made, could reasonably be expected to have a Material Adverse Effect. Except as could not reasonably be expected to have a Material Adverse Effect, each Loan Party has properly withheld and timely deposited with the Governmental Authority all Taxes it is required to withhold from payments to employees, customers, lenders, and other persons in accordance with applicable law and has collected and maintained in accordance with applicable law all required exemption forms, certificates, or other documents it its required to collect and maintain with respect to such withholding and other Taxes.

SECTION 5.11 FINANCIAL CONDITION.

(a)	Financial Statements.

(i) The Audited Financial Statements: (A) were prepared in accordance with GAAP consistently applied throughout the period covered thereby, except as otherwise expressly noted therein; (B) fairly present in all material respects the consolidated financial condition of Parent and its Subsidiaries as of the date thereof and its consolidated results of operations for the period covered thereby in accordance with GAAP consistently applied throughout the period covered thereby, except as otherwise expressly noted therein; and (C) show, on a consolidated basis, all material indebtedness and other liabilities, direct or contingent, of Parent and its Subsidiaries as of the date thereof, including liabilities for taxes, material commitments and Debt.

(ii) The unaudited consolidated balance sheet of Parent and its Subsidiaries dated April 28, 2023, and the related consolidated statements of income or operations, shareholders’ equity and cash flows for the period ended on such date: (A) were prepared in accordance with GAAP consistently applied throughout the period covered thereby, except as otherwise expressly noted therein; and (B) fairly present in all material respects the consolidated financial condition of Parent and its Subsidiaries as of the date thereof and their results of operations for the period covered thereby, subject, in the case of clauses (A) and (B), to the absence of footnotes and to normal year end audit adjustments.

(b)	No Material Adverse Effect. Since the date of the Audited Financial Statements, no Material Adverse Effect has occurred.

SECTION 5.12 ENVIRONMENTAL MATTERS.

Loan Parties conduct in the ordinary course of business a review of the effect of existing Environmental Laws and existing Environmental Claims on its business, operations and properties (and the business, operations and properties of each of its Subsidiaries), and as a result thereof Loan Parties have reasonably concluded that such compliance with Environmental Laws and resolution of Environmental Claims, individually or in the aggregate, do not, and could not reasonably be expected to, result in a Material Adverse Effect.

SECTION 5.13 MARGIN REGULATIONS; REGULATED ENTITIES.

Neither Loan Parties nor any Subsidiary thereof is engaged or will engage, principally or as one of its important activities, in the business of purchasing or carrying margin stock (within the meaning of Regulation U issued by the FRB), or extending credit for the purpose of purchasing or carrying margin stock. None of Loan Parties, any Subsidiary thereof or any Person controlling Loan Parties is an “investment company” within the meaning of the Investment Company Act of 1940. Loan Parties are not subject to regulation under the Federal Power Act, any state public utilities code or any other federal or state statute or regulation limiting its ability to incur Debt.

SECTION 5.14 SWAP OBLIGATIONS.

Neither Loan Parties nor any Subsidiary thereof has incurred any outstanding obligations under any Swap Contracts, other than obligations under Swap Contracts expressly permitted hereby. Loan Parties have voluntarily entered into each Swap Contract to which it is a party based upon its own independent assessment of its consolidated assets, liabilities and commitments, in each case as an appropriate means of mitigating and managing risks associated with such matters, and has not relied on any swap counterparty or any Affiliate of any swap counterparty in determining whether to enter into any Swap Contract.

SECTION 5.15 INTELLECTUAL PROPERTY.

Borrowers, each Subsidiary thereof and each other Loan Party owns or is licensed or otherwise has the right to use all of the Intellectual Property and other rights that are reasonably necessary for the operation of their respective businesses, without conflict with any rights of others, except for those the failure of which to own or license could not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect. The use of such Intellectual Property by Borrowers and its Subsidiaries and the operation of their respective businesses do not infringe any valid and enforceable intellectual property rights of any other Person, and no other Person has contested in writing any Borrower’s or it Subsidiary’s ownership interest in or the scope, validity or enforceability of any Intellectual Property owned by such Obligor, except to the extent any such infringement could not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect. No slogan or other advertising device, product, process, method, substance, part or other material now employed, or now contemplated to be employed, by Borrowers or any Subsidiary thereof infringes upon any rights held by any other Person, except to the extent any such infringement could not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect. No claim or litigation regarding any of the foregoing is pending or, to the knowledge of Borrowers, threatened, and no patent, invention, device, application, principle or any statute, law, rule, regulation, standard or code is pending or, to the knowledge of Borrowers, proposed, which could, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect. Except as disclosed on Schedule 5.15, no Loan Party pays or owes any royalty or other compensation to any Person with respect to any Intellectual Property. To the knowledge of each Loan Party, no Person is infringing, diluting, misappropriating or otherwise violating the rights of any Loan Party with respect to any Intellectual Property owned by such Loan Party except as could not reasonably be expected to have a Material Adverse Effect. As of the Effective Date, all material, registered Intellectual Property (including Intellectual Property governed by or arising or existing under, pursuant to or by virtue of the laws of Canada (including any province and territory thereof), but excluding other Foreign Intellectual Property) owned, used or licensed by, or otherwise subject to any interests of, Loan Parties is shown on Schedule 5.15.

SECTION 5.16 EQUITY INTERESTS HELD BY LOAN PARTIES; EQUITY INTERESTS IN LOAN PARTIES.

As of the Effective Date: (a) Loan Parties have no Subsidiaries other than those listed on Schedule 5.16; and (b) Loan Parties hold no Equity Interests in any other Person or Investments in any other Person, other than those specifically disclosed on Schedule 5.16; and (c) the holders of all Equity Interests in Loan Parties are those listed on Schedule 5.16. All of the outstanding Equity Interests in Loan Parties and in each Subsidiary thereof have been validly issued and are fully paid and non-assessable (to the extent applicable in the relevant jurisdiction).

SECTION 5.17 INSURANCE.

The properties of each Loan Party (other than any Loan Party who is a natural person) are insured with financially sound and reputable insurance companies that are not Affiliates of any of the Loan Parties, in such amounts, with such deductibles and covering such risks as are customarily carried by companies engaged in similar businesses and owning similar properties in localities where such Loan Party or its Subsidiary operates. A true and complete listing of such insurance as of the Effective Date, including issuers, coverages and deductibles, is set forth on Schedule 5.17.

SECTION 5.18 COLLATERAL AND COLLATERAL DOCUMENTS.

(a)

Enforceable and Perfected Security Interest. The provisions of this Agreement and each of the other Collateral Documents, when delivered, are effective upon proper filing to create in favor of Administrative Agent, for the benefit of the Lending Parties, a valid and enforceable security interest or other Lien in all right, title, and interest of each Loan Party in the collateral described therein. Each such security interest or other Lien in favor of Administrative Agent, to the extent the same may be perfected by the filing of a Uniform Commercial Code or PPSA financing statement, as applicable or by control (within the meaning of the Uniform Commercial Code, the PPSA or the STA, as applicable), has, except as otherwise expressly provided in any Collateral Document, been perfected. Except as otherwise expressly provided herein or in any Collateral Document, each security interest or other Lien in the Collateral described in any Collateral Document will upon proper filing by Administrative Agent constitute a perfected, first-priority security interest or other Lien in the subject Collateral, subject to no Liens other than Permitted Liens.

(b)	Truth and Correctness of Representations and Warranties. All representations and warranties of each Loan Party in each Collateral Document are true and correct.

SECTION 5.19 LABOR RELATIONS.

There are no strikes, lockouts or other material labor disputes against Loan Parties or any Subsidiary thereof, or to the knowledge of Loan Parties, threatened against or affecting Loan Parties or any Subsidiary thereof, and no significant unfair labor practice complaint is pending against Loan Parties or any Subsidiary thereof or, to the knowledge of Loan Parties, threatened against any of them before any Governmental Authority, in each case that could reasonably be expected to have a Material Adverse Effect. Except as set forth on Schedule 5.19: (a) Loan Parties are not a party to any collective bargaining agreements or contracts; and (b) no union representation exists and, to the knowledge of Loan Parties, no union organizing activities are taking place on any of the properties owned or operated by Loan Parties or any Subsidiaries of Borrowers.

SECTION 5.20 SOLVENCY.

Parent, the Borrowers, and each Subsidiary of a Borrower, are, after giving effect to the Reorganization Transactions, on a consolidated basis, Solvent.

SECTION 5.21 FULL DISCLOSURE.

To the knowledge of Loan Parties after due inquiry of each Responsible Officer of Loan Parties, none of the representations or warranties made by any Loan Party in the Loan Documents to which it is a party as of the date such representations and warranties are made or deemed made, and none of the statements contained in any Exhibit, report, statement or certificate furnished by or on behalf of any Loan Party in connection with the Loan Documents (including the disclosure materials delivered by or on behalf of any Loan Party to Lending Parties (or any of the foregoing Persons) prior to the Effective Date), contains any untrue statement of a material fact or omits any material fact required to be stated therein or necessary to make the statements made therein, in light of the circumstances under which they are made, not misleading as of the time when made or delivered; provided, that, with respect to any projections and forecasts provided by the Loan Parties (whether with respect to Borrowers or any other Loan Party): (a) Loan Parties represent that such projections and forecasts were prepared in good faith based upon assumptions believed to be reasonable at the time of the preparation thereof; and (b) Lending Parties acknowledge that such projections and forecasts are not to be viewed as facts and that actual results during the period or periods covered thereby may differ from the projected or forecasted results. None of the other disclosure materials or diligence material or other information not described in the immediately preceding sentence delivered by or on behalf of any Loan Party to Lending Parties (or any of the foregoing Persons) prior to the Effective Date, taken as a whole, contains any untrue statement of a material fact or omits any material fact required to be stated therein or necessary to make the statements made therein, in light of the circumstances under which they are made, not misleading as of the time when made or delivered.

SECTION 5.22 [RESERVED.]

SECTION 5.23 [RESERVED.]

SECTION 5.24 TERM LOAN DOCUMENTS AND CONVERTIBLE NOTES DOCUMENTS.

Borrowers have delivered to Administrative Agent true, correct and complete copies of the Term Loan Documents and Convertible Notes Documents. None of the Term Loan Documents or Convertible Notes Documents have been amended or supplemented, nor have any of the provisions thereof been waived, in each case, except in accordance with the Intercreditor Agreement and pursuant to a written agreement or instrument which has heretofore been delivered to Administrative Agent.

SECTION 5.25 OFAC; SANCTIONS; ANTI-CORRUPTION LAWS; ANTI-MONEY LAUNDERING LAWS.

None of Parent, Borrowers or any Subsidiary of a Borrower is in violation of any Sanctions. No such Person nor, to the knowledge of any Loan Party, any director, officer, employee, agent or Affiliate of such Person (a) is a Sanctioned Person or a Sanctioned Entity, (b) has any assets located in Sanctioned Entities, or (c) derives revenues from investments in, or transactions with Sanctioned Persons or Sanctioned Entities. Each of Parent, the Borrowers and the Subsidiaries of the Borrowers has implemented and maintains in effect policies and procedures reasonably designed to ensure compliance with Sanctions, Anti- Corruption Laws, Anti-Terrorism Laws and Anti-Money Laundering Laws to the extent necessary to ensure compliance with Sanctions, Anti-Corruption Laws, Anti-Terrorism Laws and Anti-Money Laundering Laws. Each of the Loan Parties and its Subsidiaries, and to the knowledge of each such Loan Party, each director, officer, employee, agent and Affiliate of each such Loan Party and each such Subsidiary, is in compliance with all Sanctions, Anti-Corruption Laws, Anti-Terrorism Laws and Anti-Money Laundering Laws. No proceeds of any Loan made hereunder will be used directly, or to the Loan Parties’ knowledge, indirectly, to fund any operations in, finance any investments or activities in, or make any payments to, a Sanctioned Person or a Sanctioned Entity, or otherwise used in any manner that would result in a violation of any Sanction, Anti-Corruption Law or Anti-Money Laundering Law by any Person.

SECTION 5.26 REORGANIZATION DOCUMENTS.

Borrowers have delivered to Administrative Agent true, correct and complete copies of the Reorganization Documents. None of the Reorganization Documents have been amended or supplemented, nor have any of the provisions thereof been waived, in each case, except pursuant to a written agreement or instrument which has heretofore been delivered to Administrative Agent.

SECTION 5.27 FRAUD AND ABUSE.

Except as would not, individually or in the aggregate, constitute a Material Adverse Effect or result in liability for Loan Parties in excess of $1,000,000 or result in criminal liability for any Loan Party, neither any Loan Party or any Subsidiary of a Borrower nor, to the knowledge of Borrowers, any of their officers or directors, have engaged in any activities which are prohibited under federal Medicare and Medicaid statutes, 42 U.S.C. Section 1320a-7b or 42 U.S.C., or any other applicable Laws in any applicable jurisdiction. Section 1395nn or the regulations promulgated pursuant to such statutes or related state, local or provincial statutes or regulations, or which are prohibited by binding rules of professional conduct, including but not limited to the following:

(a)	knowingly and willfully making or causing to be made a false statement or misrepresentation of a material fact in any applications for any benefit or payment;

(b)	knowingly and willfully making or causing to be made any false statement or misrepresentation of a material fact for use in determining rights to any benefit or payment

(c)

failing to disclose knowledge by a claimant of the occurrence of any event affecting the initial or continued right to any benefit or payment on its own behalf or on behalf of another with the intent to secure such benefit or payment fraudulently;

(d)

knowingly and willfully soliciting or receiving any remuneration (including any kickback, bribe or rebate), directly or indirectly, overtly or covertly, in cash or in kind, or offering to pay such remuneration (i) in return for referring an individual to a Person for the furnishing or arranging for the furnishing of any item or service for which payment may be made in whole or in part by Medicare, Medicaid or other applicable third party payors, including any Governmental Authority, or (ii) in return for purchasing, leasing or ordering or arranging for or recommending the purchasing, leasing or ordering of any good, facility, service, or item for which payment may be made in whole or in part by Medicare, Medicaid or other applicable third party payors, including any Governmental Authority.

Notwithstanding the foregoing, Loan Parties are aware of, and have disclosed, the existence of the OIG Investigation and Consent Decree. Loan Parties believe that the programs described in the subpoena are in compliance with all applicable Laws, except where the failure to be in compliance would not constitute a Material Adverse Effect. Loan Parties are cooperating fully with the government inquiry.

SECTION 5.28 OTHER REGULATORY PROTECTION.

Except for oxygen products, none of Loan Parties nor any Subsidiary of any Borrower manufactures pharmaceutical products. Except as set forth on Schedule 5.28, none of Loan Parties and none of the Subsidiaries of Borrowers (a) participates in Medicare or Medicaid or other similar government programs in applicable jurisdictions as a provider or supplier, rather, Loan Parties and the Subsidiaries of Borrowers are manufacturers and sell to providers for purposes of Medicare, Medicaid and any other Medical Reimbursement Program or other similar government programs in applicable jurisdictions, (b) is a party to any Medicare Provider Agreement or Medicaid Provider Agreement, or (c) bills for items or services to any Medical Reimbursement Program or other similar government programs in applicable jurisdictions. Each of Loan Parties and the Subsidiaries of Borrowers is in compliance with all applicable rules, regulations and other requirements of the Food and Drug Administration and Health Canada (for purposes hereof collectively, “FDA”), the Federal Trade Commission (for purposes hereof, “FTC”), the Consumer Product Safety Commission, the United States Customs Service and the United States Postal Service and other state, national, provincial or federal regulatory authorities or jurisdictions in which such Loan Party or any of Borrowers’ Subsidiaries do business or distribute and market products, except to the extent that any such noncompliance, individually or in the aggregate, does not constitute a Material Adverse Effect. Neither the FDA , the FTC, the Consumer Product Safety Commission, nor any other such regulatory authority has requested (or, to the knowledge of any authorized officer, are considering requesting) any product recalls or other enforcement actions that (a) if complied with, individually or in the aggregate, would reasonably be expected to constitute a Material Adverse Effect or (b) with which Loan Parties and Subsidiaries of Borrowers have not complied within the time period allowed, except where any such failure would not reasonably be expected to have a Material Adverse Effect.

ARTICLE VI

AFFIRMATIVE COVENANTS

So long as any Obligations (other than any contingent indemnification obligations arising out of facts and circumstances that are not reasonably identified by Administrative Agent, any Lender or any Participant at the time of such repayment) have not been repaid in full:

SECTION 6.01 FINANCIAL STATEMENTS AND COLLATERAL REPORTING.

Administrative Borrower shall deliver or shall cause to be delivered to Administrative Agent the following, in form and detail reasonably satisfactory to Administrative Agent and Required DDTL Approving Lenders:

(a)

Annual Financial Statements. Commencing with the financial statements for the fiscal year ending December 31, 2023, on or before the date that is 120 days after the end of each such fiscal year of Parent (or on or before June 30, 2024 in the case of the Fiscal Year ending on December 31, 2023), audited consolidated balance sheets and related audited consolidated statements of operations, comprehensive income/(loss), stockholders’ equity/deficiency and cash flows of Parent as of the end of and for such year, and related notes and related explanations thereto, setting forth in each case in comparative form the figures for the previous fiscal year, all reported on by Ernst & Young LLP, Deloitte, KPMG, PWC, RSM, Grant Thornton, BDO USA or other independent public accountants of recognized national standing (without a “going concern” or like qualification or exception) to the effect that such consolidated financial statements present fairly in all material respects the consolidated financial position and consolidated results of operations and cash flows of Parent and its consolidated Subsidiaries as of the end of and for such year on a consolidated basis in accordance with GAAP consistently applied. Notwithstanding the foregoing, the obligations in this clause (a) may be satisfied with respect to financial information of Parent and its Subsidiaries by furnishing the Form 10-K (or the equivalent) of Parent filed with the SEC to the extent such filing includes the information required by such clause;

(b)

Quarterly Financial Statements. Commencing with the financial statements for the fiscal quarter ended June 30, 2023, on or before the date that is 75 days after the end of each such fiscal quarter (or on or before July 31, 2024 in the case of the fiscal quarter ending on March 31, 2024), in each case, excluding the fourth fiscal quarter of each fiscal year, unaudited consolidated balance sheets and related unaudited consolidated statements of operations, comprehensive income/(loss) and cash flows of Parent and its Subsidiaries (with region-specific detail) and related explanations as of the end of and for such fiscal quarter (except in the case of cash flows) and the then elapsed portion of the fiscal year, and setting forth in each case in comparative form the figures for the corresponding period or periods of (or, in the case of the balance sheets, as of the end of) the previous fiscal year, all certified by a Responsible Officer as presenting fairly in all material respects the consolidated financial position and consolidated results of operations and cash flows of Parent and its consolidated Subsidiaries as of the end of and for such fiscal quarter (except in the case of cash flows) and such portion of the fiscal year on a consolidated basis in accordance with GAAP consistently applied, subject to normal year-end audit adjustments and the absence of footnotes; provided that for the financial statements to be delivered in connection with the fiscal quarter ended on June 30, 2023, Parent shall deliver draft financial statements within 120 days after the end of such fiscal quarter and shall deliver final financial statements within 167 days after the end of such fiscal quarter. Notwithstanding the foregoing, the obligations in this clause (b) may be satisfied with respect to financial information of Parent and its Subsidiaries by furnishing the Form 10- Q (or the equivalent) of Parent filed with the SEC to the extent such filing includes the information required by such clause;

(c)

Monthly Financial Statements. As soon as available, but in any event within 30 days after the end of each calendar month for Parent and its Domestic Subsidiaries and within 60 days after the end of each calendar month for Parent and its Foreign Subsidiaries, (i) unaudited consolidated and consolidating balance sheets for Parent and its Subsidiaries as at the end of such calendar month, and the related consolidated and consolidating statements of income or operations, shareholders’ (or members’) equity and cash flows for such calendar month and the portion of the calendar year then ended (setting forth, in each case in comparative form, the figures for the corresponding portion of the previous calendar year), all in reasonable detail (and in each case, with detail by operating region, including North American operations and European operations), such consolidated and consolidating statements to be certified by a Responsible Officer of Administrative Borrower as fairly presenting the financial condition, results of operations, shareholders’ equity and cash flows of Parent and its Subsidiaries in accordance with GAAP, subject only to normal year end audit adjustments and the absence of footnotes, and (ii) a Compliance Certificate;

(d)

Forecasts and Budgets. Solely upon the request of the Administrative Agent, acting at the direction of the Required DDTL Approving Lenders, not later than 60 days after the commencement of each fiscal year of Parent, a detailed consolidated budget for Parent and its Subsidiaries for such fiscal year (including a projected consolidated statement of financial position and consolidated statements of projected operations and cash flows as of the end of and for such fiscal year and setting forth the material assumptions used for purposes of preparing such budget); and

(e)	Collateral and Other Reporting. Provide Administrative Agent with the following documents at the following times in form and detail satisfactory to Administrative Agent:

One Business Day prior to any Borrowing of Loans	(i) [Deleted]

One Business Weekly (not later than the 2nd Business Day of each week)	(ii) [Deleted] (iii) reporting of sales, credit memos, and collections for such week. (iv) reporting of unrestricted cash balances for (A) Loan Parties and (B) Parent and its Subsidiaries.

Weekly (not later than the 4th Business Day of each week)	(v)(A) Commencing with the week of March 25, 2024 accounts receivable listings and agings for the preceding month, and (B) accounts payable listings and agings, in each case with a reconciliation to Loan Parties’ monthly financial statements.

Monthly (not later than the 30th day of each month):

(vi) inventory reports.

(vii) a report detailing all cash repatriated from the Foreign Subsidiaries to the Loan Parties, including detail regarding whether such repatriation was in the form of dividends, loans, investments, payments on account of Servicing Agreements (including without limitation the Corporate Allocation Agreement and the Royalty Allocation Agreement) or otherwise.

(viii) a report detailing all cash paid by Loan Parties to Foreign Subsidiaries, including detail regarding whether such payment was in the form of Investments, Intercompany Loans, or otherwise.

(ix) a report detailing (A) all activity under the De Lage Program for the preceding month and (B) the aggregate current buyback exposure under the De Lage Program.

Concurrently with delivery of quarterly financial information referred to in Section 6.01(b)

(x) a 13-week cash flow forecast in form and substance reasonably satisfactory to Administrative Agent.

(xi) a calculation of the Consolidated Fixed Charge Coverage Ratio for the Measurement Period ending on the last day of the applicable quarter.

(xii) a calculation of the Global Consolidated Fixed Charge Coverage Ratio for the Measurement Period ending on the last day of the applicable quarter.

At all times:	(xiii) read-only access to, or regular statements in paper or electronic form with respect to, all Operating Accounts of the Loan Parties.

Upon request by Administrative Agent:	(xiv) such other reports as to the Collateral, or the financial condition of any Loan Party as Administrative Agent may request.

(f) Within thirty (30) days following the end of each Excess Cash Flow Period, the Loan Parties shall deliver a detailed report calculating the Excess Cash Flow to be paid for such Excess Cash Flow Period, certified by a Financial Officer of Parent.

SECTION 6.02 CERTIFICATES; OTHER INFORMATION.

Borrowers shall deliver or cause to be delivered to Administrative Agent the following, in form and detail satisfactory to Administrative Agent and Required DDTL Approving Lenders:

(a)	[Reserved]

(b)

Compliance Certificate. Concurrently with the delivery of the financial statements referred to in Sections 6.01(a) and (b), a duly completed Compliance Certificate signed by an appropriate Responsible Officer of Administrative Borrower;

(c)	[Reserved];

(d)

Equity Interest Holder Reports and Certain Public Filings. Promptly after the same are available, copies of each annual report, proxy or financial statement or other report or communication sent to the holders of Equity Interests of any Loan Party and copies of all annual, regular, periodic and special reports and registration statements that any Loan Party may file or be required to file with the SEC under Section 13 or Section 15(d) of the Exchange Act or any similar legislation under other applicable jurisdictions, and, in each case, not otherwise required to be delivered to Administrative Agent pursuant hereto;

(e)

Debt Holder Reports. Promptly after the furnishing thereof, copies of any statement or report furnished to any holder of debt securities of any Loan Party pursuant to the terms of any indenture, loan or credit or similar agreement that are not otherwise required to be furnished to Lending Parties pursuant to Section 6.01 or any other clause of this Section 6.02;

(f)

Materials from or to Governmental Authorities. Promptly, and in any event within five Business Days after receipt thereof by any Loan Party, copies of each material notice or other correspondence received from, or delivered to, any Governmental Authority concerning any investigation or possible investigation or other inquiry by such agency regarding any material financial or other material operational results of any Loan Party or any Subsidiary thereof that requires a filing with the SEC under Section 13 or Section 15(d) of the Exchange Act or that would detrimentally affect a material portion of the Collateral;

(g)

Changes in Officers and Directors. Promptly, and in any event within five Business Days of a Responsible Officer of Borrowers becoming aware thereof, written notice of any change in the Persons constituting the chief executive officer, chief financial officer or general counsel of Parent;

(h)

Tax Returns. Solely upon the request of the Administrative Agent, copies of the executed and dated state, provincial, national and federal income Tax returns of each Loan Party and each of their Subsidiaries and all related Schedules, and copies of any extension requests;

(i)

Specified Repatriated Cash. Promptly, and in any event within five Business Days following Administrative Borrower’s receipt of any Specified Repatriated Cash, a notice setting forth the amount of such Specified Repatriated Cash and the date such Specified Repatriated Cash was received by it.

(j)

Term Loan Notices and Convertible Notes Debt Notices. Promptly after receipt thereof, copies of any notices (including notices of default or acceleration) received from any holder, agent or trustee of, under or with respect to the Term Loan Debt or the Convertible Notes Debt;

(k)

Parent Series A Preferred Equity Notices. Promptly, copies of (i) any material written requests or notices received from any holder of the Parent Series A Preferred Equity Interests delivered pursuant to the Parent Series A Preferred Equity Documents or (ii) any information required to be furnished to any holder of the Parent Series A Preferred Equity Interests pursuant to Section 6(a)(i) of the Parent Series A Certificate of Designations, to the extent delivered thereunder, and not otherwise required to be furnished to the Lenders pursuant to any other clause of this Section 6.02.

(l)

Additional Information. Promptly upon (but no later than five Business Days after) request therefor by any Lending Party, such additional information (including budgets, sales projections, operating plans and other financial information and any information required to be delivered pursuant to the terms of the Act) regarding the business or the financial or corporate affairs of any Loan Party or any Subsidiary thereof or the compliance by Loan Parties or any Subsidiary thereof with the terms of the Loan Documents as Administrative Agent or any Lending Party may from time to time reasonably request.

At the request of Administrative Agent, Borrowers shall deliver or shall cause to be delivered all documents required to be delivered pursuant to Section 6.01 or Section 6.02(b) electronically (and in such format(s) as may be specified by such Lending Party (acting reasonably)). If such documents are so delivered, they shall be deemed to have been delivered on the date: (i) on which Borrowers posts such documents, or provides a link thereto on Borrowers’ website on the Internet at the website address listed on Schedule 10.02; or (ii) on which such documents are posted on Borrowers’ behalf on an Electronic Platform to which each Lending Party has access; provided, that: (A) Borrowers shall also deliver paper copies of such documents to Administrative Agent (or to any Lender upon its request) until such time, if at all, that a written direction to cease delivering paper copies is given by Administrative Agent or such Lender; and (B) Borrowers shall notify Administrative Agent (by facsimile or electronic mail) of the posting of any such documents and provide to Administrative Agent by electronic mail electronic versions (i.e., soft copies) of such documents. Administrative Agent shall have no obligation to request the delivery of or to maintain paper copies of the documents referred to in this paragraph, and in any event Administrative Agent shall have no responsibility to monitor compliance by Borrowers with any such request by a Lender for delivery, and each Lender shall be solely responsible for requesting delivery to it or maintaining its copies of such documents.

SECTION 6.03 NOTICES.

Loan Parties shall, upon any Responsible Officer of any Borrower, any Restricted Subsidiary of a Borrower or Parent becoming aware thereof, promptly notify each Lending Party in writing of:

(a)	Defaults. The occurrence of any Default;

(b)

Matters Involving a Material Adverse Effect. Any matter that has resulted or could reasonably be expected to result in a Material Adverse Effect and that requires a filing with the SEC under Section 13 or Section 15(d) of the Exchange Act, including any such matter arising from: (i) any breach or non-performance of, or any default under, a Contractual Obligation of any Borrower, any Subsidiary of a Borrower or Parent; (ii) any dispute, litigation, investigation, proceeding or suspension between any Borrower, any Subsidiary of a Borrower, or Parent on the one hand and any Governmental Authority on the other; (iii) the commencement of, or any material development in, any litigation or proceeding affecting any Borrower, any Subsidiary of a Borrower, or Parent, including pursuant to any applicable Environmental Laws; or (iv) the loss of all or any material portion of the Collateral;

(c)

ERISA Events. The occurrence of any ERISA Event (together with a copy of any notice to or from the PBGC regarding such ERISA Event) that requires a filing with the SEC under Section 13 or Section 15(d) of the Exchange Act;

(d)

Canadian Pension Plan or Canadian Benefit Plan. With respect to any Canadian Pension Plan or Canadian Benefit Plan, as soon as possible and in any event within 10 days after such Loan Party knows or has reason to know thereof, of any failure to make required material contributions (including remitting to the custodian of such plan material employee contributions to such plan) or otherwise pay material premiums or benefits when due, the creation of any encumbrance over a Loan Party’s assets related to such plan or the institution of proceedings or the taking of any other action with respect to the withdrawal from or the termination, reorganization or insolvency of such plan;

(e)

Labor Controversies. Any material labor controversy resulting in or threatening to result in any strike, work stoppage, boycott, shutdown or other labor disruption against or involving any Borrower, any Subsidiary of a Borrower, or Parent that requires a filing with the SEC under Section 13 or Section 15(d) of the Exchange Act;

(f)	Financial Matters. Any material change in accounting policies or financial reporting practices by any Borrower, any Subsidiary of a Borrower, or Parent;

(g)

Certain Dispositions. Any material Disposition of collateral the subject of any Collateral Document, or the incurrence of any Contractual Obligations with respect to any Disposition of Collateral the subject of any Collateral Document, if the aggregate cash and non-cash consideration (including assumption of Debt) in connection with such Disposition is (or could reasonably be expected to become) $1,000,000 or more, which notice shall identify the related purchaser(s), the anticipated closing date of such Disposition and the aggregate cash and non-cash consideration (including assumption of Debt) to be received by the applicable Loan Party in connection with such Disposition;

(h)	[Reserved.]

(i)

Written Notice of Restricted Payments. Any Restricted Payment made by Loan Parties that requires a filing with the SEC under Section 13 or Section 15(d) of the Exchange Act, at least 3 Business Days prior to the date such payment is made.

(j)

Written Notice of International Business Disposition. With respect to any contemplated International Business Disposition, prompt written notice once the Board of Directors or comparable governing body of any Loan Party or International Holdings approves consummation of an International Business Disposition and at least 30 days prior to the consummation of any such International Business Disposition.

Each notice pursuant to this Section 6.03 shall be accompanied by a statement of a Responsible Officer of Administrative Borrower setting forth details of the occurrence referred to therein and stating what action, if any, Loan Parties (or the other applicable Person) have taken or propose to take with respect thereto. Each notice given pursuant to Section 6.03(a) shall describe with particularity any and all provisions of this Agreement and any other Loan Document that have been (or could reasonably be expected to be) breached or violated.

SECTION 6.04 PAYMENT OF CERTAIN OBLIGATIONS.

Each of the Borrowers and the other Loan Parties shall, and shall cause each of the Restricted Subsidiaries of Borrowers to pay and discharge prior to delinquency all Tax liabilities, assessments and governmental charges or levies upon their respective properties, unless (a) the same are being contested in good faith by appropriate proceedings timely instituted and diligently conducted by the applicable Person and such Person has set aside adequate reserves, if any, on its financial statements in accordance with GAAP and (b) no Lien has been filed with respect to such liabilities, assessments and governmental charges or levies.

SECTION 6.05 PRESERVATION OF EXISTENCE, ETC.

Each of the Borrowers the other Loan Parties shall, and shall cause each of the Restricted Subsidiaries of Borrowers to: (a) preserve, renew and maintain in full force and effect their respective legal existence and good standing under the Laws of the jurisdiction of their organization, in each case (other than the preservation of the existence of the Borrowers and the other Loan Parties) to the extent that the failure to do so could not reasonably be expected to have a Material Adverse Effect, except in a transaction expressly permitted by Section 7.03; (b) take all reasonable actions to maintain all rights, privileges, Permits, licenses and franchises necessary or desirable in the normal conduct of their respective businesses, except to the extent that the failure to do so could not reasonably be expected to have a Material Adverse Effect; (c) use the standard of care typical in the industry in the operation and maintenance of its facilities, except to the extent that the failure to do so could not reasonably be expected to have a Material Adverse Effect; and (d) preserve or renew all of their respective registered Intellectual Property, the non-preservation of which would have or could reasonably be expected to have a Material Adverse Effect.

SECTION 6.06 MAINTENANCE OF PROPERTIES.

Each of the Borrowers and the other Loan Parties shall, and shall cause each of the Restricted Subsidiaries of Borrowers to: (a) maintain, preserve and protect all of their respective material properties and material equipment necessary to the operation of their respective businesses in good working order and condition, ordinary wear and tear and permitted Dispositions hereunder excepted; (b) make all commercially reasonable repairs thereto and renewals and replacements thereof; in each of the foregoing clauses (a) and (b), except where the failure to do so does not have and could not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect; and (c) use commercially reasonable efforts to operate the facilities owned, leased or operated by such Person now or in the future in a manner believed by such Person to be consistent with prevailing industry standards in the locations where the facilities exist from time to time, except to the extent failure to do so does not and could not reasonably be expected to have a Material Adverse Effect. Each Loan Party shall maintain all records required to be maintained by all applicable Environmental Laws, except to the extent the failure to do so could not reasonably be expected to have a Material Adverse Effect.

SECTION 6.07 MAINTENANCE OF INSURANCE.

Each of the Borrowers and the other Loan Parties shall, and shall cause each of the Restricted Subsidiaries of Borrowers and all other Loan Parties to maintain, with financially sound and reputable insurance companies not Affiliates of any Loan Party, insurance with respect to their respective properties and businesses against loss or damage of the kinds customarily insured against by Persons engaged in the same or similar business, of such types and in such amounts as are customarily carried under similar circumstances by such other Persons, and in each case with respect to such risks, in such amounts, and with insurers satisfactory Administrative Agent. Each of the Borrowers and the other Loan Parties shall provide Administrative Agent evidence of the renewal of such insurance on an annual basis. All property and key person policies shall have a lender’s loss payable endorsement showing Administrative Agent, for the ratable benefit of the Lending Parties, as sole loss payee and waive subrogation against the Lending Parties, and all liability policies shall show Administrative Agent, on behalf of the Lending Parties, or have endorsements showing Administrative Agent, on behalf of the Lending Parties, as an additional insured. All policies (or the loss payable and additional insured endorsements) shall provide that the insurer shall endeavor to give Administrative Agent, on behalf of the Lending Parties, at least thirty days’ notice before cancelling, amending, or declining to renew its policy and ten days’ notice of any non-payment of premiums. At any Lending Party’s request, Loan Parties shall deliver certified copies of all of the insurance policies of each Borrower and its Restricted Subsidiaries and evidence of all premium payments. Subject to the Intercreditor Agreement and the terms hereof, proceeds payable under any policy with respect to any Revolving Credit Priority Collateral (as such term is defined in the Intercreditor Agreement) shall, at Administrative Agent’s option or at the direction of Required DDTL Approving Lenders, be payable to Administrative Agent on behalf of the Lending Parties on account of the Obligations. If any Loan Party fails to obtain insurance as required under this Section 6.07 or to pay any amount or furnish any required proof of payment to third persons and Lenders, Administrative Agent or Lenders may make all or part of such payments or obtain such insurance policies required in this Section 6.07 and take any action under the policies that Lenders and Administrative Agent deem necessary or prudent.

SECTION 6.08 COMPLIANCE WITH LAWS.

Each of the Borrowers the other Loan Parties shall, and shall cause each of the Restricted Subsidiaries of Borrowers to comply in all material respects with the requirements of all Laws (including Environmental Laws) and all orders, writs, injunctions and decrees applicable to them or to their respective properties or businesses, except in such instances in which: (a) such requirement of Law or order, writ, injunction or decree is being contested in good faith by appropriate proceedings timely instituted and diligently conducted; or (b) the failure to comply therewith could not reasonably be expected to have a Material Adverse Effect.

SECTION 6.09 CANADIAN PENSION AND BENEFIT PLANS

Each of the Borrowers the other Loan Parties shall, and shall cause each of the Restricted Subsidiaries of Borrowers to: (a) operate, administer and perform all of its obligations under and in respect of all Canadian Benefit Plans in compliance with the terms of such plans and all applicable Laws and shall maintain all necessary governmental approvals which are material in respect of the operation of such plans and comply, in all respects, with its obligations under such plans and applicable Laws including making all contributions to and payments of benefits from such plans that are required to be made under the terms of such plans; and (b) ensure that the representations and warranties set out in Section 5.07 are true and correct at all times (and not just at, and as of, the times that such representations and warranties are made or deemed to be made).

SECTION 6.10 BOOKS AND RECORDS.

Each of the Borrowers the other Loan Parties shall, and shall cause each of the Restricted Subsidiaries of Borrowers to: (a) maintain proper Books and Records, in which full, true and correct (in all material respects) entries in conformity with GAAP consistently applied are made of all financial transactions and matters involving their respective properties and businesses; and (b) maintain such Books and Records in material conformity with all applicable requirements of any Governmental Authority having regulatory jurisdiction over them, as the case may be.

SECTION 6.11 INSPECTION RIGHTS; LENDER MEETINGS.

Each of the Borrowers and the other Loan Parties shall, and shall cause each of the Subsidiaries of Borrowers to permit representatives and independent contractors of Administrative Agent and Collateral Agent to visit and inspect any of their respective properties to examine their corporate, financial and operating records, and make copies thereof or abstracts therefrom, to examine and audit the Collateral and to discuss their respective affairs, finances and accounts with their respective directors, officers, members, managers and independent public accountants, at such reasonable times during normal business hours and as often as may be reasonably desired, upon reasonable advance notice to such Person; provided, that, unless an Event of Default exists, the cost of only 2 field examinations, in each case, per calendar year shall be borne by Loan Parties at the then applicable rate charged by Administrative Agent or Collateral Agent, as applicable, plus actual and reasonable out of pocket expenses. Loan Parties shall cause its senior management to hold meetings with Administrative Agent in person (if requested by Administrative Agent), on a semi-annual basis, to discuss Loan Parties’ financial performance and projections. Loan Parties shall reimburse Administrative Agent for all reasonable out-of-pocket expenses incurred in connection with Administrative Agent’s attendance at such meetings.

SECTION 6.12 USE OF PROCEEDS.

Borrower shall use the proceeds of the Loans solely for the purposes set forth on Schedule 5.08.

SECTION 6.13 COLLATERAL ACCOUNTS AND EXCLUDED ACCOUNTS.

Schedule 6.13 sets forth details with respect to all Collateral Accounts and Excluded Accounts of each of the Borrowers, each of the Restricted Subsidiaries of Borrowers, and each of the other Loan Parties in existence on the Effective Date. Each of the Borrowers the other Loan Parties shall, and shall cause each of the Restricted Subsidiaries of Borrowers to provide Administrative Agent ten (10) days (or such shorter period as Administrative Agent, in its sole discretion, may otherwise agree) prior written notice before: (a) establishing any Collateral Account or Excluded Account at or with any bank or other financial institution; or (b) terminating or otherwise materially modifying any Collateral Account or Excluded Account. In addition, for each Collateral Account that any Borrower, any Restricted Subsidiaries of any Borrower or any other Loan Party at any time maintains, such Loan Party (or Subsidiary) shall (except to the extent specifically not required by Administrative Agent in writing) cause the applicable bank or financial institution at or with which such Collateral Account is maintained to execute and deliver a Control Agreement or other appropriate instrument with respect to such Collateral Account to perfect Collateral Agent’s Lien, for the ratable benefit of each Lender, in such Collateral Account in accordance with the terms hereof and the Collateral Documents. With respect to any Required Account opened or acquired by any of Parent or International Holdings, each such Person shall have obtained a Control Agreement with respect to such Required Account, as soon as possible and in any event within 60 days after the date of such opening or acquisition (or the latest of the dates that (i) the Required DDTL Approving Lenders may agree in their sole and absolute discretion; or (ii) the Term Loan Agent, acting at the direction of the Required Lenders (as defined under the Term Loan Agreement) in their sole and absolute discretion, may agree with respect to the corresponding control agreement(s) to be delivered under the Term Loan Agreement); provided that no cash or other assets may be deposited in any Required Account of Parent or International Holdings prior to the effectiveness of such Control Agreement over such Required Account in accordance with the requirements hereof.

SECTION 6.14 FINANCIAL COVENANTS.

(a)	Reserved.

(b)	Reserved.

(c)	Reserved.

(d)	Global Liquidity. The Administrative Borrower shall not permit Global Liquidity, as of the last Business Day of each week, commencing with May 19, 2023, to be less than $20,000,000.

SECTION 6.15 PROTECTION OF INTELLECTUAL PROPERTY RIGHTS.

Each of the Borrowers and other Loan Parties shall, and shall cause each of the Restricted Subsidiaries of Borrowers to: (a) protect, defend and maintain the validity and enforceability of their respective owned or licensed Intellectual Property, except to the extent that the failure to do so does not and could not reasonably be expected to result in a Material Adverse Effect; (b) promptly advise Administrative

Agent in writing of infringements of their respective material owned or licensed Intellectual Property; and (c) not allow any owned or licensed Intellectual Property that is material to the business of any Borrower, any Restricted Subsidiary of a Borrower, or any other Loan Party to be abandoned, forfeited or dedicated to the public without Administrative Agent’s written consent.

SECTION 6.16 LITIGATION COOPERATION.

Loan Parties shall make available to Lending Parties, without expense to Lending Parties, each Loan Party and its officers, employees and agents and such Loan Party’s Books and Records, to the extent that any Lending Party may deem them reasonably necessary to prosecute or defend any third-party suit or proceeding instituted by or against any Lending Party with respect to any collateral the subject of any Collateral Document or relating to such Loan Party.

SECTION 6.17 ERISA COMPLIANCE.

Each of the Borrowers and the other Loan Parties shall, and shall cause each of the Restricted Subsidiaries of Borrowers comply with the provisions of ERISA, the Code and other applicable Laws, with respect to any Plans, Canadian Benefit Plans or Foreign Plans to which any Borrower, any such Restricted Subsidiary or other Loan Party is a party as employer or which covers employees of any Loan Party or any Subsidiary of a Loan Party, except to the extent any such non-compliance could not reasonably be expected to result in a Material Adverse Effect.

SECTION 6.18 SUPPORT OF NORTH AMERICA.

The Parent shall, so long as the Administrative Borrower remains a Subsidiary of Parent, cause the Administrative Borrower and its Subsidiaries to receive sufficient financing, loans, investments, and other financial support to fund their ordinary course operations, until the commencement of an Insolvency Proceeding of Administrative Borrower or any such Subsidiary; provided, however that (a) to the extent that such actions comprise financing, loans, investments, or other financial support from parties other than Parent, International Holdings, and Subsidiaries of International Holdings, such support shall not be required or permitted to the extent that it would violate the other terms of the Loan Documents; (b) to the extent that such actions contemplated in this Section 6.18 are inconsistent with the fiduciary duties of the officers and directors of Parent, International Holdings, and Subsidiaries of International Holdings, after taking advice of counsel, such support shall not be required; and (c) to the extent that such actions comprise financing, loans, investments, or other financial support solely from Parent, International Holdings, and/or Subsidiaries of International Holdings, such support shall be permitted under the Loan Documents notwithstanding that an another provision of the Loan Documents shall otherwise be violated.

SECTION 6.19 ACCOUNTS.

(a)

Nature of Accounts. Each of the Accounts shall be a bona fide and valid account representing a bona fide indebtedness incurred by the customer therein named, for a fixed sum as set forth in the invoice relating thereto (provided immaterial or unintentional invoice errors shall not be deemed to be a breach hereof) with respect to an absolute sale or lease and delivery of goods upon stated terms of the applicable Loan Party, or work, labor or services theretofore rendered by the applicable Loan Party as of the date each Account is created. Same shall be due and owing in accordance with the applicable Loan Party’s standard terms of sale without dispute, setoff or counterclaim except as may be stated on the accounts receivable Schedules delivered by the Loan Parties to Administrative Agent (including discounts or allowances granted in the Ordinary Course of Business).

(b)

Solvency of Customers. Each customer, to the best of each Loan Party’s actual knowledge, as of the date each Account is created, is and will be solvent and able to pay all Accounts on which the customer is obligated in full when due or with respect to such customers of such Loan Party who are not solvent such Loan Party has set up on its books and in its financial records bad debt reserves adequate to cover such Accounts.

(c)

Location of Loan Parties. Each Loan Party’s chief executive office is located at the address specified on Schedule 4.5 with respect to such Loan Party. Until written notice is given to Administrative Agent by any Loan Party of any other office at which such Loan Party keeps its records pertaining to Accounts, all such records shall be kept at such executive office.

(d)

Collection of Accounts. The Loan Parties shall instruct their customers to deliver all remittances upon Accounts (whether paid by check or by wire transfer of funds) to such Blocked Accounts and/or Deposit Accounts (and any associated lockboxes) as Administrative Agent shall designate from time to time as contemplated by Section 4.15(h) hereof or as otherwise agreed to from time to time by Administrative Agent. Notwithstanding the foregoing, to the extent any Loan Party directly receives any remittances upon Accounts, such Loan Party shall, at such Loan Party’s sole cost and expense, but on Administrative Agent’s behalf and for Administrative Agent’s account, collect as Administrative Agent’s property and in trust for Administrative Agent all amounts received on Accounts, and shall not commingle such collections with any Loan Party’s funds or use the same except to pay the Obligations, and shall as soon as possible and in any event no later than one (1) Business Day after the receipt thereof (i) in the case of remittances paid by check, deposit all such remittances in their original form (after supplying any necessary endorsements) and (ii) in the case of remittances paid by wire transfer of funds, transfer all such remittances, in each case, into such Blocked Accounts and/or Deposit Accounts. Each Loan Party shall deposit in the Blocked Account and/or Deposit Account or, upon request by Administrative Agent, deliver to Administrative Agent, in original form and on the date of receipt thereof, all checks, drafts, notes, money orders, acceptances, cash and other evidences of Debt.

(e)

Notification of Assignment of Accounts. At any time upon the occurrence and during the continuance of an Event of Default, Collateral Agent shall have the right to send notice of the assignment of, and Collateral Agent’s security interest in and Lien on, the Accounts to any and all customers or any third party holding or otherwise concerned with any of the Collateral. Thereafter, at any time upon the occurrence and during the continuance of an Event of Default, Collateral Agent shall have the sole right to collect the Accounts, take possession of the Collateral, or both. Collateral Agent’s actual collection expenses, including, but not limited to, stationery and postage, telephone and facsimile, secretarial and clerical expenses and the salaries of any collection personnel used for collection, may be charged to the Loan Account and added to the Obligations.

(f)

Power of Agents to Act on Loan Parties’ Behalf. Each Agent shall have the right to receive, endorse, assign and/or deliver in the name of such Agent or any other Loan Party any and all checks, drafts and other instruments for the payment of money relating to the Accounts in connection with and as part of, Borrowers’ cash management systems, and each Loan Party hereby waives notice of presentment, protest and non-payment of any instrument so endorsed. Each Loan Party hereby constitutes each Agent or such Agent’s designee as such Loan Party’s attorney with power, at any time after the occurrence and during the continuance of an Event of Default, (i) to endorse such Loan Party’s name upon any notes, acceptances, checks, drafts, money orders or other evidences of payment or Collateral; (ii) to sign such Loan Party’s name on any invoice or bill of lading relating to any of the Accounts, drafts against customers, assignments and verifications of Accounts; (iii) to send verifications of Accounts to any customer; (iv) to sign such Loan Party’s name on all financing statements or any other documents or instruments deemed necessary or appropriate by such Agent to preserve, protect, or perfect such Agent’s interest in the Collateral and to file same; (v) to demand payment of the Accounts; (vi) to enforce payment of the Accounts by legal proceedings or otherwise; (vii) to exercise all of such Loan Party’s rights and remedies with respect to the collection of the Accounts and any other Collateral; (viii) to settle, adjust, compromise, extend or renew the Accounts; (ix) to settle, adjust or compromise any legal proceedings brought to collect Accounts; (x) to prepare, file and sign such Loan Party’s name on a proof of claim in bankruptcy or similar document against any customer; (xi) to prepare, file and sign such Loan Party’s name on any notice of Lien, assignment or satisfaction of Lien or similar document in connection with the Accounts; and (xii) to do all other acts and things necessary to carry out this Agreement. All acts of said attorney or designee are hereby ratified and approved, and said attorney or designee shall not be liable for any acts of omission or commission nor for any error of judgment or mistake of fact or of law, unless done maliciously or with gross (not mere) negligence (as determined by a court of competent jurisdiction in a final non-appealable judgment); this power being coupled with an interest is irrevocable while any of the Obligations remain unpaid. Each Agent shall have the right at any time, after the occurrence and during the continuance of an Event of Default, to change the address for delivery of mail addressed to any Loan Party to such address as such Agent may designate and to receive, open and dispose of all mail addressed to any Loan Party.

(g)

No Liability. No Agent nor any Lender shall, under any circumstances or in any event whatsoever, have any liability for any error or omission or delay of any kind occurring in the settlement, collection or payment of any of the Accounts or any instrument received in payment thereof, or for any damage resulting therefrom, except in the case of gross negligence or willful misconduct (as determined by a court of competent jurisdiction in a final judgment which is no longer appealable). Following the occurrence of an Event of Default which is continuing, each Agent may, without notice or consent from any Loan Party, sue upon or otherwise collect, extend the time of payment of, compromise or settle for cash, credit or upon any terms any of the Accounts or any other securities, instruments or insurance applicable thereto and/or release any obligor thereof. Each Agent is authorized and empowered to accept, following the occurrence and during the continuance of an Event of Default, the return of the goods represented by any of the Accounts, without notice to or consent by any Loan Party, all without discharging or in any way affecting any Loan Party’s liability hereunder.

(h)

Establishment of a Lockbox Account, Dominion Account. All proceeds of Collateral shall be deposited by each Loan Party into either (i) a lockbox account, dominion account or such other “blocked account” (“Blocked Accounts”) established at a bank or banks (each such bank, a “Blocked Account Bank”) pursuant to an arrangement with such Blocked Account Bank as may be selected by the applicable Loan Party and be acceptable to

Administrative Agent. The applicable Loan Party, Collateral Agent and each Blocked Account Bank shall enter into a deposit account control agreement (each, a “Deposit Account Control Agreement”) in form and substance satisfactory to Agents directing such Blocked Account Bank to transfer such funds so deposited to Administrative Agent, either to any account maintained by Administrative Agent at said Blocked Account Bank or by wire transfer to appropriate account(s) of Administrative Agent. All funds deposited in such Blocked Accounts shall immediately become the property of Collateral Agent and the applicable Loan Party shall obtain the agreement by such Blocked Account Bank to waive or subordinate any offset rights against the funds so deposited. Neither Agents nor any other Lender Party assumes any responsibility for such blocked account arrangement, including any claim of accord and satisfaction or release with respect to deposits accepted by any Blocked Account Bank thereunder. Administrative Agent shall apply all funds received by it from the Blocked Accounts and/or Deposit Accounts to the satisfaction of the Obligations (including the cash collateralization of all Obligations relating to any outstanding Letters of Credit in accordance with the provisions of Section 2.12 hereof) in such order as Administrative Agent shall determine in its sole discretion, subject to Borrowers’ ability to re-borrow Loans in accordance with the terms hereof. All deposit accounts and investment accounts of the Borrowers and their Restricted Subsidiaries and the other Loan Parties are set forth on Schedule 6.19(h). No Loan Party shall open any new deposit account, securities account or investment account with a bank, depository institution or securities intermediary other than Administrative Agent and other than Excluded Accounts unless (i) the Loan Parties shall have obtained the prior written approval of Agents and (ii) if required by any Agent in its Permitted Discretion, such bank, depository institution or securities intermediary, each applicable Loan Party and Collateral Agent shall first have entered into an account control agreement in form and substance satisfactory to Agents sufficient to give Collateral Agent “control” (for purposes of Articles 8 and 9 of the Uniform Commercial Code) over such account.

(i)

Deposit of Specified Repatriated Cash. All proceeds of Specified Repatriated Cash shall be deposited into a Blocked Account for application to the Obligations as set forth in Section 6.19(h), unless otherwise mutually agreed to in writing by Administrative Borrower, Collateral Agent and Administrative Agent.

(j)

Adjustments. No Loan Party shall, without Administrative Agent’s reasonable consent, compromise or adjust any Accounts (or extend the time for payment thereof) or accept any returns of merchandise or grant any additional discounts, allowances or credits thereon except for those compromises, adjustments, returns, discounts, credits and allowances made in the ordinary course of business.

SECTION 6.20 SERVICING AGREEMENTS.

(a)

Amendments. Subject to Section 4.03, Loan Parties shall keep the Servicing Agreements in full force and effect until the Obligations have been repaid in full and all Commitments have terminated. The Servicing Agreements shall not be amended, terminated or assigned by any Loan Party without the prior written consent of Administrative Agent; provided however, any Servicing Agreement may be amended without Administrative Agent’s consent so long as (i) such amendment is not adverse to any Loan Party and (ii) a copy of such amendment is furnished to Administrative Agent not less than ten (10) Business Days prior to the effective date thereof.

(b)

Compliance. Loan Parties shall observe and perform, and Parent shall cause all of its Subsidiaries who are not Loan Parties to observe and perform, all of their respective covenants and obligations under the Servicing Agreements.

SECTION 6.21 FURTHER ASSURANCES.

Promptly upon the written request by Administrative Agent, each of the Borrowers and the other Loan Parties shall, and shall cause each of the Restricted Subsidiaries of Borrowers to take such further acts (including the acknowledgment, execution, delivery, recordation, filing and registering of documents) as may reasonably be required from time to time to: (a) carry out more effectively the purposes of this Agreement or any other Loan Document; (b) subject to the Liens created by any of the Collateral Documents any of the properties, rights or interests covered by any of the Collateral Documents or any other properties, rights or interests (including real property) acquired by any Borrower, any Restricted Subsidiary of a Borrower, or any other Loan Party following the Effective Date; (c) perfect and maintain the validity, effectiveness and priority of the Liens created or intended to be created by any of the Loan Documents; and (d) better assure, convey, grant, assign, transfer, preserve, protect and confirm to Lending Parties the rights, remedies and privileges existing or granted or now or hereafter intended to be granted to such Persons under any Loan Document or other document executed in connection therewith. Without limiting the generality of the foregoing, and without the need for any request therefor by Administrative Agent, Loan Parties hereby agree that, concurrently upon any Person becoming a Subsidiary of a Borrower (other than, prior to the CF Transition Date, an Unrestricted Subsidiary) (including a resulting company from a statutory division, and otherwise notwithstanding any provision of this Agreement prohibiting the creation or acquisition of any such Subsidiary) following the Effective Date, the Loan Parties shall cause such Person to: (a) enter into a Joinder Agreement or otherwise deliver a Guaranty; and (b) enter into such Collateral Documents as shall be required by Administrative Agent or Required DDTL Approving Lenders so as to create, perfect and protect a Lien in favor of Collateral Agent in all of the properties of such Person.

SECTION 6.22 CONSENT DECREE.

Administrative Borrower shall provide to Administrative Agent written status updates with respect to the Consent Decree and Consent Decree Event and any other pending governmental and/or regulatory investigations and proceedings involving any Loan Party that requires a filing with the SEC under Section 13 or Section 15(d) of the Exchange Act promptly following request therefor by Administrative Agent.

SECTION 6.23 INTERNATIONAL BUSINESS DISPOSITION.

Subject to the Intercreditor Agreement, upon the occurrence of an International Business Disposition, Parent and International Holdings shall cause the lesser of either (i) all International Net Proceeds or (ii) the amount required to repay in full the Obligations (including the Make-Whole Amount, the Incremental Delayed Draw Exit Fee, and Prepayment Fee, calculated as if the Obligations were being paid in full as of such date) to be remitted by the recipient thereof to Administrative Agent for the benefit of the Lenders for application to the Obligations and, after payment in full of all Obligations any surplus remaining therefrom shall be paid to Parent.

Notwithstanding the foregoing provisions of this Section 6.23 or anything else in the Loan Documents to the contrary, if the International Net Proceeds are not sufficient to pay all Obligations in full in cash, the Loan Parties shall nevertheless be jointly and severally liable to pay all Obligations in full in cash on the date of the International Business Disposition.

SECTION 6.24 APPROVED BUDGET.

(a)

On the last Thursday of each month after the Second Amendment Effective Time, on or before 12:00 pm (New York City time) on such Thursday, Administrative Borrower shall prepare and deliver to the Administrative Agent, for review and approval by the Required DDTL Approving Lenders, an updated week-by-week operating budget for the then subsequent month (each a “Budget” and, once approved as set forth below, the “Approved Budget”), which shall reflect Administrative Borrower’s good faith projection, for the Borrowers and their respective Restricted Subsidiaries, of (a) all weekly receipts (including from asset sales) and expenditures (including ordinary course operating expenses and any other fees and expenses related to the Loan Documents) in connection with the operation of their businesses, (b) weekly disbursements, and (c) net cash flow, in each case, for such month. The Budget delivered during the week of March 4, 2024 shall be the Approved Budget for March 2024. Together with delivery of the Budget, Administrative Borrower shall provide the Administrative Agent (for subsequent delivery to the Lenders) a variance report (“Variance Report”) in a form and substance reasonably acceptable to the Required DDTL Approving Lenders, comparing the actual receipts, disbursements, and net cash flow for such month through the immediately preceding week compared to the Approved Budget, both in dollar ($) and percentage (%) figures and an explanation of the variance. Each week promptly after the delivery of the Variance Report, the Borrower’s senior management and financial professionals shall review the Variance Report in detail during a telephonic conference with the Lenders. If the proposed Budget was timely delivered and contains the requisite information, the Lenders shall have until 2:00 p.m. (New York City Time) on the first Business Day of the following week to review any Budget after which time such Budget shall become an Approved Budget for all purposes hereunder; provided, no such Budget shall become an Approved Budget if reasonably objected to in writing (which may include e-mail) during the review period by the Administrative Agent (at the direction of the Required DDTL Approving Lenders) or Required DDTL Approving Lenders.

(b)

In the event that an event or circumstance occurs in between the monthly dates on which the Budgets are otherwise due pursuant to Section 6.24(a) which would make the then current Budget materially inaccurate, within two (2) Business Days of becoming aware of such event or circumstance, the Administrative Borrower shall provide notice of such event or circumstance to the Administrative Agent and the Lenders and promptly deliver a revised Budget reflecting the impact thereof. Without limiting the foregoing, the Budget shall be updated, modified or supplemented by the Administrative Borrower with the written consent of the Administrative Agent (at the direction of the Required DDTL Approving Lenders), and upon the request of the Administrative Agent (at the direction of the Required DDTL Approving Lenders) from time to time.

(c)

Each Budget delivered to the Administrative Agent and the Lenders shall be accompanied by such supporting documentation as reasonably requested by the Administrative Agent (at the direction of the Required DDTL Approving Lenders) and shall be prepared in good faith, with due care and based upon assumptions the Borrower believe to be reasonable.

(d)

Within one (1) Business Day of any Loan Party having knowledge of their occurrence or existence, Administrative Borrower shall provide the Administrative Agent and Lenders with written notice of any event or condition which is reasonably likely to entail expenditures of more than $100,000 which is not included in the Approved Budget (including, but not limited, on account of an accident, environmental event or other unanticipated occurrence) or which would otherwise be reasonably likely to have a negative impact on the value of the Loan Parties’ and their Subsidiaries’ assets or future business prospects or a similar event.

SECTION 6.25 ADDITIONAL GUARANTORS AND LIENS.

At the request of the Required DDTL Approving Lenders from time to time, in consultation with the Administrative Borrower and taking into account circumstances where the burden or cost of obtaining a security interest will be excessive in view of the benefit to the Lenders afforded thereby as determined by the Administrative Borrower and the Required DDTL Approving Lenders in their reasonable judgment, by such date as the Required DDTL Approving Lenders determine in their discretion (a) the Parent shall provide, or cause to be provided, to the Required DDTL Approving Lenders information and details requested by the Required DDTL Approving Lenders as to the value and location of the specific assets and properties of the Parent and its Subsidiaries, and (b) the Parent shall:

(i) upon and following the CF Transition Date, cause International Holdings: (a) to become a Guarantor by executing and delivering to Administrative Agent a joinder agreement pursuant to the Joinder Agreement attached in substantially the form attached as Exhibit B to the Third Amendment, (b) to execute and deliver a Due Diligence Certificate in substantially the form attached hereto as Exhibit C to the Third Amendment, (c) to enter into the Pledge Supplement in substantially the form attached as Exhibit D to the Third Amendment, to be attached to the Pledge Agreement, pursuant to which International Holdings shall pledge as Collateral all outstanding Equity Interests of the direct Subsidiaries of International Holdings held by International Holdings; and (d) to execute and deliver each such other document as the Administrative Agent or Required DDTL Approving Lenders shall require for the purpose of causing International Holdings to become obligated as a Guarantor and to take such other action (including, without limitation, authorizing the filing of such UCC financing statements and delivering control agreements) as shall be necessary or appropriate to establish, create, preserve, protect and perfect a first priority Lien (subject only to Permitted Liens), or a Lien with such other priority as the Required DDTL Approving Lenders may determine in their sole and absolute discretion, in favor of Administrative Agent for the benefit of Administrative Agent and Lenders on all or substantially all assets, both real and personal, in which International Holdings has or may thereafter acquire any interest, as contemplated by the Collateral Documents, (ii) to execute such other Collateral Documents, in form and substance as the Administrative Agent and Required DDTL Approving Lenders may determine in their sole and absolute discretion, as may be required or requested by Administrative Agent or Required DDTL Approving Lenders in connection with the actions contemplated hereby and (iii) to deliver such proof of corporate (or comparable) action, incumbency of officers, opinions of counsel and other documents as Administrative Agent or Required DDTL Approving Lenders shall have required or requested;

(ii) cause each other Subsidiary of Parent (except to the extent such Subsidiary has already done so), and following the CF Transition Date to the extent that the consent of the holders of the CF Debt Obligations is required: (a) to become a Guarantor by executing and delivering to Administrative Agent a joinder agreement pursuant to the Joinder Agreement attached in substantially the form attached hereto as Exhibit E to the Third Amendment, (b) to execute and deliver a Due Diligence Certificate in substantially the form attached hereto as Exhibit F to the Third Amendment, (c) to enter into the Pledge Supplement in substantially the form attached as Exhibit G to the Third Amendment, to be attached to the Pledge Agreement, pursuant to which International Holdings shall pledge as Collateral all outstanding Equity Interests of the direct

Subsidiaries of each such Subsidiary held by each such Subsidiary; and (d) to execute and deliver each such other document as the Administrative Agent or Required DDTL Approving Lenders shall require for the purpose of causing such Subsidiary to become obligated as a Guarantor and to take such other action (including, without limitation, authorizing any filings that are necessary or appropriate) as shall be necessary or appropriate to establish, create, preserve, protect and perfect a first priority Lien (subject only to Permitted Liens), or a Lien with such other priority as the Required DDTL Approving Lenders may determine in their sole and absolute discretion, in favor of Administrative Agent for the benefit of Administrative Agent and Lenders on all or substantially all assets, both real and personal, in which such Subsidiary has or may thereafter acquire any interest, as contemplated by the Collateral Documents, (ii) to execute such other Collateral Documents, in form and substance as the Administrative Agent and Required DDTL Approving Lenders may determine in their sole and absolute discretion, as may be required or requested by Administrative Agent or Required DDTL Approving Lenders in connection with the actions contemplated hereby and (iii) to deliver such proof of corporate (or comparable) action, incumbency of officers, opinions of counsel and other documents as Administrative Agent or Required DDTL Approving Lenders shall have required or requested;

(iii) grant, and cause each other direct and indirect Subsidiary of Parent to grant, following the CF Transition Date to the extent that the consent of the holders of the CF Debt Obligations is required, such other assets and property to secure the Obligations, whether or not such class of assets or property would constitute Collateral under the current definition of Collateral, as the Required DDTL Approving Lenders may determine in their discretion in consultation with the Administrative Borrower and taking into account circumstances where the burden or cost of obtaining a security interest will be excessive in view of the benefit to the Lenders afforded thereby as determined by the Administrative Borrower and the Required DDTL Approving Lenders in their reasonable discretion.

ARTICLE VII

NEGATIVE COVENANTS

So long as any Obligations (other than any contingent indemnification obligations arising out of facts and circumstances that are not reasonably identified by Administrative Agent, any Lender or any Participant at the time of such repayment) have not been repaid in full, Parent and each of the other Loan Parties covenants and agrees with Agents and the other Lender Parties as follows:

SECTION 7.01 DEBT; CERTAIN EQUITY SECURITIES.

(a)	Parent and Borrowers will not, and will not permit any Restricted Subsidiary of a Borrower to, create, incur, assume or permit to exist any Debt, except:

(i) Debt of Loan Parties arising under the Loan Documents;

(ii) Debt outstanding on the Effective Date and listed on Schedule 7.01 and any Permitted Refinancing thereof;

(iii) Guarantees by Parent, Borrowers and their Subsidiaries in respect of Debt of any Borrower or any Restricted Subsidiary of any Borrower otherwise permitted hereunder; provided that (A) such Guarantee is otherwise permitted by Section 7.04, (B) no Guarantee by any such Subsidiary of any Junior Financing shall be permitted unless such Subsidiary shall have also provided a Guarantee of the Obligations pursuant to this Agreement, and (C) if the Debt being

Guaranteed is subordinated to the Obligations, such Guarantee shall be subordinated to the Guarantee of the Obligations on terms at least as favorable (as reasonably determined by the Required DDTL Approving Lenders) taken as a whole, to the Agents and Lender Parties as those contained in the subordination of such Debt;

(iv) unsecured Debt of Parent, any Borrower or any Restricted Subsidiary of a Borrower owing to Parent, any Borrower or any Subsidiary of Parent;

(v) (A) Debt (including Capital Lease Obligations) of any Borrower or any Restricted Subsidiary of a Borrower financing the acquisition, construction, repair, replacement, installation or improvement of any property (real or personal, and whether through the direct purchase of property or the Equity Interest of any person owning such property); provided that such Debt is incurred concurrently with or within 270 days after the applicable acquisition, construction, repair, replacement, installation or improvement, and (B) any Permitted Refinancing of any Debt set forth in the immediately preceding subclause (A); provided further that, at the time of any such incurrence of Debt and after giving pro forma effect thereto and to the use of the proceeds thereof, the aggregate principal amount of Debt that is outstanding in reliance on this subclause (v) shall not exceed $25,000,000 as of such time;

(vi) Debt in respect of Swap Contracts entered into to hedge or mitigate risks to which Parent, any Borrower or any Restricted Subsidiary of a Borrower has actual exposure (other than those in respect of shares of capital stock or other Equity Interests of Parent, any Borrower or any Restricted Subsidiary of a Borrower), including Swap Contracts entered into in order to effectively cap, collar or exchange interest rates (from fixed to floating rates, from one floating rate to another floating rate or otherwise) with respect to any interest-bearing liability or investment of Parent, any Borrower or any Restricted Subsidiary of a Borrower;

(vii) [Intentionally omitted];

(viii) [Intentionally omitted];

(ix) (A) Debt not secured by Revolving Credit Priority Collateral arising from an agreement providing for indemnification obligations or obligations in respect of purchase price (including earnouts) or other similar adjustments incurred in any Investment or any Disposition, in each case on terms permitted under this Agreement, and (B) Debt arising from guaranties, letters of credit, bank guaranties, surety bonds, performance bonds or similar instruments securing the performance pursuant to any such agreement described in clause (A);

(x) Debt consisting of obligations under deferred compensation or other similar arrangements incurred (A) in the ordinary course of business to current or former directors, officers, employees, members of management, managers and consultants of Parent, any Borrower and/or any Restricted Subsidiary of a Borrower and (B) in connection with any Investment permitted hereunder;

(xi) Cash Management Obligations and other Debt not secured by Revolving Credit Priority Collateral in respect of netting services, cash pooling, overdraft protections and similar arrangements and Debt arising from the honoring of a bank or other financial institution of a check, draft or similar instrument drawn against insufficient funds, in each case in the ordinary course of business;

(xii) Debt not secured by Revolving Credit Priority Collateral of Administrative Borrower and its Subsidiaries; provided that at the time of the incurrence thereof and after giving pro forma effect thereto, the aggregate principal amount of Debt outstanding in reliance on this clause (xii) shall not exceed $1,000,000 and shall be subject to the Required Additional Debt Terms;

(xiii) unsecured Debt consisting of (A) the financing of insurance premiums or (B) take-or-pay obligations contained in supply arrangements, in each case in the ordinary course of business;

(xiv) Debt incurred by the Parent, Borrowers or any Restricted Subsidiary of a Borrower in respect of letters of credit, bank guarantees, bankers’ acceptances, or similar instruments issued or created, or related to obligations or liabilities (other than Debt) incurred in the ordinary course of business, including in respect of workers compensation claims, health, disability or other employee benefits or property, casualty or liability insurance or self-insurance or other reimbursement-type obligations regarding workers compensation claims;

(xv) obligations in respect of performance, bid, appeal and surety bonds and performance, bankers acceptance facilities and completion guarantees, leases, government or trade contracts and similar obligations provided by Parent, Borrowers or any Restricted Subsidiary of a Borrower or obligations in respect of letters of credit, bank guarantees or similar instruments related thereto, in each case in the ordinary course of business or consistent with past practice;

(xvi) [reserved];

(xvii) Debt under the De Lage Program in the ordinary course of business and consistent with past practice and any Permitted Refinancing thereof in an aggregate amount at any time outstanding not to exceed $1,000,000;

(xviii) [reserved]

(xix) [reserved];

(xx) [reserved];

(xxi) Debt in connection with a Permitted Sale/Leaseback Transaction otherwise permitted under Section 7.05(l) of this Agreement;

(xxii) Debt of Parent, Borrowers or any Restricted Subsidiary of Borrowers under (A) the Term Loan Agreement and (B) any Permitted Refinancing Debt incurred pursuant to the foregoing subclause (A); provided that the aggregate principal amount of (x) Debt outstanding in reliance on this clause (xxii) and (y) Debt outstanding in reliance on clause (xxiii) below shall not exceed the “CF Debt Maximum Principal Amount” (as defined in the Intercreditor Agreement); provided, that any such Debt outstanding in reliance on this clause (xxii), if secured, shall be secured only by Liens permitted under Section 7.02(xix) and shall be subject to the Intercreditor Agreement;

(xxiii) Debt in respect of (A) the Convertible Notes and (B) any Permitted Refinancing thereof; provided that the aggregate principal amount of (x) Debt outstanding in reliance on this clause (xxiii) and (y) Debt outstanding in reliance on clause (xxii) above shall not exceed the “CF Debt Maximum Principal Amount” (as defined in the Intercreditor Agreement) and shall be subject to the Intercreditor Agreement;

(xxiv) [reserved];

(xxv) Debt in respect of the letters of credit identified on Schedule 7.01(a)(xxv) attached hereto (the “Surviving LCs”) in an aggregate amount not to exceed the Dollar Equivalent (as calculated on the Effective Date) of $3,411,838.19;

(xxvi) all premiums (if any), interest (including interest paid in kind and post-petition interest), accretion or amortization of original issue discount, fees, expenses, charges and additional or contingent interest on obligations described in clauses (i) through (xxv) above.

(b)

Parent will not, nor will it permit (x) International Holdings, (y) any other Borrower, or (z) any of Borrowers’ Restricted Subsidiaries to, issue any preferred Equity Interests or any Disqualified Equity Interests (other than, in the case of Parent, the issuance of Parent Series B Preferred Equity Interests in accordance with the Exchange Agreement).

SECTION 7.02LIENS.

Parent will not, nor will it permit any Borrower or any of Borrowers’ Restricted Subsidiaries to, create, incur, assume or permit to exist any Lien on any property or asset now owned or hereafter acquired by it, except:

(i) Liens created under the Loan Documents;

(ii) Permitted Liens;

(iii) Liens existing on the Effective Date (other than Liens created under the Term Loan Documents or the Convertible Notes Documents); provided that (x) any Lien securing Debt that is not secured by Collateral constituting Revolving Credit Priority Collateral in excess of $1,000,000, and (y) any Lien securing Debt that is secured by Revolving Credit Priority Collateral, shall only be permitted if set forth on Schedule 7.02, and any modifications, replacements, renewals or extensions thereof; provided that (1) such modified, replacement, renewal or extension Lien does not extend to any additional property other than (a) after-acquired property that is affixed or incorporated into the property covered by such Lien and (b) proceeds and products thereof, and (2) the obligations secured or benefited by such modified, replacement, renewal or extension Lien are permitted by Section 7.01;

(iv) Liens securing Debt permitted under Section 7.01(a)(v); provided that (A) such Liens attach concurrently with or within 270 days after the acquisition, repair, replacement, construction or improvement (as applicable) of the property subject to such Liens, (B) such Liens do not at any time encumber any property other than the property financed by such Debt, except for accessions to such property and the proceeds and the products thereof, and any lease of such property (including accessions thereto) and the proceeds and products thereof and (C) with respect to Capital Lease Obligations, such Liens do not at any time extend to or cover any assets (except for accessions to or proceeds of such assets) other than the assets subject to such Capital Lease Obligations; provided further that individual financings of equipment provided by one lender may be cross collateralized to other financings of equipment provided by such lender;

(v) leases, licenses, subleases or sublicenses granted to others (whether on an exclusive or non-exclusive basis) that are entered into in the ordinary course of business or that do not interfere in any material respect with the business of Parent, Administrative Borrower and its Subsidiaries, taken as a whole;

(vi) Liens in favor of customs and revenue authorities arising as a matter of law to secure payment of customs duties in connection with the importation of goods;

(vii) Liens (A) of a collection bank arising under Section 4-210 of the Uniform Commercial Code on items in the course of collection and (B) in favor of a banking institution arising as a matter of law encumbering deposits (including the right of setoff) and that are within the general parameters customary in the banking industry;

(viii) Liens (A) on cash advances or escrow deposits in favor of the seller of any property to be acquired in an Investment permitted pursuant to Section 7.04 to be applied against the purchase price for such Investment or otherwise in connection with any escrow arrangements with respect to any such Investment or any Disposition permitted under Section 7.05 (including any letter of intent or purchase agreement with respect to such Investment or Disposition) or (B) consisting of an agreement to dispose of any property in a Disposition permitted under Section 7.05 in each case, solely to the extent such Investment or Disposition, as the case may be, would have been permitted on the date of the creation of such Lien;

(ix) Liens on property that is not Collateral;

(x) Liens granted by a Subsidiary of Administrative Borrower that is not a Loan Party in favor of any Loan Party (other than Parent), Liens granted by a Subsidiary of Administrative Borrower that is not a Loan Party in favor of any Subsidiary of Parent that is not a Loan Party and Liens granted by a Loan Party (other than Parent or any Borrower) in favor of any other Loan Party;

(xi) Liens existing on property at the time of its acquisition or existing on the property of any Person at the time such Person becomes a Subsidiary of Administrative Borrower, in each case after the Effective Date (other than Liens on the Equity Interests of any Person that becomes a Subsidiary of Administrative Borrower); provided that (A) such Lien was not created in contemplation of such acquisition or such Person becoming a Subsidiary of Administrative Borrower, (B) such Lien does not extend to or cover any other assets or property (other than the proceeds or products thereof and other than after-acquired property subject to a Lien securing Debt and other obligations incurred prior to such time and which Debt and other obligations are permitted hereunder that require or include, pursuant to their terms at such time, a pledge of after-acquired property, it being understood that such requirement shall not be permitted to apply to any property to which such requirement would not have applied but for such acquisition), and (C) the Debt secured thereby is permitted under Section 7.01(a)(v);

(xii) any interest or title (and all encumbrances and other matters affecting such interest or title) of a lessor, sublessor, licensor or sublicensor or secured by a lessor’s sublessor’s, licensor’s or sublicensor’s interest under leases (other than leases constituting Capital Lease Obligations), subleases, licenses, cross-licenses or sublicense entered into by Parent, any Borrower or any Restricted Subsidiary of a Borrower in the ordinary course of business;

(xiii) Liens arising out of conditional sale, title retention, consignment or similar arrangements for sale or purchase of goods by Parent, any Borrower or any Restricted Subsidiary of a Borrower in the ordinary course of business;

(xiv) Liens deemed to exist in connection with Investments in repurchase agreements permitted under clause (e) of the definition of the term “Cash Equivalents”;

(xv) [reserved];

(xvi) Liens that are contractual rights of setoff (A) relating to the establishment of depository relations with banks not given in connection with the incurrence of Debt, including liens or rights of set-off arising under the general terms and conditions of banks with whom any group member maintains a banking relationship in the ordinary course of business; (B) relating to pooled deposit or sweep accounts to permit satisfaction of overdraft or similar obligations incurred in the ordinary course of business of Borrowers and their Restricted Subsidiaries or (C) relating to purchase orders and other agreements entered into with customers of Borrowers or their Restricted Subsidiaries in the ordinary course of business;

(xvii) ground leases in respect of real property on which facilities owned or leased by Borrower or any of its Restricted Subsidiaries are located;

(xviii) Liens on insurance policies and the proceeds thereof securing the financing of the premiums with respect thereto;

(xix) Liens on the Collateral of the Loan Parties securing the Term Loan Debt, provided that such Liens shall be subject to the Intercreditor Agreement;

(xx) other Liens which are not on Revolving Credit Priority Collateral; provided that at the time of incurrence of such Liens and the obligations secured thereby (after giving pro forma effect to any such obligations) the aggregate outstanding face amount of obligations secured by Liens existing in reliance on this clause (xx) shall not exceed $1,000,000;

(xxi) [reserved];

(xxii) Liens on the Collateral (or a portion thereof) securing Debt permitted under Section 7.01(a)(xxiii); provided that such Liens shall be subject to the Intercreditor Agreement;

(xxiii) receipt of progress payments and advances from customers in the ordinary course of business to the extent the same creates a Lien on the related inventory and proceeds thereof;

(xxiv) (i) Liens on Equity Interests of joint ventures securing capital contributions to, or obligations of, such Persons and (ii) customary rights of first refusal and tag, drag and similar rights in joint venture agreements, in each case, in the case of the foregoing clauses (i) and (ii), in the ordinary course of business;

(xxv) Liens arising in respect of contributions required to be made by a Loan Party (including employee contributions withheld from pay) to any Canadian Pension Plan or Canadian Statutory Plan that that are not yet due to be remitted; and

(xxvi) Liens on cash and Cash Equivalents arising in connection with the defeasance, discharge or redemption of Debt for no longer than 60 days prior to such defeasance, discharge or redemption; provided, that such defeasance, discharge or redemption is permitted under this Agreement.

In addition, if the Required DDTL Approving Lenders shall have consented (which consent shall not be unreasonably withheld, delayed, conditioned or denied), Administrative Borrower and its Subsidiaries may post cash collateral up to the amount so agreed by the Required DDTL Approving Lenders to secure Debt permitted pursuant to Section 7.01(a)(vi), but only to the extent such Debt is not secured by any Liens on the Collateral that are otherwise permitted under this Section 7.02.

SECTION 7.03 FUNDAMENTAL CHANGES.

Neither Parent nor Borrowers will, nor will they permit any Restricted Subsidiary of a Borrower to, merge into, amalgamate or consolidate or amalgamate with any other Person, or permit any Person to merge into, amalgamate with or consolidate with it, or liquidate or dissolve, or Dispose of (whether in one transaction or in a series of transactions) all or substantially all of the assets (whether now owned or hereafter acquired) of Parent, any Borrower or any Restricted Subsidiaries of a Borrower, taken as a whole, to or in favor of any Person (other than as part of the Reorganization Transactions), except that:

(a)

any Subsidiary of a Borrower may merge, amalgamate, consolidate or amalgamate with (A) Administrative Borrower; provided that Administrative Borrower shall be the continuing or surviving Person or (B) one or more other Restricted Subsidiaries; provided that, except with the consent of the Required DDTL Approving Lenders (such consent not to be unreasonably withheld, conditioned or delayed; provided, that it is acknowledged and agreed that it shall not be unreasonable to withhold consent to any such transaction that will have a material adverse impact on any Guarantee or the Collateral), when a Subsidiary of a Borrower is merging, consolidating or amalgamating with Borrower, the continuing or surviving Person shall be a Borrower;

(b)

any Subsidiary of a Borrower (other than a Borrower) may liquidate or dissolve if Administrative Borrower determines in good faith that such action is in the best interests of Parent, Borrowers and the other Subsidiaries, taken as a whole, and is not materially disadvantageous to the Lenders;

(c)

any Subsidiary of a Borrower (other than a Borrower) may make a Disposition of all or substantially all of its assets (upon voluntary liquidation or otherwise) to any Restricted Subsidiary of a Borrower; provided that if the transferor in such a transaction is a Loan Party, then either (A) the transferee must be a Loan Party (other than Parent), (B) to the extent constituting an Investment, such Investment must be an Investment in a Subsidiary of Administrative Borrower that is not a Loan Party permitted by Section 7.04 and Section 7.16 or (C) to the extent constituting a Disposition to a Subsidiary of a Borrower that is not a Loan Party, such Disposition is for Fair Market Value and any promissory note or other non-cash consideration received in respect thereof is an Investment in a Subsidiary of any Borrower that is not a Loan Party permitted by Section 7.04 and Section 7.16; provided that the aggregate amount of Dispositions made in reliance on subclauses (B) and (C) of this clause (c), together with (x) all other Investments made in and Dispositions made to Subsidiaries of any Borrower that are not Loan Parties by any Loan Party after the Effective Date and (y) all Investments and Dispositions made in reliance on Section 7.16(ii), shall not exceed, at the time of the making thereof, and after giving pro forma effect thereto, $1,000,000;

(d)	a Borrower may merge, amalgamate or consolidate with any other Person (other than Parent); provided that such Borrower shall be the continuing or surviving Person;

(e)	[reserved];

(f)

any Subsidiary of a Borrower may merge, consolidate or amalgamate with any other Person (other than Parent, International Holdings, or any Subsidiaries of International Holdings) in order to effect an Investment permitted pursuant to Section 7.04; provided that the continuing or surviving Person shall be a Restricted Subsidiary of a Borrower, which shall have complied with the requirements of Section 6.20;

(g)	[reserved];

(h)	[reserved]; and

(i)	any Subsidiary of a Borrower may effect a merger, dissolution, liquidation consolidation or amalgamation to effect a Disposition permitted pursuant to Section 7.05.

SECTION 7.04 INVESTMENTS, LOANS, ADVANCES, GUARANTEES AND ACQUISITIONS.

Borrowers will not, nor will they permit any Restricted Subsidiary of a Borrower to, make or hold any Investment, except:

(a)	Cash Equivalents at the time such Permitted Investment is made;

(b)

loans or advances to present or former officers, directors, managers, members of management, employees, independent contractors and consultants of Parent and its Subsidiaries (excluding International Holdings and any Subsidiaries of International Holdings) (i) for reasonable and customary business-related travel, entertainment, relocation and analogous ordinary business purposes, (ii) in connection with such Person’s purchase of Equity Interests in Parent (provided that the amount of such loans and advances made in cash to such Person shall be contributed Parent in cash as common equity or Qualified Equity Interests) and (iii) for purposes not described in the foregoing clauses (i) and (ii); provided that at the time of incurrence thereof and after giving pro forma effect thereto, the aggregate principal amount outstanding in reliance on this clause (iii) shall not exceed $250,000; provided further, that such limitation shall not apply in respect of loans or advances to independent contractors and consultants;

(c)

Investments (i) by Parent or any Borrower or any Subsidiary of a Borrower in any Loan Party (other than Parent), (ii) by any Subsidiary of a Borrower that is not a Loan Party in any other Restricted Subsidiary of a Borrower that is also not a Loan Party, (iii) by Parent, any Borrower or any Subsidiary of a Borrower (A) in any Restricted Subsidiary of a Borrower; provided that (x) the aggregate amount of such Investments made by Loan Parties after the Effective Date in Restricted Subsidiaries of a Borrower that are not Loan Parties in reliance on this clause (iii)(A), together with the aggregate amount of (x) all other Investments made in and Dispositions made to Restricted Subsidiaries of a Borrower that are not Loan Parties by any Loan Parties after the Effective Date and (y)

all Investments and Dispositions made in reliance on Section 7.16(ii), shall not exceed, at the time of the making thereof and after giving pro forma effect thereto, $250,000, (y) no Event of Default has occurred and is continuing and (z) all Investments made by Loan Parties in Restricted Subsidiaries of a Borrower that are not Loan Parties in reliance on this clause (iii)(A) shall be made only for the purpose of financing working capital needs of such non Loan Parties or another purpose agreed to by the Required DDTL Approving Lenders (such consent not to be unreasonably withheld, conditioned or delayed; provided, that it is acknowledged and agreed that it shall not be unreasonable to withhold consent to any such transaction that will have a material adverse impact on any Guarantee or the Collateral) and shall be evidenced by an intercompany note that has been pledged as Collateral, (B) [reserved] or (C) constituting Guarantees of Debt or other monetary obligations of Restricted Subsidiaries of a Borrower that are not Loan Parties owing to any Loan Party, (iv) by Parent, any Borrower or any Subsidiary of a Borrower in Restricted Subsidiaries that are not Loan Parties so long as such transaction is part of a series of simultaneous transactions that results in the proceeds of the initial Investment being invested in one or more Loan Parties (other than Parent), (v) subject to the consent of the Required DDTL Approving Lenders, by Parent, any Borrower or any Subsidiary of a Borrower in any Restricted Subsidiary of a Borrower that is not a Loan Party, consisting of the contribution of Equity Interests of any other Subsidiary of a Borrower that is not a Loan Party so long as the Equity Interests of the transferee Subsidiary is pledged to secure the Obligations;

(d)	Investments consisting of deposits, prepayments and/or other credits to suppliers in the ordinary course of business;

(e)	Investments consisting of extensions of trade credit in the ordinary course of business;

(f)

Investments (i) existing or contemplated on the date hereof and set forth on Schedule 7.04(f) and any modification, replacement, renewal, reinvestment or extension thereof and (ii) existing on the Effective Date by Parent, any Borrower or any Subsidiary of a Borrower and any modification, renewal or extension thereof; provided that the amount of the original Investment is not increased except by the terms of such Investment to the extent set forth on Schedule 7.04(f) or as otherwise permitted by this Section 7.04;

(g)	Investments in Swap Contracts permitted under Section 7.01;

(h)	promissory notes and other non-cash consideration received in connection with Dispositions permitted by Section 7.05;

(i)	Investments made in connection with the Reorganization Transactions (other than borrowings under the Term Loan Agreement);

(j)

subject to the consent of the Required DDTL Approving Lenders, Investments made by any Loan Party in any non-Loan Party consisting of contributions or other Dispositions of Equity Interests of Persons that are non-Loan Parties; provided that, prior to such contribution or Disposition, such Equity Interests were not owned directly by a Loan Party or such Equity Interests are contributed or disposed to a non-Loan Party that is a wholly- owned Restricted Subsidiary of a Loan Party;

(k)	Investments in the ordinary course of business consisting of endorsements for collection or deposit and customary trade arrangements with customers consistent with past practices;

(l)

Investments (including debt obligations and Equity Interests) received in connection with the bankruptcy or reorganization of suppliers and customers, from financially troubled account debtors or in settlement of delinquent obligations of, or other disputes with, customers and suppliers or upon the foreclosure with respect to any secured Investment or other transfer of title with respect to any secured Investment;

(m)

subject to the consent of the Required DDTL Approving Lenders (such consent not to be unreasonably withheld, conditioned or delayed; provided, that it is acknowledged and agreed that it shall not be unreasonable to withhold consent to any such transaction that will have a material adverse impact on any Guarantee or the Collateral), cash or property distributed from any Subsidiary of a Borrower that is not a Loan Party (i) may be contributed to other Restricted Subsidiaries of a Borrower that are not Loan Parties, and (ii) may pass through Parent, Borrowers and/or any intermediate Subsidiaries of a Borrower that are Loan Parties in order to effect the contribution described in clause (i), so long as part of a series of related transactions and such transaction steps are not unreasonably delayed and are otherwise permitted hereunder;

(n)

additional Investments and other acquisitions made and held by the Loan Parties (other than Parent); provided that at the time any such Investment or other acquisition is made, the aggregate outstanding amount of such Investment or acquisition made in reliance on this clause (n), (including the aggregate amount of all consideration paid in connection with all other Investments and acquisitions made in reliance on this clause (n)), whether in the form of Debt assumed or otherwise), shall not exceed at the time of incurrence thereof and after giving pro forma effect thereto, $250,000; provided that (x) the aggregate amount of such Investments made by Loan Parties after the Effective Date in Restricted Subsidiaries of a Borrower that are not Loan Parties in reliance on this clause (n), together with the aggregate amount of (x) all other Investments made in and Dispositions made to Subsidiaries of a Borrower that are not Loan Parties by Loan Parties after the Effective Date and (y) all Investments and Dispositions made in reliance on Section 7.16(ii), shall not exceed, at the time of the making thereof and after giving pro forma effect thereto, $250,000 at any time outstanding and (y) all Investments made by Loan Parties in Restricted Subsidiaries of a Borrower that are not Loan Parties in reliance on this clause (n) shall be made only for the purpose of financing working capital needs of such non Loan Parties or another purpose agreed to by the Required DDTL Approving Lenders (such consent not to be unreasonably withheld, conditioned or delayed; provided, that it is acknowledged and agreed that it shall not be unreasonable to withhold consent to any such transaction that will have a material adverse impact on any Guarantee or the Collateral) and shall be evidenced by an intercompany note that has been pledged as Collateral;

(o)	[reserved];

(p)	advances of payroll payments to employees in the ordinary course of business;

(q)

Investments and other acquisitions to the extent that payment for such Investments is made with Qualified Equity Interests of Parent; provided that any other amounts used for such an Investment or other acquisition that are not Qualified Equity Interests of Parent shall otherwise be permitted pursuant to this Section 7.04;

(r)	[reserved];

(s)	[reserved];

(t)

Investments consisting of Debt, Liens, fundamental changes, Dispositions and Restricted Payments permitted (other than by reference to this Section 7.04(t)) under Sections 7.01, 7.02, 7.03, 7.05 and 7.08, respectively;

(u)	[reserved];

(v)

contributions to a “rabbi” trust for the benefit of employees, directors, consultants, independent contractors or other service providers of Parent, any Borrower or any Restricted Subsidiary of a Borrower or other grantor trust subject to claims of creditors in the case of a bankruptcy of Parent;

(w)

to the extent that they constitute Investments, purchases and acquisitions of inventory, supplies, materials or equipment or purchases, acquisitions, licenses or leases of other assets, Intellectual Property, or other rights, in each case in the ordinary course of business;

(x)	[reserved];

(y)	[reserved];

(z)	[reserved];

(aa)	[reserved]; and

(bb)	unfunded pension fund and other employee benefit plan obligations and liabilities to the extent that the same are permitted to remain unfunded under applicable Laws.

SECTION 7.05 ASSET SALES.

Neither Parent nor any Borrower shall, nor shall they permit any Restricted Subsidiary of a Borrower to, sell, transfer, lease, license or otherwise dispose of any asset, including any Equity Interest and any Intellectual Property owned by it, and (ii) Borrowers will not and will not permit any Restricted Subsidiary of a Borrower to, issue any additional Equity Interest following the Effective Date (other than (A) issuing directors’ qualifying shares, nominal shares issued to foreign nationals to the extent required by applicable Laws, (B) issuing Equity Interests to any Borrower or any Restricted Subsidiary of a Borrower in compliance with Section 7.04(c), (C) any non-wholly-owned Restricted Subsidiary of a Borrower issuing Equity Interests of such Subsidiary to each owner of Equity Interests of such Subsidiary ratably based on their relative ownership interests), (D) issuing securities pursuant to a management equity plan, stock option plan, phantom equity plan or any other management, employee benefit or other compensatory plan or agreement (and any successor plans or arrangements thereto), (E) the issuance of the Parent Series B Preferred Equity Interests pursuant to the Parent Series B Preferred Equity Documents and the Exchange Agreement), (F) any Borrower issuing Equity Interests (other than Disqualified Equity Interests) to Parent), and, in each case, having a fair market value (x) in excess of $250,000 in a single transaction or a series of related transactions or (y) in excess of $1,000,000 in any fiscal year (each, a “Disposition”), except:

(a)

Dispositions of obsolete or worn out property, whether now owned or hereafter acquired, in the ordinary course of business and Dispositions of property no longer used or useful, or economically practicable to maintain, in the conduct of the business of the Borrower and the Subsidiaries of a Borrower (including (i) allowing any registration or application for registration of any Intellectual Property that is no longer used or useful, or economically practicable to maintain, to lapse, go abandoned, or be invalidated or (ii) disposing of, discontinuing the use or maintenance of, abandoning, failing to pursue or otherwise allowing to lapse, expire, terminate or put into the public domain any of its Intellectual Property if Administrative Borrower determines in its reasonable business judgment that such discontinuance is desirable in the conduct of its business);

(b)	Dispositions of inventory in the ordinary course of business (including on an intercompany basis);

(c)

Dispositions of property to the extent that (i) such property is exchanged for credit against the purchase price of similar replacement property, or other assets of comparable or greater value or usefulness to the business or (ii) an amount equal to the Net Proceeds of such Disposition are promptly applied to the purchase price of such replacement property;

(d)

Dispositions of property to any Borrower or any Restricted Subsidiary of a Borrower; provided that if the transferor in such a transaction is a Loan Party, then either (i) the transferee must be a Loan Party (other than Parent), (ii) to the extent constituting an Investment, such Investment must be an Investment in a Subsidiary of a Borrower that is not a Loan Party permitted by Section 7.04 and Section 7.16 or (iii) to the extent constituting a Disposition to a Subsidiary of a Borrower that is not a Loan Party, such Disposition is for Fair Market Value and any promissory note or other non-cash consideration received in respect thereof is an Investment in a Restricted Subsidiary of a Borrower that is not a Loan Party permitted by Section 7.04 and Section 7.16; provided that the aggregate amount of such Dispositions made by Loan Parties after the Effective Date in Restricted Subsidiaries of a Borrower that are not Loan Parties in reliance on this clause (d), together with the aggregate amount of (x) all other Investments made in and Dispositions made to Restricted Subsidiaries of a Borrower that are not Loan Parties by Loan Parties after the Effective Date and (y) all Investments and Dispositions made in reliance on Section 7.16(ii), shall not exceed $250,000;

(e)

Dispositions permitted by Section 7.03, Investments permitted by Section 7.04, Restricted Payments permitted by Section 7.08 and Liens permitted by Section 7.02, in each case, other than by reference to this Section 7.05(e);

(f)	Dispositions of cash and/or Cash Equivalents and/or other assets that were Cash Equivalents when the relevant original Investment was made;

(g)

the sale or discount, in each case without recourse, of past due accounts receivable arising in the ordinary course of business, but only in connection with the compromise or collection thereof and not for financing purposes;

(h)

leases, subleases, licenses or sublicenses, in each case in the ordinary course of business and that do not materially interfere with the business of the Borrowers and their respective Restricted Subsidiaries, taken as a whole;

(i)	transfers of property subject to Event of Loss upon receipt of the Net Proceeds of such Event of Loss;

(j)

Dispositions of property to Persons other than Parent, any Borrower or any Restricted Subsidiary of a Borrower (including the sale or issuance of Equity Interests (other than Disqualified Equity Interests) in a Restricted Subsidiary of a Borrower) not otherwise permitted under this Section 7.05 in an aggregate amount during the term of this Agreement not to exceed $1,000,000; provided, that (i) such Disposition is made for Fair Market Value, (ii) no Default or Event of Default then exists, and (iii) any Borrower or any Restricted Subsidiary of a Borrower shall receive not less than 75.0% of such consideration in the form of cash or Cash Equivalents (provided, that for purposes of this clause (iii), the following shall be deemed to be cash or Cash Equivalents: (1) any liabilities (as shown on such Borrower’s or such Restricted Subsidiary’s most recent balance sheet or in the notes thereto for which internal financial statements are available immediately preceding such date or, if incurred or accrued subsequent to the date of such balance sheet, such liabilities that would have been reflected on such Borrower’s or such Restricted Subsidiary’s balance sheet or in the footnotes thereto if such incurrence or accrual had taken place on or prior to the date of such balance sheet in the good faith determination of Administrative Borrower) of any Borrowers or any Restricted Subsidiaries of a Borrower (other than liabilities that are by their terms subordinated to the Obligations) that are extinguished in connection with the transactions relating to such Disposition, or that are assumed by the transferee, in each case, pursuant to an agreement that releases or indemnifies the applicable Borrowers and/or Restricted Subsidiaries of a Borrower, as the case may be, from further liability and (2) any notes or other obligations or other securities or assets received by any Borrower or any Restricted Subsidiary of a Borrower from such transferee that are converted by such Borrowers or such Restricted Subsidiary into cash or Cash Equivalents, or by their terms are required to be satisfied for cash or Cash Equivalents (to the extent of the cash or Cash Equivalents received), in each case, within 60 days of the receipt thereof); provided, further, that the Net Proceeds thereof shall be applied in accordance with Section 2.03(c)(ii);

(k)

any Dispositions of Investments in joint ventures to the extent required by, or made pursuant to customary buy/sell arrangements between the joint venture parties set forth in, joint venture agreements and similar binding arrangements;

(l)	Any transfer of property in connection with a Permitted Sale/Leaseback Transaction;

(m)

transfers of condemned property as a result of the exercise of “eminent domain” or other similar powers to the respective Governmental Authority or agency that has condemned the same (whether by deed in lieu of condemnation or otherwise), and transfers of property arising from foreclosure or similar action or that have been subject to a casualty to the respective insurer of such real property as part of an insurance settlement;

(n)	[reserved];

(o)	[reserved];

(p)	[reserved];

(q)

any merger, amalgamation, consolidation, Disposition or conveyance the sole purpose of which is to reincorporate or reorganize any Restricted Subsidiary of a Borrower (other than any Borrower) in another jurisdiction in the U.S., subject to the consent of the Required DDTL Approving Lenders (such consent not to be unreasonably withheld, conditioned or delayed; provided, that it is acknowledged and agreed that it shall not be unreasonable to withhold consent to any such transaction that will have a material adverse impact on any Guarantee or the Collateral); and

(r)	Dispositions of customer accounts receivable in connection with the De Lage Program.

Subject to Section 7.19, to the extent that any Collateral is Disposed of as expressly permitted by this Section 7.05 to any Person other than a Loan Party, such Collateral shall be sold free and clear of the Liens created by the Loan Documents, which Liens shall be automatically released upon the consummation of such Disposition; it being understood and agreed that Agents, acting at the direction of the Required DDTL Approving Lenders, shall be authorized to take, and shall take, any actions deemed appropriate in order to effect the foregoing, and shall be entitled to rely, without independent investigation on a certificate of Responsible Officer of Administrative Borrower in connection with the foregoing (which shall be delivered to the Agents upon request therefor).

SECTION 7.06 EXPENDITURES.

The Loan Parties will not, and will not permit any Borrower or any Restricted Subsidiary of a Borrower to, spend cash or make any expenditure unless the net cash flow for the Loan Parties and their Restricted Subsidiaries, for the cumulative period commencing at the beginning of such month and through and including the end of each week during such month, is at least 92.5% of any forecasted positive net cash flow and not more than 7.5% more negative than any forecasted negative cash flow for such cumulative period in the Approved Budget (the “Permitted Variance”); provided, however, that nothing in this Section 7.06 shall restrict a payment of CF Debt Priority Obligations to the extent that the Loan Parties and the Lender Parties are prohibited from restricting such payments under the Intercreditor Agreement. The Lenders hereby are providing the Administrative Agent a standing (but revocable) direction to release, on each Business Day, to the Borrowers funds from the Administrative Agent’s concentration account to the Borrowers’ operating accounts as the Borrowers may request, subject to the right of the Required DDTL Approving Lenders to revoke this standing direction on written notice at any time in the sole and absolute discretion of the Required DDTL Approving Lenders.

SECTION 7.07 NEGATIVE PLEDGE.

Parent and Borrowers will not, and will not permit any Restricted Subsidiary of a Borrower to, enter into any agreement, instrument, deed or lease that prohibits or limits the ability of any Loan Party to create, incur, assume or suffer to exist any Lien upon any of their respective properties or revenues, whether now owned or hereafter acquired, for the benefit of the Loan Parties with respect to the Obligations or under the Loan Documents; provided that the foregoing shall not apply to:

(a)

restrictions and conditions imposed by (i) applicable Laws, (ii) any Loan Document, (iii) the Term Loan Documents, (iv) the Convertible Notes Documents, (v) [reserved], (vi) Parent Series B Preferred Equity Documents and the documents evidencing transactions for the Parent Series B Preferred Equity Interests as of the Fourth Amendment Effective Time, (vii) [reserved] and (viii) any documentation governing any Permitted Refinancing incurred to refinance any such Debt referenced in clauses (i) through (vii) above;

(b)

customary restrictions and conditions existing on the Effective Date and any extension, renewal, amendment, modification or replacement thereof, except to the extent any such amendment, modification or replacement expands the scope of any such restriction or condition;

(c)

restrictions and conditions contained in agreements relating to the Disposition of a Restricted Subsidiary of a Borrower or any assets pending such Disposition; provided that such restrictions and conditions apply only to the Restricted Subsidiary or assets that is or are subject of such Disposition and such Disposition is permitted hereunder;

(d)	customary provisions in leases, subleases, licenses, cross-licenses or sublicenses and other contracts restricting the assignment thereof;

(e)	restrictions imposed by any agreement relating to secured Debt permitted by this Agreement to the extent such restriction applies only to the property securing by such Debt;

(f)

any restrictions or conditions set forth in any agreement in effect at any time any Person becomes a Restricted Subsidiary of a Borrower (but not any modification or amendment expanding the scope of any such restriction or condition); provided that such agreement was not entered into in contemplation of such Person becoming a Restricted Subsidiary of a Borrower and the restriction or condition set forth in such agreement does not apply to any Borrower or any existing Restricted Subsidiary of a Borrower;

(g)

restrictions or conditions in any Debt permitted pursuant to Section 7.01 that is incurred or assumed by Restricted Subsidiaries of a Borrower that are not Loan Parties to the extent such restrictions or conditions are no more restrictive in any material respect than the restrictions and conditions in the Loan Documents or, in the case of Junior Financing, are market terms at the time of issuance and are imposed solely on such Restricted Subsidiary of a Borrower and its Subsidiaries, if any;

(h)

restrictions on cash (or Cash Equivalents) or other deposits imposed by agreements entered into in the ordinary course of business (or other restrictions on cash or deposits constituting Permitted Liens);

(i)

restrictions set forth on Schedule 7.07 and any extension, renewal, amendment, modification or replacement thereof, except to the extent any such amendment, modification or replacement expands the scope of any such restriction or condition;

(j)

customary provisions in partnership agreements, limited liability company organizational governance documents, sale leaseback agreements, joint venture agreements and other similar agreements, in each case, entered into in the ordinary course of business;

(k)

customary net worth provisions contained in real property leases entered into by Restricted Subsidiaries of a Borrower, so long as Administrative Borrowers has determined in good faith that such net worth provisions could not reasonably be expected to impair the ability of the Borrowers and the Restricted Subsidiaries of a Borrower to meet their ongoing obligations; and

(l)	restrictions arising in any Swap Contract and/or any agreement relating to any Cash Management Obligation.

SECTION 7.08 RESTRICTED PAYMENTS; CERTAIN PAYMENTS OF INDEBTEDNESS.

(a)	Neither Parent nor Borrowers will, nor will they permit any Restricted Subsidiary of a Borrower to, pay or make, directly or indirectly, any Restricted Payment, except:

(i) each Borrower and each Restricted Subsidiary of a Borrower may make Restricted Payments to a Borrower or any Subsidiary of a Borrower that is a Loan Party (and, in the case of any such Restricted Subsidiary that is not a wholly-owned Restricted Subsidiary, to each other owner of Equity Interests of such Restricted Subsidiary ratably based on their relative ownership interests of the relevant class of Equity Interests);

(ii) to the extent constituting a Restricted Payment, any Borrower and any Restricted Subsidiary of a Borrower may consummate any transaction permitted by Section 7.03 and Section 7.04 (other than Section 7.04(j), (m), (n), (q) and (t));

(iii) to the extent constituting a Restricted Payment, the conversion of Convertible Notes into Equity Interests pursuant to the terms thereof;

(iv) payments to Parent to enable Parent to make repurchases, redemptions or reductions in number of shares issued (including, by utilization of the “net share” concept) by Parent of any Equity Interests in Parent, as applicable, made in connection with (I) the surrender of shares by employees to (x) facilitate the payment by such employees of the taxes associated with compensation received by such employees under Parent’s stock-based compensation plans and, (y) to satisfy the purchase price of nonqualified stock options and (II) the deduction by Parent, of a portion of restricted stock or performance shares previously (i.e. prior to the date of the deduction) granted to employees under Parent’s stock-based compensation plans to facilitate the payment by such employees of the taxes associated with the vesting of such restricted stock and performance shares, in an amount not to exceed (for both clauses (I) and (II)), together with all Restricted Payments made pursuant to Section 7.08(a)(xiv), $2,000,000 in the aggregate in any fiscal year; provided, in each case, that prior to and after giving effect to such repurchases, redemptions or reductions no Default or Event of Default exists or is continuing;

(v) Borrowers may make Restricted Payments in cash to Parent to the extent of the conditions set forth in clause (A), (B) or (C) below:

(A) with respect to any taxable year a Borrower is member (or treated as a disregarded entity of a member) of a consolidated, combined, or unitary income tax group (“Tax Group”) with Parent as the corporate parent of such Tax Group that is responsible under applicable law for the income or similar Taxes of Borrower and any Restricted Subsidiary of such Borrower, such Borrower may make cash distributions to Parent the proceeds of which shall be used by Parent to pay the income or similar Taxes of such Borrower and any Restricted Subsidiary of such Borrower and the Tax Group; provided that Restricted Payments pursuant to this subclause (A) shall not exceed the amount of U.S. federal, state, and local income or similar Taxes such Borrowers would have paid for such taxable year and any prior taxable year had they solely filed a consolidated, unitary, or combined income tax return among themselves;

(B) the proceeds of which shall be used by Parent to pay (1) its operating expenses incurred in the ordinary course of business and other corporate overhead costs and expenses (including administrative, legal, accounting, tax reporting and similar expenses payable to third parties), that are reasonable and customary and incurred in the ordinary course of business, (2) any reasonable and customary indemnification claims made by directors, officers, members of management, managers, employees or consultants of Parent attributable to the ownership or operations of any Borrower and any Restricted Subsidiary of a Borrower, and (3) franchise and similar Taxes, and other fees and expenses required to maintain its organizational existence; and

(C) the proceeds of which shall be used by Parent to satisfy its obligations under the Convertible Notes, to the extent such payments are permitted under the Intercreditor Agreement;

(vi) [reserved];

(vii) [reserved];

(viii) to the extent constituting a Restricted Payment, payments of the Convertible Notes made pursuant to an exchange for or out of the proceeds of Debt constituting a Permitted Refinancing of the Convertible Notes permitted under Section 7.01(xxiii);

(ix) redemptions in whole or in part of any of its Equity Interests for another class of its Equity Interests or with proceeds from substantially concurrent equity contributions or issuances of new Equity Interests; provided that such new Equity Interests contain terms and provisions at least as advantageous to the Lenders in all respects material to their interests as those contained in the Equity Interests redeemed thereby;

(x) payments made or expected to made in respect of withholding or similar Taxes payable by any future, present or former employee, director, manager or consultant and any repurchases of Equity Interests in consideration of such payments including deemed repurchases in connection with the exercise of stock options and the vesting of restricted stock and restricted stock units;

(xi) Parent may, and Borrowers may make Restricted Payments to Parent to enable Parent to (A) pay cash in lieu of fractional Equity Interests in connection with any dividend, split or combination thereof and (B) honor any conversion request by a holder of convertible Debt and make cash payments in lieu of fractional shares in connection with any such conversion and may make payments on convertible Debt in accordance with its terms, in both cases of (A) and (B), in an amount not to exceed $250,000 in the aggregate (or $350,000 in the aggregate so long as no Event of Default has occurred and is continuing);

(xii) [reserved];

(xiii) any Restricted Payment made on the Effective Date required to consummate the Plan of Reorganization;

(xiv) payments made by Parent, any Borrower or any Restricted Subsidiary of a Borrower (including payments to Parent to enable Parent to make such payments) in respect of withholding or similar taxes payable upon exercise of Equity Interests by any future, present or former employee, director, officer, manager or consultant (or their respective controlled Affiliates or Permitted Transferees) and any repurchases of Equity Interests deemed to occur upon exercise of stock options or warrants if such Equity Interests represent a portion of the exercise price of such options or warrants or required withholding or similar taxes (including payments to Parent in respect of the foregoing), in an amount not to exceed, together with all Restricted Payments made pursuant to Section 7.08(a)(iv), $2,000,000 in the aggregate in any fiscal year;

(xv) [reserved];

(b)

Neither Parent nor any Borrower will, nor will they permit any Restricted Subsidiary of a Borrower to, make or pay, directly or indirectly, any payment or other distribution (whether in cash, securities or other property) of or in respect of principal of or interest on any Junior Financing, or any payment or other distribution (whether in cash, securities or other property), including any sinking fund or similar deposit, on account of the purchase, redemption, retirement, acquisition, cancellation or termination of any such Debt prior to the scheduled maturity date thereof (collectively, “Restricted Debt Payments”), except:

(i) payment of regularly scheduled interest and principal payments, payments of fees, expenses and indemnification obligations when due in respect of any Debt, other than payments in respect of any Junior Financing prohibited by the subordination provisions thereof;

(ii) refinancings of Debt with proceeds of Permitted Refinancing Debt permitted to be incurred under Section 7.01;

(iii) the conversion of any Junior Financing to or payments with Equity Interests (other than Disqualified Equity Interests) of Parent;

(iv) prepayments, redemptions, purchases, defeasances and other payments or distributions in respect of Junior Financings prior to their scheduled maturity in an aggregate amount not to exceed an amount at the time of making any such prepayment, redemption, purchase, defeasance or other payment or distributions, together with any other such prepayment, redemption, purchase, defeasance or other payment or distributions made utilizing this clause (iv), not to exceed the portion, if any, of the amount of Restricted Debt Payments that such Borrower elects to apply pursuant to this clause (iv);

(v) any Restricted Debt Payments made on the Effective Date required to consummate the Reorganization Plan;

(vi) [reserved];

(vii) [reserved];

(viii) [reserved];

(ix) [reserved]; and

(x) payments as part of an applicable high yield discount obligation or AHYDO catch-up payment.

(c)

Neither Parent nor any Borrower will, nor will they permit any Restricted Subsidiary of a Borrower to, amend or modify any documentation governing any Junior Financing, in each case if the effect of such amendment or modification (when taken as a whole) is in violation of a Subordination Agreement.

(d)	[reserved];

(e)

No Loan Party shall, or shall permit any other Loan Party to, make any voluntary, optional payment or prepayment including any mandatory excess cash flow prepayment on account of, or optional redemption or acquisition for value of any portion of, any Debt (other than that arising under (i) the Loan Documents in accordance with the provisions thereof, (ii) the Term Loan Documents in accordance with the provisions thereof and the Intercreditor Agreement, and (iii) the Convertible Notes Documents in accordance with the provisions thereof and the Intercreditor Agreement).

SECTION 7.09 TRANSACTIONS WITH AFFILIATES

Neither Parent nor any Borrower will, nor will they permit any Restricted Subsidiary of a Borrower to, sell, lease or otherwise transfer any property or assets to, or purchase, lease or otherwise acquire any property or assets from, or otherwise engage in any other transactions with, any of its Affiliates, except:

(i) (A) transactions among Loan Parties (other than Parent (other than intercompany transactions otherwise permitted hereunder the proceeds of which are promptly invested by Parent in a Borrower pursuant to a transaction permitted hereunder)) and, to the extent expressly permitted hereunder, transactions among Restricted Subsidiaries of Borrowers, and (B) transactions involving aggregate payments or consideration of less than $1,000,000 (in one transaction or a series of transactions);

(ii) on terms substantially as favorable to such Borrower or such Restricted Subsidiary as would be obtainable by such Person at the time in a comparable arm’s-length transaction with a Person other than an Affiliate;

(iii) guaranty fees among the Loan Parties (other than Parent);

(iv) issuances of Equity Interests of any Borrower to the extent otherwise permitted by this Agreement;

(v) employment, consulting, severance and other service or benefit related arrangements between Parent, Borrowers, Restricted Subsidiaries of Borrowers and their respective officers and employees in the ordinary course of business (including loans and advances pursuant to Section 7.04(b), salary or guaranteed payments and bonuses) and transactions pursuant to stock option and other equity award plans and employee benefit plans and arrangements in the ordinary course of business;

(vi) payments by Borrowers and Restricted Subsidiaries pursuant to tax sharing agreements among Parent, Borrowers and Restricted Subsidiaries of Borrowers on customary terms to the extent attributable to the ownership or operation of Borrowers and the Restricted Subsidiaries of Borrowers, to the extent payments are permitted by Section 7.08;

(vii) the payment of customary fees and reasonable out-of-pocket costs to, and indemnities provided on behalf of, directors, officers, consultants and employees of Borrowers and Restricted Subsidiaries of Borrowers in the ordinary course of business to the extent attributable to the ownership or operation of Borrowers and Restricted Subsidiaries of Borrowers;

(viii) transactions pursuant to permitted agreements in existence or contemplated on the Effective Date and set forth on Schedule 7.09 or any amendment thereto to the extent such an amendment is not adverse to the Lender Parties in any material respect; provided, such agreements shall be on terms substantially as favorable to the Borrowers and their Restricted Subsidiaries as would be obtainable by such Person at the time in a comparable arm’s-length transaction with a Person other than an Affiliate;

(ix) Restricted Payments permitted under Section 7.08;

(x) the Reorganization Transactions and the payment of all fees, costs and expenses (including all legal, accounting and other professional fees, costs and expenses) related to the Reorganization Transactions;

(xi) [reserved];

(xii) [reserved];

(xiii) transactions pursuant to the Servicing Agreements;

(xiv) (A) any Guarantee permitted by Section 7.01 or Section 7.04 and (B) [reserved]; and

(xv) transactions with customers, clients, joint venture partners, suppliers or purchasers or sellers of goods or services, in each case in the ordinary course of business and otherwise in compliance with the terms of this Agreement that are fair to Borrowers and Restricted Subsidiaries of Borrowers, in the reasonable determination of the Board of Directors or the senior management of Administrative Borrower, or are on terms at least as favorable as might reasonably have been obtained at such time from an unaffiliated party.

SECTION 7.10 RESTRICTIONS ON PAYMENTS OF INTERCOMPANY LOANS.

No Loan Party shall make any payment or prepayment in respect of Intercompany Loans other than regularly scheduled payments of interest in aggregate amount not to exceed $3,000,000 in any calendar year; provided that Borrower shall have given no less than 5 Business Days’ prior written notice to Administrative Agent before making any such payment.

SECTION 7.11 CHANGE IN NATURE OF BUSINESS.

Parent, Borrowers and the Subsidiaries of Borrowers (other than Subsidiaries of International Holdings), taken as a whole, will not enter into any new line of business that is fundamentally and substantively different from their existing lines of business conducted by them on the Effective Date, taken as a whole, other than activities reasonably related, complementary or ancillary to such existing lines of business or reasonable extensions thereof.

SECTION 7.12 ACCOUNTING CHANGES.

Neither Parent nor any Borrower shall make any change in its fiscal year; provided, however, that Parent and Borrowers may, upon written notice to Administrative Agent, change its fiscal year to any other fiscal year reasonably acceptable to the Required DDTL Approving Lenders, in which case, Holdings, such Borrower and Administrative Agent, acting at the direction of the Required DDTL Approving Lenders, will, and are hereby authorized by the Lenders to, make any adjustments to this Agreement that are necessary to reflect such change in fiscal year.

SECTION 7.13 AMENDMENTS OR WAIVERS OF ORGANIZATIONAL DOCUMENTS.

Borrowers and Parent shall not, nor shall they permit International Holdings or any other Loan Party to, amend or modify their respective Organizational Documents in a manner that is materially adverse to any Lender Party; provided that, for purposes of clarity, it is understood and agreed that any Borrower and/or any other Loan Party (excluding Parent) may effect a change to its respective organizational form and/or consummate any other transaction that is permitted under Section 7.03 or that is done in accordance with the Plan of Reorganization or in connection with the Reorganization Transactions on the Effective Date. Borrowers and Parent shall not, nor shall they permit International Holdings or any other Loan Party to, change its name, jurisdiction of formation, incorporation or registration, chief executive office and/or, principal place of business and/or “location” for the purposes of the PPSA without the prior written consent of the Administrative Agent, which consent shall not be unreasonably withheld.

SECTION 7.14 INTELLECTUAL PROPERTY.

Notwithstanding anything in this Agreement to the contrary, at any time after the Fourth Amendment Effective Time, no Disposition or transfer (via an Investment, Disposition or otherwise) of Intellectual Property material to the business or operations of any Borrower or its Subsidiaries owned by a Loan Party may be made to a Restricted Subsidiary of a Borrower that is not a Loan Party.

SECTION 7.15 SUBSIDIARIES OF INTERNATIONAL HOLDINGS.

Notwithstanding anything in this Agreement or the Loan Documents to the contrary, and without limiting any other provision of this Agreement or the Loan Documents, International Holdings shall not permit its Subsidiaries to:

(a)

sell, lease, or otherwise transfer any property or assets to, or purchase, lease, or otherwise acquire any property or assets from, or otherwise engage in any other transactions with the Parent, the Loan Parties, or the Parent’s Subsidiaries outside of the ordinary course of business consistent with past practices;

(b)	authorize or allow to become effective any Global Fundamental Change; or

(c)

provide any financing, loans, investments, or other financial support to Administrative Borrower and its Subsidiaries from and after the commencement of an Insolvency Proceeding of Administrative Borrower or any such Subsidiary.

SECTION 7.16 ADDITIONAL LIMITATIONS ON CERTAIN INVESTMENTS.

Notwithstanding anything to the contrary herein (including in Section 7.04), and without limiting any other provision of this Agreement, no Borrower will, and Borrowers will not permit any other Loan Party to, directly or indirectly make any Investment in any Foreign Subsidiary that is not a Restricted Subsidiary, other than (i) Investments in the form of cash and Cash Equivalents made for bona fide business purposes; provided that any such Investments shall be made in the form of intercompany loans evidenced by an intercompany note that has been pledged as Collateral and (ii) other Investments in an amount not to exceed, at the time of the making thereof and after giving pro forma effect thereto, together with (x) all other Investments and Dispositions made by the Loan Parties to Foreign Subsidiaries after the Effective Date and (y) all Investments and Dispositions made pursuant to Section 7.03(c)(B) and (C), Section 7.04(c)(iii)(A), Section 7.04(n) and Section 7.05(d), $250,000.

SECTION 7.17 LIMITATIONS ON AMENDMENTS.

The Loan Parties will not, nor will they permit any Restricted Subsidiaries to, amend or modify any provision of any Term Loan Document or Convertible Notes Document if such amendment or modification has the effect of (a) increasing the “Applicable Margin” or similar component of interest rate by more than 3.00 percentage points per annum (excluding, for the avoidance of doubt, increases resulting from (i) increases in the underlying reference rate not caused by an amendment, supplement, modification or refinancing of the Term Loan Documents or Convertible Notes Documents, or (ii) the accrual of interest at the default rate as in effect on the date hereof, (b) shortening the final scheduled maturity of the Term Loan Debt or the Convertible Notes Debt, (c) changing to earlier dates any dates upon which payments of principal or interest are due thereon, or increase or add the amount of any scheduled payments of principal (other than in connection with an amendment, forbearance or waiver under the Term Loan Documents or Convertible Notes Documents, as applicable, after the occurrence and during the continuance of a Event of Default thereunder, (d) adding or increasing any fees under the Term Loan Documents or the Convertible Notes Documents ((other than (v) fees of third parties thereunder, including administrative agents, trustees and collateral agents, (x) fees payable in connection with any amendment, consent, forbearance or waiver to the Term Loan Documents or the Convertible Notes Documents to the extent and in no greater proportionate amount (based on comparable percentage of outstanding loans and commitments) than any such amendment, consent, forbearance or waiver fee to be paid under the Loan Documents (if applicable), (y) reasonable and customary fees payable in connection with the issuance of any “Loans” or “Notes” in an amount not in excess of “CF Debt Maximum Amount” (as defined in the Intercreditor Agreement), and (z) reasonable and customary fees payable in connection with any refinancing of the Term Loan Debt or Convertible Notes Debt permitted hereunder), or (e) changing any covenants, defaults or events of default under any Term Loan Documents or Convertible Notes Documents to directly restrict any Grantor from making payments of the Obligations. Further, the Loan Parties shall provide Agents copies of any amendment or modification to the Term Loan Documents or the Convertible Notes Documents.

SECTION 7.18 SPECIFIED HOLDING COMPANIES COVENANT.

Notwithstanding anything to the contrary herein, neither of the Specified Holding Companies will conduct, transact or otherwise engage in any business or operations (including, without limitation, any merger, amalgamation, consolidation, dissolution, liquidation, wind-up, or International Business Disposition), in each case, other than:

(a)	the ownership and/or acquisition of the Equity Interests of Foreign Subsidiaries;

(b)

the performance of obligations under and compliance with its Organizational Documents, or applicable Laws (including the maintenance of its legal existence, including the ability to incur fees, costs and expenses relating to such maintenance), ordinance, regulation, rule, order, judgment, decree or permit, including without limitation as a result of or in connection with the activities of its Subsidiaries;

(c)	participating in other administrative matters related to such Specified Holding Company or any of its Subsidiaries;

(d)	the entry into, and exercise of rights and performance of its obligations under and in connection with the Reorganization Transactions;

(e)	holding of any cash, Cash Equivalents and other assets received from any Subsidiary of such Specified Holding Company;

(f)	the consummation of the Reorganization Transactions on the Effective Date;

(g)	performing transactions that are otherwise specifically permitted or expressly contemplated hereunder; and

(h)	activities incidental to the businesses or activities described in the foregoing clauses (including holding cash and cash equivalents to effectuate any of the foregoing).

SECTION 7.19 INTERNATIONAL HOLDINGS COVENANT.

Notwithstanding anything to the contrary herein, International Holdings will not conduct, transact or otherwise engage in any business or operations (including, without limitation, any merger, amalgamation, consolidation, dissolution, liquidation, wind-up, or International Business Disposition), in each case, other than:

(a)	the ownership and/or acquisition of the Equity Interests of direct subsidiaries of International Holdings that are in existence on the Fourth Amendment Effective Time;

(b)

the performance of obligations under and compliance with its Organizational Documents, or applicable Laws (including the maintenance of its legal existence, including the ability to incur fees, costs and expenses relating to such maintenance), ordinance, regulation, rule, order, judgment, decree or permit, including without limitation as a result of or in connection with the activities of its Subsidiaries;

(c)

participating in tax, accounting, cash management, cash pooling, transfer pricing, cost- sharing arrangements, insurance, payroll and other administrative matters related to Parent or any of its Subsidiaries;

(d)	the entry into, and exercise of rights and performance of its obligations under and in connection with the Reorganization Transactions;

(e)	temporarily holding of any cash, Cash Equivalents and other assets received from Parent or any Subsidiary of International Holdings;

(f)

incurring fees, costs and expenses relating to overhead and general operating, including professional fees for legal, tax and accounting issues and paying taxes, maintaining insurance coverage for itself and its Subsidiaries, the entry into, and exercise of rights and performance of its obligations under and in connection with any leases, providing indemnification for, and ability to make ordinary course payments to, its current and former officers, directors, members of management, managers, employees and advisors or consultants;

(g)	the consummation of the Reorganization Transactions on the Effective Date;

(h)	performing transactions that are otherwise specifically permitted or expressly contemplated hereunder;

(i)

the ownership and/or the right to use all of the rights to Intellectual Property and any activities incidental to such ownership and/or right to use, and the granting and maintenance of the Intellectual Property licenses granted and/or maintained by International Holdings as of the Fourth Amendment Effective Time; and

(j)	activities incidental to the businesses or activities described in the foregoing clauses.

SECTION 7.20 PARENT COVENANT.

Notwithstanding anything to the contrary herein, Parent will not incur any Debt or Liens or engage in any activities or consummate any transactions (including, without limitation, any merger, amalgamation, consolidation, dissolution, liquidation, wind-up, Restricted Payments, Investments or Dispositions) and will not conduct, transact or otherwise engage in any business or operations, in each case, other than:

(a)	the ownership and/or acquisition of the Equity Interests of Administrative Borrower and International Holdings;

(b)

the performance of obligations under and compliance with the Parent Series A Preferred Equity Documents (on or prior to the Fourth Amendment Effective Time), Parent Series B Preferred Equity Documents, the Exchange Agreement, its Organizational Documents, or applicable Laws (including the maintenance of its legal existence, including the ability to incur fees, costs and expenses relating to such maintenance), ordinance, regulation, rule, order, judgment, decree or permit, including without limitation as a result of or in connection with the activities of its Subsidiaries;

(c)

participating in tax, accounting, cash management, cash pooling, transfer pricing, cost- sharing arrangements, insurance, payroll and other administrative matters related to Parent or any of its Subsidiaries;

(d)

the entry into, and exercise of rights and performance of its obligations under and in connection with the Loan Documents, the Debt permitted to be incurred pursuant to Section 7.01(a)(xxii) and the Debt permitted to be incurred pursuant to Section 7.01(a)(xxiii) (including the conversion of the Convertible Notes into Equity Interests pursuant to the terms thereof and any documentation governing any Guarantee of Debt of any Subsidiary of a Loan Party permitted hereunder);

(e)	the issuance of any common Equity Interests of Parent as permitted by the Parent Series A Preferred Certificate of Designations and the Parent Series B Preferred Certificate of Designations;

(f)	the issuance of the Parent Series B Preferred Equity Interests as contemplated by the Exchange Agreement or as otherwise permitted by the Parent Series B Preferred Certificate of Designations;

(g)

holding of any cash, Cash Equivalents and other assets received from any Subsidiary of Parent, in each case, pending prompt investment or application thereof in a manner permitted by the terms of this Agreement;

(h)

incurring fees, costs and expenses relating to overhead and general operating, including professional fees for legal, tax and accounting issues and paying taxes, maintaining insurance coverage for itself and its Subsidiaries, the entry into, and exercise of rights and performance of its obligations under and in connection with any leases, providing indemnification for, and ability to make ordinary course payments to, its current and former officers, directors, members of management, managers, employees and advisors or consultants;

(i)	the consummation of the Reorganization Transactions on the Effective Date;

(j)

the payment of its Taxes or Taxes of the Administrative Borrower, International Holdings, any other Subsidiary of the Administrative Borrower or International Holdings or any group that includes Parent, the Borrower, International Holdings or any other Subsidiary of Parent and that files Taxes on a consolidated, combined, affiliated, unitary or similar basis, in each case attributable to the taxable income of Parent and its Subsidiaries, and computed at the highest applicable combined federal, state, and local marginal tax rate; provided that payments pursuant to this clause shall not exceed the amount of Taxes that Parent would have paid if Parent and its Subsidiaries were a stand- alone taxpayer or stand-alone tax group; provided, that, prior to and after giving effect to such payment, no Default or Event of Default exists or is continuing;

(k)

the payment of (1) its operating expenses incurred in the ordinary course of business and other corporate overhead costs and expenses (including administrative, legal, accounting, tax reporting and similar expenses payable to third parties), that are reasonable and customary and incurred in the ordinary course of business, (2) any reasonable and customary indemnification claims made by directors, officers, members of management, managers, employees or consultants of Parent attributable to the ownership or operations of the Administrative Borrower, International Holdings and the Subsidiaries of Parent, and (3) franchise and similar Taxes, and other fees and expenses required to maintain its organizational existence; provided, that, prior to and after giving effect to such payment, no Default or Event of Default exists or is continuing;

(l)

the making of Restricted Payments permitted to be made pursuant to Sections 7.08(a)(iv), (xi), (xiv) and (xv); provided, that, in each case, prior to and after giving effect to such Restricted Payment, no Default or Event of Default exists or is continuing;

(m)	the making of Investments permitted to be made by Parent pursuant to Section 7.04(c);

(n)	the incurrence of Debt permitted to be incurred by Parent pursuant to Section 7.01(a)(xiv) and Section 7.01(a)(xv)(y); and

(o)	performing transactions that are otherwise specifically permitted or expressly contemplated hereunder, including other transactions described in Article VII as involving Parent;

(p)

the performing of activities in preparation for and consummating any public offering of its common stock or any other issuance or sale of its Equity Interests (other than Disqualified Equity Interests); and

(q)	activities incidental to the businesses or activities described in the foregoing clauses.

SECTION 7.21 USE OF PROCEEDS.

Borrowers shall not use the proceeds of any Loans or other extensions of credit hereunder, whether directly or indirectly, and whether immediately, incidentally or ultimately, to purchase or carry margin stock (within the meaning of Regulation U of the FRB) or to extend credit to others for the purpose of purchasing or carrying margin stock or to refund indebtedness originally incurred for such purpose.

SECTION 7.22 CERTAIN GOVERNMENTAL REGULATIONS.

The Loan Parties shall not be or become subject at any time to any law, regulation, or list of any government agency (including the OFAC list) that prohibits or limits any Lending Party from making any loans or extensions of credit (including the Loans) to any Loan Party or from otherwise conducting business with any Loan Party, or (b) fail to provide documentary and other evidence of any Loan Party’s identity as may be requested by any Lending Party at any time to enable such Lending Party to verify any Loan Party’s identity or to comply with any applicable Laws, including Section 326 of the Act.

SECTION 7.23 ARTICLE 8 OPT IN.

No Loan Party that is a limited liability company will or will permit any of its Restricted Subsidiaries that are limited liability companies to amend its operating agreement to “opt in” to Article 8 of the Uniform Commercial Code and have its membership interests be treated as securities within the meaning of Section 8-102 of the Uniform Commercial Code.

SECTION 7.24 BURDENSOME AGREEMENTS.

No Loan Party shall:

(a)

enter into any Contractual Obligation (other than the Loan Documents, the Term Loan Documents and the Convertible Notes Documents) that: (i) limits the ability: (A) of any Borrower or any Restricted Subsidiary of a Borrower to make Restricted Payments to such Loan Party or to otherwise transfer property to such Loan Party; (B) of any Restricted Subsidiary of a Borrower to Guarantee the Debt of Borrowers; or (C) of any Borrower or any Restricted Subsidiary thereof to create, incur, assume or suffer to exist Liens on property of such Person; provided, that this subclause (C) shall not prohibit any negative pledge incurred or provided in favor of any holder of Debt under Section 7.01(a)(ii), Section 7.01(a)(iv) or Section 7.01(a)(v) solely to the extent that any such negative pledge relates to the property financed by or the subject of such Debt; or (ii) requires the grant of a Lien to secure an obligation of such Person if a Lien is granted to secure another obligation of such Person; or

(b)

amend, supplement, modify, waive or alter (or agree to do so): (A) (1) the Confirmed Plan or (2) its Organizational Documents or any agreement entered into by such Loan Party or such Restricted Subsidiary with respect to its Equity Interests, nor shall any Loan Party enter into, or permit any of its Restricted Subsidiaries to enter into, any new agreement with respect to its Equity Interests, in each case with respect to the preceding clauses (1) and (2), to the extent the same (x) could reasonably be expected to have a Material Adverse Effect, (y) would cause or result in a Default or Event of Default hereunder or (z) is adverse to the interests of Administrative Agent or any Lender in their capacities as such; or (B) the Term Loan Documents or the Convertible Notes Documents, except in each case to the extent not prohibited by the Intercreditor Agreement; or

(c)	pay salaries, bonuses, commissions or other compensation to any executive officer or director of Invacare except as approved by the Board of Directors or comparable governing body of Invacare.

SECTION 7.25 LIMITATION ON CANADIAN DEFINED BENEFIT PENSION PLANS AND CANADIAN MULTI-EMPLOYER PLANS.

No Loan Party shall establish or contribute to, or otherwise become liable as a participating employer in, a Canadian Defined Benefit Pension Plan or a Canadian Multi-Employer Pension Plan or acquire an interest in any Person if such Person sponsors, administers, maintains or contributes to, or has any liability in respect of any Canadian Defined Benefit Pension Plan or a Canadian Multi-Employer Pension Plan.

SECTION 7.26 CHIEF TRANSFORMATION OFFICER AND INVESTMENT BANKER.

The Borrower has retained Terence Cryan as its Chief Transformation Officer (the “Chief Transformation Officer”) in accordance with the terms of the engagement letter (the “CTO Engagement Letter”) delivered to the Administrative Agent and the Lenders.

The Borrower shall, on or before the Third Amendment Effective Date, retain a suitable investment banker (the “Investment Banker”) in accordance with the terms of a satisfactory engagement letter (the “IB Engagement Letter”) delivered to the Administrative Agent and the Lenders.

The Administrative Borrower and the Investment Banker shall hold a weekly conference call with the Administrative Borrower’s CEO (and/or any designee of such CEO selected by such CEO) and the Lenders to discuss such matters concerning the Borrowers and any other Loan Parties and their respective Subsidiaries, their properties or business, as the Required DDTL Approving Lenders may reasonably request.

SECTION 7.27 EMPLOYEE AGREEMENTS.

Neither Parent nor its Subsidiaries shall, without the prior written consent of the Required MIP Approving Lenders, enter into any agreements, plans, or programs, or change any existing agreements, plans, or programs (other than, in each case, agreements, plans, and programs providing for ordinary course wags, salaries, and benefits), implementing any incentive or retention compensation, payments, distributions, benefits or other consideration for the benefit of directors, company management or employees.

ARTICLE VIII

EVENTS OF DEFAULT AND REMEDIES

SECTION 8.01 EVENTS OF DEFAULT.

Each of the following shall constitute an event of default hereunder (each, an “Event of Default”):

(a)

Non-Payment. Any Borrower or any other Loan Party fails to pay any amount payable hereunder or under any other Loan Document when due and payable, or when declared due and payable in accordance with the terms hereof or thereof; or

(b)

Specific Covenants. Any Loan Party or any Subsidiary thereof fails to perform or observe any term, covenant or agreement contained (i) in any of Section 2.10(f), Section 4.03, Section 6.01, Section 6.02, Section 6.03, Section 6.05, Section 6.07, Section 6.10, Section 6.11, Section 6.13, Section 6.14, Section 6.19, Section 6.23, Section 6.24, Section 6.25, Section 10.25 or Article VII of this Agreement; or (ii) in any Loan Document, which such failure is determined by Required DDTL Approving Lenders (acting reasonably) not to be capable of being cured; or

(c)

Representations and Warranties. Any representation, warranty, certification or statement of fact made or deemed made by or on behalf of any Borrower or any other Loan Party herein, in any other Loan Document or in any document delivered in connection herewith or therewith shall be incorrect or misleading in any material respect when made or deemed made; or

(d)

Other Defaults. Parent, Borrowers or any Restricted Subsidiary of a Borrower fails to perform or observe any covenant or agreement (not specified in Section 8.01(a), Section 8.01(b) or Section 8.01(c)) contained in any Loan Document on its part to be performed or observed and such failure continues for 20 days after the earlier of (i) the date on which such failure shall first become known to any officer of any Loan Party or (ii) the date on which written notice thereof is given to Administrative Borrower by Administrative Agent; or

(e)

Cross Default. Any Loan Party or any Restricted Subsidiary thereof: (i) subject to any applicable cure period, fails to make any payment when due (whether by Scheduled maturity, required prepayment, acceleration, demand, or otherwise) in respect of any Debt (other than Debt hereunder, the Term Loan Debt, the Convertible Notes Debt, and Debt under Swap Contracts) having an aggregate principal amount (including undrawn committed or available amounts and including amounts owing to all creditors under any combined or syndicated credit arrangement) of more than $1,000,000; or (ii) subject to any applicable cure period fails to observe or perform any other agreement or condition relating to any such other Debt or contained in any document evidencing, securing or relating to any of the foregoing, or any other default or event occurs, the effect of which failure, default or other event is to cause, or to permit the holder or holders of such Debt (or a trustee or agent on behalf of such holder or holders) to cause, with the giving of notice if required, such Debt to be demanded or to become due or to be repurchased, prepaid, defeased or redeemed (automatically or otherwise), or an offer to repurchase, prepay, defease or redeem such Debt to be made, prior to its stated maturity; or

(f)

Insolvency Proceedings, Etc. Parent, any Borrower or any Restricted Subsidiary of a Borrower institutes or consents to the institution of any proceeding under any Debtor Relief Law, or makes an assignment for the benefit of creditors; or applies for or consents to the appointment of any receiver, interim receiver, receiver and manager, monitor, trustee, custodian, administrator, conservator, liquidator, rehabilitator or similar officer for it or for all or any material part of its property; or any receiver, interim receiver, receiver and manager, monitor, trustee, custodian, administrator, conservator, liquidator, rehabilitator or similar officer is appointed without the application or consent of such Person and the appointment continues undischarged or unstayed for sixty consecutive calendar days; or any proceeding under any Debtor Relief Law relating to any such Person or to all or any material part of its property is instituted without the consent of such Person and continues undismissed or unstayed for sixty consecutive calendar days, or an order for relief is entered in any such proceeding; or

(g)

Inability to Pay Debts; Attachment. (i) Parent, any Borrower or any Restricted Subsidiary of a Borrower becomes unable or admits in writing its inability or fails generally to pay its debts as they become due; or (ii) any writ or warrant of attachment or execution or similar process is issued or levied against all or any material part of the property of any such Person and is not released, vacated or fully bonded within 60 days after its issue or levy; or

(h)

Judgments. There is entered against Parent, any Borrower or any Restricted Subsidiary of a Borrower: (i) a final judgment or order for the payment of money in an aggregate amount exceeding $1,000,000 (to the extent not covered by independent third party insurance as to which the insurer does not dispute coverage); or (ii) any one or more non- monetary final judgments that have, or could reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect and, in either case: (A) enforcement proceedings are commenced by any creditor upon such judgment or order; or (B) there is a period of 30 consecutive days during which a stay of enforcement of such judgment, by reason of a pending appeal or otherwise, is not in effect; or

(i)

ERISA, Plans and Foreign Plans. (i) An ERISA Event occurs with respect to a Pension Plan or Multiemployer Plan which has resulted or could reasonably be expected to result in liability of any Loan Party under Title IV of ERISA to the Pension Plan, Multiemployer Plan or the PBGC in an aggregate amount in excess of the Threshold Amount or result in a Lien on the assets of any Loan Party under Section 303(k) of ERISA or Section 4068 of ERISA or Section 430(k) of the IRC, in excess of $1,000,0000; (ii) any Loan Party or any ERISA Affiliate fails to pay when due, after the expiration of any applicable grace period, any installment payment with respect to its withdrawal liability under Section 4201 of ERISA under a Multiemployer Plan in an aggregate amount in excess of the Threshold Amount; or (iii) any Tax, fine or damage or other similar liability is imposed on any Loan Party with respect to any Plan or Foreign Plan that could reasonably be expected to create a Lien on the assets of any Loan Party or a payment liability in excess of the Threshold Amount.

(j)

Invalidity of Loan Documents. Any Loan Document (including any Guaranty) or any provision thereof, at any time and for any reason (other than solely as a result of an action or inaction by Administrative Agent or any Lender) ceases to be in full force and effect other than in accordance with its terms; or any Loan Party denies that it has any or further liability or obligation under any Loan Document, or purports to limit, revoke, terminate or rescind any Loan Document or any provision thereof; or a proceeding shall be commenced by Parent, any Borrower or any Restricted Subsidiary of a Borrower, or by any Governmental Authority having jurisdiction over Parent, any Borrower or any Restricted Subsidiary of a Borrower, seeking to establish the invalidity or unenforceability thereof, or Parent, any Borrower or any Restricted Subsidiary of a Borrower, shall deny in writing that Parent, such Borrower, or such Subsidiary of a Borrower has any liability or obligation purported to be created under any Loan Document; or

(k)

Impairment of Collateral. Any security interest purported to be created by any Collateral Document shall cease to be, or shall be asserted by any Loan Party not to be, a valid, perfected, first-priority (except as otherwise expressly provided in this Agreement or such Collateral Document) security interest in the assets covered thereby, other than in respect of assets that, individually and in the aggregate, are not valued in excess of $250,000; or

(l)

Default Under Term Loan Documents. Any event of default (after giving effect to any applicable grace or cure periods) shall occur under any Term Loan Document; provided, that immediately upon a cure or waiver of the event of default described in this clause (l) with respect to any Term Loan Document, such default hereunder shall be immediately and automatically cured without any further action by any Person; or

(m)

Default Under Convertible Notes Documents. Any event of default (after giving effect to any applicable grace or cure periods) shall occur under any Convertible Notes Document; provided, that immediately upon a cure or waiver of the event of default described in this clause with respect to any Convertible Notes Document, such default hereunder shall be immediately and automatically cured without any further action by any Person; or

(n)

Certain Actions. Any Loan Party or any of its senior officers is criminally indicted or convicted for (i) a felony, or (ii) violating any state, provincial, territorial or federal law (including the Controlled Substances Act, Money Laundering Control Act of 1986 and Illegal Exportation of War Materials Act) that has resulted in, or could reasonably be expected to lead to, a forfeiture of any material property or any collateral (including the Collateral) upon which such Loan Party has granted a Lien to Administrative Agent or the right to conduct a material part of its business; or

(o)	Change of Control. There occurs a Change of Control; or

(p)	Material Adverse Effect. There occurs a Material Adverse Effect; or

(q)

Servicing Agreements. If (x) any of the Servicing Agreements terminates for any reason except with the prior written consent of Administrative Agent or (y) payment terms under the Servicing Agreements are not sixty (60) days, or (z) International Holdings or any Foreign Subsidiaries of Parent (as applicable) do not pay any invoice under the Servicing Agreements on or before the due date.

(r)

Any Exclusion from Medical Reimbursement Programs. Any Loan Party shall be temporarily or permanently excluded from any Medical Reimbursement Program or similar government or insurance program in any applicable jurisdiction, where such exclusion arises from fraud or other claims or allegations which, individually or in the aggregate, could exceed $250,000 or cause a Material Adverse Effect.

(s)

Canadian Pension Plans. Any Loan Party establishes, contributes to or otherwise becomes liable in respect of a Canadian Defined Benefit Pension Plan or a Canadian Multi- Employer Pension Plan, or acquires an interest in any Person if such Person sponsors, administers, maintains or contributes to, or has any liability in respect of any Canadian Defined Benefit Pension Plan or a Canadian Multi-Employer Pension Plan.

SECTION 8.02 RIGHTS AND REMEDIES.

(a)

Rights and Remedies Generally. While an Event of Default exists, Agents may (or, upon the request of the Required DDTL Approving Lenders, shall), without notice or demand, do any or all of the following:

(i) terminate all Commitments and declare all Obligations (including any applicable Prepayment Premium and Make-Whole Amount) immediately due and payable (but if an Event of Default described in Section 8.01(f) occurs, all Commitments shall terminate and all Obligations outstanding shall immediately be due and payable without any action by any Agent or any Lender);

(ii) stop advancing money or extending credit for Borrower’s benefit under this Agreement or under any other agreement between Borrower and any Agent or any Lender;

(iii) settle or adjust disputes and claims directly with Account Debtors on accounts of any Loan Party for amounts on terms and in any order that Administrative Agent considers advisable, notify any Person owing any Loan Party money of Collateral Agent’s Lien on such funds, and verify the amount of such account. Each Loan Party shall collect all payments in trust for the applicable Agent for the benefit of Lenders and, if requested by Administrative Agent, immediately deliver the payments to Lenders in the form received from the Account Debtor, with proper endorsement for deposit;

(iv) make any payments and do any acts it considers necessary or reasonable to protect the Collateral and/or its Lien upon the Collateral or require the Loan Parties (and each Loan Party hereby agrees) to assemble the Collateral if Administrative Agent so requests and make it available as Administrative Agent so designates. Any Agent or any Lender may enter the premises where the Collateral is located, take and maintain possession of any part of the Collateral, and pay, purchase, contest, or compromise any Lien which appears to be prior or superior to Collateral Agent’s Lien thereon and pay all expenses incurred. Each Loan Party grants Agents for the benefit of Lenders a license to enter and occupy any of its premises, without charge, to exercise any of any Agent’s or any other Lending Party’s rights or remedies;

(v) apply to the Obligations any (A) balances and deposits of any Loan Party that it holds, or (B) any amount held by any Agent or Lenders owing to or for the credit or the account of any Loan Party;

(vi) ship, reclaim, recover, store, finish, maintain, repair, prepare for sale, advertise for sale, and sell the Collateral, and each Agent is hereby granted a non-exclusive, royalty-free license or other right to use without charge, Borrowers’, Borrowers’ Subsidiaries’, or Parent’s labels, patents, copyrights, mask works, rights of use of any name, trade secrets, trade names, trademarks, service marks, and advertising matter, or any similar property as it pertains to the Collateral, in completing production of, advertising for sale, and selling any Collateral and, in connection with Agents’ exercise of their rights under this Section 8.02(a), each Loan Party’s and each of Borrowers’ Subsidiaries’ rights under all licenses and all franchise agreements inure to Agents for benefit of Lenders;

(vii) place a “hold” on any account maintained with either Agent and/or deliver a notice of exclusive control, any entitlement order, or other directions or instructions pursuant to any Control Agreement or similar agreements providing control of any Collateral;

(viii) demand and receive possession of the Books and Records of each Loan Party;

and

(ix) exercise all default rights and remedies available to Lending Parties under the Loan Documents or at law or equity, including all default remedies provided under the Uniform Commercial Code and the PPSA, as applicable (including disposal of the collateral (including all Collateral) pursuant to the terms thereof).

(b)

Power of Attorney. Each Loan Party hereby irrevocably appoints each Agent as its lawful attorney-in-fact, which power of attorney such Agent may exercise at any time that an Event of Default has occurred and is continuing, to: (i) if such Loan Party refuses to, or fails timely to execute and deliver any of the documents required to be delivered by it pursuant to the terms hereof, sign the name of such Loan Party on any of such documents; (ii) endorse such Loan Party’s name on any checks or other forms of payment or security, sign such Loan Party’s name on any invoice or bill of lading for any account or drafts against Account Debtors or sign such Loan Party’s name on any notices to Account Debtors; (iii) send requests for verification of Accounts; (iv) endorse any Borrower’s name on any collection item that may come into such Agent’s possession; (v) make, settle, and adjust all claims under such Loan Party’s policies of insurance and make all determinations and decisions with respect to such policies of insurance; (vi) take control, in any manner, of any item of payment or proceeds relating to any Collateral; (vii) prepare, file, and sign such Loan Party’s name to a proof of claim in bankruptcy or similar document against any Account Debtor, or to any notice of lien, assignment, or satisfaction of lien or similar document in connection with any of the Collateral; (viii) receive, open and dispose of all mail addressed to such Loan Party, and notify postal authorities to change the address for delivery thereof to such address as such Agent may designate; (ix) use the information recorded on or contained in any data processing equipment, computer hardware, and software relating to the Collateral; (x) settle and adjust disputes and claims respecting the Accounts, Chattel Paper or General Intangibles directly with Account Debtors, for amounts and upon terms that such Agent determines to be reasonable, and such Agent may cause to be executed and delivered any documents and releases that such Agent determines to be necessary; (xi) at any time file UCC-3 assignments or PPSA financing change statements, as applicable, reflecting Collateral Agent as assignee of such Loan Party with respect to UCC-1 and PPSA financing statements filed by such Loan Party in connection with Collateral; (xii) cause an Account Debtor’s insurers to add such Agent as loss payee under the relevant insurance policy; (xiii) pay, contest or settle any Lien, charge, encumbrance, security interest, and adverse claim in or to the Collateral, or any judgment based thereon, or otherwise take any action to terminate or discharge the same; (xiv) transfer any Collateral into the name of Collateral Agent for the benefit of Lenders or a third party as the Uniform Commercial Code and the PPSA, as applicable, permits; and (xv) do all other acts and things necessary, in Administrative Agent’s determination, to fulfill the obligations of Borrowers and the other Loan Parties under this

Agreement. Each Loan Party hereby appoints each Agent as its lawful attorney-in-fact to sign such Loan Party’s name on any documents necessary to perfect or continue the perfection of any security interest in the Collateral regardless of whether an Event of Default has occurred until all Obligations have been repaid in full (other than any contingent indemnification obligations arising out of facts and circumstances that are not reasonably identified by such Agent, any Lender, or any Participant at the time of such repayment). Each Agent’s foregoing appointment as the attorney-in-fact for each Loan Party, and all of each Agent’s rights and powers, being coupled with an interest, are irrevocable until all Obligations have been fully paid and performed when due (as applicable).

(c)	Protective Advances.

(i) Subject to the terms of the Intercreditor Agreement, each Agent, any Lender (or any of them) with the consent of Administrative Agent shall be authorized, in their sole discretion, to make Loans (“Protective Advances”) if such Agent deems such Loans necessary or desirable (a) to preserve or protect Collateral, or to enhance the collectability or repayment of Obligations, (b) to obtain any insurance if any Loan Party fails to obtain the insurance required by the terms hereof or fails to pay any premium thereon, (c); to pay any other amounts chargeable to Loan Parties under any Loan Documents, including interest, costs, fees and expenses. Any Agent or any Lender which intends to make any Protective Advance shall use commercially reasonable efforts, to the extent practicable, to consult with the other Agent and/or the other Lenders (as applicable) prior to making any Protective Advance. Notwithstanding the foregoing, in no event shall any Agent or any Lender have any duty or obligation to make any Protective Advance(s). All Protective Advances paid shall constitute expenses reimbursable under Section 10.04, shall be immediately due and payable, shall bear cash interest until paid at the then highest interest rate applicable to any of the Obligations and shall be secured by the Collateral. Required DDTL Approving Lenders may at any time revoke any Agent’s and any Lender’s authority to make Protective Advances hereunder by written notice to Administrative Agent. Absent such revocation, such Agent’s determination that funding of a Protective Advance is appropriate shall be conclusive. Each Agent will use good faith commercially reasonable efforts (with no liability for failing to do so) to provide Administrative Borrower with notice of Agents or Lenders obtaining any insurance on behalf of Administrative Borrower or any other Loan Party at the time it is obtained or within a reasonable time thereafter. The making of any Protective Advances shall not be or be deemed to be an agreement to make Protective Advances in similar or different circumstances in the future and shall not operate or be deemed to operate as a waiver by any Agent or any Lender of any Event of Default.

(ii) The provisions of this Section 8.02(c) are for the exclusive benefit of Administrative Agent and the Lenders and are not intended to benefit Borrowers (or any other Loan Party) in any way.

(d)	Application of Funds.

(i) No Loan Party shall have the right to specify the order or the accounts to which Administrative Agent shall allocate or apply any payments required to be made by any Loan Party to Administrative Agent on behalf of Lenders or otherwise received by Administrative Agent on behalf of Lenders under this Agreement when any such allocation or application is not specified elsewhere in this Agreement.

(ii) All payments or prepayments to Administrative Agent or any Lender, and proceeds of Collateral and any other amounts received on account of the Obligations shall be applied by Administrative Agent and the Lenders until exhausted in the following order:

(A) first, (i) to the Administrative Agent, to pay all fees, costs, expenses and indemnification payments then due to Administrative Agent under the Loan Documents (excluding any Protective Advances made by Administrative Agent) and (ii) to Brown Rudnick LLP as counsel for certain of the Lenders to pay all amounts then due to Brown Rudnick LLP under the Lender Fee Letter, provided, however, that no payments shall be made under this clause (ii) until all payments then due under clause (i) have been paid in full;

(B) second, pro rata, to Administrative Agent and any Lender which has made a Protective Advance, to pay all Protective Advances held by Administrative Agent or any Lender and all unpaid interest on such Protective Advances;

(C) third, pro rata, to the Lenders, according to their respective Percentage Shares of any unsecured portion of the Loans (first to any unsecured portion of the Mid-July Delayed Draw, second to any unsecured portion of the Liquidity Draw, third to any unsecured portion of the Bumped-Over Junior Portion, and fourth to any unsecured portion of the Incremental Delayed Draw, and fifth (on a pari passu basis) to any other unsecured portion of the Loans), to the extent not previously applied as a mandatory prepayment pursuant to Section 2.03(c)(i) hereof, an amount equal to the gross proceeds of the Dutch/Danish Tax Refund actually received by a Borrower or any direct or indirect Subsidiary thereof (whether or not the amount actually applied pursuant to this clause (C) constitutes direct proceeds of the Dutch/Danish Tax Refund) to pay all accrued but unpaid interest and fees thereon (including interest at the applicable Default Rate) and then the principal amount thereof;

(D) fourth, pro rata, to the Incremental Lenders, according to their respective Percentage Shares of the Incremental Delayed Draw, to pay all accrued but unpaid interest and fees (including interest at the applicable Default Rate but excluding any Incremental Delayed Draw Exit Fee) on the Incremental Delayed Draw owing to the Incremental Lenders;

(E) fifth, pro rata, to the Incremental Lenders, according to their respective Percentage Shares of the Incremental Delayed Draw, to pay the then Outstanding Amount of the Incremental Delayed Draw, together with the Incremental Delayed Draw Exit Fee payable in respect thereof, on a pari passu basis, until such time as the Outstanding Amount of the Incremental Delayed Draw has been paid in full;

(F) sixth, pro rata, to the Lenders according to their respective Percentage Shares of the then Outstanding Amount of the Loans (other than the Junior Portion of the Loan), to pay all accrued but unpaid interest and fees (including interest at the applicable Default Rate, any Prepayment Premium and any Make-Whole Amount but excluding any Exit Fee and any Incremental Delayed Draw Exit Fee) on the Loans (other than the Junior Portion of the Loans) owing to Lenders;

(G) seventh, pro rata, to the Lenders according to their respective Percentage Shares of the then Outstanding Amount of the Loan (other than the Junior Portion of the Loans), to pay the then Outstanding Amount of the Loan (other than the Junior Portion of the Loan), together with the Exit Fees and any Incremental Delayed Draw Exit Fee payable in respect thereof, on a pari passu basis, until such time as the Outstanding Amount of the Loans (other than the Junior Portion of the Loans) has been paid in full;

(H) eighth, pro rata, to the Lenders according to their respective Percentage Shares of the then Outstanding Amount of the Junior Portion of the Loans (other than the Bumped-Over Junior Portion of the Loan), to pay all accrued but unpaid interest and fees (including interest at the applicable Default Rate, any Prepayment Premium and any Make-Whole Amount but excluding any Exit Fee and any Incremental Delayed Draw Exit Fee) on the Junior Portion of the Loan (other than the Bumped-Over Junior Portion of the Loan) owing to Lenders;

(I) ninth, pro rata, to the Lenders according to their respective Percentage Shares, to pay the Outstanding Amount of the Junior Portion of the Loans (other than the Bumped-Over Junior Portion of the Loan and the Converted Debt Draw portion of the Loan), together with the Exit Fees and any Incremental Delayed Draw Exit Fee payable in respect thereof, on a pari passu basis, until such time as the Outstanding Amount of the Junior Portion of the Loans (other than the Bumped-Over Junior Portion of the Loan and the Converted Debt Draw portion of the Loan) has been paid in full;

(J) tenth, pro rata, to the Lenders according to their respective Percentage Shares of the then Outstanding Amount of Bumped-Over Junior Portion of the Loans, to pay all accrued but unpaid interest and fees (including interest at the applicable Default Rate, any Prepayment Premium and any Make- Whole Amount but excluding any Exit Fee and any Incremental Delayed Draw Exit Fee) on the Bumped-Over Junior Portion of the Loans owing to Lenders;

(K) eleventh, pro rata, to the Lenders according to their respective Percentage Shares of the then Outstanding Amount of Bumped-Over Junior Portion of the Loans, to pay the Outstanding Amount of the Bumped-Over Junior Portion of the Loans, together with the Exit Fees and any Incremental Delayed Draw Exit Fee payable in respect thereof, on a pari passu basis, until such time as the Outstanding Amount of the Bumped-Over Junior Portion of the Loans has been paid in full; and

(L) twelfth, pro rata, to the Lenders according to their respective Percentage Shares of the then Outstanding Amount of the Converted Debt Draw portion of the Loan, to pay all accrued but unpaid interest and fees (including interest at the applicable Default Rate, any Prepayment Premium and any Make- Whole Amount but excluding any Exit Fee and any Incremental Delayed Draw Exit Fee) on the Converted Debt Draw portion of the Loan owing to Lenders;

(M) thirteenth, pro rata, to the Lenders according to their respective Percentage Shares of the then Outstanding Amount of Converted Debt Draw portion of the Loan, to pay the Outstanding Amount of the Converted Debt Draw portion of the Loan, together with the Exit Fees and any Incremental Delayed Draw Exit Fee payable in respect thereof, on a pari passu basis, until such time as the Outstanding Amount of the Converted Debt Draw portion of the Loan has been paid in full; and

(N) fourteenth, pro rata, to Administrative Agent and the Lenders, to pay all remaining Credit Outstandings and other Obligations owing to Administrative Agent or any Lenders.

In the event that the Borrower does not pay, for any reason or for no reason, at the time, in the order, and in the amount set forth in the clause (E) above, any portion of the Incremental Delayed Draw Exit Fee, then the other Lenders shall, on a pari passu basis and severally but not jointly or jointly and severally, deliver or cause to be delivered any amounts received under the foregoing clauses (F) – (N) to the Incremental Lenders, on a pari basis, up to the amount of such Incremental Delayed Draw Exit Fee, until the Incremental Lenders shall have received in full an amount equal to the Incremental Delayed Draw Exit Fees they would have received in accordance with the provisions of clause (E) above, and the Borrowers shall jointly and severally pay to such other Lenders at the time, supplemental amounts, in addition to the amounts specified under clauses (F) – (N) or otherwise in the Loan Documents, sufficient to fully reimburse or fund such payments made or caused to be made by such other Lenders to the Incremental Lenders under this paragraph.

After payment in full of all Obligations (other than unasserted contingent indemnification obligations), any surplus remaining shall be paid to Borrowers or other Persons legally entitled thereto; if any deficiency exists, the Loan Parties shall remain liable to Administrative Agent and Lenders for such deficiency. If Administrative Agent or any Lender, in its good faith business judgment, directly or indirectly enters into a deferred payment or other credit transaction with any purchaser at any sale of any collateral (including the Collateral), Administrative Agent or such Lender, as applicable, shall have the option, exercisable at any time, of either reducing the Obligations by the principal amount of the purchase price or deferring the reduction of the Obligations until the actual receipt by Administrative Agent or such Lender of cash therefor.

(e)

Cash Collateralization. With respect to all Letters of Credit outstanding at the time of the acceleration of the Obligations under Section 8.02(a) or otherwise at any time after the Maturity Date, Borrowers shall at such time deposit in a cash collateral account established by or on behalf of Administrative Agent an amount equal to 105% of the aggregate Letter of Credit Usage. Amounts held in such cash collateral account shall be under the sole dominion and control of Administrative Agent and applied by Administrative Agent to the payment of drafts drawn under such Letters of Credit, and the balance, if any, in such cash collateral account, after all such Letters of Credit shall have expired or been fully drawn upon shall be applied to repay the other Obligations. After all such Letters of Credit shall have expired or been fully drawn upon and all Obligations shall have been satisfied, the balance, if any, in such cash collateral account shall be returned to Borrowers or to such other Person as may be lawfully entitled thereto. If Borrowers fail to provide Collateralization as required by this Section 8.02(e), Lenders may (and, upon direction of Administrative Agent, shall) advance, as Loans the amount of the cash collateral required pursuant to the definition of Collateralization so that the then existing Letter of Credit Usage is cash collateralized in accordance with the definition of Collateralization (whether or not the Commitments have terminated, an Overadvance exists or the conditions in Section 4.02 are satisfied).

(f)

Agents’ Liability for Collateral. So long as Agents and Lenders comply with banking practices regarding the safekeeping of any collateral the subject of the Collateral Documents, Agents and Lenders shall not be liable or responsible for: (i) the safekeeping of all or any such collateral; (ii) any loss or damage to all or any such collateral; (iii) any diminution in the value of all or any such collateral; or (iv) any act or default of any carrier, warehouseman, bailee, or other Person. Borrower bears all risk of loss, damage or destruction of any collateral the subject of the Collateral Documents.

(g)

No Waiver. Any Agent’s or any Lender’s failure, at any time or times, to require strict performance by any Loan Party of any provision of this Agreement or any other Loan Document shall not waive, affect, or diminish any right of such Agent or such Lender thereafter to demand strict performance and compliance herewith or therewith. Agents and Lenders have all rights and remedies provided under the Uniform Commercial Code, the PPSA, by law, or in equity. Any amounts paid by any Agent or any Lender on any Loan Party’s behalf as provided herein are expenses reimbursable under Section 10.04 and shall bear interest at the highest interest rate then applicable to any of the Obligations and shall be secured by the collateral the subject of the Collateral Documents. No payments by any Agent or any Lender shall be deemed an agreement to make similar payments in the future or a waiver of any Event of Default by any Agent or any Lender.

ARTICLE IX

ADMINISTRATIVE AGENT AND COLLATERAL AGENT

SECTION 9.01 APPOINTMENT AND AUTHORIZATION OF ADMINISTRATIVE AGENT.

Each Lender hereby irrevocably appoints WSFS to act on its behalf as Administrative Agent and as Collateral Agent, in each case hereunder and under the other Loan Documents, and authorizes each Agent to take such actions on its behalf and to exercise such powers as are delegated to such Agent by the terms hereof and thereof, together with such actions and powers as are reasonably incidental thereto. The provisions of this Article IX are solely for the benefit of Lending Parties, and neither any Borrower nor any other Loan Party shall have rights as a third-party beneficiary of any of such provisions.

SECTION 9.02 RIGHTS AS A LENDER.

If the Person serving as Administrative Agent and/or as Collateral Agent hereunder is also a Lender, such Person shall have the same rights and powers in such capacity(ies) as any other Person in such capacity(ies) and may exercise the same as though it were not such Agent. Such Person and its Affiliates may accept deposits from, lend money to, act as the financial advisor or in any other advisory capacity for, make equity investments in, and generally engage in any kind of business with any Loan Party or any Subsidiary or Affiliate of any Loan Party as if such Person were not such Agent hereunder and without any duty to account therefor to any other Lending Party.

SECTION 9.03 EXCULPATORY PROVISIONS.

No Agent shall have any duties or obligations except those expressly set forth herein and in the other Loan Documents. Without limiting the generality of the foregoing, no Agent:

(a)	No Fiduciary Duties. Shall be subject to any fiduciary or other implied duties, regardless of whether a Default has occurred and is continuing;

(b)

No Obligations Regarding Certain Actions. Shall have any duty to take any discretionary action or exercise any discretionary powers, except discretionary rights and powers expressly contemplated hereby or by the other Loan Documents that such Agent is required to exercise as directed in writing by Required DDTL Approving Lenders (or such other number or percentage of Lenders as shall be expressly provided for herein or in any other Loan Documents); provided, that no Agent shall not be required to take any action that, in its opinion or the opinion of its counsel, may expose such Agent to liability or that is contrary to any Loan Document or applicable Laws;

(c)

Disclosure Obligations. Shall, except as expressly set forth herein and in the other Loan Documents, have any duty to disclose, nor shall be liable for the failure to disclose, any information relating to any Loan Party or any of its Affiliates that is communicated to or obtained by the Person serving as Administrative Agent, Collateral Agent or any of their respective Affiliates in any capacity; and

(d)

Limitation on Liability. Shall be liable for any action taken or not taken by it: (i) with the consent or at the request of Required DDTL Approving Lenders (or such other number or percentage of Lenders as shall be necessary, or as such Agent shall believe in good faith shall be necessary, under the circumstances as provided in Section 8.02 and Section 10.01); or (ii) in the absence of its own gross negligence or willful misconduct. No Agent shall be deemed to have knowledge of any Default, unless and until a Loan Party or a Lending Party provides written notice to such Agent describing such Default. No Agent shall be responsible for or have any duty to ascertain or inquire into: (A) any statement, warranty or representation made in or in connection with this Agreement or any other Loan Document; (B) the contents of any certificate, report or other document delivered hereunder or thereunder or in connection herewith or therewith; (C) the performance or observance of any of the covenants, agreements or other terms or conditions set forth herein or therein or the occurrence of any Default; (D) the validity, enforceability, effectiveness or genuineness of this Agreement, any other Loan Document or any other agreement, instrument or document; or (E) the satisfaction of any condition set forth in Article IV or elsewhere herein, other than to confirm receipt of items expressly required to be delivered to such Agent.

SECTION 9.04 RELIANCE BY AGENTS.

Each Agent shall be entitled to rely upon, and shall not incur any liability for relying upon, any notice, request, certificate, consent, statement, instrument, document or other writing (including any electronic message, Internet or intranet website posting or other distribution) believed by it to be genuine and to have been signed, sent or otherwise authenticated by the proper Person. Each Agent also may rely upon any statement made to it orally or by telephone and believed by it to have been made by the proper Person and shall not incur any liability for relying thereon. In determining compliance with any condition hereunder to the making of the Loans that by its terms must be fulfilled to the satisfaction of a specified Lending Party, Administrative Agent may presume that such condition is satisfactory to such Lending Party, unless Administrative Agent shall have received notice to the contrary from such Lending Party prior to the making of the Loans. Each Agent may consult with legal counsel (who may be counsel for any Loan Party), independent accountants and other experts it selects and shall not be liable for any action it takes or does not take in accordance with the advice of any such counsel, accountants or experts.

SECTION 9.05 DELEGATION OF DUTIES.

Each Agent may perform any and all of its duties and exercise its rights and powers hereunder or under any other Loan Document by or through any one or more sub-agents it appoints. Each Agent and any such sub-agent may perform any and all of its duties and exercise its rights and powers by or through their respective Related Parties. The exculpatory provisions of this Article IX shall apply to any such sub-agent and to the Related Parties of each Agent and any such sub-agent and shall apply to their respective activities in connection with the syndication of the credit facilities provided for herein, as well as activities as each Agent.

SECTION 9.06 RESIGNATION AND REPLACEMENT OF AGENTS.

(a)

Either Agent may at any time give notice of its resignation to Lending Parties and Borrowers. Upon receipt of any such notice of resignation, Required DDTL Approving Lenders shall have the right, with, unless an Event of Default exists, the consent of Borrowers (which consent shall not be unreasonably withheld or delayed), to appoint a successor. If no such successor shall have been so appointed by Required DDTL Approving Lenders and shall have accepted such appointment within thirty days after the retiring Agent gives notice of its resignation, then the retiring Agent may on behalf of Lending Parties, appoint a successor Agent meeting the qualifications set forth in this Section 9.06; provided, that, if such Agent shall notify Lending Parties and Borrowers that no qualifying Person has accepted such appointment, then such resignation shall nonetheless become effective in accordance with such notice (the “Resignation Effective Date”).

(b)

Anything herein to the contrary notwithstanding, the Required DDTL Approving Lenders may, by notice in writing to the Borrower and the Agents remove any Person as Agent, and appoint a successor. If no such successor shall have been so appointed by the Required DDTL Approving Lenders and shall have accepted such appointment within thirty (30) days (or such earlier day as shall be agreed by the Required DDTL Approving Lenders) (the “Removal Effective Date”), then such removal shall nonetheless become effective in accordance with such notice on the Removal Effective Date. With respect to each Letter of Credit that are outstanding as of the Removal Effective Date, the Borrowers within seventy-five (75) days after the Removal Effective Date shall: (i) cause such Letter of Credit to be returned undrawn; or (ii) cause the Issuing Bank of such Letter of Credit to release the Administrative Agent from reimbursement obligations in respect of such Letter of Credit, and shall timely deliver written evidence thereof to the Lender Parties and the outgoing Agent. In the event that WSFS is removed as an Agent, those certain Cash Collateral Agreements, dated as of the First Amendment Effective Time, between WSFS and each of the Lenders party thereto, will remain in favor of WSFS and not transfer to any successor agent, but any application of the Cash Collateral (as defined therein) shall nonetheless be deemed to be a Loan to Borrowers as provided under Section 2 of the First Amendment and Section 2.12(c) hereof.

(c)

With effect from the Resignation Effective Date or the Removal Effective Date (as applicable) (1) the retiring or removed Agent shall be discharged from its duties and obligations hereunder and under the other Loan Documents (except that in the case of any collateral security held by the Agent on behalf of the Lenders under any of the Loan Documents, the retiring Agent shall continue to hold such collateral security until such time as a successor Agent is appointed) and (2) except for any indemnity payments or other amounts then owed to the retiring or removed Agent, all payments, communications and determinations provided to be made by, to or through the Agent shall instead be made by or to each Lender directly, until such time, if any, as the successor Agent is appointed as provided for above. Upon the acceptance of a successor’s appointment as Agent hereunder, such successor shall succeed to and become vested with all of the rights, powers, privileges and duties of the retiring (or removed) Agent (other than any rights to indemnity payments or other amounts owed to the retiring or removed Agent as of the Resignation Effective Date or the Removal Effective Date, as applicable), and the retiring or removed Agent shall be discharged from all of its duties and obligations hereunder or under the other Loan Documents (if not already discharged therefrom as provided above in this Section 9.06). The fees payable by the Borrower to a successor Agent shall be the same as those payable to its predecessor unless otherwise agreed between the Borrower and such successor. After the retiring or removed Agent’s resignation or removal hereunder and under the other Loan Documents, the provisions of this Article IX and Section 10.04 shall continue in effect for the benefit of such retiring or removed Agent, its sub-agents and their respective Related Parties in respect of any actions taken or omitted to be taken by any of them while the retiring or removed Agent was acting as Administrative Agent or Collateral Agent, as applicable.

SECTION 9.07 NON-RELIANCE ON AGENTS AND OTHER LENDERS.

Each Lending Party acknowledges that it has, independently and without reliance upon any Agent, any other Lending Party or any of their Related Parties and based on such documents and information as it has deemed appropriate, made its own credit analysis and decision to enter into this Agreement. Each Lending Party also acknowledges that it will, independently and without reliance upon any Agent, any other Lending Party or any of their Related Parties and based on such documents and information as it shall from time to time deem appropriate, continue to make its own decisions in taking or not taking action under or based upon this Agreement, any other Loan Document or any related agreement or any document furnished hereunder or thereunder.

SECTION 9.08 NO OTHER DUTIES, ETC.

Notwithstanding anything to the contrary contained herein, no Person identified herein or on the facing page or signature pages hereof as a “Documentation Administrative Agent,” “Co Administrative Agent,” “Book Manager,” “Book Runner,” “Arranger,” “Lead Arranger,” “Co-Lead Arranger” or “Co- Arranger,” if any, shall have or be deemed to have any right, power, obligation, liability, responsibility or duty under this Agreement or the other Loan Documents, other than: (a) in such Person’s capacity as: (i) Administrative Agent, Collateral Agent or a Lender hereunder; and (ii) an Indemnitee hereunder; or (b) under Section 9.05.

SECTION 9.09 AGENTS MAY FILE PROOFS OF CLAIM.

In case of the pendency of any receivership, insolvency, liquidation, winding-up, bankruptcy, reorganization, arrangement, adjustment, composition or other judicial proceeding or Insolvency Proceeding relative to any Loan Party, each Agent (irrespective of whether the principal of the Loans shall then be due and payable as herein expressed or by declaration or otherwise and irrespective of whether any Agent shall have made any demand on Borrowers) shall be entitled and empowered, by intervention in such proceeding or otherwise: (a) to file and prove a claim for the whole amount of the principal and interest owing and unpaid in respect of the Loans and all other Obligations that are owing and unpaid and to file such other documents as may be necessary or advisable in order to have the claims of Lending Parties (including any claim for the reasonable compensation, expenses, disbursements and advances of Lending Parties and their respective agents and counsel and all other amounts due Lending Parties under Sections 2.04, Section 2.09 and Section 10.04) allowed in such judicial proceeding; and (b) to collect and receive any monies or other property payable or deliverable on any such claims and to distribute the same; and any custodian, receiver, interim receiver, receiver and manager, monitor, ,assignee, trustee, liquidator, sequestrator or other similar official in any such judicial proceeding is hereby authorized by each Lending Party to make such payments to each Agent and, in the event that any Agent shall consent to the making of such payments directly to Lenders, to pay to such Agent any amount due for the reasonable compensation, expenses, disbursements and advances of such Agent and its agents and counsel, and any other amounts due such Agent under Section 2.09 and Section 10.04. Nothing contained herein shall be deemed to authorize any Agent to authorize or consent to or accept or adopt on behalf of any Lending Party any plan of reorganization, arrangement, adjustment or composition affecting the Obligations or the rights of any Lending Party or to authorize any Agent to vote in respect of the claim of any Lending Party in any such proceeding.

SECTION 9.10 GUARANTY MATTERS

Each Lending Party hereby: (a) irrevocably authorizes each Agent, at its option and in its discretion, to release any Guarantor from its obligations under a Guaranty if such Person ceases to be a Subsidiary of a Borrower as a result of a transaction permitted hereunder; and (b) agrees that, upon request by any Agent at any time, it will confirm in writing such Agent’s authority to release any such Guarantor pursuant to this Section 9.10.

SECTION 9.11 COLLATERAL AND OTHER MATTERS

(a)

Directions by Lenders. Each Lender hereby irrevocably authorizes and directs each Agent: (i) to enter into the Collateral Documents for the benefit of such Person; (ii) without the necessity of any notice to or further consent from any such Person from time to time prior to an Event of Default, to take any action with respect to any Collateral Documents or the collateral the subject thereof that may be necessary to perfect and maintain perfected the Liens upon the collateral granted pursuant to the Collateral Documents; (iii) to release any Lien on any property granted to or held by any Agent under any Loan Document: (A) upon termination of the Commitments and payment in full of all Obligations (other than unasserted contingent indemnification obligations); (B) that is sold or to be sold as part of or in connection with any Disposition permitted hereunder or under any other Loan Document; (C) subject to Section 10.01, if approved, authorized or ratified in writing by Required DDTL Approving Lenders; or (D) in connection with any foreclosure sale or other disposition of any collateral the subject of any Collateral Document after the occurrence of an Event of Default; and (iv) to subordinate any Lien on any property granted to or held by any Agent under any Loan

Document to the holder of any Lien on such property that is permitted by this Agreement or any other Loan Document to be senior to the Lien of such Agent. Upon request by Collateral Agent at any time, each Lender will confirm in writing Collateral Agent’s authority to release or subordinate its interest in particular types or items of collateral the subject of any Collateral Document pursuant to this Section 9.11.

(b)

Certain Actions by Agents. Subject to Section 9.11(a)(iii) and Section 9.11(a)(iv), each Agent shall (and is hereby irrevocably authorized by each Lender to) execute such documents as may be necessary to evidence the release or subordination of Liens granted to Collateral Agent herein or pursuant hereto upon the applicable collateral; provided, that: (i) no Agent shall be required to execute any such document on terms that, in such Agent’s opinion, would expose such Agent to or create any liability or entail any consequence other than the release or subordination of such Liens without recourse or warranty; and (ii) such release or subordination shall not in any manner discharge, affect or impair the Obligations or any Liens upon (or obligations of Borrower or any other Loan Party in respect of) all interests retained by Borrower or any other Loan Party, including the proceeds of the sale, all of which shall continue to constitute part of the collateral the subject of the Collateral Documents. In the event of any sale or transfer of any collateral the subject of any of the Collateral Documents, or any foreclosure with respect to any of the collateral the subject of any of the Collateral Documents, each Agent shall be authorized to deduct all expenses reasonably incurred by such Agent from the proceeds of any such sale, transfer or foreclosure.

(c)

No Obligations Regarding Certain Actions. No Agent shall have any obligation whatsoever to any Lending Party or any other Person to assure that all or any of the collateral the subject of the Collateral Documents exists or is owned by Borrower or any other Loan Party or is cared for, protected or insured or that the Liens granted to any Agent herein or in any of the Collateral Documents or pursuant hereto or thereto have been properly or sufficiently or lawfully created, perfected, protected or enforced or are entitled to any particular priority, or to exercise or to continue exercising at all or in any manner or under any duty of care, disclosure or fidelity any of the rights, authorities and powers granted or available to any Agent in this Section 9.11 or in any of the Collateral Documents, it being understood and agreed that in respect of the collateral the subject of the Collateral Documents, or any act, omission or event related thereto, each Agent may act in any manner it may deem appropriate, in its sole discretion, if such Agent has an interest in the collateral the subject of the Collateral Documents by virtue of being one of the Lending Parties.

(d)

Appointment of Lending Parties as Agents. Each Lending Party hereby appoints each other such Person as agent for the purpose of perfecting Collateral Agent’s or such Person’s security interest in assets that, in accordance with Article 9 of the Uniform Commercial Code, can be perfected only by possession. Should any such Person (other than Collateral Agent) obtain possession of any collateral the subject of the Collateral Documents, such Person shall notify Collateral Agent thereof, and, promptly upon Collateral Agent’s request therefor, shall deliver such collateral to Collateral Agent or in accordance with Collateral Agent’s instructions.

ARTICLE X

GENERAL PROVISIONS

SECTION 10.01 AMENDMENTS, ETC.

(a)

No amendment or waiver of any provision of this Agreement or any other Loan Document, and no consent to any departure by Borrowers or any other Loan Party therefrom, shall be effective unless in writing signed by Required DDTL Approving Lenders (or Administrative Agent at the written request of Required DDTL Approving Lenders) and Borrowers or the applicable Loan Party, as the case may be, with receipt acknowledged by Administrative Agent, and each such waiver or consent shall be effective only in the specific instance and for the specific purpose for which given; provided, that no such amendment, waiver or consent shall:

(i) Unless in writing and signed by Borrowers, with receipt acknowledged by Administrative Agent, do any of the following:

(A) increase the Commitment of any Lender (or reinstate any such Commitment to the extent terminated pursuant to Section 8.02) without the written consent of such Lender;

(B) extend the expiry of any Commitment of any Lender, except with the written consent of the Ninety Percent Lenders;

(C) postpone or delay any date fixed by this Agreement or any other Loan Document for any payment of principal, interest, any applicable Prepayment Premium, any applicable Make-Whole Amount, fees or other amounts due to any Lender hereunder or under any other Loan Document, including any prepayments specified under Section 2.03, or reduce the amount due to any Lender on any such date, in each case without the written consent of the Ninety Percent Lenders;

(D) reduce the principal of, or the rate of interest, or the Prepayment Premium, or the Make-Whole Amount specified herein on, any or all of the Loans or other amounts payable to any Lender hereunder or under any other Loan Document, in each case without the written consent of the Ninety Percent Lenders;

(E) amend any provision herein providing for consent or other action by the Required DDTL Approving Lenders without the written consent of the Required DDTL Approving Lenders; or

(F) amend any provision herein providing for consent or other action by the Ninety Percent Lenders without the written consent of the Ninety Percent Lenders;

(ii) Unless in writing and signed by all affected Lenders and Borrowers, with receipt acknowledged by Administrative Agent, amend Section 10.01(a)(i)(A), this Section 10.01(a)(ii), or Section 2.09,

(iii) Unless in writing and signed by the Ninety Percent Lenders and Borrowers, with receipt acknowledged by Administrative Agent, do any of the following:

(A) amend this Section 10.01 (other than Section 10.01(a)(i)(A), Section 10.01(a)(ii), or Section 2.09);

(B) amend the definition of “Maturity Date” contained in Section 1.01; or

(C) amend the definitions of “Ninety Percent Lenders”, “Required Lenders” or “Required DDTL Approving Lenders and Required MIP Approving Lenders” contained in Section 1.01.

(D) amend Section 10.06(b)(v);

(iv) Unless in writing and signed by the Supermajority Lenders and Borrowers, with receipt acknowledged by Administrative Agent, do any of the following:

(A) release, compromise or subordinate all or any substantial portion of the collateral the subject of the Collateral Documents and securing the Obligations, except as otherwise expressly provided in any of the Collateral Documents, or amend the definition of the obligations secured by any of the Collateral Documents;

(B) increase the Commitments;

(C) release, compromise, subordinate or terminate any of the Obligations of the Borrowers, amend the Loan Documents to remove any Borrower or Guarantor as a Borrower, Guarantor, and Loan Party, add any Borrower as a party to the Loan release, compromise, subordinate or terminate any of the Guaranties except as otherwise expressly provided herein or in any of the Loan Documents; or

(D) amend Section 10.06(b)(v);

provided further that, notwithstanding anything to the contrary contained herein: (1) no amendment, waiver or consent shall, unless in writing and signed by Administrative Agent in addition to such Lenders as are otherwise required by this Section 10.1, affect the rights or duties of Administrative Agent under this Agreement or any other Loan Document; (2) no consent of Borrowers shall be required with respect to any amendment or waiver described in Section 10.01(a)(i)(E) or Section 10.01(a)(ii), if at the time of such amendment or waiver a Default exists; and (3) any amendment, modification, elimination, waiver, consent, termination, or release of, or with respect to, any provision of this Agreement or any other Loan Document that relates only to the relationship of the Lending Group among themselves, and that does not affect the rights or obligations of any Borrower or any other Loan Party, shall not require consent by or the agreement of any Loan Party; and (4) in connection with the implementation of a SOFR Successor Rate, Administrative Agent will have the right to make SOFR Successor Rate Conforming Changes from time to time and, notwithstanding anything to the contrary herein or in any other Loan Document, any amendments implementing such SOFR Successor Rate Conforming Changes will become effective without any further action or consent of any other party to this Agreement.

Notwithstanding anything to the contrary herein or in any Loan Document, any provision of the Loan Documents stating that the consent, waiver, amendment, agreement, or action of each Lender, each affected Lender (or the like), unanimous Lenders, or all Lenders is required for any consent, waiver, amendment, modification, or other action, is hereby modified to require the consent, waiver, amendment, agreement, or action of only of the Ninety Percent Lenders, except as expressly set forth in Section 10.01(a)(i)(A), Section 10.01(a)(ii), and the last paragraph of Section 10.01(a) (in each case, as amended in this Fourth Amendment).

Notwithstanding anything to the contrary herein, no Lender that is at the time a Defaulting Lender shall have any right to approve or disapprove any amendment, waiver or consent hereunder, except that no Commitment of such Lender may be increased or extended without the consent of such Lender.

(b)

This Agreement may be executed in counterparts (and by different parties hereto in different counterparts), each of which shall constitute an original, but all of which when taken together shall constitute a single contract.

(c)

This Agreement and the other Loan Documents constitute the entire agreement among the parties relating to the subject matter hereof and supersede any and all previous documents, agreements and understandings, oral or written, relating to the subject matter hereof.

(d)

Except as otherwise expressly provided in Article IV, this Agreement shall become effective when it shall have been executed and delivered by Administrative Agent and when Administrative Agent shall have received counterparts hereof that, when taken together, bear the signatures of each of the other parties hereto. Delivery of an executed counterpart of a signature page of this Agreement by telefacsimile or electronically in portable document format shall be effective as delivery of a manually executed counterpart of this Agreement.

SECTION 10.02 NOTICES; ELECTRONIC COMMUNICATIONS.

(a)

Notices Generally. Except in the case of notices and other communications expressly permitted to be given by telephone (and except as provided in Section 10.02(b)), all notices and other communications provided for herein shall be in writing and shall be delivered by hand or overnight courier service, mailed by certified or registered mail, sent by telefacsimile transmission or sent by approved electronic communication in accordance with Section 10.02(b), and all notices and other communications expressly permitted to be given by telephone shall be made to the applicable telephone number, as follows:

(i) if to Borrowers or any Guarantor, to the address, telefacsimile number, email address or telephone number specified for Administrative Borrower on Schedule 10.02;

(ii) if to Administrative Agent, to the address, telefacsimile number, email address or telephone number specified for Administrative Agent on Schedule 10.02;

(iii) if to Collateral Agent, to the address, telefacsimile number, email address or telephone number specified for Collateral Agent on Schedule 10.02; and

(iv) if to any Lender, to the address, telefacsimile number, email address or telephone number specified in its Administrative Detail Form.

Notices sent by hand or overnight courier service, or mailed by certified or registered mail, shall be deemed to have been given when received, and notices sent by telefacsimile transmission or by means of approved electronic communication shall be deemed to have been given when sent (except that, if not given during normal business hours for the recipient, shall be deemed to have been given at the opening of business on the next Business Day for the recipient); provided, that notices delivered through electronic communications to the extent provided by Section 10.02(b) shall be effective as provided in such subsection (b).

(b)	Electronic Communications.

(i) Each Lender agrees that notices and other communications to it hereunder may be delivered or furnished by electronic communication (including e mail and Internet or intranet websites) pursuant to procedures approved by Administrative Agent; provided, that the foregoing shall not apply to notices to any Lender pursuant to Article II if such Lender has notified Administrative Agent that it is incapable of receiving notices under Article II by electronic communication; provided further that, as of the date hereof, each Lender which is a party hereto confirms that it is capable of receiving notices under Article II by electronic communication. In furtherance of the foregoing, each Lender hereby agrees to notify Administrative Agent in writing, on or before the date such Lender becomes a party to this Agreement, of such Lender’s e mail address to which a notice may be sent (and from time to time thereafter to ensure that Administrative Agent has on record an effective e mail address for such Lender). Each of Administrative Agent, Collateral Agent and Borrowers may, in such Person’s discretion, agree to accept notices and other communications to it hereunder by means of electronic communication pursuant to procedures approved by it; provided, that approval of such procedures may be limited to particular notices or communications.

(ii) Unless Administrative Agent otherwise prescribes: (A) notices and other communications sent to an e mail address shall be deemed received upon the sender’s receipt of an acknowledgment from the intended recipient (such as by the “return receipt requested” function, as available, return e mail or other written acknowledgment); provided, that, if such notice or other communication is not sent during the normal business hours of the recipient, such notice or communication shall be deemed to have been sent at the opening of business on the next Business Day for the recipient; and (B) notices or communications posted to an Internet or intranet website shall be deemed received upon the deemed receipt by the intended recipient at its e mail address as described in the foregoing clause (A) of notification that such notice or communication is available and identifying the website address therefor.

(iii) Each Loan Party hereby acknowledges that: (A) Agents may make Specified Materials available to Lending Parties by posting some or all of the Specified Materials on an Electronic Platform; (B) the distribution of materials and information through an electronic medium is not necessarily secure and that there are confidentiality and other risks associated with any such distribution; (C) the Electronic Platform is provided and used on an “AS IS,” “AS AVAILABLE” basis; and (D) neither any Agent nor any of its Affiliates warrants the accuracy, completeness, timeliness, sufficiency or sequencing of the Specified Materials posted on the Electronic Platform. Each Loan Party further acknowledges that certain of the Lending Parties (each, a “Public Lender”) may have personnel who do not wish to receive material non-public information with respect to Borrowers or their Subsidiaries or Affiliates or the respective securities of any of the foregoing, and who may be engaged in investment and other market-related activities with respect to such Persons’ securities. Each Loan Party hereby agrees that: (1) all Specified Materials that are to be made available to Public Lenders shall be clearly and conspicuously marked “PUBLIC,” which, at a minimum, shall mean that the word “PUBLIC” shall appear prominently on the first page thereof; (2) by marking Specified Materials “PUBLIC,” each Loan Party shall be deemed to have authorized Lending Parties to treat such Specified Materials as not containing any material non-public information with respect to each Loan Party or its securities for purposes of United States federal and state securities laws (provided, that, to the extent such Specified Materials constitute Information, they shall be treated as set forth in Section 10.07); (3) all Specified Materials marked “PUBLIC” may be made available through a portion of the Electronic Platform designated “Public Investor” (or words to similar effect); and (4) each Agent shall be entitled to treat any Specified Materials that are not marked “PUBLIC” as being suitable only for posting on a portion of the Electronic Platform not designated “Public Investor” (or words of similar effect).

EACH AGENT, ON BEHALF OF ITSELF AND ITS AFFILIATES, EXPRESSLY AND SPECIFICALLY DISCLAIMS, WITH RESPECT TO THE ELECTRONIC PLATFORM, DELAYS IN POSTING OR DELIVERY, OR PROBLEMS ACCESSING THE SPECIFIED MATERIALS POSTED ON THE ELECTRONIC PLATFORM, AND ANY LIABILITY FOR ANY LOSSES, COSTS, EXPENSES OR LIABILITIES THAT MAY BE SUFFERED OR INCURRED IN CONNECTION WITH THE ELECTRONIC PLATFORM. NO WARRANTY OF ANY KIND, EXPRESS, IMPLIED OR STATUTORY, INCLUDING ANY WARRANTY OF MERCHANTABILITY, FITNESS FOR A PARTICULAR PURPOSES, NON INFRINGEMENT OF THIRD PARTY RIGHTS OR FREEDOM FROM VIRUSES OR OTHER CODE DEFECTS, IS MADE BY EITHER AGENT OR ANY OF ITS AFFILIATES IN CONNECTION WITH THE ELECTRONIC PLATFORM.

(iv) Each Lender hereby agrees that notice to it in accordance with Section 10.02(b)(i) specifying that any Specified Materials have been posted to the Electronic Platform shall, for purposes of this Agreement, constitute effective delivery to such Lender of such Specified Materials. EACH LENDER: (A) ACKNOWLEDGES THAT THE SPECIFIED MATERIALS, INCLUDING INFORMATION FURNISHED TO IT BY ANY LOAN PARTY OR ANY AGENT PURSUANT TO, OR IN THE COURSE OF ADMINISTERING, THE LOAN DOCUMENTS, MAY INCLUDE MATERIAL, NON-PUBLIC INFORMATION CONCERNING THE LOAN PARTIES AND THEIR RESPECTIVE SUBSIDIARIES OR AFFILIATES OR THEIR RESPECTIVE SECURITIES; AND (B) CONFIRMS THAT: (1) IT HAS DEVELOPED COMPLIANCE PROCEDURES REGARDING THE USE OF MATERIAL, NON-PUBLIC INFORMATION; (2) IT WILL HANDLE SUCH MATERIAL, NON-PUBLIC INFORMATION IN ACCORDANCE WITH SUCH PROCEDURES AND APPLICABLE LAWS, INCLUDE FEDERAL STATE, PROVINCIAL AND TERRITORIAL SECURITIES LAWS; AND (3) TO THE EXTENT IT HAS SUCH A PERSON, IT HAS IDENTIFIED IN ITS ADMINISTRATIVE DETAIL FORM A CONTACT PERSON WHO MAY RECEIVE SPECIFIED MATERIALS THAT MAY CONTAIN MATERIAL, NON-PUBLIC INFORMATION IN ACCORDANCE WITH ITS COMPLIANCE PROCEDURES AND APPLICABLE LAWS.

(c)

Change of Address, Etc. Administrative Borrower, Administrative Agent and Collateral Agent may change their respective addresses, telefacsimile numbers, telephone numbers or email address) for notices and other communications hereunder by notice to the other parties hereto. Each Lender may change its address, telefacsimile number, telephone number or email address for notices and other communications hereunder by notice to Borrowers and Administrative Agent.

(d)

Reliance by Lending Parties. Lending Parties shall be entitled to rely and act upon any notices purportedly given by or on behalf of any Loan Party even if: (i) such notices were not made in a manner specified herein, were incomplete or were not preceded or followed by any other form of notice specified herein; or (ii) the terms thereof, as understood by the recipient, varied from any confirmation thereof. Borrowers shall indemnify each Indemnitee from all losses, costs, expenses and liabilities resulting from the reliance by such Person on each notice purportedly given by or on behalf of any Loan Party. All telephonic notices to and other telephonic communications with either Agent may be recorded by such Agent, and each of the parties hereto hereby consents to such recording.

SECTION 10.03 NO WAIVER; CUMULATIVE REMEDIES.

No failure by either Agent or any other Lending Party to exercise, and no delay by any such Person in exercising, any right, remedy, power or privilege hereunder shall operate as a waiver thereof; no single or partial exercise of any right, remedy, power or privilege hereunder shall preclude any other or further exercise thereof or the exercise of any other right, remedy, power or privilege. The rights, remedies, powers and privileges herein provided are cumulative and not exclusive of any rights, remedies, powers and privileges provided by law.

SECTION 10.04 EXPENSES; INDEMNITY; DAMAGE WAIVER.

(a)

Costs and Expenses. Borrowers shall pay: (i) subject to clause (ii) of this Section 10.04(a): (A) all reasonable out-of-pocket expenses incurred by Agents, Lenders and their respective Affiliates, consultants and advisors (including the reasonable fees, charges (including all wire transfer and other bank charges incurred in connection with this Agreement) and disbursements of counsel for any Agent), in connection with the syndication of the credit facilities provided for herein, the preparation, negotiation, execution, delivery and administration of this Agreement and the other Loan Documents (including perfection and protection of Collateral) or any amendments, modifications or waivers of, or consents relating to, the provisions hereof or thereof (whether or not the transactions contemplated hereby or thereby shall be consummated); and (ii) all out-of- pocket expenses incurred any Agent or any other Lending Party (including the fees, charges and disbursements of any counsel for any Agent and any other Lending Party), and shall pay all fees and time charges for attorneys, who may be employees of any Agent or any other Lending Party, in connection with the enforcement or protection of its rights: (A) in connection with this Agreement and the other Loan Documents, including its rights under this Section 10.04; or (B) in connection with the Loans made hereunder, including all such out of pocket expenses incurred during any workout or restructuring (or negotiations in connection with the foregoing) in respect of the Loans.

(b)

Indemnification by Loan Parties. Subject to Section 10.04(a), Loan Parties shall, jointly and severally, indemnify each Indemnitee against, and hold each Indemnitee harmless from, any and all losses, claims, damages, liabilities and related expenses (including the fees, charges and disbursements of any counsel for any Indemnitee), and shall indemnify and hold harmless each Indemnitee from all fees and time charges and disbursements for attorneys, who may be employees of any Indemnitee, incurred by any Indemnitee or asserted against any Indemnitee by any third party or by any Borrower or any other Loan Party arising out of, in connection with, or as a result of: (i) the execution or delivery of this Agreement, any other Loan Document or any document contemplated hereby or thereby, the performance by the parties hereto of their respective obligations hereunder or thereunder or the consummation of the transactions contemplated hereby or thereby; (ii) any Loan or the use or proposed use of the proceeds therefrom; (iii) any actual or alleged presence or release of Hazardous Materials on or from any property owned or operated by any Borrower, any Subsidiary thereof or any other Loan Party, or any Environmental Claim or Environmental Liability related in any way to any Borrower, any Subsidiary thereof or any other Loan Party; or (iv) any actual or prospective claim, litigation, investigation or proceeding relating to any of the foregoing, whether based on contract, tort or any other theory, whether brought by a third party or by any Borrower, any Subsidiary thereof or any other Loan Party, and regardless of whether any Indemnitee is a party thereto, in all cases, whether or not caused by or arising, in whole or in part, out of the comparative, contributory or sole negligence of the Indemnitee; provided, that such indemnity shall not, as to any Indemnitee, be available to the extent that such losses, claims, damages, liabilities or related expenses are determined by a court of competent jurisdiction by a final and non-appealable judgment to have resulted result from the gross negligence or willful misconduct of such Indemnitee. This Section 10.04(b) shall not apply with respect to Taxes other than any Taxes that represent losses, claims, damages, etc. arising from any non-Tax claim.

(c)

Reimbursement by Lenders. If any Borrowers for any reason fails to pay when due any amount that it is required to pay under Section 10.04(a) or 10.04(b) to any Agent (or any sub-agent thereof) or any Related Party of any of the foregoing, each Lender severally agrees to pay to any Agent (or any such sub-agent) or such Related Party, as the case may be, such Lender’s pro rata share (based on its Percentage Shares (determined as of the time that the applicable unreimbursed expense or indemnity payment is sought) of such unpaid amount; provided, that the unreimbursed expense or indemnified loss, claim, damage, liability or related expense, as the case may be, was incurred by or asserted against such Agent (or any such sub-agent) or any Related Party of any of the foregoing acting for such Agent (or any such sub-agent) in connection with such capacity. The obligations of Lenders under this subsection (c) are subject to the provisions of Section 2.10(d).

(d)

Waiver of Consequential Damages, Etc. To the fullest extent permitted by applicable Laws, each Loan Party shall not assert, and hereby waives, any claim against any Indemnitee, on any theory of liability, for special, indirect, consequential or punitive damages (as opposed to direct or actual damages) arising out of, in connection with, or as a result of, this Agreement, any other Loan Document or any document contemplated hereby, the transactions contemplated hereby or thereby, any of the Loans or the use of the proceeds thereof. No Indemnitee referred to in Section 10.04(b) shall be liable for any damages arising from the use by unintended recipients of any information or other materials distributed by it through telecommunications, electronic or other information transmission systems in connection with this Agreement or the other Loan Documents or the transactions contemplated hereby or thereby.

(e)	Payments. All amounts due under this Section 10.04 shall be payable not later than 10 days after demand therefor.

(f)

Survival. The agreements in this Section 10.04 shall survive the resignation of Administrative Agent and/or Collateral Agent, the termination of the Commitments and the repayment, satisfaction or discharge of all other Obligations.

SECTION 10.05 MARSHALING; PAYMENTS SET ASIDE.

Neither any Agent nor any other Lending Party shall be under any obligation to marshal any asset in favor of Borrowers or any other Person or against or in payment of any or all of the Obligations. To the extent that any payment by or on behalf of any Borrower is made to any Agent or any other Lending Party, or any Agent or any other Lending Party exercises its right of setoff, and such payment or the proceeds of such setoff or any part thereof is subsequently invalidated, declared to be fraudulent or preferential, set aside or required (including pursuant to any settlement entered into by any Agent or any other Lending Party in such Person’s discretion) to be repaid to a trustee, receiver, interim receiver, receiver and manager, monitor or any other party, in connection with any proceeding under any Debtor Relief Law or otherwise, then: (a) to the extent of such recovery, the obligation or part thereof originally intended to be satisfied shall be revived and continued in full force and effect as if such payment had not been made or such setoff had not occurred; and (b) each Lending Party severally agrees to pay to the applicable Agent upon demand its applicable share (without duplication) of any amount so recovered from or repaid by such Agent plus interest thereon from the date of such demand to the date such payment is made at a rate per annum equal to the Federal Funds Rate. The obligations of each Lending Party under clause (b) of the preceding sentence shall survive the payment in full of the Obligations and the termination of this Agreement.

SECTION 10.06 SUCCESSORS AND ASSIGNS.

(a)

Successors and Assigns Generally. The provisions of this Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective successors and assigns permitted hereby, except that neither any Borrower nor any other Loan Party may assign or otherwise transfer any of its rights or obligations hereunder without the prior written consent of Agents and each other Lending Party, and no Lender may assign or otherwise transfer any of its rights or obligation hereunder except: (i) in accordance with the provisions of subsection (b) of this Section 10.06; (ii) by way of participation in accordance with the provisions of subsection (d) of this Section 10.06; or (iii) by way of pledge or assignment of a security interest subject to the restrictions of subsection (f) of this Section 10.06; and any other attempted assignment or transfer by any party hereto shall be null and void. Nothing in this Agreement, expressed or implied, shall be construed to confer upon any Person (other than the parties hereto, their respective successors and assigns permitted hereby, Participants to the extent provided in subsection (d) of this Section 10.06 and, to the extent expressly contemplated hereby, the Related Parties of each of Administrative Agent and each other Lending Party) any legal or equitable right, remedy or claim under or by reason of this Agreement.

(b)

Assignments by any Lender. Any Lender may at any time assign to one or more assignees all or a portion of its rights and obligations under this Agreement (including all or a portion of its Commitment and the Loans at the time owing to it); provided, that any such assignment shall be subject to the following conditions:

(i) Minimum Amounts.

(A) in the case of an assignment of the entire remaining amount of the assigning Lender’s Commitment (if any) and the Loans at the time owing to it, no minimum amount need be assigned;

(B) in any case not described in the immediately preceding subclause (A), the aggregate amount of any Commitment (which, for this purpose, includes the Outstanding Amount of all Loans) or, if the applicable Commitment is not then in effect, the Outstanding Amount of all Loans of the assigning Lender subject to each such assignment (determined as of the date the Assignment and Assumption with respect to such assignment is delivered to Administrative Agent or, if “Trade Date” is specified in such Assignment and Assumption, as of such “Trade Date”) shall not be less than $1,000,000, in the case of any assignment in respect of the Outstanding Amount of the Loans, unless (I) Administrative Agent consents (which consent shall not be unreasonably withheld or delayed) and (II) so long as no Default or Event of Default has occurred and is continuing, Borrowers consent (which consent shall not be unreasonably withheld or delayed); provided, that Borrowers shall be deemed to have consented to any such amount unless they shall have objected thereto by written notice to Administrative Agent within five Business Days following the date Borrowers receive notice of such amount.

(ii) Proportionate Amounts. Each partial assignment shall be made as an assignment of a proportionate part of all of the assigning Lender’s rights and obligations under this Agreement with respect to the Loans or Commitment assigned.

(iii) Required Consents. No consent shall be required for any assignment other than:

(A) any consent required by required by Section 10.06(b)(i)(B);

(B) the consent of Borrowers (which consent shall not be unreasonably withheld or delayed); provided, that Borrowers shall be deemed to have consented to any such assignment unless it shall have objected thereto by written notice to Administrative Agent within five Business Days following the date Borrowers receive notice of such assignment; provided further that Borrowers’ consent shall not be required under this Section 10.06(b)(iii)(B) if (I) a Default or Event of Default has occurred and is continuing or (II) such assignment is to an Eligible Assignee;

(C) the consent of Administrative Agent (which consent shall not be unreasonably withheld or delayed) if such assignment is: (I) an assignment of a Commitment to a Person (irrespective of whether such Person is an Eligible Assignee) who does not then have a Commitment; or (II) an assignment of Loans to a Person that is not an Eligible Assignee; and

(D) the consent of the Required DDTL Approving Lenders, in writing, in all circumstances.

(iv) Assignment and Assumption. The parties to each assignment shall execute and deliver to Administrative Agent an Assignment and Assumption, together with a processing and recordation fee in the amount of $3,500.00; provided, that Administrative Agent: (A) may, in its sole discretion, elect to waive such processing and recordation fee in the case of any assignment; and (B) shall waive such processing and recordation fee in the case of any assignment by a Lender to an Eligible Assignee. The assignee, if it is not a Lender, shall deliver to Administrative Agent an Administrative Detail Form and all documentation and other information with respect to the assignee that is required by regulatory authorities under applicable “know your customer” and anti- money laundering rules and regulations, including the Patriot Act.

(v) No Assignment to any Loan Party. Except with the consent of the Required DDTL Approving Lenders, in writing, no such assignment shall be made to any Loan Party or any of its Affiliates or Subsidiaries.

(vi) No Assignment to Natural Persons. No such assignment shall be made to a natural person.

Subject to acceptance and recording thereof by Administrative Agent pursuant to subsection (c) of this Section 10.06, and receipt by Administrative Agent of all documentation and other information required by regulatory authorities under applicable “know your customer” and anti-money laundering rules and regulations, including the Act for the assignee, the assignee thereunder shall be a party to this Agreement and, to the extent of the interest assigned by such Assignment and Assumption, have the rights and obligations of the assigning Lender under this Agreement, and the assigning Lender thereunder shall, to the extent of the interest assigned by such Assignment and Assumption, be released from its obligations under this Agreement (and, in the case of an Assignment and Assumption covering all of the assigning Lending Party’s rights and obligations under this Agreement, such Lending Party shall cease to be a party hereto) but shall continue to be entitled to the benefits of Section 2.07, Section 2.08 and Section 10.04 with respect to facts and circumstances occurring prior to the effective date of such assignment. Upon request, Borrowers (at their sole expense) shall execute and deliver Notes to the assignee Lending Party. Any assignment or transfer by a Lender of rights or obligations under this Agreement that does not comply with this subsection shall be treated for purposes of this Agreement as a sale by such Lender of a participation in such rights and obligations in accordance with subsection (d) of this Section 10.06.

Notwithstanding anything to the contrary contained in this Agreement or any of the other Loan Documents: (A) no Lender shall be required to comply with this Section 10.06(b) in connection with any assignment of all or any portion of its rights and other obligations under or relating to the Loans, this Agreement and the other Loan Documents to any Affiliate of such Lender (other than any Loan Party, any Affiliate thereof or a natural person) or any Approved Fund related to such Lender, and such Lender shall have no obligation to disclose any such assignment to any such Person; provided, that such Lender shall continue to be liable as a “Lender” under this Agreement and the other Loan Documents until such time, if at all, that such Lender and such other Person have complied with the provisions of this Section 10.06(b) in order for such other Person to become a “Lender” hereunder; (B) a Lender may pledge, or grant a security interest in, all or any portion of its rights and other obligations under or relating to the Loans, this Agreement and the other Loan Documents to a financial institution or other funding source (other than any Loan Party, any Affiliate thereof or any natural person) or any trustee or agent therefor in support of obligations owing by such Lender to such Person(s); (C) any Lender which is a fund may pledge, or grant a security interest in, all or any portion of its rights and other obligations under or relating to the Loans, this Agreement and the other Loan Documents to its trustee (except if such trustee is any Loan Party, any Affiliate thereof or a natural person) in support of its obligation to its trustee; and (D) no pledge or grant of a security interest pursuant to the immediately preceding clauses (B) or (C) shall release the transferor Lender from any of its obligations hereunder or under any of the other Loan Documents and such Lender such Lender shall continue to be liable as a “Lender” under this Agreement and the other Loan Documents until such time, if at all, that such Lender and such other Person have complied with the provisions of this Section 10.06(b) in order for such other Person to become a “Lender” hereunder.

(c)

Register. Administrative Agent, acting for this purpose solely as a non-fiduciary agent on behalf of Borrowers, shall maintain at the Administrative Agent’s Office a copy of each Assignment and Assumption and right to principal and stated interest in the Obligations delivered to it and a Register. The entries in the Register shall be conclusive, and Borrowers and Lending Parties may treat each Person whose name is recorded in the Register pursuant to the terms hereof as a Lender hereunder for all purposes of this Agreement, notwithstanding notice to the contrary. The Register shall be available for inspection by Borrowers and each Lender at any reasonable time and from time to time upon reasonable prior written notice. In addition, at any time that a request for a consent for a material or substantive change to the Loan Documents is pending, any Lender wishing to consult with other Lenders in connection therewith may request and receive from Administrative Agent a copy of the Register. The parties intend that and the Register shall be maintained such that the Loans are in “registered form” within the meaning of Sections 163(f), 165(j) 871(h)(2), 881(c)(2) and 4701 of the Code and any related

Treasury regulations (or any other relevant or successor provisions of the Code or of such Treasury regulations). No assignment shall be effective for purposes of this Agreement unless it has been recorded in the Register as provided in this Section 10.06(b).

(d)

Participations. Any Lender may at any time, without the consent of, or notice to, Borrowers or Administrative Agent, sell participations to any Person (other than a natural Person, any Loan Party or any Loan Party’s Affiliates or Subsidiaries) (each, a “Participant”) in all or a portion of such Lender’s rights and/or obligations under this Agreement (including all or a portion of its Commitment and/or the Loans owing to it); provided, that (i) such Lender’s obligations under this Agreement shall remain unchanged, (ii) such Lender shall remain solely responsible to the other parties hereto for the performance of such obligations and (iii) Borrowers, Administrative Agent and Lenders shall continue to deal solely and directly with such Lender in connection with such Lender’s rights and obligations under this Agreement. For the avoidance of doubt, each Lender shall be responsible for the indemnity under Section 2.08(d) with respect to any payments made by such Lender to its Participant(s). Any document pursuant to which a Lender sells such a participation shall provide that such Person shall retain the sole right to enforce this Agreement and the other Loan Documents and to approve any amendment, modification or waiver of any provision of this Agreement and the other Loan Documents; provided, that such document may provide that such Person will not, without the consent of the Participant, agree to any amendment, waiver or other modification described in the first proviso to Section 10.01 that affects such Participant. Each Borrower agrees that each Participant shall be entitled to the benefits of Section 2.07 and Section 2.08, (subject to the requirements and limitations therein) (it being understood that the documentation required under Section 2.08(f) shall be delivered to the participating Lender who shall hold such documents on its behalf and on behalf of the Administrative Agent and Borrowers)) to the same extent as if it were a Lender and had acquired its interest by assignment pursuant to Section 10.06(b); provided, that such Participant shall not be entitled to receive any greater payment under Section 2.07 or Section 2.08, with respect to any participation, than its participating Lender would have been entitled to receive, except to the extent such entitlement to receive a greater payment results from a Change in Law that occurs after the Participant acquired the applicable participation. To the extent permitted by applicable Laws, each Participant also shall be entitled to the benefits of Section 10.08 as though it were a Lender; provided, that such Participant agrees to be subject to Section 2.09 as though it were a Lender. Each Lender that sells a participation shall, acting for this purpose solely as a non-fiduciary agent of Borrowers, maintain a register on which it enters the name and address of each Participant and the principal amounts (and stated interest) of each Participant’s interest in the Loans or other obligations under the Loan Documents (the “Participant Register”); provided, that no Lender shall have any obligation to disclose all or any portion of the Participant Register (including the identity of any Participant or any information relating to a Participant’s interest in any commitments, loans or its other obligations under any Loan Document) to any Person except to the extent that such disclosure is necessary to establish that such commitment, loan or other obligation is in registered form under the Code, including Section 5f.103-1(c) of the United States Treasury Regulations or its successor. The entries in the Participant Register shall be conclusive absent manifest error, and such Lender shall treat each Person whose name is recorded in the Participant Register as the owner of such participation for all purposes of this Agreement notwithstanding any notice to the contrary. Each Participant Register is expected to be maintained such that the Loans are in registered form for the purposes of the Code. For the avoidance of doubt, Administrative Agent (in its capacity as Administrative Agent) shall have no responsibility for maintaining a Participant Register.

(e)

Certain Pledges. Any Lender may at any time pledge or assign a security interest in all or any portion of its rights under this Agreement (including under its Note, if any) to secure obligations of such Lender owing to a Federal Reserve Bank; provided, that no such pledge or assignment shall release such Lender from any of its obligations hereunder or substitute any such pledgee or assignee for such Lender as a party hereto.

(f)

Electronic Execution of Assignments. The words “execution,” “signed,” “signature,” and words of like import in any Assignment and Assumption shall be deemed to include electronic signatures or the keeping of records in electronic form, each of which shall be of the same legal effect, validity or enforceability as a manually executed signature or the use of a paper based recordkeeping system, as the case may be, to the extent and as provided for in any applicable Laws, including the Federal Electronic Signatures in Global and National Commerce Act, the New York State Electronic Signatures and Records Act or any other similar state laws based on the Uniform Electronic Transactions Act or any other similar laws of any province or territory of Canada.

SECTION 10.07 TREATMENT OF CERTAIN INFORMATION; CONFIDENTIALITY.

Each Agent and each other Lending Party each agrees to maintain the confidentiality of the Information, except that Information may be disclosed (including by means of the Electronic Platform): (a) to its Affiliates and to its and its Affiliates’ respective partners, directors, officers, employees, agents, advisors, representatives and funding and financing sources on a “need to know” basis solely in connection with this Agreement and the transactions contemplated hereby (it being understood that the Persons to whom such disclosure is made will be informed of the confidential nature of such Information and agree to keep such Information confidential on the same terms as provided herein); (b) to the extent requested by any regulatory authority, purporting to have jurisdiction over it (including any self-regulatory authority, such as the National Association of Insurance Commissioners); provided that, (i) in each case, unless specifically prohibited by applicable Law or court order, each Lending Party and the Agent shall use its reasonable best efforts to promptly notify the Borrower of any request by any governmental agency or representative thereof (other than any such request in connection with an examination of the financial condition of such Lending Party or Agent by such governmental agency or other routine examinations of such Lending Party or Agent by such governmental agency) for disclosure of any such non-public information prior to disclosure of such information; (c) to the extent required by applicable Laws or by any subpoena or similar legal process; (d) to any other party hereto; (e) in connection with the exercise of any remedies hereunder or under any other Loan Document or any action or proceeding relating to this Agreement or any other Loan Document or the enforcement of rights hereunder or thereunder, provided that, (i) in each case, unless specifically prohibited by applicable Law or court order, each Lending Party and the Agent shall use its reasonable best efforts to promptly notify the Borrower of any request by any governmental agency or representative thereof (other than any such request in connection with an examination of the financial condition of such Lending Party or Agent by such governmental agency or other routine examinations of such Lending Party or Agent by such governmental agency) for disclosure of any such non-public information prior to disclosure of such information and (ii) each Lending Party and the Agent shall use reasonable best efforts to ensure that such Information is kept confidential in connection with the exercise of such remedies; (f) to “Gold Sheets” or other similar bank trade publications; provided, that such information consist solely of deal terms and other information customarily found in such publications; (g) unless an Event of Default has occurred and is continuing, subject to an agreement containing provisions substantially the same as those of this Section 10.07 to: (i) any assignee of or

Participant in, or any prospective assignee of or Participant in, any of its rights or obligations under this Agreement; or (ii) any actual or prospective counterparty (or its advisors) to any swap or derivative transaction relating to any Loan Party; (h) with the consent of Borrowers; (i) to the Term Loan Agent or any Convertible Notes Agent; or (j) to the extent such Information: (i) becomes publicly available other than as a result of a breach of this Section 10.07; or (ii) becomes available to any Agent, any Lending Party or any of their respective Affiliates on a non-confidential basis from a source other any Loan Party and not in contravention of this Section 10.07. For purposes of this Section 10.07, “Information” means all information (including financial information) received from any Loan Party relating to such Loan Party or its business, other than any such information that is available to any Agent or any other Lending Party on a non-confidential basis, and not in contravention of this Section 10.07, prior to disclosure by such Loan Party. Any Person required to maintain the confidentiality of Information as provided in this Section 10.07: (A) shall be considered to have complied with its obligation to do so if such Person has exercised the same degree of care to maintain the confidentiality of such Information as such Person would accord to its own confidential information; and (B) shall not disclose any financial information concerning any Loan Party or its business (including any information based on any such financial information) or use any such financial information for commercial purposes without the prior written consent of the applicable Loan Party. Notwithstanding the foregoing, each Loan Party authorizes each Lending Party to make appropriate announcements of the financial arrangements entered into among the Loan Parties, Agents, and Lenders, including announcements which are commonly known as “tombstones,” in such publications and to such selected parties as each Lending Party may in its sole and absolute discretion deem appropriate.

SECTION 10.08 RIGHT OF SETOFF.

If an Event of Default shall have occurred and be continuing, each of Lending Parties and their respective Affiliates is hereby authorized at any time and from time to time, to the fullest extent permitted by applicable Laws, to set off any and all deposits (general or special, time or demand, provisional or final, in whatever currency) at any time held and other obligations (in whatever currency) at any time owing by such Lending Party to be applied to or for the credit or the account of any Borrower or any other Loan Party against any and all of the Obligations in accordance with the terms of this Agreement, irrespective of whether or not such Lending Party shall have made any demand under this Agreement or any other Loan Document and although such obligations of Borrowers or such Loan Party may be contingent or unmatured or are owed to a branch or office of such Lending Party different from the branch or office holding such deposit or obligated on such obligations. The rights of each Lending Party and its Affiliates under this Section 10.08 are in addition to other rights and remedies (including other rights of setoff) that such Lending Party or its Affiliates may have. Each Lending Party agrees to notify Borrowers and Administrative Agent promptly after any such setoff and application; provided, that the failure to give such notice shall not affect the validity of such setoff and application. NOTWITHSTANDING THE FOREGOING, NO LENDING PARTY SHALL EXERCISE, OR ATTEMPT TO EXERCISE, ANY RIGHT OF SET OFF, BANKER’S LIEN, OR THE LIKE, AGAINST ANY DEPOSIT ACCOUNT OR PROPERTY OF ANY BORROWER OR ANY OTHER LOAN PARTY HELD OR MAINTAINED BY SUCH LENDING PARTY WITHOUT THE PRIOR WRITTEN CONSENT OF ADMINISTRATIVE AGENT.

SECTION 10.09 INTEREST RATE LIMITATION.

Notwithstanding anything to the contrary contained in any Loan Document, the interest paid or agreed to be paid under the Loan Documents shall not exceed the Maximum Rate. If any Agent or any Lender shall receive interest in an amount that exceeds the Maximum Rate, the excess interest shall be applied to the principal of the Loans or, if it exceeds such unpaid principal, refunded to Borrower. In determining whether the interest contracted for, charged, or received by an Agent or a Lender exceeds the Maximum Rate, such Person may, to the extent permitted by applicable Laws: (a) characterize any payment that is not principal as an expense, fee, or premium rather than interest; (b) exclude voluntary prepayments and the effects thereof; and (c) amortize, prorate, allocate, and spread in equal or unequal parts the total amount of interest throughout the contemplated term of the Obligations hereunder.

SECTION 10.10 COUNTERPARTS; INTEGRATION; EFFECTIVENESS.

This Agreement may be executed in counterparts (and by different parties hereto in different counterparts), each of which shall constitute an original, but all of which when taken together shall constitute a single contract. This Agreement and the other Loan Documents constitute the entire agreement among the parties relating to the subject matter hereof and supersede any and all previous documents, agreements and understandings, oral or written, relating to the subject matter hereof. Except as provided in Section 4.01, this Agreement shall become effective when it shall have been executed and delivered by Administrative Agent and when Administrative Agent shall have received counterparts hereof that, when taken together, bear the signatures of each of the other parties hereto. Delivery of an executed counterpart of a signature page of this Agreement by telefacsimile or in portable document format shall be effective as delivery of a manually executed counterpart of this Agreement.

SECTION 10.11 SURVIVAL OF REPRESENTATIONS AND WARRANTIES.

All representations and warranties made hereunder and in any other Loan Document or other document delivered pursuant hereto or thereto or in connection herewith or therewith shall survive the execution and delivery hereof and thereof. Such representations and warranties have been or will be relied upon by each Agent and each Lender, regardless of any investigation made by such Agent or any Lender or on their behalf and notwithstanding that such Agent or any Lender may have had notice or knowledge of any Default at the time of the making of any Loan, and shall continue in full force and effect as long as any Loans or any other Obligations (other than unasserted contingent indemnification obligations) have not been paid in full.

SECTION 10.12 SEVERABILITY.

If any provision of this Agreement or the other Loan Documents is held to be illegal, invalid or unenforceable, (a) the legality, validity and enforceability of the remaining provisions of this Agreement and the other Loan Documents shall not be affected or impaired thereby and (b) the parties shall endeavor in good faith negotiations to replace the illegal, invalid or unenforceable provisions with valid provisions the economic effect of which comes as close as possible to that of the illegal, invalid or unenforceable provisions. The invalidity of a provision in a particular jurisdiction shall not invalidate or render unenforceable such provision in any other jurisdiction.

SECTION 10.13 USA PATRIOT ACT NOTICE.

Each Lending Party that is subject to the Act and Administrative Agent (for itself and not on behalf of any Lending Party) hereby notifies Borrowers and each other Loan Party that, pursuant to the requirements of the Act, they are each required to obtain, verify and record information that identifies each Borrower and each other Loan Party, which information includes the name and address of each Borrower and each other Loan Party and other information that will allow such Lending Party or Administrative Agent, as applicable, to identify each Borrower and each other Loan Party in accordance with the Act.

SECTION 10.14 GUARANTY OF OBLIGATIONS.

(a)

Guaranty. Each Guarantor unconditionally and irrevocably guarantees to Administrative Agent and the other Lending Parties the full and prompt payment when due (whether at stated maturity, by required prepayment, declaration, acceleration, demand or otherwise) and performance of the Obligations (the “Guaranteed Obligations”). The Guaranteed Obligations include interest that, but for a proceeding under any Debtor Relief Law, would have accrued on such Guaranteed Obligations, whether or not a claim is allowed against any Borrower for such interest in any such proceeding.

(b)

Separate Obligation. Each Guarantor acknowledges and agrees that: (i) the Guaranteed Obligations are separate and distinct from any Debt arising under or in connection with any other document, including under any provision of this Agreement other than this Section 10.14, executed at any time by such Guarantor in favor of Administrative Agent or any other Lending Party; and (ii) such Guarantor shall pay and perform all of the Guaranteed Obligations as required under this Section 10.14, and Administrative Agent and the other Lending Parties may enforce any and all of their respective rights and remedies hereunder, without regard to any other document, including any provision of this Agreement other than this Section 10.14, at any time executed by such Guarantor in favor of Administrative Agent or any other Lending Party, irrespective of whether any such other document, or any provision thereof or hereof, shall for any reason become unenforceable or any of the Debt thereunder shall have been discharged, whether by performance, avoidance or otherwise. Each Guarantor acknowledges that, in providing benefits to Borrower, Lending Parties are relying upon the enforceability of this Section10.14 and the Guaranteed Obligations as separate and distinct Debt of such Guarantor, and each Guarantor agrees that Lending Parties would be denied the full benefit of their bargain if at any time this Section 10.14 or the Guaranteed Obligations were treated any differently. The fact that the guaranty is set forth in this Agreement rather than in a separate guaranty document is for the convenience of Borrowers and Guarantors and shall in no way impair or adversely affect the rights or benefits of Lending Parties under this Section 10.14. Each Guarantor agrees to execute and deliver a separate document, immediately upon request at any time of any Agent or any other Lending Party, evidencing such Guarantor’s obligations under this Section 10.14. Upon the occurrence of any Event of Default, a separate action or actions may be brought against such Guarantor, whether or not Borrower, any other Guarantor or any other Person is joined therein or a separate action or actions are brought against any Borrower, any such other Guarantor or any such other Person.

(c)

Limitation of Guaranty. To the extent that any court of competent jurisdiction shall impose by final judgment under applicable Laws (including Sections 544 and 548 of the Bankruptcy Code) any limitations on the amount of any Guarantor’s liability with respect to the Guaranteed Obligations that any Agent or any other Lending Party can enforce under this Section 10.14, Agents and the other Lending Parties by their acceptance hereof accept such limitation on the amount of such Guarantor’s liability hereunder to the extent needed to make this Section 10.14 fully enforceable and non-avoidable.

(d)

Liability of Guarantors. The liability of any Guarantor under this Section 10.14 shall be irrevocable, absolute, independent and unconditional, and shall not be affected by any circumstance that might constitute a discharge of a surety or guarantor other than the indefeasible payment and performance in full of all Guaranteed Obligations. In furtherance of the foregoing and without limiting the generality thereof, each Guarantor agrees as follows:

(i) such Guarantor’s liability hereunder shall be the immediate, direct, and primary obligation of such Guarantor and shall not be contingent upon any Agent’s or any Lending Party’s exercise or enforcement of any remedy it may have against any Borrower or any other Person, or against any collateral or other security for any Guaranteed Obligations;

(ii) this Guaranty is a guaranty of payment when due and not merely of collectability;

(iii) Agents and the other Lending Parties may enforce this Section 10.14 upon the occurrence of an Event of Default notwithstanding the existence of any dispute among Agents and the other Lending Parties, on the one hand, and any Borrower or any other Person, on the other hand, with respect to the existence of such Event of Default;

(iv) such Guarantor’s payment of a portion, but not all, of the Guaranteed Obligations shall in no way limit, affect, modify or abridge such Guarantor’s liability for any portion of the Guaranteed Obligations remaining unsatisfied; and

(v) such Guarantor’s liability with respect to the Guaranteed Obligations shall remain in full force and effect without regard to, and shall not be impaired or affected by, nor shall such Guarantor be exonerated or discharged by, any of the following events:

(A) any proceeding under any Debtor Relief Law;

(B) any limitation, discharge, or cessation of the liability of any Borrower or any other Person for any Guaranteed Obligations due to any statute, regulation or rule of law, or any invalidity or unenforceability in whole or in part of any of the Guaranteed Obligations or the Loan Documents;

(C) any merger, amalgamation, acquisition, consolidation or change in structure of any Borrower, any Subsidiary of a Borrower, or any other guarantor or Person, or any sale, lease, transfer or other disposition of any or all of the assets or shares of any Borrower or any other Person;

(D) any assignment or other transfer, in whole or in part, of any Agent’s or any Lending Party’s interests in and rights under this Agreement (including this Section 10.14) or the other Loan Documents;

(E) any claim, defense, counterclaim or setoff, other than that of prior performance, that any Borrower, such Guarantor, any other Guarantor or any other Person may have or assert, including any defense of incapacity or lack of corporate or other authority to execute any of the Loan Documents;

(F) any Agent’s or any other Lending Party’s amendment, modification, renewal, extension, cancellation or surrender of any Loan Document or any Guaranteed Obligations;

(G) any Agent’s or any Lending Party’s exercise or non-exercise of any power, right or remedy with respect to any Guaranteed Obligations or any collateral;

(H) any Agent’s or any Lending Party’s vote, claim, distribution, election, acceptance, action or inaction in any proceeding under any Debtor Relief Law; or

(I) any other guaranty, whether by such Guarantor or any other Person, of all or any part of the Guaranteed Obligations or any other indebtedness, obligations or liabilities of Borrowers to any Agent or any other Lending Party.

(e)	Consents of Guarantors. Each Guarantor hereby unconditionally consents and agrees that, without notice to or further assent from such Guarantor:

(i) the principal amount of the Guaranteed Obligations may be increased or decreased and additional indebtedness or obligations of Borrowers under the Loan Documents may be incurred and the time, manner, place or terms of any payment under any Loan Document may be extended or changed, by one or more amendments, modifications, renewals or extensions of any Loan Document or otherwise;

(ii) the time for any Borrower’s (or any other Person’s) performance of or compliance with any term, covenant or agreement on its part to be performed or observed under any Loan Document may be extended, or such performance or compliance waived, or failure in or departure from such performance or compliance consented to, all in such manner and upon such terms as Administrative Agent, Collateral Agent, and the other Lending Parties (as applicable under the relevant Loan Documents) may deem proper;

(iii) any Agent and the other Lending Parties may request and accept other guaranties and may take and hold security as collateral for the Guaranteed Obligations, and may, from time to time, in whole or in part, exchange, sell, surrender, release, subordinate, modify, waive, rescind, compromise or extend such other guaranties or security and may permit or consent to any such action or the result of any such action, and may apply such security and direct the order or manner of sale thereof; and

(iv) any Agent or the other Lending Parties may exercise, or waive or otherwise refrain from exercising, any other right, remedy, power or privilege even if the exercise thereof affects or eliminates any right of subrogation or any other right of such Guarantor against any Borrower.

(f)	Guarantor’s Waivers. Each Guarantor waives and agrees not to assert:

(i) any right to require any Agent or any other Lending Party to proceed against any Borrower, any other Guarantor or any other Person, or to pursue any other right, remedy, power or privilege of Administrative Agent or any other Lending Party whatsoever;

(ii) the defense of the statute of limitations in any action hereunder or for the collection or performance of the Guaranteed Obligations;

(iii) any defense arising by reason of any lack of corporate or other authority or any other defense of any Borrower, such Guarantor or any other Person;

(iv) any defense based upon Administrative Agent’s or any Lending Party’s errors or omissions in the administration of the Guaranteed Obligations;

(v) any rights to set offs and counterclaims;

(vi) without limiting the generality of the foregoing, to the fullest extent permitted by law, any defenses or benefits that may be derived from or afforded by applicable Laws limiting the liability of or exonerating guarantors or sureties, or that may conflict with the terms of this Section 10.14; and

(vii) any and all notice of the acceptance of this guaranty, and any and all notice of the creation, renewal, modification, extension or accrual of the Guaranteed Obligations, or the reliance by Administrative Agent, Collateral Agent and the other Lending Parties upon this Guaranty, or the exercise of any right, power or privilege hereunder. The Guaranteed Obligations shall conclusively be deemed to have been created, contracted, incurred and permitted to exist in reliance upon this Guaranty. Each Guarantor waives promptness, diligence, presentment, protest, demand for payment, notice of default, dishonor or nonpayment and all other notices to or upon Borrowers, each Guarantor or any other Person with respect to the Guaranteed Obligations.

(g)

Financial Condition of Borrowers. No Guarantor shall have any right to require any Agent or any other Lending Party to obtain or disclose any information with respect to: the financial condition or character of Borrowers or the ability of Borrowers to pay and perform the Guaranteed Obligations; the Guaranteed Obligations; any collateral or other security for any or all of the Guaranteed Obligations; the existence or nonexistence of any other guarantees of all or any part of the Guaranteed Obligations; any action or inaction on the part of any Agent or any other Lending Party or any other Person; or any other matter, fact or occurrence whatsoever. Each Guarantor hereby acknowledges that it has undertaken its own independent investigation of the financial condition of Borrowers and all other matters pertaining to this Guaranty and further acknowledges that it is not relying in any manner upon any representation or statement of any Agent or any other Lending Party with respect thereto.

(h)

Subrogation. Until the Guaranteed Obligations shall be satisfied in full and the Commitments shall be terminated, each Guarantor shall not have, and shall not directly or indirectly exercise: (i) any rights that it may acquire by way of subrogation under this Section 10.14, by any payment hereunder or otherwise; (ii) any rights of contribution, indemnification, reimbursement or similar suretyship claims arising out of this Section 10.14; or any other right that it might otherwise have or acquire (in any way whatsoever) that could entitle it at any time to share or participate in any right, remedy or security of any Agent or any other Lending Party as against any Borrower or other Guarantors or any other Person, whether in connection with this Section 10.14, any of the other Loan Documents or otherwise. If any amount shall be paid to any Guarantor on account of the foregoing rights at any time when all the Guaranteed Obligations shall not have been paid in full, such amount shall be held in trust for the benefit of Agents and the other Lending Parties and shall forthwith be paid to Administrative Agent to be credited and applied to the Guaranteed Obligations, whether matured or unmatured, in accordance with the terms of the Loan Documents.

(i)

Subordination. All payments on account of all indebtedness, liabilities and other obligations of any Borrower to any Guarantor or to any other Subordinated Guarantor, whether now existing or hereafter arising, and whether due or to become due, absolute or contingent, liquidated or unliquidated, determined or undetermined (the “Guarantor Subordinated Debt”) shall be subject, subordinate and junior in right of payment and exercise of remedies, to the extent and in the manner set forth herein, to the prior payment in full in cash or cash equivalents of the Guaranteed Obligations. As long as any of the Guaranteed Obligations (other than unasserted contingent indemnification obligations) shall remain outstanding and unpaid, each Guarantor shall not accept or receive any payment or distribution by or on behalf of any Borrower or any other Guarantor, directly or indirectly, or assets of any Borrower or any other Guarantor, of any kind or character, whether in cash, property or securities, including on account of the purchase, redemption or other acquisition of Guarantor Subordinated Debt, as a result of any collection, sale or other disposition of collateral, or by setoff, exchange or in any other manner, for or on account of the Guarantor Subordinated Debt (“Guarantor Subordinated Debt Payments”), except that, so long as an Event of Default does not then exist, any Guarantor shall be entitled to accept and receive payments on its Guarantor Subordinated Debt, in accordance with past business practices of such Guarantor and such Borrower (or any other applicable Guarantor) and not in contravention of any Law or the terms of the Loan Documents.

If any Guarantor Subordinated Debt Payments shall be received in contravention of this Section 10.14, such Guarantor Subordinated Debt Payments shall be held in trust for the benefit of Administrative Agent and the other Lending Parties and shall be paid over or delivered to Administrative Agent for application to the payment in full in cash or cash equivalents of all Guaranteed Obligations remaining unpaid to the extent necessary to give effect to this Section 10.14 after giving effect to any concurrent payments or distributions to Administrative Agent and the other Lending Parties in respect of the Guaranteed Obligations.

(j)

Continuing Guaranty. This Guaranty is a continuing guaranty and agreement of subordination and shall continue in effect and be binding upon each Guarantor until termination of the Commitments and payment and performance in full of the Guaranteed Obligations, including Guaranteed Obligations which may exist continuously or which may arise from time to time under successive transactions, and each Guarantor expressly acknowledges that this guaranty shall remain in full force and effect notwithstanding that there may be periods in which no Guaranteed Obligations exist. This Guaranty shall continue in effect and be binding upon each Guarantor until actual receipt by Administrative Agent of written notice from such Guarantor of its intention to discontinue this Guaranty as to future transactions (which notice shall not be effective until 11:00 a.m. on the day that is five Business Days following such receipt); provided that no revocation or termination of this guaranty shall affect in any way any rights of Administrative Agent, or any Lending Party hereunder with respect to any Guaranteed Obligations arising or outstanding on the date of receipt of such notice, including any subsequent continuation, extension, or renewal thereof, or change in the terms or conditions thereof, or any Guaranteed Obligations made or created after such date to the extent made or created pursuant to a legally binding commitment of any Lending Party in existence as of the date of such revocation (collectively, “Existing Guaranteed Obligations”), and the sole effect of such notice shall be to exclude from this Guaranty Guaranteed Obligations thereafter arising which are unconnected to any Existing Guaranteed Obligations.

(k)

Reinstatement. This Guaranty shall continue to be effective or shall be reinstated and revived, as the case may be, if, for any reason, any payment of the Guaranteed Obligations by or on behalf of any Borrower (or receipt of any proceeds of collateral) shall be rescinded, invalidated, declared to be fraudulent or preferential, set aside, voided or otherwise required to be repaid to any Borrower, its estate, trustee, receiver or any other Person (including under any Debtor Relief Law), or must otherwise be restored by Administrative Agent or any other Lending Party, whether as a result of proceedings under any Debtor Relief Law or otherwise. All losses, damages, costs and expenses that Administrative Agent, or any Lending Party may suffer or incur as a result of any voided or otherwise set aside payments shall be specifically covered by the indemnity in favor of Administrative Agent and the other Lending Parties contained in Section 10.04.

(l)

Substantial Benefits. The Credit Extensions provided to or for the benefit of Borrower hereunder by Lending Parties have been and are to be contemporaneously used for the benefit of Borrower sand each Guarantor. It is the position, intent and expectation of the parties that Borrowers and each Guarantor have derived and will derive significant and substantial benefits from the Credit Extensions to be made available by Lending Parties under the Loan Documents. Each Guarantor has received at least “reasonably equivalent value” (as such phrase is used in Section 548 of the Bankruptcy Code and in comparable provisions of other applicable Laws) and more than sufficient consideration to support its obligations hereunder in respect of the Guaranteed Obligations. Immediately prior to and after and giving effect to the incurrence of each Guarantor’s obligations under this Guaranty, such Guarantor will be Solvent.

(m)

KNOWING AND EXPLICIT WAIVERS. EACH GUARANTOR ACKNOWLEDGES THAT IT EITHER HAS OBTAINED THE ADVICE OF LEGAL COUNSEL OR HAS HAD THE OPPORTUNITY TO OBTAIN SUCH ADVICE IN CONNECTION WITH THE TERMS AND PROVISIONS OF THIS SECTION 10.14. EACH GUARANTOR ACKNOWLEDGES AND AGREES THAT EACH OF THE WAIVERS AND CONSENTS SET FORTH HEREIN IS MADE WITH FULL KNOWLEDGE OF ITS SIGNIFICANCE AND CONSEQUENCES, THAT ALL SUCH WAIVERS AND CONSENTS HEREIN ARE EXPLICIT AND KNOWING AND THAT EACH GUARANTOR EXPECTS SUCH WAIVERS AND CONSENTS TO BE FULLY ENFORCEABLE.

If, while any Guarantor Subordinated Debt is outstanding, any proceeding under any Debtor Relief Law is commenced by or against any Borrower or its property, each Agent, when so instructed by Required DDTL Approving Lenders, is hereby irrevocably authorized and empowered (in the name of Lending Parties or in the name of any Guarantor or otherwise), but shall have no obligation, to demand, sue for, collect and receive every payment or distribution in respect of all Guarantor Subordinated Debt and give acquittances therefor and to file claims and proofs of claim and take such other action (including voting the Guarantor Subordinated Debt) as it may deem necessary or advisable for the exercise or enforcement of any of the rights or interests of each Agent and the other Lending Parties; and each Guarantor shall promptly take such action as any Agent (on instruction from Required DDTL Approving Lenders) may reasonably request: (A) to collect the Guarantor Subordinated Debt for the account of the Lending Parties and to file appropriate claims or proofs of claim in respect of the Guarantor Subordinated Debt; (B) to execute and deliver to any Agent such powers of attorney, assignments and other instruments as it may request to enable it to enforce any and all claims with respect to the Guarantor Subordinated Debt; and (C) to collect and receive any and all Guarantor Subordinated Debt Payments.

SECTION 10.15 TIME OF THE ESSENCE.

Time is of the essence of the Loan Documents.

SECTION 10.16 JUDGMENT CURRENCY.

(a)

Conversion. If, for the purpose of obtaining or enforcing judgment against any party in any court in any jurisdiction, it becomes necessary to convert into a particular currency (the “Judgment Currency”), an amount due under this agreement or any other Loan Document in another currency (the “Indebtedness Currency”), the conversion will be made at the Rate of Exchange. As used herein, the “Rate of Exchange” means the rate as determined by the Administrative Agent that the Administrative Agent could purchase the Indebtedness Currency with the Judgment Currency on the Business Day immediately preceding the date on which judgment is given (or if received on a day other than a Business Day, on the next succeeding Business Day), or, if permitted by law, on the day on which the judgment is paid or satisfied.

(b)

Payment of additional amounts. If, as a result of a change in the Rate of Exchange between the date of judgment and the date of actual payment, the conversion results in the Administrative Agent receiving less than the amount payable to it, the applicable Loan Party shall pay the Administrative Agent any additional amount as may be necessary to ensure that the amount received is not less than the amount payable by such Loan Party on the date of judgment.

(c)

Treatment of additional amounts. Any additional amount due under this section will be due as a separate debt, gives rise to a separate cause of action, and will not be affected by judgment obtained for any other amount due under this agreement or any other Loan Document.

SECTION 10.17 GOVERNING LAW; JURISDICTION; ETC.

(a)

GOVERNING LAW. THIS AGREEMENT SHALL BE GOVERNED BY, AND CONSTRUED IN ACCORDANCE WITH, THE LAWS OF THE STATE OF NEW YORK, WITHOUT REGARD TO PRINCIPLES OF CONFLICTS OF LAW OTHER THAN NEW YORK GENERAL OBLIGATIONS LAW 5-1401 AND 5-1402).

(b)

SUBMISSION TO JURISDICTION. EACH OF THE PARTIES HERETO IRREVOCABLY AND UNCONDITIONALLY SUBMITS, FOR ITSELF AND ITS PROPERTY, TO THE NON-EXCLUSIVE JURISDICTION OF THE COURTS OF THE SUPREME COURT OF THE STATE OF NEW YORK SITTING IN NEW YORK COUNTY IN THE BOROUGH OF MANHATTAN AND OF THE UNITED STATES DISTRICT COURT FOR THE SOUTHERN DISTRICT OF NEW YORK, AND ANY APPELLATE COURT FROM ANY THEREOF, IN ANY ACTION OR PROCEEDING ARISING OUT OF OR RELATING TO THIS AGREEMENT OR ANY OTHER LOAN DOCUMENT TO WHICH EACH IS A PARTY, OR FOR RECOGNITION OR ENFORCEMENT OF ANY JUDGMENT, AND EACH OF THE PARTIES HERETO IRREVOCABLY AND UNCONDITIONALLY AGREES THAT ALL CLAIMS IN RESPECT OF ANY SUCH ACTION OR PROCEEDING MAY BE HEARD AND DETERMINED IN SUCH STATE COURTS OR, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAWS, IN SUCH FEDERAL COURTS. EACH OF

THE PARTIES HERETO AGREES THAT A FINAL JUDGMENT IN ANY SUCH ACTION OR PROCEEDING SHALL BE CONCLUSIVE AND MAY BE ENFORCED IN OTHER JURISDICTIONS BY SUIT ON THE JUDGMENT OR IN ANY OTHER MANNER PROVIDED BY LAW. NOTHING IN THIS AGREEMENT OR IN ANY OTHER LOAN DOCUMENT SHALL AFFECT ANY RIGHT THAT ANY AGENT OR ANY OTHER LENDING PARTY MAY OTHERWISE HAVE TO BRING ANY ACTION OR PROCEEDING RELATING TO THIS AGREEMENT OR ANY OTHER LOAN DOCUMENT AGAINST ANY LOAN PARTY OR ANY OF ITS PROPERTIES IN THE COURTS OF ANY OTHER JURISDICTION.

(c)

WAIVER OF VENUE. EACH OF THE PARTIES HERETO IRREVOCABLY AND UNCONDITIONALLY WAIVES, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAWS, ANY OBJECTION THAT IT MAY NOW OR HEREAFTER HAVE TO THE LAYING OF VENUE OF ANY ACTION OR PROCEEDING ARISING OUT OF OR RELATING TO THIS AGREEMENT OR ANY OTHER LOAN DOCUMENT IN ANY COURT REFERRED TO IN SUBSECTION (B) OF THIS SECTION 10.16. EACH OF THE PARTIES HERETO HEREBY IRREVOCABLY WAIVES, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAWS, THE DEFENSE OF AN INCONVENIENT FORUM TO THE MAINTENANCE OF SUCH ACTION OR PROCEEDING IN ANY SUCH COURT.

(d)

SERVICE OF PROCESS. EACH OF THE PARTIES HERETO IRREVOCABLY CONSENTS TO SERVICE OF PROCESS IN THE MANNER PROVIDED FOR NOTICES IN SECTION 10.02. NOTHING IN THIS AGREEMENT WILL AFFECT THE RIGHT OF ANY PARTY HERETO TO SERVE PROCESS IN ANY OTHER MANNER PERMITTED BY APPLICABLE LAWS.

SECTION 10.18 WAIVER OF RIGHT TO JURY TRIAL.

TO THE EXTENT PERMITTED BY APPLICABLE LAWS, EACH OF THE PARTIES HERETO HEREBY WAIVES ITS RIGHT TO A JURY TRIAL OF ANY CLAIM.

SECTION 10.19 ADMINISTRATIVE BORROWER.

Each Borrower hereby irrevocably appoints Invacare as the borrowing agent and attorney-in-fact for all Borrowers (the “Administrative Borrower”), which appointment shall remain in full force and effect unless and until Administrative Agent shall have received prior written notice signed by each Borrower that such appointment has been revoked and that another Borrower has been appointed Administrative Borrower. Each Borrower hereby irrevocably appoints and authorizes the Administrative Borrower (a) to provide Administrative Agent with all notices with respect to Loans for the benefit of any Borrower and all other notices and instructions under this Agreement and the other Loan Documents (and any notice or instruction provided by Administrative Borrower shall be deemed to be given by Borrowers hereunder and shall bind each Borrower), (b) to receive notices and instructions from members of the Lending Group (and any notice or instruction provided by any member of the Lending Group to the Administrative Borrower in accordance with the terms hereof shall be deemed to have been given to each Borrower), and (c) to take such action as the Administrative Borrower deems appropriate on its behalf to obtain Loans and to exercise such other powers as are reasonably incidental thereto to carry out the purposes of this Agreement. It is understood that the handling of the Loan Accounts and Collateral in a combined fashion, as more fully set forth herein, is done solely as an accommodation to Borrowers in order to utilize the collective borrowing powers of Borrowers in the most efficient and economical manner and at their request, and that Lending Group shall not incur liability to any Borrower as a result hereof. Each Borrower expects to derive benefit, directly or indirectly, from the handling of the Loan Accounts and the Collateral in a combined fashion since the successful operation of each Borrower is dependent on the continued successful performance of the integrated group. To induce the Lending Group to do so, and in consideration thereof, each Borrower hereby jointly and severally agrees to indemnify each member of the Lending Group and hold each member of the Lending Group harmless against any and all liability, expense, loss or claim of damage or injury, made against the Lending Group by any Borrower or by any third party whosoever, arising from or incurred by reason of (i) the handling of the Loan Accounts and Collateral of Borrowers as herein provided, (ii) the Lending Group’s relying on any instructions of the Administrative Borrower, or (iii) any other action taken by Administrative Agent hereunder or under the other Loan Documents.

SECTION 10.20 ACKNOWLEDGMENT AND CONSENT TO BAIL-IN OF AFFECTED FINANCIAL INSTITUTIONS.

Notwithstanding anything to the contrary in any Loan Document or in any other agreement, arrangement or understanding among any such parties, each party hereto acknowledges that any liability of any Affected Financial Institution arising under any Loan Document, to the extent such liability is unsecured, may be subject to the write-down and conversion powers of the applicable Resolution Authority and agrees and consents to, and acknowledges and agrees to be bound by:

(a)

the application of any Write-Down and Conversion Powers by the applicable Resolution Authority to any such liabilities arising hereunder which may be payable to it by any party hereto that is an Affected Financial Institution; and

(b)	the effects of any Bail-In Action on any such liability, including, if applicable:

(i) a reduction in full or in part or cancellation of any such liability;

(ii) a conversion of all, or a portion of, such liability into shares or other instruments of ownership in such Affected Financial Institution, its parent undertaking, or a bridge institution that may be issued to it or otherwise conferred on it, and that such shares or other instruments of ownership will be accepted by it in lieu of any rights with respect to any such liability under this Agreement or any other Loan Document; or

(iii) the variation of the terms of such liability in connection with the exercise of the write-down and conversion powers of the applicable Resolution Authority.

SECTION 10.21 ACKNOWLEDGMENT REGARDING ANY SUPPORTED QFCS.

To the extent that the Loan Documents provide support, through a guarantee or otherwise, for Swap Contracts or any other agreement or instrument that is a QFC (such support, “QFC Credit Support” and each such QFC a “Supported QFC”), the parties acknowledge and agree as follows with respect to the resolution power of the Federal Deposit Insurance Corporation under the Federal Deposit Insurance Act and Title II of the Dodd-Frank Wall Street Reform and Consumer Protection Act (together with the regulations promulgated thereunder, the “U.S. Special Resolution Regimes”) in respect of such Supported QFC and QFC Credit Support (with the provisions below applicable notwithstanding that the Loan Documents and any Supported QFC may in fact be stated to be governed by the laws of the State of New York and/or of the United States or any other state of the United States): In the event a Covered Entity that is party to a Supported QFC (each, a “Covered Party”) becomes subject to a proceeding under a U.S. Special Resolution Regime, the transfer of such Supported QFC and the benefit of such QFC Credit Support

(and any interest and obligation in or under such Supported QFC and such QFC Credit Support, and any rights in property securing such Supported QFC or such QFC Credit Support) from such Covered Party will be effective to the same extent as the transfer would be effective under the U.S. Special Resolution Regime if the Supported QFC and such QFC Credit Support (and any such interest, obligation and rights in property) were governed by the laws of the United States or a state of the United States. In the event a Covered Party or a BHC Act Affiliate of a Covered Party becomes subject to a proceeding under a U.S. Special Resolution Regime, Default Rights under the Loan Documents that might otherwise apply to such Supported QFC or any QFC Credit Support that may be exercised against such Covered Party are permitted to be exercised to no greater extent than such Default Rights could be exercised under the U.S. Special Resolution Regime if the Supported QFC and the Loan Documents were governed by the laws of the United States or a state of the United States.

SECTION 10.22 ERRONEOUS PAYMENTS.

(a)

Each Lender and any other party hereto hereby severally agrees that if (i) Administrative Agent notifies (which such notice shall be conclusive absent manifest error) such Lender (or a Lender which is an Affiliate of such Lender) or any other Person that has received funds from Administrative Agent or any of its Affiliates, either for its own account or on behalf of a Lender (each such recipient, a “Payment Recipient”) that such Agent has determined in its sole discretion (whether or not after receipt of any notice under clause

(b)

below) that any funds received by such Payment Recipient were erroneously or mistakenly transmitted to, or otherwise erroneously or mistakenly received by, such Payment Recipient (whether or not known to such Payment Recipient) or (ii) any Payment Recipient receives any payment from Administrative Agent (or any of its Affiliates) (x) that is in a different amount than, or on a different date from, that specified in a notice of payment, prepayment or repayment sent by Administrative Agent (or any of its Affiliates) with respect to such payment, prepayment or repayment, as applicable, (y) that was not preceded or accompanied by a notice of payment, prepayment or repayment sent by Administrative Agent (or any of its Affiliates) with respect to such payment, prepayment or repayment, as applicable, or (z) that such Payment Recipient otherwise becomes aware was transmitted or received in error or by mistake (in whole or in part) then, in each case, an error in payment shall be presumed to have been made (any such amounts specified in clauses (i) or (ii) of this Section 10.21(a), whether received as a payment, prepayment or repayment of principal, interest, fees, distribution or otherwise; individually and collectively, an “Erroneous Payment”), then, in each case, such Payment Recipient is deemed to have knowledge of such error at the time of its receipt of such Erroneous Payment; provided that nothing in this Section shall require such Agent to provide any of the notices specified in clauses (i) or (ii) above. Each Payment Recipient agrees that it shall not assert any right or claim to any Erroneous Payment, and hereby waives any claim, counterclaim, defense or right of set-off or recoupment with respect to any demand, claim or counterclaim by Administrative Agent for the return of any Erroneous Payments, including without limitation waiver of any defense based on “discharge for value” or any similar doctrine.

(b)

Without limiting the immediately preceding clause (a), each Payment Recipient agrees that, in the case of clause (a)(ii) above, it shall promptly notify Administrative Agent in writing of such occurrence.

(c)

In the case of either clause (a)(i) or (a)(ii) above, such Erroneous Payment shall at all times remain the property of the Agent and shall be segregated by the Payment Recipient and held in trust for the benefit of such Agent, and upon demand from such Agent such Payment Recipient shall (or, shall cause any Person who received any portion of an Erroneous Payment on its behalf to), promptly, but in all events no later than one Business Day thereafter, return to such Agent the amount of any such Erroneous Payment (or portion thereof) as to which such a demand was made in same day funds and in the currency so received, together with interest thereon in respect of each day from and including the date such Erroneous Payment (or portion thereof) was received by such Payment Recipient to the date such amount is repaid to such Agent at the greater of the Federal Funds Rate and a rate determined by such Agent in accordance with banking industry rules on interbank compensation from time to time in effect (such amount, the “Erroneous Payment Return”).

(d)

In the event that an Erroneous Payment (or portion thereof) is not recovered by Administrative Agent for any reason, after demand therefor by such Agent in accordance with immediately preceding clause (c), from any Lender that is a Payment Recipient or an Affiliate of a Payment Recipient (such unrecovered amount as to such Lender, an “Erroneous Payment Return Deficiency”), then at the sole discretion of such Agent and upon such Agent’s written notice to such Lender (i) such Lender shall be deemed to have made a cashless assignment of the full face amount of the portion of its Loans (but not its Commitments) with respect to which such Erroneous Payment was made (the “Erroneous Payment Impacted Loans”) to such Agent or, at the option of such Agent, such Agent’s applicable lending affiliate (such assignee, the “Agent Assignee”) in an amount that is equal to the Erroneous Payment Return Deficiency (or such lesser amount as such Agent may specify) (such assignment of the Loans (but not Commitments) of the Erroneous Payment Impacted Loans, the “Erroneous Payment Deficiency Assignment”) plus any accrued and unpaid interest on such assigned amount, without further consent or approval of any party hereto and without any payment by the Agent Assignee as the assignee of such Erroneous Payment Deficiency Assignment. Without limitation of its rights hereunder, following the effectiveness of the Erroneous Payment Deficiency Assignment, such Agent may make a cashless reassignment to the applicable assigning Lender of any Erroneous Payment Deficiency Assignment at any time by written notice to the applicable assigning Lender and upon such reassignment all of the Loans assigned pursuant to such Erroneous Payment Deficiency Assignment shall be reassigned to such Lender without any requirement for payment or other consideration. The parties hereto acknowledge and agree that (1) any assignment contemplated in this clause (d) shall be made without any requirement for any payment or other consideration paid by the applicable assignee or received by the assignor, (2) the provisions of this clause (d) shall govern in the event of any conflict with the terms and conditions of Section 10.06 and (3) Administrative Agent may reflect such assignments in the Register without further consent or action by any other Person.

(e)

Each party hereto hereby agrees that (x) in the event an Erroneous Payment (or portion thereof) is not recovered from any Payment Recipient that has received such Erroneous Payment (or portion thereof) for any reason, Administrative Agent (1) shall be subrogated to all the rights of such Payment Recipient and (2) is authorized to set off, net and apply any and all amounts at any time owing to such Payment Recipient under any Loan Document, or otherwise payable or distributable by such Agent to such Payment Recipient from any source, against any amount due to such Agent under this Section 10.21 or under the indemnification provisions of this Agreement, (y) the receipt of an Erroneous Payment by a Payment Recipient shall not for the purpose of this Agreement be treated as a payment, prepayment, repayment, discharge or other satisfaction of any Obligations owed by Borrowers or any other Loan Party, except, in each case, to the extent such Erroneous Payment is, and solely with respect to the amount of such Erroneous Payment that is, comprised of funds received by such Agent from Borrowers or any other Loan Party for the purpose of making a payment on the Obligations and (z) to the extent that an Erroneous Payment (other than an Erroneous Payment comprised of funds received by Administrative Agent from Borrowers or any other Loan Party for the purpose of making a payment on the Obligations) was in any way or at any time credited as payment or satisfaction of any of the Obligations, the Obligations or any part thereof that were so credited, and all rights of the Payment Recipient, as the case may be, shall be reinstated and continue in full force and effect as if such payment or satisfaction had never been received.

(f)

Each party’s obligations under this Section 10.21 shall survive the resignation or replacement of Administrative Agent or any transfer of right or obligations by, or the replacement of, a Lender, the termination of the Commitments or the repayment, satisfaction or discharge of all Obligations (or any portion thereof) under any Loan Document.

(g)

The provisions of this Section 10.21 to the contrary notwithstanding, (i) nothing in this Section 10.21 will constitute a waiver or release of any claim of any party hereunder arising from any Payment Recipient’s receipt of an Erroneous Payment and (ii) there will only be deemed to be a recovery of the Erroneous Payment to the extent that such Agent has received payment from the Payment Recipient in immediately available funds the Erroneous Payment Return, whether directly from the Payment Recipient, as a result of the exercise by such Agent of its rights of subrogation or set off as set forth above in clause (e) or as a result of the receipt by Agent Assignee of a payment of the outstanding principal balance of the Loans assigned to Agent Assignee pursuant to an Erroneous Payment Deficiency Assignment, but excluding any other amounts in respect thereof (it being agreed that any payments of interest, fees, expenses or other amounts (other than principal) received by Agent Assignee in respect of the Loans assigned to Agent Assignee pursuant to an Erroneous Payment Deficiency Assignment shall be the sole property of the Agent Assignee and shall not constitute a recovery of the Erroneous Payment).

SECTION 10.23 INTERCREDITOR AGREEMENT.

Anything herein to the contrary notwithstanding, this Agreement, the liens and security interests securing the Obligations, the exercise of any right or remedy with respect thereto, the exercise of any rights of setoff and certain of the rights of the Lending Parties hereunder are subject to the provisions of the Intercreditor Agreement. In the event of any conflict between the terms of the Intercreditor Agreement and this Agreement, the terms of the Intercreditor Agreement shall govern and control.

SECTION 10.24 INTER-LENDER AGREEMENTS.

Each Lender party to this Agreement at any time or from time to time, whether as an initial party, by assignment, or by joinder or otherwise, hereby agrees that it shall promptly at the request of the Required DDTL Approving Lenders, whether in its capacity as a holder of Term Loan Debt, Convertible Notes Debt, Equity Interests of Parent, or otherwise, or as an Affiliate of a holder of Term Loan Debt, Convertible Notes Debt, Equity Interests of Parent, or otherwise, execute and deliver, and cause to be executed and delivered (to the fullest extent the Lender or its Affiliate in any capacity has the power or authority to do so) any and all applicable waivers, amendments, and agreements necessary or appropriate for the CF Transition Date to occur in all respects or in such limited respects as the Required DDTL Approving Lenders may determine in their sole and absolute discretion, and further agrees to execute and deliver, and cause to be executed and delivered (to the fullest extent the Lender or its Affiliate in any capacity has the power or authority to do so):

(a)

Any and all applicable waivers and amendments, necessary or requested by Required DDTL Approving Lenders for the consummation of the transactions and distributions contemplated by the Exchange Agreement, including, without limitation, the issuance of, and distributions to or on account of the Parent Preferred B Stock.

(b)	Waiver/consents of the Agent and Lenders for the Term Loan Debt and the Trustee and majority or all Holders of the Convertible Notes Debt, including:

(i) To increase the permitted caps on the amount of the so-called “Revolving Loan” under the Intercreditor Agreement;

(ii) To waive the Affiliate transactions restrictions in the Agreement to the extent they relate to the transactions contemplated by the Third Amendment;

(iii) To permit an earlier Maturity Date;

(iv) To increase the standstill periods imposed on the holders of Term Loan and Convertible Debt and their agents and trustees;

(v) To permit the interest rate to be increased as set forth following the CF Transition Date;

(vi) To permit International Holdings and subsidiaries designated by the Required DDTL Approving Lenders to provide guaranties to secure the repayment of the Facility, subject to subordination of lien and payment and standstills to be determined by the Required DDTL Approving Lenders in their sole and absolute discretion;

(vii) To amend the Intercreditor Agreement to allow for the proceeds of assets, after payment of the Term Loan (but prior to the repayment of the Convertible Notes), to permanently pay down the Obligations (without delay or escrow);

(viii) To provide for the exchange of all Convertible Notes held by such Lender and its affiliates for new Convertible Notes to be held by the same Lender (with any remaining Convertible Notes under pre-exchange issuances to be amended to remove covenants to be determined that would otherwise impair rights of Lenders under this Agreement or prohibit the occurrence of the CF Transition Date or the transactions or the application of provisions stated as applying from and after the CF Transition Date; and

(ix) To provide the Parent with a right at any time, at the Parent’s option and with the written consent of the Required DDTL Approving Lenders, to repurchase for cash all of such Lender’s Convertible Notes on any date that is not less than 3 days no more than 14 days following written notice from the Parent to such Lender at a repurchase price equal to 100% (or a larger percentage, in the sole and absolute discretion of the Parent and with the written consent of the Required DDTL Approving Lenders) of the principal amount thereof, plus accrued and unpaid interest thereon, such that, upon such repurchase, (a) the Convertible Notes shall immediately become fully satisfied and discharged; (b) such Convertible Notes shall cease to be outstanding;

(c) interest shall cease to accrue on the Convertible Notes; (d) all rights of the Lender as a Holder (as defined in the Convertible Notes) of the Convertible Notes will terminate; and (d) the Lender shall cause the Convertible Notes to be return to the Parent marked “paid” (provided that they shall be fully satisfied and discharged notwithstanding the Lender’s failure to so return them), provided that the Parent may withdraw such notice of repurchase at any time upon written notice to the Lender.

Each Lender party to this Agreement at any time or from time to time, whether as an initial party, by assignment, or by joinder or otherwise, hereby agrees that it shall promptly at the request of the Required DDTL Approving Lenders, whether in its capacity as a holder of Term Loan Debt, Convertible Notes Debt, Equity Interests of Parent, or otherwise, or as an Affiliate of a holder of Term Loan Debt, Convertible Notes Debt, Equity Interests of Parent or otherwise, further agrees that: (a) it shall not take, and it shall cause its Affiliates not to take, any action, whether pursuant to Article 15 of the indenture for the Convertible Notes or otherwise, to exercise any option or election or to require the repurchase or redemption of the Convertible Notes at any time prior to the International Business Disposition; and (b) it shall take, and shall cause its Affiliates to take, all steps necessary or appropriate for the Convertible Notes held by it or any of its Affiliates to be redeemed, repurchased, and cancelled upon the International Business Disposition, unless the net proceeds thereof which are offered to be made available to the holders of Convertible Notes are insufficient to pay the Convertible Notes in full.

SECTION 10.25 PURCHASE PRICE ALLOCATION; TAX TREATMENT.

Each Lender and each Loan Party agree that (i) the Second Amendment Advance and the common stock of Parent issued to certain of the First Amendment Lenders pursuant to the Subscription Agreements shall be treated as an “investment unit” as that term is defined in Section 1273(c)(2) of the Code, and the aggregate fair market value allocable to the common stock shall be determined in the reasonable discretion of the First Amendment Lenders. Each First Amendment Lender to whom such common stock was issued and each Loan Party shall report and cause each of its Affiliates to report the transaction contemplated by this Agreement (including any original issue discount calculations) in a manner consistent with this Section 10.25 for all tax purposes and none of them shall take any position or permit any of its Affiliates to take any position (whether in audits, tax returns or otherwise) that is inconsistent with this Section 10.25 unless required to do so by applicable law.

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